                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                  SFFed Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                  SFFed Corp.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14a.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

                                 Common Stock
        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        7,870,995 shares of Common Stock (plus outstanding options to acquire
        ------------------------------------------------------------------------
        640,579 shares of common stock)
        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        $32.00 (less applicable option price)
        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:
                                $269,538,656.00
        ------------------------------------------------------------------------

    (5) Total fee paid:
                                  $53,908.00
        ------------------------------------------------------------------------

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------

Notes:

                           [SFFED CORP. LETTERHEAD]

                                                               December 8, 1995

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of SFFed Corp. ("Company") to be held on December 29, 1995 at 10:00 a.m., local time, at the Sea Cliff Room, Sheraton Palace Hotel, San Francisco, California 94105.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 27, 1995 (the "Agreement"), by and between the Company and First Nationwide Bank, A Federal Savings Bank ("FNB"), pursuant to which the Company will merge (the "Merger") with a newly organized subsidiary of FNB and each share of the Company's common stock outstanding at the effective time of the Merger (other than certain shares held by FNB, shares held as treasury stock by the Company and shares for which dissenter's rights have been perfected) will automatically be converted into the right to receive $32.00 in cash, without interest. The Company will be the surviving institution in the Merger and it is expected that the Company will be liquidated promptly thereafter and the Company's wholly owned subsidiary, San Francisco Federal Savings and Loan Association (the "Association"), will then be merged with and into FNB. As a result, the Association will cease to exist as a separate corporate entity. Consummation of the Merger also requires approval by the Office of Thrift Supervision, as well as the satisfaction of certain other customary conditions.

  Details of the proposed Merger and other important information are described in the accompanying Notice of Special Meeting and Proxy Statement. You are urged to give these important documents your prompt attention.

  YOUR VOTE, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, IS EXTREMELY IMPORTANT. IN ORDER FOR THE MERGER TO BE CONSUMMATED, THE AGREEMENT MUST BE APPROVED BY THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY. CONSEQUENTLY, YOUR FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND HAS UNANIMOUSLY APPROVED THE AGREEMENT. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENT.

  It is important that your shares be represented at the Special Meeting, whether or not you plan to attend personally. Please complete, sign and date the enclosed proxy card and return it as soon as possible in the postage-paid envelope provided so that your shares will be represented at the Special Meeting. You may revoke your proxy at any time prior to its exercise, and you may attend the Special Meeting and vote in person, even if you have previously returned your proxy card. PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

  I thank you for the support you have given us in the past and for the thoughtful attention I know you will give to the Merger proposal.

                                          Sincerely,


                                          Roger L. Gordon
                                          Chairman of the Board,
                                          President and Chief Executive
                                           Officer

                                  SFFED CORP.
                               88 KEARNY STREET
                            SAN FRANCISCO, CA 94108
                                (415) 955-5800

                               ----------------

                                    NOTICE
                        SPECIAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON DECEMBER 29, 1995

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of SFFed Corp. ("Company") will be held at the Sea Cliff Room, Sheraton Palace Hotel, located at 2 New Montgomery Street, San Francisco, California 94105, on December 29, 1995 at 10:00 a.m., local time. The Special Meeting will be held for the following purposes:

  1. To consider and vote upon the Agreement and Plan of Merger, dated as of August 27, 1995, by and between the Company and First Nationwide Bank, A Federal Savings Bank ("FNB"), a copy of which is attached as Appendix A to the enclosed Proxy Statement (together with annexes thereto, the "Agreement"), pursuant to which the Company would merge with a newly organized subsidiary of FNB (the "Merger") and each share of common stock of the Company outstanding at the effective time of the Merger (other than certain shares held by FNB, shares held as treasury stock by the Company and shares for which dissenter's rights have been perfected) will automatically be converted into the right to receive $32.00 in cash, without interest.

  2. To consider such other matters and transact such other business as may properly come before the Special Meeting, or any adjournment or postponement thereof.

  Only stockholders of record as of the close of business on November 15, 1995 are entitled to notice of and to vote at the Special Meeting.

  You are requested to fill in and sign the enclosed proxy card, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting. The proxy will not be used if you attend and vote at the Special Meeting in person.

  Approval of the Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of the common stock of the Company.

  Any holder of the common stock of the Company who wishes to demand appraisal rights with respect to such holder's shares of the common stock of the Company must comply with the requirements of Section 262 of the Delaware General Corporation Law, a copy of which Section 262 is attached as Appendix D to the accompanying Proxy Statement. See also, "THE MERGER--Appraisal Rights" in the accompanying Proxy Statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          J. Kenny Lewis
                                          Secretary

San Francisco, California

December 8, 1995

  YOUR VOTE IS IMPORTANT. APPROVAL OF THE AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK. ACCORDINGLY, IN ORDER TO ENSURE A QUORUM AND THAT THE REQUISITE VOTES ARE OBTAINED, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

  PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                                  SFFED CORP.
                               88 KEARNY STREET
                            SAN FRANCISCO, CA 94108
                                (415) 955-5800

                               ----------------

                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS

                            DECEMBER 29, 1995

                                 INTRODUCTION

  This Proxy Statement and the accompanying proxy card are being furnished to the holders of common stock, par value $0.01 per share ("Company Common Stock"), of SFFed Corp. ("Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at a special meeting of stockholders ("Special Meeting") to be held on December 29, 1995 or at any adjournment or postponement thereof. The Special Meeting will be held at the Sea Cliff Room, Sheraton Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105, on December 29, 1995 at 10:00 a.m., local time.

  This Proxy Statement and the proxy card are first being mailed on or about December 8, 1995 to stockholders of record on November 15, 1995.

  At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 27, 1995 (together with the annexes thereto, the "Agreement"), by and between the Company and First Nationwide Bank, A Federal Savings Bank ("FNB"). A copy of the Agreement is attached to this Proxy Statement as Appendix A. The Agreement provides for the merger with and into the Company (the "Merger") of an interim company, FNB/SFFed, Inc. ("Interim"), to be formed and wholly owned by FNB. Pursuant to the Merger, on the effective date of the Merger (the "Effective Date") (as hereinafter defined): (i) the Company will merge with Interim and will be the institution surviving the Merger; (ii) each share of Company Common Stock outstanding at the effective time (the "Effective Time") (as hereinafter defined) of the Merger (other than certain shares held by FNB, shares held as treasury stock by the Company and shares for which dissenter's rights have been perfected) will be converted into the right to receive $32.00 in cash, without interest; and (iii) subject to obtaining any necessary consents, each outstanding stock option and related stock appreciation right or limited stock appreciation right (each an "Option" and collectively the "Company Options") granted under plans maintained by the Company (the "Option Plans") will be terminated and each grantee will be entitled to receive in lieu thereof payment in cash of the difference between $32.00 and the per share exercise price of such option. See "THE MERGER--Interests of Certain Persons in the Merger." Pursuant to the Agreement, promptly following the Merger it is expected that the Company will be liquidated and the Company's wholly owned subsidiary, San Francisco Federal Savings and Loan Association (the "Association"), will thereafter be merged with and into FNB ("Bank Merger"). For a more complete description of the Agreement and the terms of the Merger, see "THE MERGER" and Appendix A.

  THIS PROXY STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Proxy Statement is December 8, 1995.

                               TABLE OF CONTENTS

SUMMARY...................................................................   1
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA............................   5
VOTING RIGHTS AND PROXY INFORMATION.......................................   7
THE MERGER................................................................   8
  General.................................................................   8
  Background of the Merger................................................   8
  Recommendation of the Company's Board of Directors; Reasons for the
   Merger.................................................................  12
  Opinion of Financial Advisor............................................  14
  Appraisal Rights........................................................  17
  Payment for Shares......................................................  18
  Effective Date; Effective Time..........................................  19
  Conditions to the Merger................................................  20
  Conduct Pending the Merger..............................................  22
  No Solicitation of Alternative Transactions.............................  24
  Expenses................................................................  24
  Termination of the Agreement............................................  24
  The Stock Option Agreement..............................................  25
  Interests of Certain Persons in the Merger..............................  28
  Federal Income Tax Consequences of the Merger...........................  31
  Accounting Treatment....................................................  31
  Operations After the Merger.............................................  31
  Regulatory Approvals....................................................  32
THE COMPANY...............................................................  33
INFORMATION CONCERNING FNB................................................  33
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............  34
  Security Ownership of Directors and Management..........................  34
PRINCIPAL HOLDERS OF VOTING SECURITIES....................................  36
MARKET PRICE OF AND DIVIDENDS ON COMPANY COMMON STOCK.....................  36
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..................................  37
STOCKHOLDER PROPOSALS.....................................................  37
CERTAIN INFORMATION REGARDING THE COMPANY.................................  38
OTHER MATTERS.............................................................  38
APPENDIX A--Agreement and Plan of Merger
APPENDIX B--Stock Option Agreement
APPENDIX C--Opinion of Salomon Brothers Inc
APPENDIX D--Section 262 of the Delaware General Corporation Law
APPENDIX E-1--Company Form 10-K
APPENDIX E-2--Company Audited Consolidated Financial Statements and
 Management's Discussion and Analysis of Financial Condition and Results
 of Operations
APPENDIX E-3--Company Form 10-Q

                                    SUMMARY

  The following is a summary of certain information contained in this Proxy Statement and the Appendices included herewith. This summary does not contain a complete statement of all material information relating to the proposed Merger or of the information contained in such Appendices and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, including the Appendices.

DATE, TIME, PLACE AND PURPOSE OF SPECIAL MEETING; RECORD DATE; REQUIRED VOTE

  A special meeting of stockholders ("Special Meeting") of SFFed Corp. ("Company") will be held on December 29, 1995 at 10:00 a.m., local time, at the Sea Cliff Room, Sheraton Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105. At the Special Meeting, the stockholders of the Company will be asked to consider and vote upon the Agreement and Plan of Merger, dated as of August 27, 1995 ("Agreement"). Pursuant to the Agreement, on the Effective Date (as hereinafter defined), the Company will merge ("Merger") with a newly organized subsidiary, FNB/SFFed Corp., Inc. ("Interim"), of First Nationwide Bank, A Federal Savings Bank ("FNB"), and each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") outstanding at the Effective Time (as hereinafter defined) of the Merger (other than certain shares held by FNB, shares held as treasury stock by the Company and shares for which dissenter's rights have been perfected) will automatically be converted into the right to receive $32.00 in cash, without interest (the "Merger Consideration"). At this time, all voting and other similar rights of the Company's stockholders will be terminated. Only stockholders of record as of the close of business on November 15, 1995 are entitled to notice of and to vote at the Special Meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of common stock of the Company is required to approve the Merger. See "INTRODUCTION" and "VOTING RIGHTS AND PROXY INFORMATION."

THE PARTIES

 The Company

  The Company is a Delaware corporation and registered savings and loan holding company with its principal executive offices at 88 Kearny Street, San Francisco, California 94108; its telephone number is (415) 955-5800. Through its wholly owned subsidiary, San Francisco Federal Savings and Loan Association (the "Association"), it conducts business through 35 branch offices located in Northern California, principally in the San Francisco and Sacramento areas. The Association's primary business consists of attracting deposits from the general public and originating real estate and other loans and making short-term investments. At September 30, 1995, the Association had total assets of approximately $4.0 billion and met all applicable capital requirements.

 FNB

  FNB is a federally chartered savings bank with its principal executive offices at 14651 Dallas Parkway, Suite 200, Dallas, Texas 75240; its telephone number is (214) 770-3700. FNB's principal business consists of operating retail deposit branches and originating and/or purchasing one to four family real estate mortgage loans and, to a lesser extent, certain consumer loans, for investment. FNB actively manages its commercial real estate loan portfolio and is also active in mortgage banking, loan servicing and securities brokerage. These operating activities are financed principally with customer deposits, secured short-term and long-term borrowings, collections on loans, asset sales and retained earnings. FNB's branch system is located in seven major metropolitan areas--Los Angeles, San Francisco, Cleveland, Dallas, Detroit, New York City and Miami/Fort Lauderdale.

 Interim

  Interim will be a Delaware corporation organized by FNB solely for the purpose of effecting the Merger and will be merged with and into the Company in the Merger. It is not anticipated that Interim will conduct any business or have any significant assets prior to the Merger.

THE MERGER

  Pursuant to the Agreement, Interim will be merged with and into the Company and each share of Company Common Stock outstanding at the Effective Time (as hereinafter defined) (other than certain shares held by FNB, shares held as treasury stock by the Company and shares for which dissenter's rights have been perfected) will automatically be converted into the right to receive $32.00 in cash, without interest. It is expected that promptly after the Merger, the Company will be liquidated and the Association will thereafter be merged with and into FNB. See "THE MERGER" and Appendix A hereto. FNB will treat the Merger as a purchase for accounting purposes.

THE COMPANY'S REASONS FOR THE MERGER; RECOMMENDATION BY THE COMPANY'S BOARD OF DIRECTORS

  The Board of Directors of the Company has unanimously determined that the Merger is fair to, and in the best interests of, the Company's stockholders. In making this determination, the Board of Directors of the Company considered a number of factors, including the Company's business and prospects, conditions in its marketplace, the consolidation of financial institutions and opinions of its financial advisor. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR APPROVAL OF THE AGREEMENT. See "THE MERGER--Recommendation of the Company's Board of Directors; Reasons for the Merger."

OPINION OF FINANCIAL ADVISOR

  Salomon Brothers Inc ("Salomon"), the Company's financial advisor, has delivered its written opinions to the Board of Directors of the Company that, as of August 27, 1995, and as of the date of this Proxy Statement, the consideration to be received in the Merger by the holders of Company Common Stock is fair, from a financial point of view, to the holders of Company Common Stock. The opinion, dated the date of this Proxy Statement, which is attached hereto as Appendix C, should be read in its entirety with respect to the assumptions made, matters considered and limits of the review undertaken by Salomon in rendering its opinion, and for a description of investment banking and financial advisory services provided in the past by Salomon for the Company and FNB. See "THE MERGER--Opinion of Financial Advisor" for a further description of the opinion of Salomon and of the fees payable to Salomon by the Company.

CONDITIONS TO THE MERGER

  The Agreement sets forth a number of customary conditions that must be satisfied before the Merger may be consummated, including the approval of the Agreement by the requisite vote of the stockholders of the Company and the receipt of all necessary consents, waivers, clearances, approvals and authorizations from regulatory or governmental bodies, including the Office of Thrift Supervision. See "THE MERGER--Conditions to the Merger;--Regulatory Approvals."

PAYMENT FOR COMPANY COMMON STOCK

  If the Merger is consummated, stockholders of the Company will be notified promptly of the consummation of the Merger and will be advised of the procedure for surrender of their stock certificates in exchange for the Merger Consideration, which will be paid promptly after such surrender. STOCKHOLDERS SHOULD NOT SEND IN STOCK CERTIFICATES AT THIS TIME. See "THE MERGER--Payment for Shares."

APPRAISAL RIGHTS

  Under certain conditions and by complying with the specific procedures required by Delaware General Corporation Law, Section 262, a copy of which has been attached hereto as Appendix D, the Company's stockholders will have the right to dissent from the Merger, in which event they may be entitled to receive in cash the judicially determined "fair value" of their shares of Company Common Stock. See "THE MERGER--Appraisal Rights."

FEDERAL INCOME TAX CONSEQUENCES

  The exchange of shares of Company Common Stock for cash by a Company stockholder pursuant to the Merger (or, in the case of a Dissenting Stockholder, as hereinafter defined, pursuant to any appraisal proceedings) will be a taxable transaction to such stockholder for federal income tax purposes. In general, a stockholder (including a Dissenting Stockholder) will recognize gain or loss equal to the difference, if any, between the amount of cash received in exchange for his, her or its shares of Company Common Stock and the stockholder's tax basis in such shares (except, in the case of Dissenting Stockholders, for any amount constituting interest, which will be taxable as ordinary income).

  All stockholders should read carefully the discussion in "THE MERGER--Federal Income Tax Consequences of the Merger" section of this Proxy Statement. They are urged to consult their own tax advisors as to the specific consequences to them of the Merger under federal, state, local, foreign and any other applicable tax laws.

NO SOLICITATION OF ALTERNATIVE TRANSACTIONS

  The Agreement provides that the Company will not initiate, solicit or encourage any proposals or offers with respect to a merger, consolidation or certain similar transactions involving the Company or any of its subsidiaries; provided, however, that the Company may engage in negotiations and discussions and provide information to a person relating to such a transaction if the Company's Board of Directors, upon advice from its counsel, determines that it is required to do so in the exercise of its fiduciary duties. See "THE MERGER-- No Solicitation of Alternative Transactions."

STOCK OPTION AGREEMENT

  As a condition to FNB entering into the Agreement, the Company entered into a Stock Option Agreement, dated as of August 27, 1995, with FNB pursuant to which the Company granted to FNB an option to purchase up to 1,574,638 shares of Company Common Stock (representing approximately 19.9% of the issued and outstanding shares of Company Common Stock) at an exercise price of $26.25 per share, subject to the terms and conditions set forth therein. The exercise price of the stock option is equal to the closing sale price of Company Common Stock on August 25, 1995, the last trading day prior to the execution and delivery of the Agreement and the Stock Option Agreement. The option may only be exercised upon the occurrence of certain "Purchase Events", which are hereinafter described (none of which, to the knowledge of the Company, has occurred). See "THE MERGER--Stock Option Agreement." The stock option may discourage competing offers for the Company and is intended to increase the likelihood that the Merger is consummated in accordance with the terms of the Agreement. See "THE MERGER--Stock Option Agreement."

TERMINATION OF THE AGREEMENT

  The Agreement may be terminated either by FNB or the Company, acting alone under certain specified circumstances, or by mutual consent. See "THE MERGER-- Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Company's Board of Directors with respect to the Merger, stockholders of the Company should be aware that the Board of Directors and certain officers of the Company have interests that may present them with potential conflicts of interest. See "THE MERGER--Interests of Certain Persons in the Merger."

  The Association previously has entered into certain employment agreements with Messrs. Gordon, Weinberg and Dewell, executive officers of the Association and/or the Company, and a severance agreement with Ms. Winship, head of the Human Resources Department. Such agreements entitle such persons to certain payments based upon salary upon specified circumstances, including involuntary termination of employment or upon a voluntary termination of employment for certain periods, following a "change in control" of the Company, which the Merger, if consummated, will constitute, and, with respect to Messrs. Gordon, Weinberg and Dewell, to the continuation of certain benefits. Although the exact amount of the severance payments cannot currently be determined, management of the Company for purposes of this Proxy Statement currently estimates that the severance benefits, payable in cash, will equal approximately $685,000, $479,000 and $288,000 for Messrs. Gordon, Weinberg and Dewell, respectively, if the Merger is consummated in early 1996 as proposed.

  Under the Agreement, Messrs. Lewis, Shaw and Malmgren, senior officers of the Association and/or the Company, will be entitled to receive retirement benefits commencing upon reaching the age of 65 or upon their earlier termination of employment that have been increased to $44,000 per year at the commencement of such benefits.

  Mr. Gordon has also reached an agreement with FNB pursuant to which Mr. Gordon will be employed by FNB as an Executive Vice President of FNB for a three-year period commencing at the Effective Time of the Merger at a base salary of $400,000 per year plus an annual bonus of $200,000 per year.

  Pursuant to the Agreement, FNB is also obligated to provide certain indemnification to the present and former directors and officers of the Company and to maintain, subject to certain limitations, the directors' and officers' liability insurance policies currently maintained by the Company.

  If the Merger is consummated, certain directors, officers and employees of the Association and/or the Company will also realize certain other benefits under the Option Plans and/or certain severance arrangements. Subject to obtaining any necessary consents, each outstanding stock option and related stock appreciation right and limited stock appreciation right will be terminated and each grantee will be entitled to receive in lieu thereof payment in cash of the difference between $32.00 and the per share exercise price of such option. See "THE MERGER--Interests of Certain Persons in the Merger."

MARKET PRICES OF COMPANY COMMON STOCK

  The Company's Common Stock is traded in the over-the-counter market and is quoted on the National Association of Securities Dealers Automated Quotations National Market System under the symbol "SFFD." The following table sets forth the high and low per share closing sales prices for shares of Company Common Stock for the calendar quarter indicated.

                                                        HIGH     LOW   DIVIDENDS
                                                       ------- ------- ---------
1994
  1st Quarter......................................... $19 3/4 $17       $0.07
  2nd Quarter.........................................  23 1/4  16 1/2    0.07
  3rd Quarter.........................................  20      14        0.07
  4th Quarter.........................................  20 1/4  17 3/4    0.07
1995
  1st Quarter......................................... $17 7/8 $11 7/8   $0.07
  2nd Quarter.........................................  20 7/8  17 3/8    0.07
  3rd Quarter.........................................  30 1/4  21        0.05
  4th Quarter (through December 6, 1995)..............  31 1/2  29 7/8     --

  The high and low prices of Company Common Stock on August 25, 1995, the last trading day prior to public announcement of the Agreement, were $26.375 and $24.25 per share. On December 6, 1995 (the last practicable date prior to the mailing of this Proxy Statement), the last reported sales price for shares of Company Common Stock was $31 1/2 per share. Stockholders are advised to obtain current market quotations for their shares. See "MARKET PRICE OF AND DIVIDENDS ON COMPANY COMMON STOCK."

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

  The selected consolidated financial data shown below as of and for the five year period ended December 31, 1994 has been derived from the Company's audited consolidated financial statements and should be read in conjunction with such audited consolidated financial statements included herewith as Appendix E-2. The selected consolidated financial data shown below for the nine-month periods ended September 30, 1995 and 1994 has been derived from the unaudited consolidated financial statements in the Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 included herewith as Appendix E-3.

SUMMARY OF OPERATIONS

                          FOR THE NINE MONTHS
                          ENDED SEPTEMBER 30,         FOR THE YEAR ENDED DECEMBER 31,
                          --------------------  ---------------------------------------------
                            1995       1994       1994      1993     1992     1991     1990
                          ---------  ---------  --------  -------- -------- -------- --------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER-
                              (UNAUDITED)                      SHARE AMOUNTS)
Interest income.........  $ 211,840  $ 160,754  $219,448  $218,345 $243,214 $311,758 $344,303
Interest expense........    154,008    100,242   140,943   132,180  153,619  220,201  259,491
                          ---------  ---------  --------  -------- -------- -------- --------
 Net interest income....     57,832     60,512    78,505    86,165   89,595   91,557   84,812
Provision for loan
 losses.................      9,309     15,667    17,205     6,583   12,793   14,514   16,178
                          ---------  ---------  --------  -------- -------- -------- --------
 Net interest income
  after provision for
  loan losses...........     48,523     44,845    61,300    79,582   76,802   77,043   68,634
Net gains (losses) on
 sales of loans and
 securities.............       (170)       495       491     4,898    5,731    4,922   10,010
Other income............      9,224      7,379    10,183    11,205   10,132   10,917   12,863
Other expenses..........     50,992     61,110    80,102    77,886   69,879   67,087   77,074
Income tax expense
 (benefit)..............      2,700     (3,493)   (3,400)    7,905   10,131   11,097   12,398
                          ---------  ---------  --------  -------- -------- -------- --------
 Income (loss) before
  cumulative effect of a
  change in the method
  of accounting for
  income taxes..........      3,885     (4,898)   (4,728)    9,894   12,655   14,698    2,035
Cumulative effect of a
 change in the method of
 accounting for income
 taxes..................        --         --        --        --     4,000      --       --
                          ---------  ---------  --------  -------- -------- -------- --------
 Net income (loss)......  $   3,885  $  (4,898) $ (4,728) $  9,894 $ 16,655 $ 14,698 $  2,035
                          =========  =========  ========  ======== ======== ======== ========
Earnings (loss) per
 share(1):
 Before cumulative
  effect of a change in
  the method of
  accounting for income
  taxes.................  $    0.48  $   (0.63) $  (0.60) $   1.24 $   1.62 $   1.89 $   0.26
 Cumulative effect of a
  change in the method
  of accounting for
  income taxes..........        --         --        --        --      0.51      --       --
                          ---------  ---------  --------  -------- -------- -------- --------
 Net income (loss) per
  share.................  $    0.48  $   (0.63) $  (0.60) $   1.24 $   2.13 $   1.89 $   0.26
                          =========  =========  ========  ======== ======== ======== ========

SUMMARY OF FINANCIAL CONDITION

                              SEPTEMBER 30,                              DECEMBER 31,
                          ----------------------    ---------------------------------------------------------------
                             1995        1994          1994          1993        1992           1991        1990
                          ----------  ----------    ----------    ----------  ----------     ----------  ----------
Cash and investment
 securities.............  $  195,861  $  160,144    $  165,206    $  163,174  $  151,942     $  164,210  $  161,411
Loans receivable and
 mortgage-backed
 securities.............   3,702,837   3,262,381     3,423,167     3,103,344   2,858,138      3,019,418   3,071,597
Other assets............     142,923     126,361       130,285       122,547     150,330        133,830     132,923
                          ----------  ----------    ----------    ----------  ----------     ----------  ----------
 Total assets...........  $4,041,621  $3,548,886    $3,718,658    $3,389,065  $3,160,410     $3,317,458  $3,365,931
                          ==========  ==========    ==========    ==========  ==========     ==========  ==========
Customer deposits.......  $2,707,841  $2,573,393    $2,481,988    $2,300,112  $2,271,529     $2,440,134  $2,506,628
Borrowings:
 Short-term:
 FHLB advances..........     216,000     306,900       405,000       400,500     243,000        315,000     359,000
 Reverse repurchases....     717,949     283,010       382,679       320,309     184,638            --          --
 Other..................         --          --            --          1,946         --           1,248       1,278
                          ----------  ----------    ----------    ----------  ----------     ----------  ----------
 Total..................     933,949     589,910       787,679       722,755     427,638        316,248     360,278
                          ----------  ----------    ----------    ----------  ----------     ----------  ----------
 Long-term:
 FHLB advances..........       2,983     111,983       175,983       111,982     214,483        224,483     164,000
 Reverse repurchases....     103,920         --            --            --          --             --          --
 Senior notes...........      49,223      49,136        49,158           --          --             --          --
 Other..................         --          --            --          3,953       8,454        108,979     110,500
                          ----------  ----------    ----------    ----------  ----------     ----------  ----------
                             156,126     161,119       225,141       115,935     222,937        333,462     274,500
                          ----------  ----------    ----------    ----------  ----------     ----------  ----------
 Total Borrowings.......   1,090,075     751,029     1,012,820       838,690     650,575        649,710     634,778
                          ==========  ==========    ==========    ==========  ==========     ==========  ==========
Other liabilities.......      44,389      29,105        29,306        42,212      42,701         48,827      60,574
Stockholders' equity....     199,316     195,359       194,544       208,051     195,605        178,787     163,951
                          ----------  ----------    ----------    ----------  ----------     ----------  ----------
 Total liabilities and
  equity................  $4,041,621  $3,548,886    $3,718,658    $3,389,065  $3,160,410     $3,317,458  $3,365,931
                          ==========  ==========    ==========    ==========  ==========     ==========  ==========
SPREAD DATA AT END OF
 PERIOD
Yield on earning
 assets.................        7.67%       6.62%         6.74%         6.63%       7.54%          9.07%      10.36%
Cost of funds...........        5.61        4.59          5.12          4.11        4.64           6.34        7.84
Net earning asset
 benefit................        0.15        0.12          0.14          0.12        0.05           0.05        0.13
                          ----------  ----------    ----------    ----------  ----------     ----------  ----------
Spread..................        2.21%       2.15%         1.76%         2.64%       2.95%          2.78%       2.65%
                          ==========  ==========    ==========    ==========  ==========     ==========  ==========
OTHER STATISTICAL AND
 OPERATING DATA
Return on average
 assets.................        0.13%       N.M.(3)       N.M.(3)       0.30%       0.39%(2)       0.44%       0.06%
Return on average
 equity.................        2.64%       N.M.(3)       N.M.(3)       4.92%       6.67%(2)       8.58%       1.20%
Equity to assets ratio:
 At end of period.......        4.93%       5.50%         5.23%         6.14%       6.19%          5.39%       4.87%
 Average for the
  period................        4.95%       5.81%         5.72%         6.13%       5.92%          5.10%       4.98%
Nonperforming
 assets/total assets....        1.83%       2.36%         1.91%         3.12%       4.45%          3.73%       1.50%
Number of full-service
 savings branches.......          35          35            35            35          35             36          44

--------
(1) See Note 1 of Notes to Consolidated Financial Statements--Earnings Per Share, in Appendix E-2 "Company Audited Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2)Excludes cumulative effect of accounting change.
(3)Not meaningful due to net loss in 1994.

                      VOTING RIGHTS AND PROXY INFORMATION

  The Board of Directors of the Company has fixed the close of business on November 15, 1995, as the record date ("Record Date") for determining holders of outstanding shares of Company Common Stock entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 7,873,247 shares of Company Common Stock issued and outstanding, each of which is entitled to one vote. At that date, such shares were held of record by approximately 2,067 stockholders.

  THE MERGER WILL NOT BE CONSUMMATED UNLESS THE AGREEMENT IS APPROVED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMPANY COMMON STOCK.

  Shares of Company Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, will be voted "FOR" the proposal to approve and adopt the Agreement and in the discretion of the proxy holders as to any other matter that may properly come before the Special Meeting or any adjournment or postponement thereof. A stockholder who has given a proxy may revoke it at any time before it is voted (i) by delivering to the Secretary of the Company at or before the Special Meeting a written notice of revocation bearing a later date than the proxy, (ii) by delivering to the Secretary of the Company a duly executed proxy bearing a later date than the proxy being revoked or (iii) by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

  The holders of a majority of the outstanding shares of Company Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the Special Meeting. A majority of the shares of Company Common Stock present at the Special Meeting, in person or by proxy, whether or not constituting a quorum, may vote to adjourn the Special Meeting from time to time without further notice, including for the purpose of soliciting additional proxies. Proxies containing a vote against the Merger will not be used to vote in favor of any such adjournment. The inspectors of election appointed for the Special Meeting will determine the existence of a quorum and will tabulate the votes cast at the Special Meeting. Abstentions will be treated as shares of Company Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum but will have the same effect as votes cast "AGAINST" the proposal for purposes of determining the approval of any matter submitted for a vote of the stockholders. If a broker indicates on the proxy that he or she does not have discretionary authority to vote on a particular matter as to certain shares of Company Common Stock, such broker non-vote will not be counted as having been voted in person or by proxy at the Special Meeting and will have the same effect as a vote "AGAINST" the proposal.

  Directors and executive officers of the Association and the Company are entitled to vote an aggregate of 99,449 shares of Company Common Stock constituting approximately 1.25% of the shares outstanding on the Record Date. There are no agreements or understandings among FNB, Directors or executive officers of the Company or any beneficial owner of more than 5% of Company Common Stock as to how their shares will be voted. However, the directors and executive officers of the Company have indicated that they intend to vote their shares of Company Common Stock "FOR" approval of the Agreement. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

  The expense of preparing, assembling, printing and mailing the proxy card, this Proxy Statement and any other material used in solicitation of proxies will be paid by the Company. See "THE MERGER--Expenses." In addition to the use of the mails, solicitation may be made by directors, officers and employees of the Company by telephone, mailgram, facsimile, telegraph, cable and personal interview without additional remuneration therefor. The Company has retained Chemical Mellon Shareholder Services, L.L.C. ("CMSS") to aid in the solicitation of proxies with respect to shares held by brokerage houses, custodians, fiduciaries and other nominees. The Company will pay CMSS $6,500.00 for such solicitation, plus a nominal service charge for each check processed by CMSS, and all reasonable out-of-pocket expenses incurred by CMSS incidental to its solicitation services for the Company.

                                  THE MERGER

GENERAL

  The following description of certain aspects of the Merger is a summary of the material terms of the Agreement, and is qualified in its entirety by reference to the Agreement, a copy of which is attached to this Proxy Statement as Appendix A and incorporated herein by reference. ALL COMPANY STOCKHOLDERS ARE URGED TO READ THE AGREEMENT CAREFULLY.

  The Agreement provides that FNB/SFFed, Inc. ("Interim") will be merged with and into the Company with the Company being the surviving institution, and each share of Company Common Stock outstanding at the effective time of the Merger (the "Effective Time") (other than (i) shares for which dissenter's rights are perfected (ii) shares held directly or indirectly by FNB (which will be cancelled), other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted and (iii) shares held as treasury stock by the Company, which also will be cancelled), will be automatically converted into the right to receive $32.00 per share in cash, without interest (the "Merger Consideration"), and the holders of such shares will thereafter cease to be stockholders of the Company. Pursuant to the Agreement, promptly following the Merger it is expected that the Company as the surviving institution will be liquidated and its wholly owned subsidiary, San Francisco Federal Savings and Loan Association (the "Association"), will be merged with and into FNB and cease to be a separate corporate entity. Based on the total number of shares of Company Common Stock outstanding as of November 15, 1995 and the consideration to be paid in respect of options and related rights on Company Common Stock outstanding on that date, assuming all such options and related rights are converted into the right to receive cash (see "--Interests of Certain Persons in the Merger; --Stock Option Plans"), the Company estimates that the total cash consideration to be paid to Company stockholders and option holders in the Merger is approximately $264.2 million.

  The Merger is subject to (i) approval by the holders of at least a majority of the outstanding shares of Company Common Stock, (ii) the receipt of all necessary consents, waivers, clearances, approvals and authorizations from regulatory or governmental bodies, including the Office of Thrift Supervision ("OTS") and (iii) the satisfaction or waiver of certain other conditions, including the absence of judicial or regulatory orders, decrees, injunctions, rules, regulations or actions seeking to prohibit or restrain the Merger or which would make illegal the consummation of the Merger, the redemption of Purchase Rights (as hereinafter defined) in accordance with the Rights Agreement (as hereinafter defined), and the receipt of standard officers' certificates, legal opinions and accountant's letters. See "-- Regulatory Approvals; --Conditions to the Merger."

BACKGROUND OF THE MERGER

  From the date of its conversion from a mutual to a publicly held institution in 1986, the Association and, continuing with its formation in 1988 as the holding company for the Association, the Company, had followed a policy of remaining independent and increasing stockholder value through improved operating results and strategic acquisitions. The Company remained mindful, however, of the increasing consolidation of financial institutions on both a national and regional level, the competitiveness of financial institutions in the Company's marketplace, the entrance into the Company's marketplace of additional financial institutions, the impact on financial institutions of the recession and declining real estate market in California, and the limitations on the Company's ability to pursue the dwindling number of opportunities still available to increase the size of the Company through selective mergers and acquisitions due to the Company's capital position. The Company also was aware during this period of the importance of the Company's marketplace to both regional and national financial institutions seeking growth opportunities and the perceived value of the Company's franchise in its marketplace. Nevertheless, by virtue of periodic review and analysis of these factors, together with management's assessments of the Company's business and financial prospects, the Company continued to adhere to its core strategy to remain independent.

  By the spring of 1994, the Company became concerned, based upon activities in its marketplace and general discussions with persons in the thrift industry and investment banking community, that it could receive a hostile or otherwise unsolicited offer from a third party to engage in a business combination. Accordingly, in May 1994, the Board of Directors met with representatives of Salomon, its investment banker, and Kirkpatrick & Lockhart LLP, its outside special counsel, to review, among other things, the Company's ability to respond to a hostile acquisition proposal, the Company's duties and obligations with respect to responding to an unsolicited acquisition proposal, various financial analyses of the potential acquisition values of the Company that could be paid by potential acquirors, and the Company's business and financial conditions and prospects. On the basis of the discussions and review conducted at this meeting, the Board of Directors retained Salomon to provide the Board with expert financial advice on acquisition issues and consideration of potential fairness matters associated with any business combination proposal that might be received, determined that the Merger and Acquisition Committee should assist management and the Company in responding in a timely and effective fashion to any acquisition inquiries and any unsolicited business combination proposal and reaffirmed its determination to remain independent, subject to an appropriate review and consideration of any business combination proposal actually received by the Company to determine whether such proposal might be in the best interests of the Company's stockholders. The Company otherwise took no action with respect to its Certificate of Incorporation, By-laws, employment agreements or other material contracts or rights that would have the effect of discouraging, or making it more difficult to effect, any business combination proposal.

  In January 1995, Roger L. Gordon, Chairman, President and Chief Executive Officer of the Company met with the chief executive officer of a local mid-sized bank ("California Bank") at the request of such chief executive officer. During the meeting, the chief executive officer of California Bank indicated that California Bank was interested in acquiring the Company for cash at a per share price in the low to mid $20's. Mr. Gordon informed the chief executive officer that the Company was not for sale, but that consistent with the Company's policy, he would discuss this indication of interest with the Board of Directors. Mr. Gordon reported the matters discussed at this meeting to the Merger and Acquisition Committee at a meeting held in January 1995. The Committee, after discussion with Salomon of various matters affecting the determination of a fair price and review of the Company's legal obligations and duties, recommended to the Board of Directors that California Bank be advised that the Company was not for sale and would be prepared to have further discussions only if California Bank was prepared to offer a substantial premium to stated book value (approximately $24 per share as of December 31, 1994) to acquire the Company. Upon review and approval of this recommendation by the Board of Directors at its January meeting, California Bank was so advised.

  In February 1995, Mr. Gordon, at the request of the investment bankers for FNB, participated in a meeting to discuss the general status of the California thrift industry with representatives of FNB. At that meeting, the representatives of FNB inquired as to whether the Company would be interested in pursuing a business combination with FNB at a price approximating book value. Mr. Gordon informed such representatives that the Company was not for sale but that its Board of Directors would act responsibly in the event a proposal for a business combination was received in order to determine what action would be in the best interest of the stockholders. The substance of the discussions held at this meeting were communicated to the Merger and Acquisition Committee and the Board of Directors at their respective February meetings.

  In March 1995, the executive vice president of a mid-sized, out-of-state thrift institution ("Outside Thrift") met, at such executive's request, with Mr. Gordon, and suggested that the parties consider a business combination. At about this same time, the chief executive officer of a thrift institution based in Southern California ("Southern California Thrift") also initiated a preliminary discussion with Mr. Gordon regarding a business combination. Mr. Gordon reported these discussions to the Merger and Acquisition Committee, which discussed and reviewed these preliminary expressions of interest, considered the current business and financial prospects of the Company and the Company's legal duties and obligations and reaffirmed the Company's policy to remain independent, but to give appropriate consideration to any unsolicited offers. At this same March 1995 meeting, the Committee also discussed and reviewed a preliminary written proposal received earlier in the month from California Bank to acquire the Company at a price of $25-$28 per share or possibly at a higher price if that were warranted by the results of a due diligence investigation of the Company. After careful consideration of this preliminary proposal, the Committee determined that a representative of the Board of Directors, Mr. Gordon, and the Chief Financial Officer of the Company should arrange a meeting with representatives of California Bank for the purpose of determining what factors would influence such Bank's willingness to offer a higher price. All of such matters, proposals, inquiries and recommendations were discussed and reviewed by the Board of Directors at its March meeting and the recommendations of the Merger and Acquisition Committee were approved and adopted.

  In April 1995, after having met with representatives of California Bank, and been given assurances regarding California Bank's willingness to pay in excess of $28 per share in an acquisition transaction based upon the satisfactory results of its due diligence investigation, the Board of Directors determined that it would be appropriate to allow California Bank access to a limited amount of non-public information concerning the Company in order to permit California Bank to formulate a definitive proposal to acquire the Company, subject to execution of a satisfactory confidentiality and standstill agreement. Negotiation commenced in April with representatives of California Bank with respect to the preparation and execution of a confidentiality and standstill agreement.

  Also in April, the Company received a preliminary acquisition proposal from FNB indicating an expected acquisition price of approximately $25 per share. After review and consideration of this preliminary proposal at its April meeting, and in light of the preliminary acquisition price indicated by California Bank, the Board of Directors requested that Salomon confer with the investment banking firm representing FNB to advise them that an offer from FNB would be seriously considered only if it indicated a higher acquisition price.

  Subsequent to the Board of Directors meeting in the latter part of April, the Company received a preliminary expression of interest from Southern California Thrift indicating an interest in a business combination at a price range around tangible book value.

  In early May 1995, the Company advised both FNB and Southern California Thrift in writing that their indications of interest did not provide a sufficient basis for the Company to depart from its policy to remain independent. Subsequently in May, the Company received a revised expression of interest from Southern California Thrift suggesting a price more approximating $30 per share. Also in the latter part of May, Mr. Gordon met with Mr. Ford, Chairman of the Board and Chief Executive Officer of FNB, at Mr. Ford's request, to discuss revisions to FNB's preliminary proposal. Subsequently, the Company received a revised preliminary proposal from FNB indicating an acquisition price of $28.50 per share, subject to an upward adjustment of price based upon the results of a satisfactory due diligence investigation. During this period, the Company continued to negotiate a confidentiality and standstill agreement with California Bank.

  At a meeting held in the latter part of May, the Merger and Acquisition Committee met and considered the revised expression of interest from Southern California Thrift and the revised preliminary proposal from FNB. After discussion and review of these matters, the Committee recommended that Southern California Thrift be advised that its revised indication of interest lacked definitiveness and that FNB be advised that they would be allowed to conduct limited due diligence subject to the execution of a satisfactory confidentiality and standstill agreement. The Board of Directors at its following meeting considered all of these matters and adopted the recommendations of the Merger and Acquisition Committee.

  Also in May, Mr. Gordon, upon his initiative, met with representatives of another thrift institution located within the Company's marketplace to determine the likelihood and attractiveness of engaging in a business combination with this institution. Based upon his discussions with these representatives, Mr. Gordon informed the Merger and Acquisition Committee and the Board of Directors at their respective meetings during the latter part of May that such a business combination did not appear to be feasible given certain strategic and other business goals and policies that had been adopted by the other thrift institution and which its present management intended to continue. The Committee and the Board concurred with Mr. Gordon's recommendation that no further discussions with this thrift institution be pursued.

  In June 1995, the Company completed negotiations and executed a form of confidentiality and standstill agreement with California Bank. The Merger and Acquisition Committee also met to review and consider the Company's revised business plan for 1995, management's projections for subsequent periods and updated information with respect to valuation issues. Also in June, the Company received a preliminary proposal from Outside Thrift for a business combination in the price range of $27-30 per share, subject to completion of a satisfactory due diligence investigation, and a further revised indication of interest from Southern California Thrift with a more definite proposal in the range of $30 per share or more. At the Merger and Acquisition Committee and Board of Directors meetings held during the latter part of June, the contents of the FNB preliminary proposal were discussed and reviewed and it was agreed that FNB should be permitted to conduct a limited due diligence investigation, subject to the execution of a satisfactory confidentiality and standstill agreement. At the end of June, the Company received a letter from California Bank stating that based upon its due diligence done to date, it expected to make an acquisition proposal to the Company at the lower end of California Bank's previously indicated acquisition price range ($25-28 per share).

  In July 1995, the Company completed negotiations and executed a confidentiality and standstill agreement with FNB and Outside Thrift and began to make due diligence information available to both institutions. At a Merger and Acquisition Committee meeting held during the first part of July, the acquisition price indicated by California Bank was discussed and reviewed and it was determined that representatives of the Company and/or Salomon should meet with representatives of California Bank to determine why the indicated price was being set at the low end of the previously indicated range. The Committee at this meeting also discussed and reviewed the further revised preliminary proposal from Southern California Thrift and determined to allow Southern California Thrift access to due diligence information, subject to the execution of a satisfactory confidentiality and standstill agreement and subject to obtaining further comfort with respect to Southern California Thrift's ability to finance the acquisition. Subsequently in July, a conference call between representatives of Southern California Thrift and the Company was held at which certain assurances were given regarding such Thrift's ability to finance an acquisition and the Company determined to negotiate a confidentiality and standstill agreement with such Thrift. The form of such agreement was prepared during the latter part of July and executed and returned to the Company during the second week of August. The Company also received a letter in July from another California-based thrift institution indicating preliminary interest in a business combination with the Company at a price per share approximating book value. Mr. Gordon, in a telephone conversation with the chief executive officer of this thrift institution, indicated that the Company would not be interested in pursuing discussions with this thrift unless it was willing to increase its indicated price. The Company had no further correspondence with this thrift institution regarding acquisition matters. Also in July, meetings were held between representatives of FNB and Outside Thrift regarding due diligence items and related acquisition matters. Also in July the Merger and Acquisition Committee and the Board of Directors met to review and give approval of the Company's 1995 further revised business plan and management projections for subsequent periods. The Committee and the Board also reviewed and considered updated information with respect to valuation issues.

  During the first week of August, the Company received a letter from Outside Thrift indicating an interest in making an acquisition proposal at a price of $30 per share, subject to further due diligence. The further due diligence request was agreed to by the Company and review of such material was promptly undertaken by Outside Thrift. The additional due diligence material was also made available to FNB, which began its review on August 7, 1995, and to Southern California Thrift, which commenced its due diligence review on August 16, 1995. On August 18, 1995, Outside Thrift made a formal proposal to the Company to acquire all of the outstanding stock of the Company for $30 per share payable in stock or a combination of stock and cash. The proposal had an expiration date of August 25, 1995. On August 23, 1995, Mr. Gordon met with Mr. Ford of FNB and was advised that FNB was prepared to make a formal proposal to acquire all of the outstanding stock of the Company for $31 per share in cash.

  On August 23, 1995, the Merger and Acquisition Committee met to discuss and review the proposal by Outside Thrift. The Committee determined that Southern California Thrift should be advised that circumstances were changing and that if it was interested in making an offer to acquire the Company, it would have to do so by no later than Wednesday of the following week. In addition, the Committee determined to send a draft form of a definitive acquisition agreement to Outside Thrift and FNB for their comment, to advise them that they would have one more opportunity to update their acquisition proposals and that the Company would make its decision whether or not to proceed with a business combination by the end of the following week. In response thereto, representatives of Southern California Thrift expressed a concern as to whether it could complete its due diligence review in time to make an acquisition proposal, but indicated that it would try. On August 24, 1995, the Company received a letter from FNB making a formal acquisition proposal at $31 per share with an expiration date of August 25, 1995. Also on August 24, Outside Thrift advised the Company that it would not extend its offer until the next week and that it would not increase its offer. Thereupon, representatives of the Company contacted representatives of Southern California Thrift and advised them that circumstances had again changed and that if an offer was going to be made by Southern California Thrift, it would have to be made by close of business on the following day. Southern California Thrift, after consideration of such circumstances, advised the Company that it would not make a proposal to acquire the Company within this time frame.

  Later during the day on August 24, the Board of Directors met to discuss and review all of these matters and to make a determination whether to sell the Company or remain independent based upon the best interests of the stockholders. During the course of this meeting, Salomon was again advised by Outside Thrift that it would not raise its acquisition price and reaffirmed the expiration date on its proposal. Subsequently, during the course of the meeting, FNB advised the Company by telephone that it was increasing its proposal to acquire the Company to $32 per share with a deadline of that day. The Board thereupon considered all of this information. In reviewing information with respect to remaining independent, the Board considered, based in part on the analyses of Salomon, a range of possible values to the Company's stockholders that could potentially be achieved by the Company remaining independent and realizing possible future earnings. In this regard, the Board considered the considerable risks of remaining independent that could affect the Company's ability to realize future earnings, including, but not limited to, the impact of the volatility of general interest rates, volatility in the capital markets affecting the Company's stock price, problems in the California economy, increased competition for deposits and loans in the Company's marketplace, and the lack of capital to pursue other strategic alternatives. In reviewing information with respect to selling the Company, the Company considered factors affecting the value represented by the Merger, including, but not limited to, the analyses of Salomon that the proposed merger consideration was fair to the Company's stockholders from a financial point of view, the terms of the proposed merger agreement and Stock Option Agreement, including those terms that increased the likelihood that the transaction would close but that would otherwise discourage an offer by a third party, if any, that might be interested in acquiring the Company at a higher price, the fact that the transaction would be taxable to the Company's stockholders and the economic interests of executive officers and directors of the Company and/or the Association in the transaction. Based on its review and consideration of these factors, and the other factors described below, the Board determined that the best interests of the stockholders would be served by entering into the Merger and obtaining the $32 cash value per share payable in the Merger, subject to preparation of an acceptable definitive acquisition agreement.

  Representatives of the Company and FNB met on August 25 through August 27 to negotiate and prepare a definitive acquisition agreement.

  At a special meeting of the Board of Directors held on the evening of August 27, 1995, the Board of Directors received the written opinion of Salomon that as of that date the consideration to be received in the proposed merger with FNB by the holders of Company Common Stock was fair, from a financial point of view, to the holders of Company Common Stock. The Board then approved, by unanimous vote, the proposed merger and the definitive acquisition agreement and related matters, finding the proposed transaction to be in the best interests of the Company and its stockholders. The definitive acquisition agreement was executed shortly thereafter, and the transaction was publicly announced the next morning.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS; REASONS FOR THE MERGER

  The Board of Directors of the Company believes the Merger is in the best interests of the Company's stockholders and has unanimously approved the Agreement and the transactions contemplated thereby. As discussed above, and as additionally described below, based upon the factors considered by the Board of Directors, the Board concluded that there was substantial risk that in the long-term the Company could not produce stockholder value by remaining independent in excess of that represented by the Merger Consideration of $32 per share in cash and that the Merger Consideration was fair, from a financial point of view, to the stockholders. THEREFORE, THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT
THE STOCKHOLDERS OF THE COMPANY VOTE FOR ADOPTION AND APPROVAL OF THE
AGREEMENT.

  The terms of the proposed Merger are the result of arms-length negotiations by representatives of the Company and representatives of FNB, culminating in the signing of the Agreement as of August 27, 1995. In arriving at its decision to sell the Company and approve and recommend the Agreement, the Board of Directors considered a number of factors, including, but not limited to, the following:

    (i) The opinion of Salomon, the Company's financial advisor, that as of August 27, 1995, the Merger Consideration of $32.00 in cash per share was fair, from a financial point of view, to the holders of Company Common Stock, including the methodology and appropriateness of the assumptions made therein. See "--Opinion of Financial Advisor."

    (ii) The Company's business, results of operations, financial condition and prospects.

    (iii) Salomon's written presentations to the Board of Directors, including, among other issues, the relationship of the $32.00 per share Merger Consideration to the recent and then current market values, book value, tangible book value and earnings per share of Company Common Stock and the prices and premiums paid in certain other similar transactions involving financial institutions. See "--Opinion of Financial Advisor."

    (iv) The terms of the proposed Agreement, including, among other things, the conditions to closing and the rights of termination set forth therein, including limitations generally on FNB's right to terminate the Agreement for a breach of representation or warranty unless such breach constitutes a "Material Adverse Affect" and the definition of a "Material Adverse Effect" (the occurrence of which could give FNB a right to terminate the Agreement) that excludes, among other things, changes in the Company's business, properties, assets or financial condition resulting from changes in general economic conditions (see "--Termination of the Agreement") and the potential impact of the no solicitation clause on a third party that might be interested in making an offer to acquire the Company.

    (v) The terms of the Stock Option Agreement, including the exercise price determined as of the date prior to the public announcement of the Merger, the number of shares subject to the Option and the circumstances under which the Option can be exercised (all of which are described in more detail in "--The Stock Option Agreement") and management's view of the effect of granting such option on an offer by a third party to acquire the Company if any third party were interested in making such an offer. See "-- The Stock Option Agreement."

    (vi) The general economic and competitive conditions of the market in which the Company operates and trends in the consolidation of financial institutions in that market.

    (vii) Recent volatility in the capital markets and interest rates and the impact of such changes on the Company's prospects.

    (viii) Other possible strategic alternatives (see "--Background of the Merger"), and management's views that it was not likely that a better offer could be obtained in the short term and that there could be no assurance that FNB would not withdraw its proposal if the Company were to solicit other potential acquirors.

    (ix) The financial resources of FNB and the likelihood of receiving the requisite regulatory approvals in a timely manner.

    (x) The fact that the Merger would be a taxable transaction for the Company's stockholders.

    (xi) The interests of executive officers and directors of the Company and/or the Association in the Merger.

  In reaching its determination to approve and recommend the Merger, the Company's Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR

  Salomon has delivered its written opinions to the Board of Directors of the Company that, as of August 27, 1995 and as of the date of this Proxy Statement, the consideration to be received in the Merger by the holders of Company Common Stock is fair, from a financial point of view, to the holders of Company Common Stock.

  THE FULL TEXT OF THE OPINION OF SALOMON DATED AS OF THE DATE OF THIS PROXY STATEMENT, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY SALOMON, IS ATTACHED HERETO AS APPENDIX C. STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. SALOMON'S OPINIONS ARE DIRECTED ONLY TO THE CONSIDERATION TO BE RECEIVED IN THE MERGER BY THE HOLDERS OF COMPANY COMMON STOCK AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINIONS OF SALOMON SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINIONS. THE AUGUST 27, 1995 OPINION IS SUBSTANTIALLY IDENTICAL TO THE OPINION ATTACHED HERETO.

  In connection with its opinion dated the date hereof, Salomon reviewed and analyzed, among other things: (i) the Agreement and Stock Option Agreement;
(ii) this Proxy Statement in substantially the form to be sent to the Company's stockholders; (iii) the Annual Reports on Form 10-K of the Company for each year in the three year period ended December 31, 1994; (iv) the Quarterly Reports on Form 10-Q of the Company for the three-month periods ended March 31, 1995, June 30, 1995 and September 30, 1995; (v) certain other publicly available financial and other information concerning the Company and FNB and the trading markets for the publicly traded securities of the Company;
(vi) certain other internal information, including a business plan and projections, relating to the Company, prepared by the management of the Company and furnished to Salomon for the purposes of its analysis; and (vii) certain publicly available information concerning certain other depository institutions and holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions Salomon believed relevant to its inquiry. Salomon also met with certain officers and representatives of the Company and FNB to discuss the foregoing as well as other matters Salomon believed relevant to its inquiry. Salomon also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of depository institutions and holding companies generally. Salomon's opinions were necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Salomon through the date thereof.

  In conducting its review and arriving at its opinions, Salomon relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not independently attempt to verify the same. Salomon relied upon the management of the Company as to the reasonableness and achievability of its business plan and projections (and the assumptions and bases therefor) provided to Salomon, and assumed that such business plan and projections reflected the best currently available estimates and judgments of the management of its business plan and projections and that such business plan and projections would be realized in the amount and in the time periods estimated by the management of the Company. Salomon also assumed, without independent verification, that the allowances for loan losses for the Company are adequate to cover such losses. Salomon did not make or obtain any evaluations or appraisals of the properties or assets of the Company or FNB, nor did Salomon examine any individual loan credit files. Salomon was retained by the Board of Directors of the Company to express an opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock of the consideration to be received by such holders in the Merger, and its opinions were limited to such fairness. Salomon's opinions did not address the Company's underlying business decision to proceed with the Merger. Salomon did not make any recommendation to the Board of Directors of the Company or the stockholders of the Company with respect to any approval of the Merger.

  In connection with rendering its opinions to the Board of Directors of the Company, Salomon performed a variety of financial analyses, which are summarized below. Salomon believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Salomon's opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Salomon made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the Company's control. Any estimates contained in Salomon's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. None of the analyses performed by Salomon was assigned a greater significance by Salomon than any other.

  The projections reviewed by Salomon were prepared by the management of the Company. The Company does not publicly disclose internal management projections of the type provided to Salomon in connection with the review of the Merger. Such projections were not prepared with a view toward public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to interest rates and general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

  The following is a brief summary of the analyses performed by Salomon in connection with its opinion dated August 27, 1995:

    (a) Transaction Summary. Salomon analyzed the Merger Consideration of $32.00 for each share of Company Common Stock and the implied total transaction value of $269.5 million (based on 7,870,695 shares of Company Common Stock and 552,388 options outstanding). Salomon noted that the Merger Consideration represented a multiple of 27.1x 1995 projected earnings per share (based on 1995 earnings projected by management of the Company of $1.18 per share) and 12.7x projected 1996 earnings per share (based on 1996 earnings projected by management of the Company of $2.51 per share) and a multiple of 1.33x fully diluted book value per share and 1.38x fully diluted tangible book value per share, in each case at June 30, 1995. Salomon also noted that the Merger Consideration represented a premium of 21.9% to the closing price of Company Common Stock on the trading day prior to Salomon's presentation to the Company's Board of Directors and 40.7% to the closing price of Company Common Stock one month prior thereto.

    (b) Comparable Transaction Analysis. Salomon analyzed certain other thrift merger and acquisition transactions throughout the United States as a whole for the period from January 1, 1994 to August 4, 1995 in which the total consideration paid was at least $25 million for (i) all such transactions; (ii) all such transactions in the Western Region (Alaska, Arizona, California, Idaho, Montana, Nevada, Oregon, Washington, and Wyoming); and (iii) transactions in which the acquired company had a return on average assets of less than 0.75%. Salomon then compared the multiples implied by the Merger Consideration of $32.00 per share with high, low and median deal multiples for the transactions analyzed. This analysis compared the price/latest 12 months' earnings, price/fully diluted book value and price/fully diluted tangible book value multiples implied by the Merger Consideration to the high, low and median multiples for the transactions analyzed and calculated the premiums to market prices and tangible book/total deposits for the high, low and median deal multiples for the acquired institutions included in the transactions analyzed. Set forth below are the high, low and median deal multiples presented to the Board of Directors of the Company, compared to the multiples implied by the Merger
  Consideration:

                                                  TRANSACTIONS MORE THAN $25 MILLION
                                        -------------------------------------------------------
                              MERGER                                                                U.S. DEALS WITH
                          CONSIDERATION  ALL U.S. TRANSACTIONS       WESTERN TRANSACTIONS(a)     TARGET ROAA LESS THAN 75BPS
                          ------------- -------------------------  ----------------------------  ---------------------------
                             $32.00      LOW     MEDIAN    HIGH     LOW      MEDIAN     HIGH         LOW    MEDIAN    HIGH
                          ------------- ------  --------  -------  -------  ---------  --------     ------  -------- ------
Price/LTM Earnings......    121.0x(b)     4.6x    14.6x     24.2x     8.2x     12.8x      20.0x      11.7x   19.4x    21.1x
Price/F.D. Book Value...     1.33x(c)     0.85     1.63      2.62     0.85      1.42       1.65       0.85    1.58     1.91
Price/F.D. Tangible Book
 Value..................     1.38x(c)     1.12     1.69      2.63     1.12      1.56       1.81       1.12    1.65     1.99
Premium to Market:
1 Day prior to Board
 Presentation...........     21.9%(d)      4.9%    27.0%     65.1%    24.3%     35.7%      36.7%       8.8%   30.5%    49.3%
1 Month Prior to Board
 Presentation...........      40.7(e)      6.5     36.2      92.3     30.6      39.4       60.0       20.5    39.2     64.3

--------
(a) Includes transactions in Alaska, Arizona, California, Idaho, Montana, Nevada, Oregon, Washington and Wyoming.
(b) Based upon reported fully diluted earnings per share of $0.26 for the twelve months ended June 30, 1995.
(c) Based upon 7,870,695 shares outstanding and 552,388 options outstanding with an average strike price of $9.94.
(d) Based upon a closing price of $26.25 per share on August 25, 1995.
(e) Based upon a closing price of $22.75 per share on July 26, 1995.

  Salomon then compared the multiples implied by the Merger Consideration of $32.00 per share with the foregoing multiples. The book value and tangible book value ratio calculations in each category of comparable transactions included the proceeds of the exercise of options. The multiples of the Merger Consideration to the Company's fully diluted book value per share and fully diluted tangible book value per share would be 1.33x and 1.38x, respectively.

  Salomon also calculated implied per share valuation ranges of Company Common Stock by applying (i) the high, low and median deal multiples described above to each of the Company's fully diluted book value per share and fully diluted tangible book value per share, which analysis yielded valuations ranging from $20.55 to $63.28 based on book value and from $25.79 to $60.89 based on tangible book value, and (ii) the high, low and median deal premiums described above (a) to the market price of Company Common Stock both on the trading day prior to Salomon's presentation to the Company's Board of Directors (which analysis yielded valuations ranging from $27.55 to $43.33) and one month prior thereto (which analysis yielded valuations ranging from $24.22 to $43.75), and
(b) to tangible book/total deposits (which analysis yielded valuations ranging from $27.71 to $76.33). Salomon noted that the results produced in this analysis did not purport to be indicative of actual values or expected values of the Company or shares of Company Common Stock.

    (c) Stock Market Data. Salomon also considered the history of the trading prices and volume for Company Common Stock from January 5, 1990 through August 25, 1995 and the comparative performance of Company Common Stock over the same period to various thrift and peer group common stock indexes. This analysis indicates that, while the price of the Company Common Stock has improved since early 1991, the trading prices for Company Common Stock generally underperform various national, regional and state thrift and bank stock indexes (including the Salomon Brothers Thrift Index, the Salomon Brothers Regional Bank Index and an index comprised of California thrifts) as well as the Standard & Poor's 500 Index based on the stock prices thereof as of a base period.

    (d) Discounted Cash Flow Analysis. Salomon performed a discounted cash flow analysis using the business plan and projections for 1995 through 1999 provided by management of the Company for purposes of Salomon's analysis, with discount rates ranging from 15% to 19% and terminal value per share multiples ranging from 10x to 18x to apply to 1999 forecasted net income and projecting $0.28 per share payment of dividends per year. This analysis showed a range of implied present values per share of Company Common Stock (on a fully diluted basis) from $19.34 to $39.39. The results produced by this analysis did not purport to be indicative of actual values or expected values of the shares of Company Common Stock before or after the Merger. Salomon noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that its results are sensitive to its underlying assumptions, including earnings growth rates, dividend payout rates, terminal values and discount rates.

    (e) Historical and Projected Performance. Salomon reviewed certain operating statistics for the Company over the period from 1990 through 1994, as well as projected statistics for 1995 and 1996. This review compared the Company's earnings per share growth, net interest margin, ratio of noninterest income to total revenue, overhead ratio, ratio of loan loss provisions to average loans, return on average assets, return on average common equity, total asset growth, total loan growth, ratio of tangible common equity to tangible assets, ratio of nonperforming assets to loans and other real estate related assets and ratio of reserves to nonperforming assets, with comparable historical data for (i) FNB, (ii) FNB and the Company on a combined basis, (iii) an index of California thrifts and (iv) an index of national thrifts. For example, the Company's return on average assets generally was at or below its peers throughout the years ended December 31, 1990 through 1994. In addition, the Company's return on average assets for the twelve months ended June 30, 1995 was below the median for California thrifts as well as the median for the Salomon Brothers Thrift Index for the same period. The Company's return on average common equity generally underperformed its peers throughout the years December 31, 1990 through 1994. In addition, the Company's return on average common equity for the twelve months ended June 30, 1995 was below the median for California thrifts as well as the median for the Salomon Brothers Thrift Index for the same period.

  In connection with its opinion dated the date of this Proxy Statement, Salomon also confirmed the appropriateness of its reliance on the analyses used to render its August 27, 1995 opinion by performing procedures to update certain of such analyses, including without limitation reviewing the announced earnings and results of operations of the Company for the quarter ended September 30, 1995, and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith. Salomon reviewed the updated analyses at a meeting of the Company's Board of Directors, held on November 30, 1995.

  In addition to the financial advisory services referred to above, Salomon has from time to time provided investment banking and financial advisory services to the Company and FNB (and its predecessor) and its affiliates for which Salomon has received customary compensation. Specifically, Salomon assisted FNB and its affiliates in the sale of a mortgage banking subsidiary of an FNB affiliate and provided financial investment advisory services in an unrelated merger transaction. In connection therewith, FNB and its affiliates paid Salomon aggregate fees of approximately $4 million plus Salomon's out-of-pocket expenses. Salomon has not been engaged by FNB and its affiliates to render investment banking services and has not received any fees from FNB and its affiliates since December 1, 1994. Salomon has also acted as financial advisor to the Company in connection with the Merger and will receive a fee in connection therewith, as described below. In the ordinary course of business, Salomon actively trades the debt and equity securities of the Company and FNB for its own account and for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities.

  Salomon is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and valuations for estate, corporate and other purposes. The Company selected Salomon as its financial advisor because of its reputation and because of its satisfaction with Salomon's services from prior engagements, Salomon's familiarity with the Company from such engagements and Salomon's reputation and substantial experience in transactions such as the Merger.

  The Company and Salomon have entered into a letter agreement, dated June 21, 1994 (the "Engagement Letter"), relating to the services to be provided by Salomon in connection with the Merger. Pursuant to the Engagement Letter, the Company has agreed to pay Salomon the following cash fees: (i) $100,000, payable upon execution of the Engagement Letter covering a one year period following the date of the Engagement Letter; and (ii) an additional fee equal to 0.875% of the aggregate Merger Consideration, contingent upon and payable at the closing of the Merger. Assuming the Merger is consummated, the aggregate fees to be paid to Salomon pursuant to the Engagement Letter, including with respect to the opinions described above, will total approximately $2.5 million. In the Engagement Letter, the Company also has agreed to reimburse Salomon for the reasonable fees and disbursements of Salomon's counsel, and all of Salomon's reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, in an amount not to exceed $25,000 without the Company's consent. The Company also has agreed to indemnify Salomon against certain liabilities related to or arising out of Salomon's engagement by the Company, including liabilities arising under the federal securities laws.

APPRAISAL RIGHTS

  Any holder of record of Company Common Stock who follows the procedures specified in Section 262 of the Delaware General Corporation Law ("Corporation Law") is entitled to have such stockholder's shares of Company Common Stock appraised by the Delaware Court of Chancery ("Court") and to receive the "fair value" of such shares as of the Effective Time as determined by the Court in lieu of the Merger Consideration. The following summary of Section 262 of the Corporation Law is necessarily incomplete and is qualified in its entirety by reference to Section 262 of the Corporation Law, a copy of which is attached hereto as Appendix D.

  If a stockholder of the Company elects to exercise the right to an appraisal under Section 262 of the Corporation Law, such stockholder must do ALL of the following:

    (1) the stockholder must file with the Company a written demand for appraisal of the stockholder's shares of Company Common Stock held before the vote is taken on the Merger at the Special Meeting (a proxy or vote against the Merger shall not constitute such a demand);

    (2) the stockholder may not vote in favor of the Merger;

    (3) the stockholder must continuously hold such shares of Company Common Stock through the Effective Time; and

    (4) within 20 days after the date of mailing of the notice by FNB of the Effective Time (described below), the stockholder must make a written demand on FNB for payment of the "fair value" of such holder's Company Common Stock, stating the number and class of shares for which payment is demanded.

  A stockholder of the Company who fails to comply with Section 262 of the Corporation Law is bound by the terms of the Merger.

  Within 10 days after the Effective Time, FNB will give written notice of the Effective Time to each stockholder of the Company who has satisfied the requirements of Section 262 of the Corporation Law and has not voted for, or consented to, the proposal to approve and adopt the Agreement and the transactions contemplated thereby (a "Dissenting Stockholder"). Within 120 days after the Effective Time, FNB or any Dissenting Stockholder may file a petition in the Court demanding a determination of the fair value of the shares of Company Common Stock of all Dissenting Stockholders. Since, at this time, FNB has advised the Company that it has not decided whether it will file such a petition if appraisal rights are exercised, any Dissenting Stockholder desiring the filing of such a petition is advised to file such petition on a timely basis unless such Dissenting Stockholder receives notice that such a petition has been filed by FNB or another Dissenting Stockholder.

  If a petition for appraisal is timely filed, the Court will determine the fair value of Company Common Stock held by Dissenting Stockholders, exclusive of any element of value arising from the accomplishment or expectations of the Merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining such fair value, the Court shall take into account all relevant factors. Such fair value may be determined by the Court to be more than, less than or equal to the consideration that such Dissenting Stockholder would otherwise be entitled to receive pursuant to the Agreement. The costs of the appraisal proceeding shall be determined by the Court and taxed against the parties as the Court determines to be equitable under the circumstances. If a petition for appraisal is not timely filed, then the right to an appraisal shall cease.

  From and after the Effective Time, no Dissenting Stockholder shall have any rights of a Company Stockholder with respect to such holder's Company Common Stock for any purpose, except to receive payment of its fair value and to receive payment of dividends or other distributions on such holder's Company Common Stock (payable to Company stockholders of record as of a date prior to the Effective Time). If a Dissenting Stockholder delivers to FNB a written withdrawal of the demand for an appraisal within 60 days after the Effective Time or thereafter with the written approval of FNB, or if no petition for appraisal is filed within 120 days after the Effective Date, then the right of such Dissenting Stockholder to an appraisal will cease and such Dissenting Stockholder will be entitled to receive only the Merger Consideration.

PAYMENT FOR SHARES

  Payment for Shares. As of the Effective Time, FNB shall deposit, or shall cause to be deposited, with Chemical Trust Company of California, or such other bank, savings and loan association or trust company as selected by FNB as exchange agent (the "Exchange Agent"), for the benefit of holders of shares of Company Common Stock, for exchange in accordance with the Agreement, an amount of cash sufficient to pay the aggregate Merger Consideration. As soon as practicable after the Effective Time, FNB shall cause the Exchange Agent to mail to each holder of record of a certificate (each a "Certificate") that, immediately prior to the Effective Time, represents issued and outstanding shares of Company Common Stock a letter of transmittal (specifying that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Exchange Agent), which shall be in customary form and contain any other reasonable provisions as FNB may determine, and instructions for use in effecting the surrender of the Certificate in exchange for the Merger Consideration. Upon the proper surrender of a Certificate(s) to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate(s) shall be entitled to receive, in exchange therefor, a check in the amount equal to the product of $32.00 and the number of shares of Company Common Stock represented by such Certificate(s), and any such Certificate(s) so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration.

  STOCKHOLDERS OF THE COMPANY ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATE(S) FOR EXCHANGE UNTIL THEY HAVE RECEIVED SUCH INSTRUCTIONS AND LETTER OF TRANSMITTAL AND HAVE COMPLETED THE LETTER OF TRANSMITTAL ACCORDINGLY.

  In the event of a transfer of ownership of any shares of Company Common Stock that has not been registered in the transfer records of the Company, a check for the Merger Consideration may be issued to the transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by documents sufficient, in the reasonable discretion of FNB and the Exchange Agent, (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes have been paid.

  From and after the Effective Time, there will be no transfers on the stock transfer records of the Company of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Certificate representing such shares is presented to FNB, the Certificate shall be cancelled and exchanged for the Merger Consideration deliverable in respect thereof in accordance with the procedures set forth in the Agreement.

  Any portion of the aggregate Merger Consideration or the proceeds of any investments thereof that remains unclaimed by the stockholders of the Company for six (6) months after the Effective Time shall be repaid by the Exchange Agent to FNB. Any stockholders of the Company who have not theretofore complied with the procedures regarding payment for shares in accordance with the Agreement shall thereafter look only to FNB for payment of the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to the Agreement without any interest thereon. If outstanding Certificates are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of FNB. Notwithstanding the foregoing, none of FNB, the Company, the Exchange Agent or any other person shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to the Agreement.

  Treatment of Options. There will be paid to each holder of a Company Option that is outstanding and unexercised immediately prior to the Effective Time, an amount in cash computed by multiplying (i) the difference between (x) $32.00 and (y) the per share exercise price applicable to such option by (ii) the number of shares of Company Common Stock subject to such Option. Such payments shall be made immediately prior to the Effective Time.

EFFECTIVE DATE; EFFECTIVE TIME

  The closing of the transactions contemplated by the Agreement shall take place on such date (the "Closing Date") and at such time as FNB selects within thirty (30) days after the expiration of all applicable waiting periods in connection with approvals of governmental authorities and the receipt of all approvals of governmental authorities and after all other conditions to the consummation of the Agreement are satisfied or waived, or on such other date as may be agreed by the parties, and in any event no later than June 30, 1996. The "Effective Date" of the Merger will be the date on which articles of merger, in the form prescribed and executed in accordance with all appropriate legal requirements, are filed as required by law. The "Effective Time" of the Merger shall be the time of such filing or as set forth in such articles of merger.

CONDITIONS TO THE MERGER

  Consummation of the Merger is subject to various conditions. While it is anticipated that all such conditions will be satisfied, there can be no assurance that all of such conditions will indeed be satisfied or (where permissible) waived.

  Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver prior to the Effective Time of the following conditions: (i) the Agreement shall have been approved by vote of the holders of at least a majority of the outstanding shares of Company Common Stock; (ii) all necessary regulatory approvals, consents or waivers required to consummate the transactions contemplated by the Agreement, including whereby the Association will be merged with and into FNB, shall have been obtained from the FDIC and OTS and all statutory waiting periods in respect thereof shall have expired; (iii) the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities or other persons that, in the opinion of counsel for FNB, are necessary or appropriate to the consummation of the transactions contemplated by the Agreement; provided, however, that no such approval, consent or waiver shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would (a) result in a Material Adverse Effect (as defined below) on FNB or (b) would reduce the benefits of the transactions contemplated by the Agreement to FNB in so significant a manner that FNB, in its reasonable, good faith judgment, would not have entered into the Agreement had such condition or requirement been known at the time thereof; (iv) all other requirements prescribed by law that are necessary to the consummation of the transactions contemplated by the Agreement shall have been satisfied; (v) no party to the Agreement shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or any other transaction contemplated by the Agreement, and no litigation or proceeding shall be pending against FNB or the Company or any of their subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated thereby; and (vi) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority that prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by the Agreement.

  As used in the Agreement, the term "Material Adverse Effect" means (i) an effect that (A) is material and adverse to the business, financial condition or results of operations of the Company or FNB, as the context may dictate, and its subsidiaries taken as a whole, (B) significantly and adversely affects the ability of the Company or FNB, as the context may dictate, to consummate the Merger by June 30, 1996 or to perform its material obligations under the Agreement or (C) enables any person to prevent the consummation by June 30, 1996 of the Merger or (ii) the failure of (x) a representation or warranty made by the Company relating to certain factual matters stated in the introduction to the Agreement, the Company's subsidiaries and their respective significant investments, or the absence of, since June 30, 1995, changes that, individually or in their aggregate, are reasonably likely to result in a material adverse effect, to be true and correct or (y) a representation or warranty made by FNB relating to certain factual matters stated in the introduction to the Agreement or the corporate qualifications of Interim to be true and correct in all material respects; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect the cause of which is (i) any change in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to savings associations or their holding companies generally, (iii) any action or omission of the

Company or FNB or a subsidiary thereof taken with the prior written consent of FNB or the Company, as applicable, in contemplation of the Merger, (iv) actions related to certain changes in the Company's policies requested by FNB immediately prior to the Effective Time, (v) any changes in general economic conditions affecting financial institutions generally, (vi) in the case of members of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation, the funding of the SAIF and (vii) any action not taken or omission made by the Company because the consent thereto reasonably requested by the Company from FNB to conduct ordinary business operations was denied or not acted upon in a timely manner by FNB.

  Conditions to the Obligations of FNB. The obligations of FNB to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions: (i) each of the obligations of the Company required to be performed by it at or prior to the Effective Date pursuant to the terms of the Agreement and the Option Agreement shall have been performed in all material respects; (ii) the representations and warranties of the Company contained in the Agreement and the Option Agreement shall be true and correct (subject to an exception generally for any condition, event, change or occurrence that would not have a Material Adverse Effect) as of the date of the Agreement and as of the Effective Date (as though made at and as of the Effective Date except as to any representation or warranty that specifically relates to an earlier date); (iii) FNB shall have received various certificates of the Company's officers, letters from the Company's accountants and opinion of counsel; (iv) the Company shall have redeemed all of the Purchase Rights in accordance with the terms of the Rights Agreement; and (v) the Company shall have obtained all necessary consents to terminate and pay all outstanding and unexercised Company Options.

  Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions: (i) each of the obligations of FNB required to be performed by it at or prior to the Effective Date pursuant to the terms of the Agreement shall have been performed and complied with in all material respects; (ii) the representations, covenants and warranties of FNB contained in the Agreement shall be true and correct (subject to an exception generally for any condition, event, change or occurrence that would not have a Material Adverse Effect) as of the date of the Agreement and as of the Effective Date (as though made at and as of the Effective Date except as to any representation or warranty which specifically relates to an earlier date); and (iii) the Company shall have received various certificates of FNB's officers.

  Representations and Warranties. The Company, on the one hand, and FNB, on the other hand, have made certain representations and warranties to each other in the Agreement as to, among other things, the accuracy of certain facts set forth in the introduction of the Agreement, the authorization, validity, binding effect and enforceability of the Agreement, various corporate matters, capital structure, compliance with laws, absence of material adverse changes and absence of certain legal proceedings and regulatory actions. The Company has also made certain representations and warranties to FNB with respect to, among other things, taxes, labor matters, its employee benefit plans and agreements, title to its assets, environmental matters, its loans, its material contracts, its insurance, its investment securities, its books and records, absence of material adverse changes, certain fees payable in connection with the proposed transactions, subsidiaries of the Company and their respective significant investments, material interests of certain persons, company action, the Rights Agreement and certain other matters. FNB has also made representations and warranties to the Company that on the date of the Agreement it had, and on the Closing Date it will have, access to all funds necessary to consummate the Merger and pay the aggregate Merger Consideration. The representations and warranties of the parties generally are subject to an exception for any condition, event, change or occurrence that would not have a Material Adverse Effect on the party making such representation or warranty. The representations and warranties of the parties do not survive beyond the Effective Time if the Merger is consummated unless otherwise stated, and, if the Agreement is terminated without consummation of the Merger, there will be no liability on the part of any party or their respective officers or directors except that such termination shall be without prejudice to the rights of any party arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in the Agreement.

CONDUCT PENDING THE MERGER

  Pursuant to the Agreement, the Company has agreed that during the period from the date of the Agreement to the Effective Time (except as expressly provided in the Agreement or the Option Agreement, as disclosed pursuant to the Agreement or as agreed to by FNB) the Company shall and shall cause each of its subsidiaries to (i) conduct its business and maintain its books and records in the usual, regular and ordinary course consistent with past practice, (ii) use its commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) except as required by applicable law, rule or regulation, take no action that would adversely affect or delay the ability of the Company, FNB, or Interim to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the Agreement or to perform its covenants and agreements on a timely basis under the Agreement, and (iv) except as required by applicable law, rule or regulation, take no action that could reasonably be expected to have a Material Adverse Effect on the Company.

  The Company has also agreed to cooperate with FNB and Interim in completing the transactions contemplated by the Agreement and shall not take, cause to be taken or agree or commit to take any action (i) that is intended or may reasonably be expected to cause any of its representations or warranties not to be true and correct in any material respect, or (ii) that is inconsistent with or prohibited by the Agreement; except in any case as may be required by law, rule or regulation.

  The Agreement also provides that, at the request of FNB, the Company shall, to the extent consistent with generally accepted accounting principles, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) after the date on which all required federal depository institution regulatory approvals are received and prior to the Effective Time so as to be consistent on a mutually, satisfactory basis with those of FNB; provided, however, that the Company shall not be required to take such action unless (a) FNB agrees in writing that all conditions to FNB's obligation to consummate the Merger (other than the expiration of the statutory waiting period following approval of the Merger by the OTS) have been satisfied or waived, (b) the Company shall have received a written waiver by FNB of its rights to terminate the Agreement, and (c) all of the conditions to the Company's obligation to consummate the Merger (other than the statutory waiting period described above) shall have been satisfied. The Company's representations, warranties and covenants contained in the Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of such actions.

  In addition, pursuant to the Agreement, during the period from the date of the Agreement to the Effective Time (except as otherwise specifically provided in the Agreement or the Option Agreement or as disclosed pursuant to the Agreement), the Company has agreed that it shall not, and shall not permit any of its subsidiaries to, without the prior written consent of FNB, take certain actions, including the following:

    (1) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person; provided, however, that neither the Company nor any of its subsidiaries shall incur any indebtedness for borrowed money (including reverse repurchase agreements) with a final maturity falling on any date after June 30, 1996;

    (2) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant, sell or issue to any individual, corporation or other person any right or option to acquire, or securities evidencing a right to convert into or acquire, any shares of its capital stock, except for regular quarterly cash dividends at a rate per share of Company Common Stock not in excess of $0.07 per share, and except pursuant to the Rights Agreement; provided, however, that the Company may not declare regular quarterly cash dividends in any amount if, after giving effect to such declaration, the aggregate of all such dividends declared after July 1, 1995 would exceed 50% of aggregate net income of the Company from July 1, 1995 through the end of the calendar quarter immediately preceding such declaration; or issue any additional shares of capital stock or Rights except pursuant to (i) the exercise of outstanding stock options and related stock appreciation rights or (ii) the Option Agreement;

    (3) other than in the ordinary course of business consistent with past practice sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leases or assets to any person, or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements in force at the date of the Agreement;

    (4) enter into or amend any employment agreement with any employee or director, hire any new employee at the level of Vice President or above or fill any vacancy created by the departure (for any reason) of any employee at the level of Vice President or above, in each case, without previously consulting with FNB (it being understood that if the Company and FNB are unable to agree upon a mutually satisfactory employee, the Company or any of its subsidiaries shall be entitled to employ the person of its choice; provided, however, that the salary and other benefits payable to any such person shall be within the range paid by the Company or any subsidiary for an employee in a comparable position; and provided further, however, that notwithstanding anything to the contrary contained in the Agreement no such employee shall be entitled to any severance payment following the Effective
  Time), increase in any manner the compensation or fringe benefits of any of its employees or directors, or create or institute, or make any payments pursuant to, any severance plan or package, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to, or otherwise establish any trust or account related to, any Employee Plan with or for the benefit of any employee, other than general increases in compensation in the ordinary course of business consistent with past practice not in excess of 3.5% (three and one-half percent) in the aggregate for all employees, 4% (four percent) for any individual employee at the level of Vice President or above, and 7% (seven percent) at any employee level below the level of Vice President, or any amendment to any Employee Plan required by applicable law (provided that the Company shall use its best efforts to minimize the cost of any such amendment as permitted under such applicable law), or voluntarily accelerate the vesting of any stock options, stock appreciation rights or other compensation or benefit;

    (5) other than in the ordinary course of business, consistent with past practice, and except as necessary to meet current liquidity requirements, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any person; provided, however, that no investment or series of related investments shall be made in an amount in excess of $100,000 except in (i) securities which would be reported under the caption "cash and cash equivalents" on the Company's consolidated statements of financial condition and (ii) federal government securities with a maturity of not more than two (2) years, and in no event shall the Company make any acquisition of equity securities or business operations without FNB's prior consent;

    (6) enter into or terminate any material contract or agreement for goods or services, or make any change in any of its material leases or contracts for goods or services, other than with respect to such leases or contracts involving aggregate payments of less than, or the provision of goods and services with a market value of less than, $50,000;

    (7) settle any claim, action or proceeding involving any liability of the Company or any of its subsidiaries for money damages in excess of $50,000 exclusive of insurance coverage, or involving restrictions upon the operations of the Company or any of its subsidiaries;

    (8) except in the ordinary course of business, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

    (9) except in the ordinary course of business, make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except loans, advances, or commitments in amounts less than $500,000 made in the ordinary course of business consistent with past practice and made in conformity with all applicable policies and procedures and loans or advances which the Company had a legally binding obligation to make as of the date of the Agreement and a description of which has been provided by the Company in writing to FNB prior to the execution of the Agreement;

    (10) except as contemplated by the Agreement and except for the implementation of the Statement of Financial Accounting Standards No. 122, change its method of accounting as in effect at December 31, 1994, except as required by changes in generally accepted accounting principles as concurred in by the Company's independent auditors, or as required by regulatory accounting principles or regulatory requirements;

    (11) enter into any new activities or lines of business, or cease to conduct any material activities or lines of business that it conducts on the date of the Agreement, or conduct any material business activity not consistent with past practice;

    (12) amend its restated certificate of incorporation, its by-laws or the Rights Agreement;

    (13) make any capital expenditure other than in the ordinary course of business or as necessary to maintain assets; provided, however, that no capital expenditure shall be made which individually or in the aggregate with all other capital expenditures exceeds $1 million exclusive of capital costs with respect to the branch of San Francisco Federal Savings and Loan Association currently under construction in Sacramento, California.

NO SOLICITATION OF ALTERNATIVE TRANSACTIONS

  The Company has agreed that neither it nor any of its subsidiaries nor any of their respective officers and directors shall, and the Company will direct and use its best efforts to cause its employees, agents and representatives not to, initiate, solicit, encourage, or otherwise facilitate directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets, deposits or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer, an "Acquisition Proposal"). However, the Company may engage in any negotiations concerning, or provide any confidential information or data to, or have discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate or attempt to make or implement an Acquisition Proposal, if the Company's Board of Directors, after consultation with its counsel with respect to an unsolicited offer from a third party, determines in the exercise of its fiduciary duties that such discussions or negotiations are legally required. The Company has agreed to cease and terminate any existing activities, discussions or negotiations with any party (other than FNB) previously conducted regarding an Acquisition Proposal, and has informed the appropriate individuals or entities of its obligation to cease such activities. The Company has agreed to notify FNB immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company or its subsidiaries. The Company has requested each other person (other than FNB) that has previously executed a confidentiality agreement in connection with its consideration of acquiring the Company or its subsidiaries to return all confidential information previously furnished to such person by or on behalf of the Company or any of its subsidiaries, and has agreed to enforce any such confidentiality agreements.

EXPENSES

  The Agreement provides that the Company and FNB will each pay its own expenses incurred in connection with the Agreement and the transactions contemplated thereby.

TERMINATION OF THE AGREEMENT

  The Agreement may be terminated, and the Merger abandoned, prior to the Effective Date either before or after its approval by the stockholders of the Company and FNB: (i) by the mutual consent of the Company and FNB, determined by vote of a majority of the members of the board of directors of each of them; (ii) by FNB or the Company, if the party seeking to terminate so determines by vote of a majority of the members of its entire board, in the event of (a) the failure of the stockholders of the Company to approve the Agreement at the Special Meeting or other meeting called to consider such approval, or (b) a material breach by the other party of any material representation, warranty, covenant or agreement contained in the Agreement (or, in the case of the Company, in the Option Agreement) that is not cured or not curable within 30 days after written notice of such breach is given to the party committing such breach by the other party; provided, however, that neither party shall have the right to so terminate the Agreement unless such breach, together with all other such breaches, would entitle the party receiving such covenant, representation or warranty not to consummate the transactions otherwise as contemplated by the Agreement; (iii) by FNB or the Company, if any approval, consent or waiver of a governmental authority required to permit consummation of the transactions shall have been denied or any governmental authority of competent jurisdiction shall have issued a final unappealable order prohibiting consummation of the transactions contemplated by the Agreement; (iv) by FNB or the Company, if the board of directors of the party seeking to terminate so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by June 30, 1996, unless the failure to so consummate is due to the failure to perform or comply with any covenant or agreement contained in the Agreement by the party seeking to terminate.

  In the event of the termination of the Agreement by either FNB or the Company, as provided above, the Agreement shall thereafter become void and there shall be no liability on the part of any party to the Agreement or their respective officers or directors, except that (i) certain provisions regarding confidential information and expenses shall survive and remain in full force and effect and (ii) such termination shall be without prejudice to the rights of any party arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in the Agreement.

THE STOCK OPTION AGREEMENT

  The following is a summary of the material provisions of the stock option agreement (the "Stock Option Agreement"), entered into by and between the Company and FNB, dated August 27, 1995. The following summary is qualified in its entirety by reference to the Stock Option Agreement, a copy of which is attached hereto as Appendix B. Execution of the Stock Option Agreement was a condition to FNB's merger proposal. Pursuant to the Stock Option Agreement, the Company granted to FNB an option (the "Option") to purchase up to 1,574,638 shares of Company Common Stock (representing approximately 19.9% of the issued and outstanding shares of such Company Common Stock after taking into account the shares that may be issued upon exercise of such option) at an exercise price of $26.25 per share (the "Option Price"), subject to the terms and conditions set forth therein.

  The Option is exercisable only upon the occurrence of one of the following events (each a "Purchase Event"):

    (a) the Company or any of its subsidiaries without having received FNB's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of the Agreement and Stock Option Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and the rules and regulations thereunder) other than FNB or any of its subsidiaries or the Board of Directors of the Company shall have recommended that the stockholders of the Company approve or accept any Acquisition Transaction with any person other than FNB or any of its subsidiaries. As used in this paragraph only, "Acquisition Transaction" shall mean (x) a merger or consolidation or any similar transaction involving the Company or any of its subsidiaries, (y) a purchase, lease or other acquisition of all or substantially all of the assets of the Company or any subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the voting power of the Company or any subsidiary; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only the Company and/or the Company's subsidiaries; or

    (b) any person (other than FNB or its subsidiaries) shall have acquired beneficial ownership (the term "beneficial ownership" for purposes of the Agreement and the Stock Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act, and the rules and regulations thereunder) of 25% or more of then outstanding Company Common Stock.

  The Option expires upon the earliest to occur of (i) the time immediately prior to the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event, (iii) 18 months after the termination of the Agreement following the occurrence of a Preliminary Purchase Event (as defined below),
(iv) termination of the Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination resulting from a volitional breach of the Company's covenants, representations or warranties under the Agreement), or (v) 18 months after the termination of the Agreement if such termination results from a volitional breach of the Company's covenants, representations or warranties under the Agreement.

  For purposes of the Stock Option Agreement, each of the following events is a "Preliminary Purchase Event":

    (a) the Company or any of its subsidiaries without having received FNB's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person other than FNB or any of its subsidiaries or the Board of Directors of the Company shall have recommended that the stockholders of the Company approve or accept any Acquisition Transaction with any person other than FNB or any of its subsidiaries. Except as provided otherwise, for purposes of the Agreement "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving the Company or any of the Company's subsidiaries, (y) a purchase, lease or other acquisition of all or substantially all of the assets of the Company or any subsidiary or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the Company or any subsidiary; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only the Company and/or its subsidiaries;

    (b) any person (other than FNB or any of its subsidiaries) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Company Common Stock;

    (c) any person other than FNB or any of its subsidiaries shall have made a bona fide proposal to the Company or its stockholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than FNB or any subsidiary of FNB shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to a tender offer or exchange offer to purchase any shares of Company Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Company Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively);

    (d) after a proposal is made by a third party to the Company or its stockholders to engage in an Acquisition Transaction, the Company shall have breached any covenant or obligation contained in the Agreement and such breach would entitle FNB to terminate the Agreement or the holders of Company Common Stock shall not have approved the Agreement at the meeting of such stockholders held for the purpose of voting on the Agreement, such meeting shall not have been held or shall have been cancelled prior to termination of the Agreement or the Company's Board of Directors shall have withdrawn or modified in a manner adverse to FNB the recommendation of the Company's Board of Directors with respect to the Agreement; or

    (e) any person other than FNB or any of its subsidiaries, other than in connection with a transaction to which FNB has given its prior written consent, shall have filed an application or notice with the OTS or other governmental authority or regulatory or administrative agency or commission for approval to engage in an Acquisition Transaction.

  In the event of any change in the Company's Common Stock by reason of a stock dividend, stock split, merger, recapitalization, combination, subdivision, conversion, exchange of shares or similar transaction, or in the event the Company issues additional shares of Company Common Stock, the number of shares of Company Common Stock subject to the Option will be adjusted so that the number of shares of Company Common Stock subject to the Option, together with shares previously purchased pursuant thereto, represents 19.9% of the Company's Common Stock then issued and outstanding, without giving effect to shares subject to or issued pursuant to the Option. Whenever the number of shares subject to the Option is adjusted, the Option Price shall be adjusted as well.

  In the event the Company, prior to the Option expiring, enters into any agreement (i) to merge or consolidate with any person other than FNB or any of its subsidiaries and is not the surviving corporation, (ii) to permit any person, other than FNB or any of its subsidiaries, to merge into the Company and the Company is the surviving corporation, but, in connection with such merger, the outstanding shares of the Company's Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of the Company's Common Stock shall after such merger represent less then 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its or any material subsidiary's assets to any person other than FNB or any of its subsidiaries, then, and in each such case, the agreement governing such transaction must provide that, upon consummation of the transaction, the Option will be converted into, or exchanged for, an option of either the Acquiring Corporation (as defined below) or a person that controls the Acquiring Corporation, in all cases at the option of FNB. "Acquiring Corporation" means (a) the continuing or surviving corporation of a consolidation or merger with the Company (if other than the Company), (b) the Company in a merger in which the Company is the continuing or surviving corporation, and (c) the transferee of all or any substantial part of the Company's assets (or the assets of any of the Company's subsidiaries).

  FNB has the right to require the Company to repurchase the Option and any shares acquired pursuant to the exercise of the Option in the following circumstances:

    (a) any person (other than FNB or any of its subsidiaries) shall have acquired beneficial ownership of 50% or more of the Company's then outstanding shares of Common Stock; or

    (b) the consummation of an Acquisition Transaction with any person other than FNB or any of its subsidiaries.

  At the request (the date of such request being the "Option Repurchase Request Date") of FNB, the Company shall repurchase the Option from FNB at a price ("the Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised and at the request (the date of such request being the "Option Share Repurchase Request Date") of the owner of Option Shares from time to time (the "Owner"), the Company shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated.

  The term "market/offer price" shall mean the highest of (i) the price per share of Company Common Stock at which a tender offer or exchange offer therefor has been made after the date of the Agreement and on or prior to the Option Repurchase Request Date or the Option Share Repurchase Request Date, as the case may be, (ii) the price per share of Company Common Stock paid or to be paid by any third party pursuant to an agreement with the Company (whether by way of a merger, consolidation or otherwise), (iii) the highest last sale price for shares of Company Common Stock within the 360-day period ending on the Option Repurchase Request Date or the Option Share Repurchase Request Date, as the case may be, which is reported by The Wall Street Journal or, if not reported thereby, another authoritative source, or (iv) in the event of a sale of all or substantially all of the Company's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Company as determined by a nationally recognized independent investment banking firm selected by FNB or the Owner, as the case may be, divided by the number of shares of Company Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be the value determined by a nationally recognized independent investment banking firm selected by FNB or the Owner, as the case may be, whose determination shall be conclusive and binding on all parties.

  The Company has granted FNB certain registration rights with respect to the Option and shares of Company Common Stock that may be acquired by FNB upon exercise of the Option. These rights include that the Company will file up to two registration statements under the Securities Exchange Act if requested by FNB after the Option becomes exercisable to permit the sale or other disposition of the shares issued pursuant to the Option. Such registration rights are subject to an exception that allows the Company, or person assisting the Company in a public offering of shares, in the exercise of its business judgment, to delay such registration (but by no more than 30 days) or reduce the number of shares purchasable by FNB (such reduction affecting only the then current exercise of the Option, and not the total number of shares subject to the Option). In connection with any registration described above, the Company and FNB will provide to each other and any underwriter of the offering customary representations, warranties, indemnities and other agreements.

  The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of, or a significant interest in, the Company, from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Company Common Stock than the then-current market price of such shares. The acquisition of, or an interest in, the Company, or an agreement to do either, could cause the Option to become exercisable. The existence of the Stock Option Agreement could significantly increase the cost to a potential acquiror of acquiring the Company compared to its cost had the Stock Option Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire the Company than it might otherwise have proposed to pay.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Directors and executive officers of the Company have interests in the Merger in addition to their interest as stockholders of the Company. These interests, which were known by the Board of Directors prior to their approval of the Merger, are described in more detail below.

  Employment Agreements. The Association previously has entered into certain employment agreements with Mr. Roger L. Gordon, President and Chief Executive Officer, Mr. Paul Weinberg, Senior Executive Vice President and Chief Operating Officer and Mr. James T. Dewell, Executive Vice President, Retail Banking (the "Employment Agreements"). The Employment Agreements entitle such persons to receive certain payments and have continued certain benefits, all as more fully described below, upon a Covered Termination, as defined below, following a "change in control" of the Company. The Merger, if consummated, will constitute a change in control within the meaning of the Employment Agreements and each of the benefit programs and agreements described therein (a "Change in Control").

  Under the Employment Agreements, each respective officer is entitled to a severance payment in the event of the involuntary termination of the officer's employment or in the event of the officer's resignation upon or during certain specified periods following a Change in Control (a "Covered Termination"). In general, the amount of the severance payment is equal to the total amount of all future salary payments that would otherwise occur during the greater of
(1) the remaining period of employment under the employment contract without regard to such termination or (2) twenty-four calendar months following termination of employment. In connection with the consummation of the Merger, it is anticipated that Mr. Gordon will become an employee of FNB, and that Messrs. Gordon, Weinberg and Dewell will resign or be terminated from their positions with the Company and the Association. Upon the consummation of the Merger, each will be paid the severance benefit provided for in his Employment Agreement in a lump sum in satisfaction of the Association's obligations under the Employment Agreements. Although the exact amount of the severance payments cannot currently be determined, management of the Company for purposes of this Proxy Statement currently estimates that the severance benefits, payable in cash, will equal approximately $685,000, $479,000 and $288,000 for Messrs. Gordon, Weinberg and Dewell, respectively, if the Merger is consummated in early 1996 as proposed.

  The Employment Agreements also provide that in the event of a Covered Termination, each officer shall be entitled to continued health, life and disability insurance coverage and related benefits for certain specified periods not, in any event, to exceed three years.

  Employment Agreement with FNB. Mr. Gordon has reached an agreement with FNB that Mr. Gordon will be employed by FNB as an Executive Vice President for a three year period commencing with the Effective Time of the Merger at a base salary of $400,000 per year, plus a bonus of $200,000 per year payable on each annual anniversary of the agreement so long as Mr. Gordon shall be employed by FNB. Mr. Gordon will be entitled to such benefits and perquisites as are normally afforded to Executive Vice Presidents of FNB. Mr. Gordon's duties shall consist of: (1) continuing oversight of certain merger related issues between FNB and the Company; (2) providing future acquisition advisory and consulting services to FNB as requested; (3) providing general advisory consultation to FNB and its senior executive officers, advisors and shareholders as requested; (4) if requested, serving as an industry representative at appropriate functions; and (5) such other duties as may be assigned by the Chairman or President of FNB. Mr. Gordon will serve as an advisory director of FNB. The agreement provides for payment of the base salary for the remaining term in the event of death, termination by FNB without cause or good reason under applicable regulatory provisions or termination by Mr. Gordon at a time when FNB does not have grounds to terminate for cause or good reason. Under specified conditions, Mr. Gordon will be entitled to participate for one year following termination in the benefit plans and arrangements generally made available by FNB to its senior executive officers.

  Severance Agreements. The Association previously has entered into a severance agreement with Ms. Winship, the Human Resources Department Head (the "Severance Agreement"). Under the terms of the Severance Agreement, Ms. Winship is entitled to receive a severance payment equal to six months base salary in the event of the actual or constructive termination of her employment by the Company (other than for cause) following a Change in Control. Ms. Winship's severance payment will equal approximately $52,000.

  Stock Option Plans. Under the Option Plans, certain key employees and directors of the Company and the Association, including Messrs. Gordon, Weinberg and Dewell, have been granted options to purchase shares of Company Common Stock and/or restricted stock. In general, options granted under the Option Plans to key employees become exercisable in two equal annual installments commencing on the second anniversary of the date of grant. However, upon the occurrence of a Change in Control, such options generally become fully and immediately exercisable. Awarded to Messrs. Gordon, Weinberg and Dewell in tandem with each such option is a limited stock appreciation right ("LSAR") that also becomes fully and immediately exercisable upon the occurrence of a Change in Control. In general, each LSAR entitles the holder thereof, as an alternative to the exercise of the related option, to a cash payment equal to the excess of (i) the amount paid for shares of Company Common Stock in connection with the Change in Control over (ii) the exercise price of the related option. Restrictions on the vesting of grants of restricted stock lapse upon a Change in Control. The Agreement provides that each holder of an outstanding option (whether or not then exercisable) in consideration of the cancellation of such option and each related LSAR will be paid immediately prior to the Effective Time, an amount in cash in a lump sum equal to the product of (i) the excess of $32.00 over the exercise price of such option and (ii) the number of shares subject to such option.

  The following table sets forth, with respect to outstanding options held by directors and executive officers on October 31, 1995, the aggregate number of shares subject to such options (whether or not exercisable), the number of shares with respect to which such options are exercisable on October 31, 1995, the number of additional shares with respect to which such options would become exercisable because of a Change in Control, and the aggregate amount that would be required to be paid pursuant to the Agreement in consideration for the cancellation of all such options. Options granted to directors become exercisable immediately and contain no change of control provisions.

                                                        ADDITIONAL
                                                     SHARES SUBJECT TO
                                                          OPTIONS        AGGREGATE SHARES
                                  SHARES SUBJECT TO   EXERCISABLE ON    SUBJECT TO OPTIONS
 DIRECTOR OR                     OPTIONS EXERCISABLE     CHANGE IN        EXERCISABLE ON        AGGREGATE
EXECUTIVE OFFICER                AT OCTOBER 31, 1995      CONTROL      CHANGE IN CONTROL(1) CANCELLATION PRICE
-----------------                ------------------- ----------------- -------------------- ------------------
Roger L. Gordon................         59,428            42,800             102,228          $1,819,169.50
James T. Dewell................         28,840            14,300              43,140             799,601.50
Bernard R. Gifford.............         19,057               406              19,463(2)             505,853
Gordon H. Huber................         10,000                 0              10,000                212,500
J. Kenny Lewis.................         15,236             8,100              23,336             410,116.50
Thomas L. Lowe.................         10,000                 0              10,000                167,500
David L. Maggard...............         12,527               406              12,933(2)             303,423
Robert T. Malmgren.............         30,477            14,200              44,677             829,362.75
Donald W. Mitchell.............       21,424.5             832.5              22,257(2)             592,467
Patrick H. Price...............         10,000                 0              10,000                227,500
Alan E. Rothenberg.............       16,146.5             832.5              16,979(2)             367,649
L. Pendleton Siegel............         10,000                 0              10,000                212,500
Peter J. Shaw..................         19,596            11,400              30,996             554,788.50
Sandra R. Smoley...............         10,000                 0              10,000                167,500
Herbert E. Stansbury...........         11,524                 0              11,524                259,744
Paul Weinberg..................         49,485            23,800              73,285           1,337,496.40

--------

(1) On January 1, 1996, the following shares would become exercisable without regard to the Change in Control: Bernard R. Gifford, 406; David L. Maggard, 406; Donald W. Mitchell, 832.5; and Alan E. Rothenberg, 832.5. On January 19, 1996, the following shares would become exercisable without regard to the Change in Control: Roger L. Gordon, 11,650; Paul Weinberg, 5,700; James T. Dewell, 3,800; Robert T. Malmgren, 3,750; Peter J. Shaw, 2,300; and J. Kenny Lewis, 2,200.
(2) Does not include an indeterminate number of options that will be granted on the first business day of 1996 as a consequence of the individual's continuing election to participate in the option grant program.

  Directors' and Officers' Insurance; Indemnification. The Agreement provides that for a period of five (5) years after the Effective Time FNB shall indemnify and hold harmless present and former directors and officers of the Company or its subsidiaries with respect to matters existing at or prior to the Effective Time (including with respect to the transactions contemplated by the Agreement) and advance expenses in connection therewith to the fullest extent then permitted by applicable law. For a three-year period, FNB has agreed to use its commercially reasonable efforts to maintain the existing or similar liability insurance policies with respect to directors and officers of the Company, subject to the premium costs of such policies not exceeding 100% of the current annual premiums.

  Interests of Certain Other Employees. FNB has agreed that, to the extent that it terminates the employment of any of the Association's employees, other than for cause, within 6 months after the Effective Time, it will provide severance benefits to such employees (other than to any individual who is entitled to severance benefits or the equivalent thereof under the terms of an individual contract with the Association) consistent with the Association's general practices. This would provide an employee with 2 weeks severance pay for each full year of employment, subject to a cap of 52 weeks of severance payments. Thereafter, continued employees will be covered by FNB severance plans in effect from time to time.

  In consideration of their agreement to waive their entitlement to any severance benefits, Mr. J. Kenny Lewis, General Counsel of the Company, Mr. Peter Shaw, Controller of the Company and Mr. Robert Malmgren, Executive Vice President, Mortgage Banking, of the Association, have agreed with the Company and FNB that the benefits that each would be entitled to receive under the Company's defined benefit pension plan at the earlier to occur of termination of employment or age 65 shall be increased to $44,000 from $24,399 in the case of Mr. Lewis, $22,950 in the case of Mr. Shaw and $32,405 in the case of Mr. Malmgren, each as of the age of 65. As of the date of this Proxy Statement, Messrs. Lewis, Shaw and Malmgren are 63, 60 and 64 years of age, respectively.

  Under the Agreement, each Association employee who continues as an employee of FNB will receive credit for his or her tenure at the Association for purposes of vesting and eligibility under the plans of FNB. Each employee will also be entitled to participate in FNB's employee benefit plans in effect from time to time on the same basis as similarly situated employees of FNB.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following discussion of material federal income tax consequences of the Merger to certain holders of Company Common Stock is based on present law and does not purport to be a complete analysis of all tax consequences that may be relevant to any particular stockholder. The state, local, foreign and estate tax consequences to stockholders of the Company are not discussed. Certain holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, securities dealers, broker-dealers, employee stockholders, foreign corporations, persons who are not citizens or residents of the United States and persons who acquired shares of Company Common Stock as part of a straddle or conversion transaction) may be subject to special rules not discussed below. The discussion assumes that each stockholder holds shares of Company Common Stock as a capital asset. However, certain stockholders who are employees or directors of the Company may not be entitled to treat certain of the shares which they may have acquired from the Company as capital assets and may be required to report any gain on the sale of the shares as taxable compensation from the Company. The discussion is based on laws, regulations, rulings, practice and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision.

  The exchange of shares of Company Common Stock for cash pursuant to the Merger (or, in the case of a Dissenting Stockholder, pursuant to any appraisal proceedings) will be treated as a sale or exchange of those shares for federal income tax purposes. Each stockholder (including a Dissenting Stockholder) will recognize gain or loss for federal income tax purposes generally in an amount equal to the difference, if any, between the amount of cash received and the adjusted tax basis of his, her or its shares of Company Common Stock surrendered (except, in the case of Dissenting Stockholders, for any amount constituting interest, which will be taxable as ordinary income). Except for gain attributable to certain shares owned by employees or directors of the Company as described above, gain or loss on the sale of the shares will be long-term capital gain or loss if the shares of Company Common Stock have been held by the stockholder for more than one year and will be short-term capital gain or loss if the shares of Company Common Stock have been held by the stockholder for one year or less.

  The receipt of cash for shares of Company Common Stock may be subject to backup withholding at the rate of 31% unless the holder (i) is a corporation or comes within certain other exempt categories, or (ii) provides a certified taxpayer identification number and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld may be credited against the federal income tax liability of the person subject to the withholding.

  THE FOREGOING DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS WITH RESPECT TO ANY STATE, LOCAL, FOREIGN OR OTHER FEDERAL TAX CONSEQUENCES, IN LIGHT OF THE STOCKHOLDER'S PARTICULAR SITUATION.

ACCOUNTING TREATMENT

  FNB will treat the Merger as a purchase for accounting purposes.

OPERATIONS AFTER THE MERGER

  At the Effective time, Interim will merge with and into the Company, with the Company being the surviving institution. In addition, it is expected that promptly after the merger of Interim with and into the Company the

Company will be liquidated and the Association will be merged with and into FNB, with FNB being the surviving entity (the "Resulting Bank"). The charter of the Resulting Bank shall be the charter of FNB in effect immediately prior to the Effective Time. All assets and property (real, personal and mixed, tangible and intangible, choses in actions, rights and credits) then owned by the Association shall immediately become the property of the Resulting Bank. The Resulting Bank shall be deemed to be a continuation of the Association, the rights and obligations of which shall become the rights and obligations of the Resulting Bank, including the duties and liabilities connected therewith. The directors of FNB shall become the directors of the Resulting Bank and Mr. Roger L. Gordon shall become an advisory director of the Resulting Bank. After the merger, it is intended that all of the savings branches of the Company and FNB will continue to operate except:

    a) The Company's branch at 5962 Southland Park Dr., Sacramento, CA 95822, which will be consolidated into FNB's branch at 5618 Freeport Blvd., Sacramento, CA 95822;

    b) The Company's branch at 915 Clement St., San Francisco, CA 94118, which will be consolidated into FNB's branch at 4455 Geary St., San Francisco, CA 94118;

    c) The Company's branch at 232 Montgomery St., San Francisco, CA 94104, which will be consolidated into FNB's branch at 201 California St., San Francisco, CA 94111;

    d) The Company's branch at 2855 Stevens Creek Blvd. #1123, Santa Clara, CA 95050, which will be consolidated into FNB's branch at 3490 Stevens Creek Blvd., San Jose, CA 95117;

    e) FNB's branch at 361 Lytton Ave., Palo Alto, CA 94301, which will be consolidated into the Company's branch at 2401 El Camino Real, Palo Alto, CA 94306;

    f) FNB's branch at 2000 El Camino Real, San Mateo, CA 94403, which will be consolidated into the Company's branch at 37 East 4th Ave., San Mateo, CA 94401;

    g) FNB's branch at 3749 Buchanan St., San Francisco, CA 94123, which will be consolidated into the Company's branch at 2198 Chestnut St., San Francisco, CA 94123;

    h) FNB's branch at 710 South Broadway, Walnut Creek, CA 94596, which will be consolidated into the Company's branch at 1660 Olympic Blvd., Walnut Creek, CA 94596; and

    i) FNB's branch at 1480 Shattuck Ave., Berkeley, CA 94709, which will be consolidated into the Company's branch at 2000 Shattuck Ave., Berkeley, CA 94704.

REGULATORY APPROVALS

  The Merger, the merger of the Association with and into FNB and the organization of Interim require the approval of the OTS. Applications were filed with the OTS for such approvals on or about September 22, 1995. The OTS is required to evaluate the applications by taking into consideration, among other things, the financial and managerial resources and future prospects of the institutions involved, the insurance risk to the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation and the convenience and needs of the community to be served. In addition, the OTS may not approve any proposed acquisition (i) that would result in a monopoly or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States or (ii) that in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or that in any other manner would be in restraint of trade, unless the OTS finds that the anticompetitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the acquisition in meeting the convenience and needs of the community to be served. Under the Community Reinvestment Act of 1977, the OTS must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods. The OTS also considers, among other things, the fairness and disclosure of the plan (including compensation to officers, directors and controlling persons of the disappearing association by the surviving association), the justification, need for and compensation to be paid to any advisory board, fees paid to each person or firm rendering legal or other professional services in connection with a merger and the accounting treatment of any goodwill in connection with a merger.

  The Merger cannot proceed in the absence of obtaining the requisite approvals. See "--Conditions to the Merger;--Termination of the Agreement." There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose non-standard conditions that would cause a failure to satisfy certain conditions to the obligations of FNB. See "--Conditions to the Merger." There can likewise be no assurance that the United States Department of Justice or other federal regulatory authority will not challenge the Merger, or if such challenge is made, as to the result thereof.

                                  THE COMPANY

  The Company is a Delaware corporation and registered savings and loan holding company with its principal executive offices at 88 Kearny Street, San Francisco, California 94108; its telephone number is (415) 955-5800. Through its wholly owned subsidiary, San Francisco Federal Savings and Loan Association, it conducts business through 35 branch offices located in Northern California, principally in the San Francisco and Sacramento areas. The Association's primary business consists of attracting deposits from the general public and originating real estate and other loans and making short-term investments. At September 30, 1995, the Association had total assets of approximately $4.0 billion and met all applicable capital requirements.

                          INFORMATION CONCERNING FNB

  FNB is a federally chartered savings bank with its principal executive offices at 14651 Dallas Parkway, Suite 200, Dallas, Texas 75240; its telephone number is (214) 770-3700. FNB's principal business consists of operating retail deposit branches and originating and/or purchasing one to four family real estate mortgage loans and, to a lesser extent, certain consumer loans, for investment. FNB actively manages its commercial real estate loan portfolio and is also active in mortgage banking, loan servicing and securities brokerage. These operating activities are financed principally with customer deposits, secured short-term and long-term borrowings, collections on loans, asset sales and retained earnings. FNB's branch system is located in seven major metropolitan areas--Los Angeles, San Francisco, Cleveland, Dallas, Detroit, New York City and Miami/Fort Lauderdale.

  Interim will be a corporation organized under state law by FNB solely for the purpose of effecting the Merger and will be merged with and into the Company in the Merger. It is not anticipated that Interim will conduct any business or have any significant assets prior to the Merger.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

  Set forth below is certain information about shares of Company Common Stock owned as of October 31, 1995, the most recent practicable date, by each director of the Company, the Chief Executive Officer of the Company, the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) who were serving as executive officers during the previous fiscal year, certain executive officers of the Association and all directors and the named executive officers as a group.

                                              AMOUNT AND NATURE OF
                                              BENEFICIAL OWNERSHIP
                                           AS OF OCTOBER 31, 1995(2)
                                           --------------------------------
  NAME, POSITION WITH THE COMPANY AND/OR    NUMBER
  THE ASSOCIATION AND AGE AS OF OCTOBER       OF
               31, 1995(1)                  SHARES        PERCENT OF CLASS
  --------------------------------------    ------        -----------------  ---
Roger L. Gordon..........................         109,959                1%
 Chairman of the Board, President,
 Chief Executive Officer (53)
James T. Dewell(3).......................          65,601                *
 Executive Vice President of the
  Association (50)
Bernard R. Gifford(4)....................          31,639                *
 Director (52)
Gordon H. Huber, Jr. ....................          19,051                *
 Director (57)
J. Kenny Lewis...........................          23,586                *
 Senior Vice President, Secretary
 and General Counsel (63)
Thomas L. Lowe, Jr. .....................          23,913                *
 Director (60)
David L. Maggard(4)......................          15,934                *
 Director (55)
Robert T. Malmgren.......................          47,677                *
 Executive Vice President of the Associa-
  tion (64)
Donald W. Mitchell(5)....................          24,254                *
 Director (74)
Patrick H. Price.........................          20,050                *
 Director (67)
Alan E. Rothenberg(5)....................          18,976                *
 Director (50)
L. Pendleton Siegel......................          11,000                *
 Director (53)
Sandra R. Smoley.........................          10,000                *
 Director (59)
Herbert E. Stansbury, Jr. ...............          14,524                *
 Director (70)
Peter J. Shaw............................          36,096                *
 Controller (60)
Paul Weinberg............................          78,001                1
 Senior Executive Vice President, Chief
  Operating Officer (50)
                                           --------------       ----------
All directors and executive officers as a
 group
 (16 persons)............................         550,261                7%
                                           ==============       ==========

--------
 * Less than 1%.
(1) All persons are officers and/or directors of the Company except as otherwise noted.
(2) Includes shares held directly, as well as shares which are (i) subject either to options which are exercisable either currently or upon a change in control, which interests have been granted pursuant to the Stock Incentive Plan and/or the Directors' Stock Plan, (ii) held in retirement accounts, (iii) held by certain members of the named individuals' families or (iv) held by trusts of which the named individual is trustee or a substantial beneficiary, with respect to which shares the named individual may be deemed to have sole or shared voting or investment power. Does not include shares held by the Trustee of the Association's 401(k) Plan for the benefit of the participants therein.
(3) Includes 20,000 shares of restricted stock, granted on June 22, 1995. The restrictions lapse upon a Change in Control.
(4) Includes options that will vest on January 1, 1996, pursuant to a January 3, 1995 retainer agreement. Does not include an indeterminate number of options that will be granted on the first business day of 1996 as a consequence of their continuing election to participate in the option grant program.
(5) Includes options that will vest on January 1, 1996, pursuant to January 3, 1995 attendance and retainer agreements. Does not include an indeterminate number of options that will be granted on the first business day of 1996 as a consequence of their continuing election to participate in the option grant program.

                    PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table sets forth certain information as to the beneficial ownership of each person known to the Company to own beneficially 5% or more of the outstanding Common Stock, as of December 31, 1994.

                                                AMOUNT AND NATURE OF PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP   CLASS
------------------------------------            -------------------- ----------
Pioneering Management Corporation
 60 State Street
 Boston, MA 02114..............................      672,500(1)         8.63%
The Travelers Inc.
 65 East 55th Street
 New York, NY 10105............................      528,974(2)         6.80
Wellington Management Company
 75 State Street
 Boston, MA 02109..............................      466,500(3)         5.96
RCM Capital Management
 Four Embarcadero Center
 Suite 2900
 San Francisco, CA 94111.......................      453,100(4)         5.80

--------
(1) Per Schedule 13G, dated January 17, 1995, Pioneering Management Corporation ("Pioneering"), a registered investment adviser, reported as of December 31, 1994 sole voting power as to 672,500 shares, sole dispositive power as to 167,500 shares, shared dispositive power as to 505,000 shares and sole voting power as to no shares. All shares reported as beneficially owned by Pioneering are owned by its investment advisory clients, none of which is known to own more than 5% of the total outstanding Company Common Stock.
(2) Per Schedule 13G, dated February 13, 1995, The Travelers Inc. ("Travelers"), on its own behalf and as parent of Smith Barney Inc. ("SBI"), a registered broker-dealer, and SBI's affiliate, Smith Barney Holdings Inc. ("SBH"), reported as of December 31, 1994, shared voting and shared dispositive power as to 528,974 shares, and sole voting and sole dispositive power as to no shares. Each of Travelers, SBI and SBH disclaims beneficial ownership of the securities referred to in such
    Schedule 13G.
(3) Per Schedule 13G, dated February 5, 1995, Wellington Management Company ("Wellington"), a registered investment adviser, reported as of December 31, 1994 shared dispositive power as to 466,500 shares, and shared voting, sole voting and sole dispositive power as to no shares. Wellington is the investment advisor for the Windsor Fund ("Windsor"), a registered investment company sponsored by the Vanguard Group ("Vanguard"), the registered owner of 401,500 of the shares reported as beneficially owned by Wellington; each of the Windsor Fund and Vanguard may be deemed to be the beneficial owner of 401,500 of such shares. All of the shares reported by Wellington are owned by its investment advisory clients including the investment advisory clients of Windsor and Vanguard, none of which is known to own more than 5% of the total outstanding Company Common Stock.
(4) Per Schedule 13G, dated February 10, 1995, RCM Capital Management ("RCM Capital"), a registered investment adviser, reported as of December 31, 1994 sole voting power as to 423,100 shares, sole dispositive power as to 453,100 shares, and shared voting and shared dispositive power as to no shares. RCM General Corporation ("RCM General"), a California corporation, is the General Partner of RCM Limited L.P. ("RCM Limited"), a California Limited Partnership, which is, in turn, the General Partner of RCM Capital; as such, RCM General and RCM Limited may be deemed to beneficially own the shares.

             MARKET PRICE OF AND DIVIDENDS ON COMPANY COMMON STOCK

  Shares of Company Common Stock are traded in the over-the-counter market and reported for quotation on the National Association of Securities Dealers Automated Quotations ("NASDAQ") National Market System under the symbol "SFFD." On November 15, 1995, there were 7,873,247 shares of Company Common Stock issued and outstanding, which were held by approximately 2,067 stockholders of record.

  The following table sets forth the quarterly high and low per share closing sales prices of Company Common Stock for each of the periods indicated as dividends paid.

                                                        HIGH     LOW   DIVIDENDS
                                                       ------- ------- ---------
1993
  1st Quarter......................................... $16 1/4 $11       $0
  2nd Quarter.........................................  17      13 1/2    0.05
  3rd Quarter.........................................  20      14        0.05
  4th Quarter.........................................  20 1/4  17 3/4    0.05
1994
  1st Quarter......................................... $19 3/4 $17       $0.07
  2nd Quarter.........................................  23 1/4  16 1/2    0.07
  3rd Quarter.........................................  20      14        0.07
  4th Quarter.........................................  20 1/4  17 3/4    0.07
1995
  1st Quarter......................................... $17 7/8 $11 7/8   $0.07
  2nd Quarter.........................................  20 7/8  17 3/8    0.07
  3rd Quarter.........................................  30 1/4  21        0.05
  4th Quarter (through December 6, 1995)..............  31 1/2  29 7/8     --

  On August 25, 1995, the last trading day prior to public announcement of the Agreement, the high and low sales prices of Company Common Stock on the NASDAQ National Market System were $26.375 and $24.25 per share. On December 6, 1995, the most recent practicable date prior to the printing of this Proxy Statement, the last reported sales price of Company Common Stock was $31 1/2 per share. Stockholders are urged to obtain current market quotations.

  Pursuant to the Agreement, the Company will be permitted to pay regular quarterly cash dividends not to exceed $0.07 per share; provided, however, that the Company may not declare regular quarterly cash dividends in any amount, if after giving effect to such declaration, the aggregate of all such dividends declared after July 1, 1995 would exceed 50% of the aggregate net income of the Company from July 1, 1995 through the end of the calendar quarter immediately preceding such declaration.

                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  A representative of Deloitte & Touche LLP, independent certified public accountants, is expected to be present at the Special Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to questions raised at the Special Meeting.

                             STOCKHOLDER PROPOSALS

  In the event the Merger is not consummated, any stockholder who wishes to have a proposal considered for inclusion in the Company's proxy statement for its 1996 Annual Meeting of Stockholders must have delivered such proposal in writing to the main office of the Company not later than November 22, 1995 (or, depending on the date of such meeting, such later date as determined pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended).

                   CERTAIN INFORMATION REGARDING THE COMPANY

  Selected portions of certain reports filed by the Company with the SEC are included (without the exhibits thereto) as Appendices to this Proxy Statement. The Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the "Company Form 10-K") appears as Appendix E-1; the audited consolidated financial statements of the Company and notes thereto, together with Management's Discussion and Analysis of Financial Conditions and Results of Operations (the "Company Consolidated Audited Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations") appear as Appendix E-2; the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 (the "Company Form 10-Q"), including the unaudited interim consolidated financial statements of the Company and notes thereto, appears as Appendix E-3. Such Appendices (excluding any documents incorporated by reference therein or exhibits thereto) are a part of this Proxy Statement and should be carefully reviewed for the information regarding the Company contained therein. The portions of the reports that do not appear in the Appendices, as well as the documents incorporated by reference by, or included as exhibits to, such reports, are NOT a part of this Proxy Statement.

                                 OTHER MATTERS

  The Board of Directors is not aware of any other matters to be presented at the Special Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

                                          By Order of the Board of Directors
                                          SFFed Corp.

                                          J. Kenny Lewis
                                          Secretary

San Francisco, California

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER
                    DATED AS OF THE 27TH DAY OF AUGUST, 1995
                                 BY AND BETWEEN
                 FIRST NATIONWIDE BANK, A FEDERAL SAVINGS BANK
                                      AND
                                  SFFED CORP.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 Recitals...............................................................   A-1

                             ARTICLE I. THE MERGER

 Section 1.1.   Structure of the Merger................................    A-2
 Section 1.2.   Effect on Outstanding Shares...........................    A-2
 Section 1.3.   Exchange Procedures....................................    A-2
 Section 1.4.   Dissenters' Rights.....................................    A-3
 Section 1.5.   Options and Stock Appreciation Rights..................    A-4
 Section 1.6.   Alternative Structure..................................    A-4

                     ARTICLE II. CONDUCT PENDING THE MERGER

                Conduct of the Company's Business Prior to the Effec-
 Section 2.1.   tive Time..............................................    A-4
 Section 2.2.   Forbearance by the Company.............................    A-4
 Section 2.3.   Cooperation............................................    A-6
 Section 2.4.   Conduct of the Acquiror Prior to the Effective Time ...    A-6

                  ARTICLE III. REPRESENTATIONS AND WARRANTIES

 Section 3.1.   Disclosure Letters.....................................    A-6
 Section 3.2    Standards..............................................    A-7
 Section 3.3    Representations and Warranties of the Company..........    A-7
 Section 3.4    Representations and Warranties of the Acquiror.........   A-16

                             ARTICLE IV. COVENANTS

 Section 4.1.   Acquisition Proposals..................................   A-17
 Section 4.2    Certain Policies of the Company........................   A-18
 Section 4.3.   Employees..............................................   A-18
 Section 4.4.   Access and Information.................................   A-19
 Section 4.5.   Regulatory Matters.....................................   A-20
 Section 4.6.   Antitakeover Statutes..................................   A-20
 Section 4.7.   Indemnification; Directors' and Officers' Insurance....   A-20
 Section 4.8.   Actions................................................   A-21
 Section 4.9.   Publicity..............................................   A-22
 Section 4.10.  Proxy Statement........................................   A-22
 Section 4.11.  Shareholders' Meeting..................................   A-22
 Section 4.12.  Notification of Certain Matters........................   A-22
 Section 4.13.  Tax Matters............................................   A-22
 Section 4.14.  Rights Agreement.......................................   A-22
 Section 4.15.  Merger Sub.............................................   A-23

                     ARTICLE V. CONDITIONS TO CONSUMMATION

 Section 5.1.   Conditions to All Parties' Obligations.................   A-23
 Section 5.2.   Conditions to the Obligations of the Acquiror..........   A-23
 Section 5.3.   Conditions to the Obligation of the Company............   A-24

                            ARTICLE VI. TERMINATION

                                                                            PAGE
                                                                            ----
 Section 6.1    Termination...............................................  A-24
 Section 6.2    Effect of Termination.....................................  A-25

                 ARTICLE VII. EFFECTIVE DATE AND EFFECTIVE TIME

 Section 7.1    Effective Date and Effective Time.........................  A-25

                          ARTICLE VIII. OTHER MATTERS

 Section 8.1.   Certain Definitions; Interpretation.......................  A-25
 Section 8.2.   Survival..................................................  A-26
 Section 8.3.   Waiver....................................................  A-26
 Section 8.4.   Counterparts..............................................  A-26
 Section 8.5.   Governing Law.............................................  A-26
 Section 8.6.   Expenses..................................................  A-26
 Section 8.7.   Notices...................................................  A-26
 Section 8.8.   Entire Agreement; Etc.....................................  A-27
 Section 8.9.   Assignment................................................  A-27
 Section 8.10.  Severability..............................................  A-28
 Section 8.11.  Captions..................................................  A-28

                                LIST OF ANNEXES

 Annex 1        -- Company Rights (Recital D)
 Annex 2        -- Form of Option Agreement (Recital E)
 Annex 3        -- Company Benefit Plans (Section 3.3(n))
 Annex 4        -- Form of Supplement to the Plan (Section 4.15)

  AGREEMENT AND PLAN OF MERGER, dated as of the 27th day of August, 1995 (this "Plan"), by and between First Nationwide Bank, A Federal Savings Bank (the "Acquiror"), and SFFed Corp. (the "Company").

                                   RECITALS:

  A. The Acquiror. The Acquiror has been duly organized and is existing in good standing as a federally chartered savings bank, with its principal executive offices located in Texas.

  B. Merger Sub. FNB/SFFed, Inc. ("Merger Sub"), after the receipt of any necessary governmental or regulatory approvals in connection with its organization, will be duly incorporated prior to the Effective Time (as defined in Section 7.1) and, when so incorporated, will be a corporation in good standing under the laws of the State of Delaware and will become a party to this Plan pursuant to the provisions of Section 4.15 hereof. All the shares of the capital stock of Merger Sub, when issued, will be owned directly by the Acquiror.

  C. The Company. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with its principal executive offices located in San Francisco, California. As of the date hereof, the Company has 20,000,000 authorized shares of common stock, par value $0.01 per share ("Company Common Stock"), of which 7,873,195 shares were outstanding as of the date hereof, and 4,000,000 authorized shares of preferred stock, par value $0.01 per share, none of which is outstanding as of the date hereof (no other class of capital stock being authorized). The Company is a savings and loan holding company duly registered under the Home Owners' Loan Act of 1933, as amended ("HOLA"). As of the date hereof, the Company had an aggregate of 639,549 shares of Company Common Stock reserved for issuance in connection with stock options which have been granted pursuant to its Stock Incentive Plan, which provides for grants of incentive stock options, stock appreciation rights, limited stock appreciation rights and restricted stock, and the Company's Directors' Plan, which provides for grants of nonstatutory options. Unless the context otherwise requires, all references herein to the Company Common Stock shall be deemed to include the corresponding rights (the "Purchase Rights") to purchase from the Company, for each share of Company Common Stock held, one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock, par value $.01 per share, pursuant to the terms and conditions of the Rights Agreement (as defined below).

  D. Rights, Etc. The Company does not have any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Rights"), except (i) pursuant to the Option Agreement (as defined below), which will be entered into simultaneously with the execution and delivery of this Plan, (ii) pursuant to the Rights Agreement, dated as of January 26, 1989, between the Company and Chemical Trust Company of California, as successor to Manufacturers Hanover Trust Company of California, as Rights Agent (the "Rights Agreement") and (iii) as described in Recital C and as set forth on Annex 1 hereto (which includes details on the terms and conditions of any such Rights, including the vesting periods and exercise prices of any options).

  E. The Option Agreement. As an inducement to the willingness of the Acquiror to enter into this Plan, the Company will, immediately after the execution and delivery of this Plan by the parties hereto, enter into a Stock Option Agreement with the Acquiror in the form set forth in Annex 2 (the "Option Agreement"), pursuant to which the Company will grant to the Acquiror an option to purchase authorized but unissued shares of Company Common Stock equal to 19.9% of the outstanding shares of Company Common Stock upon the terms and conditions therein contained.

  F. Intention of the Acquiror. It is the intention of the Acquiror that, unless otherwise determined pursuant to Section 1.6 hereof, after the Effective Date (as defined below) of the Merger, the Surviving Corporation (as defined below) be liquidated by the Acquiror and thereafter San Francisco Federal Savings and Loan Association (the "Company Bank") be merged with and into the Acquiror (the "Bank Merger").

  G. Board Approvals. The respective Boards of Directors of the Acquiror and the Company have duly approved the Plan and have duly authorized its execution and delivery.

  NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                             ARTICLE I. THE MERGER

  SECTION 1.1. Structure of the Merger. On the Effective Date (as defined in
Section 7.1), Merger Sub will merge (the "Merger") with and into the Company, with the Company being the surviving corporation (the "Surviving Corporation"), pursuant to the provisions of, and with the effect provided in the Delaware General Corporation Law (the "State Corporation Law"). The separate corporate existence of Merger Sub shall thereupon cease. The Surviving Corporation shall continue to be governed by the State Corporation Law and its separate corporate existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time (as defined in Section 7.1), the certificate of incorporation and by-laws of the Company, in effect immediately prior to the Effective Time, shall become the certificate of incorporation and by-laws of the Surviving Corporation. At the Effective Time, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation.

  SECTION 1.2. Effect on Outstanding Shares. (a) By virtue of the Merger, automatically and without any action on the part of the holders of Company Common Stock, each share of Company Common Stock issued and outstanding at the Effective Time (other than Excluded Shares (as defined below)) shall become and be converted into the right to receive $32.00 in cash without interest (the "Merger Consideration"). As of the Effective Time, each share of Company Common Stock held directly or indirectly by the Acquiror, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, and shares held as treasury stock of the Company, shall be cancelled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

  (b) The shares of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation after the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation, until the Surviving Corporation is liquidated by the Acquiror.

  (c) "Excluded Shares" shall mean (i) shares of Company Common Stock the holder of which (the "Dissenting Stockholder"), pursuant to the State Corporation Law providing for dissenters' or appraisal rights is entitled to receive payment in accordance with the provisions of the State Corporation Law, such holder to have only the rights provided in the State Corporation Law (the "Dissenters' Shares"), (ii) shares of Company Common Stock held directly or indirectly by the Acquiror, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted and (iii) shares of Company Common Stock held as treasury stock by the Company.

  SECTION 1.3. Exchange Procedures. (a) At and after the Effective Time, each certificate (each a "Certificate") previously representing shares of Company Common Stock shall represent only the right to receive the Merger
Consideration in cash without interest.

  (b) As of the Effective Time, the Acquiror shall deposit, or shall cause to be deposited, with such bank, savings and loan association or trust company as the Acquiror shall elect (which may be a subsidiary of the Acquiror) (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 1.3, the amount of cash constituting the Merger Consideration to be paid pursuant to Section 1.2.

  (c) As soon as practicable after the Effective Time, the Acquiror shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates the following: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other reasonable provisions as the Acquiror may determine; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of a Certificate to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, a check for the Merger Consideration may be issued to the transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the reasonable discretion of the Acquiror and the Exchange Agent, (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes have been paid.

  (d) From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Acquiror or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Plan in accordance with the procedures set forth in this Section 1.3.

  (e) Any portion of the aggregate Merger Consideration or the proceeds of any investments thereof that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be repaid by the Exchange Agent to the Acquiror. Any shareholders of the Company who have not theretofore complied with this Section 1.3 shall thereafter look only to the Acquiror for payment of their Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Plan without any interest thereon. If outstanding Certificates are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Acquiror (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of the Acquiror, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Plan.

  SECTION 1.4. Dissenters' Rights. Any Dissenting Stockholder who shall be entitled to be paid the "fair value" of his or her Dissenters' Shares, as provided in Section 262 of the State Corporation Law, shall not be entitled to the Merger Consideration, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the State Corporation Law, and shall be entitled to receive only the payment to the extent provided for by Section 262 of the State Corporation Law with respect to such Dissenters' Shares. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenters' Shares held by such Dissenting Stockholder shall thereupon be treated as though such Dissenters' Shares had been converted into the right to receive the Merger Consideration pursuant to Section 1.2.

  SECTION 1.5. Options and Stock Appreciation Rights. At the Effective Time, each option and related stock appreciation right or limited stock appreciation right (collectively, "SARs") granted by the Company to purchase shares of Company Common Stock or to receive other consideration, which is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall be terminated and each grantee thereof shall be entitled to receive, in lieu of each share of Company Common Stock or any other consideration that would otherwise have been issuable upon exercise, an amount in cash computed by multiplying (i) the difference between (x) $32.00 and (y) the per share exercise price applicable to such option by (ii) the number of such shares of Company Common Stock subject to such option. The Company agrees to use its commercially reasonable efforts to take or cause to be taken all action necessary under such options and related SARs to provide for such termination and payment, including obtaining any necessary consents from grantees. The Company will make the payments required to be made to grantees of options and related SARs under this Section 1.5 immediately prior to the Effective Time.

  SECTION 1.6. Alternative Structure. Notwithstanding anything in this Plan to the contrary, the Acquiror may specify that, before or after the Merger, the Company, the Acquiror, the Company Bank and any other subsidiary or affiliate of the Acquiror shall enter into transactions other than those described in
Article I hereof in order to effect the purposes of this Plan, and the Company and the Acquiror shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such specification may adversely effect the timing of the consummation of the transactions contemplated herein or the tax effect or economic benefits of the Merger to the holders of Company Common Stock.

                    ARTICLE II. CONDUCT PENDING THE MERGER

  SECTION 2.1. Conduct of the Company's Business Prior to the Effective
Time. Except as expressly provided in this Plan, the Option Agreement, as agreed to by the Acquiror during the period from the date of this Plan to the Effective Time or as set forth on the Company's Disclosure Letter, the Company shall, and shall cause its subsidiaries to, (i) conduct its business and maintain its books and records in the usual, regular and ordinary course consistent with past practice, (ii) use its commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) except as required by applicable law, rule or regulation, take no action which would adversely affect or delay the ability of the Company, the Acquiror, or the Merger Sub to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Plan and (iv) except as required by applicable law, rule or regulation, take no action that could reasonably be expected to have a Material Adverse Effect (as defined in Section 3.2 hereof) on the Company.

  SECTION 2.2. Forbearance by the Company. During the period from the date of this Plan to the Effective Time, and except as contemplated by this Plan, the Option Agreement or as set forth on the Company's Disclosure Letter, the Company shall not, and shall not permit any of the Company Subsidiaries (as defined below), without the prior written consent of the Acquiror, to:

  (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person; provided, however, that neither the Company nor any Company Subsidiary shall incur any indebtedness for borrowed money (including reverse repurchase agreements) with a final maturity falling on any date after June 30, 1996.

  (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant, sell or issue to any individual, corporation or other person any right or option to acquire, or securities evidencing a right to convert into or acquire, any shares of its capital stock, except for regular quarterly cash dividends at a rate per share of Company Common Stock not in excess of $0.07 per share, and except pursuant to the Rights Agreement, provided, however, that the Company may not declare regular quarterly cash dividends in any amount if, after giving effect to such declaration, the aggregate of all such dividends declared after July 1, 1995 would exceed 50% of aggregate net income of the Company from July 1, 1995 through the end of the calendar quarter immediately preceding such declaration, without giving any effect to reductions in net income as a result of the actions contemplated by Section 4.2; or issue any additional shares of capital stock or Rights except pursuant to (i) the exercise of stock options and related SARs outstanding as of the date hereof as set forth on Annex 1 and on the terms in effect on the date hereof or (ii) the Option Agreement;

  (c) other than in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leases or assets to any person, or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements in force at the date of this Plan;

  (d) enter into or amend any employment agreement with any employee or director, hire any new employee at the level of Vice President or above or fill any vacancy created by the departure (for any reason) of any employee at the level of Vice President or above, in each case, without previously consulting with Acquiror (it being understood that if the Company and the Acquiror are unable to agree upon a mutually satisfactory employee, the Company or any of the Company Subsidiaries shall be entitled to employ the person of its choice; provided, however, that the salary and other benefits payable to any such person shall be within the range paid by the Company or any Company Subsidiary for an employee in a comparable position; and provided further, however, that notwithstanding anything to the contrary contained in this Plan no such employee shall be entitled to any severance payment following the Effective Time), increase in any manner the compensation or fringe benefits of any of its employees or directors, or create or institute, or make any payments pursuant to, any severance plan or package, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to, or otherwise establish any trust or account related to, any Employee Plan (as defined in Section 3.3(n)), with or for the benefit of any employee, other than general increases in compensation in the ordinary course of business consistent with past practice not in excess of 3.5% (three and one-half percent) in the aggregate for all employees, 4% (four percent) for any individual employee at the level of Vice President or above, and 7% (seven percent) at any employee level below the level of Vice President, or any amendment to any Employee Plan required by applicable law (provided that the Company shall use its best efforts to minimize the cost of any such amendment as permitted under such applicable law), or voluntarily accelerate the vesting of any stock options, SARs or other compensation or benefit;

  (e) other than in the ordinary course of business, consistent with past practice, and except as necessary to meet current liquidity requirements, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any person; provided that no investment or series of related investments shall be made in an amount in excess of $100,000 except in (i) securities which would be reported under the caption "cash and cash equivalents" on the Company's consolidated statements of financial condition and (ii) federal government securities with a maturity of not more than two (2) years, and in no event shall the Company make any acquisition of equity securities or business operations without the Acquiror's prior consent;

  (f) enter into or terminate any material contract or agreement for goods or services, or make any change in any of its material leases or contracts for goods or services, other than with respect to such leases or contracts involving aggregate payments of less than, or the provision of goods and services with a market value of less than, $50,000;

  (g) settle any claim, action or proceeding involving any liability of the Company or any of the Company Subsidiaries for money damages in excess of $50,000 exclusive of insurance coverage, or involving restrictions upon the operations of the Company or any of Company Subsidiaries;

  (h) except in the ordinary course of business, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

  (i) except in the ordinary course of business, make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing except (i) loans, advances or commitments in amounts less than $500,000 made in the ordinary course of business consistent with past practice and made in conformity with all applicable policies and procedures, and (ii) loans or advances as to which the Company has a legally binding obligation to make such loan or advance as of the date hereof and a description of which has been provided by the Company in writing to the Acquiror prior to the execution of this Plan;

  (j) except as contemplated by Section 4.2 and except for the implementation of the Statement of Financial Accounting Standards No. 122, change its method of accounting as in effect at December 31, 1994, except as required by changes in generally accepted accounting principles as concurred in by the Company's independent auditors, or as required by regulatory accounting principles or regulatory requirements;

  (k) enter into any new activities or lines of business, or cease to conduct any material activities or lines of business that it conducts on the date hereof, or conduct any material business activity not consistent with past practice;

  (l) amend its restated certificate of incorporation, its by-laws or the Rights Agreement;

  (m) make any capital expenditure, other than in the ordinary course of business or as necessary to maintain its assets, provided, however, that no capital expenditure shall be made which individually or in the aggregate with all other capital expenditures exceeds $1,000,000 exclusive of capital costs with respect to the branch of the Company Bank currently under construction in Sacramento, California; or

  (n) agree to, or make any commitment to, take any of the actions prohibited by this Section 2.2.

  SECTION 2.3. Cooperation. The Company shall cooperate with Acquiror and Merger Sub in completing the transactions contemplated hereby and shall not take, cause to be taken or agree or make any commitment to take any action:
(i) that is intended or may reasonably be expected to cause any of the representations or warranties of it that are set forth in Article III hereof not to be true and correct in any material respect, or (ii) that is inconsistent with or prohibited by Section 2.1 or Section 2.2; except in any case as may be required by law, rule or regulation.

  SECTION 2.4. Conduct of the Acquiror Prior to the Effective Time. Except as expressly provided in this Plan, as agreed to by the Company or as required by applicable law, rules or regulations, during the period from the date of this Plan to the Effective Time, the Acquiror shall, and shall cause its subsidiaries to, (i) take no action which would adversely affect or delay the ability of the Company, the Acquiror, the Merger Sub or the Company Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Plan and (ii) take no action that could reasonably be expected to have a Material Adverse Effect (as defined in Section 3.2 hereof) on the Acquiror.

                  ARTICLE III. REPRESENTATIONS AND WARRANTIES

  SECTION 3.1 Disclosure Letters. On or prior to the date hereof, the Company has delivered to the Acquiror, and the Acquiror has delivered to the Company, a letter (as the case may be, its "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of its representations and warranties (and making specific reference to the Section of this Plan to which they relate); provided that (a) no such fact, circumstance or event is required to be set forth in a Disclosure Letter as an exception to a representation or warranty (it being understood that items to be set forth in response to Sections 3.3(b), 3.3(d) and 3.3(n) (in the case of Section 3.3(n), solely to the extent such schedule lists the Plans) are intended as informational disclosures and not to constitute exceptions to the applicable representation or warranty) if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 3.2, and (b) the mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.2).

  SECTION 3.2 Standards. (a) No representation or warranty of the Company or Acquiror contained in Section 3.3 or 3.4, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 3.3 or 3.4, as applicable, there is reasonably likely to occur a Material Adverse Effect.

  (b) As used in this Plan, the term "Material Adverse Effect" means (i) an effect which (A) is material and adverse to the business, financial condition or results of operations of the Company or the Acquiror, as the context may dictate, and its subsidiaries taken as a whole, (B) significantly and adversely affects the ability of the Company or the Acquiror, as the context may dictate, to consummate the Merger by June 30, 1996 or to perform its material obligations hereunder or (C) enables any person to prevent the consummation by June 30, 1996 of the Merger or (ii) the failure of (x) a representation or warranty contained in Sections 3.3(a), 3.3(d) or 3.3(h)(B) to be true and correct or (y) a representation or warranty contained in Sections 3.4(a) or 3.4(b) to be true and correct in all material respects; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect the cause of which is (i) any change in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to savings associations or their holding companies generally, (iii) any action or omission of the Company or the Acquiror or a subsidiary thereof taken with the prior written consent of the Acquiror or the Company, as applicable, in contemplation of the Merger, (iv) the actions contemplated by
Section 4.2, (v) any changes in general economic conditions affecting financial institutions generally, (vi) in the case of members of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation, the funding of the SAIF and (vii) any action not taken or omission made by the Company because the consent thereto reasonably requested by the Company from the Acquiror to conduct ordinary business operations was denied or not acted upon in a timely manner by the Acquiror.

  SECTION 3.3. Representations and Warranties of the Company. Subject to Sections 3.1 and 3.2 and except as set forth in the Disclosure Letter relating to the Company referred to therein, the Company represents and warrants to the Acquiror that:

  (a) Recitals True. The facts set forth in the Recitals of this Plan with respect to the Company are true and correct in all material respects.

  (b) Capital Stock. All outstanding shares of capital stock of the Company and of its direct and indirect subsidiaries (collectively, the "Company Subsidiaries"), are duly authorized, validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights.

  (c) Qualification. Each of the Company and the Company Subsidiaries has the power and authority, and is duly qualified in all jurisdictions where such qualification is required, to carry on its business as it is now being conducted and to own all its properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

  (d) Subsidiaries; Significant Investments. The only Company Subsidiaries are the Company Bank and the Company Bank's direct or indirect subsidiaries, Franciscan Financial Corporation, Development Credit Corporation, Capital Conveyance Company, and San Francisco Auxiliary Corporation. The shares of capital stock of all the Company Subsidiaries are owned directly and of record by the Company or the Company Bank free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock. None of the Company or any of the Company Subsidiaries owns any equity securities, any security convertible or exchangeable into an equity security or any rights to acquire any equity security, except for the shares of capital stock, par value $100 per share, of the Federal Home Loan Bank of San Francisco ("FHLBSF"), held by the Company Bank as of the date hereof.

  (e) Authority and Shareholder Approvals.

    (i) Subject to the receipt of required shareholder approval of this Plan by the holders of the Company Common Stock, each of this Plan and the Option Agreement has been authorized by all necessary corporate action of the Company. Subject to receipt of (A) such shareholder approval and (B) the required approvals, consents or waivers of governmental authorities referred to in Section 5.1(b), this Plan is a valid and binding agreement of the Company enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    (ii) The affirmative vote of at least a majority of the outstanding shares of Company Common Stock entitled to vote on this Plan is the only shareholder vote required for approval of the Plan and consummation of the Merger and the other transactions contemplated hereby.

  (f) No Violations. The execution, delivery and performance of this Plan by the Company do not, the execution, delivery and performance of the Option Agreement by the Company will not, and the consummation of the transactions contemplated hereby or thereby by the Company will not, (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or any Company Subsidiary or to which the Company or any Company Subsidiary (or any of their respective properties) is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws or similar organizational documents of the Company or any Company Subsidiary or (iii) assuming the consents, approvals, and waivers listed in clauses (A)-(C) below or on Section 3.3(f) of the Company's Disclosure Letter are received, constitute a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any Company Subsidiary is a party, or to which any of their respective properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby and by the Option Agreement will not require the Company to obtain any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (A) the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(b), (B) the approval of the shareholders of the Company referred to in Section 3.3(e) and (C) such approvals, consents or waivers as are required under the federal and state securities or "Blue Sky" laws in connection with the transactions contemplated by this Plan or the Option Agreement.

  (g) Reports.

    (i) As of their respective dates, neither the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, nor any other document filed subsequent to December 31, 1994 (including, without limitation, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC"), or any of the reports or other statements filed by the Company or the Company Bank on or subsequent to December 31, 1994 with the Office of Thrift Supervision ("OTS") or otherwise pursuant to 12 C.F.R. 563b, 563d or 563g (collectively with the above-referenced reports filed under the Securities Exchange Act, the "Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets contained or incorporated by reference in the Reports (including in each case any related notes and schedules) fairly presented or will fairly present, as the case may be, the financial position of the entity or entities to which it relates as of its date and each of the statements of operations, statements of cash flows and statements of stockholders' equity, contained or incorporated by reference in its Reports (including in each case any related notes and schedules), fairly presented or will fairly present, as the case may be, the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

    (ii) The Company and each Company Subsidiary have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1990 with (i) the SEC, (ii) the OTS, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the Savings Association Insurance Fund ("SAIF"), (v) the Federal Housing Finance Board ("FHFB"),
  (vi) the FHLBSF, (vii) any state banking commission or other regulatory authority ("State Regulator") (collectively, the "Regulatory Agencies"), and (vii) the National Association of Securities Dealers, Inc. and any other self-regulatory organization ("SRO"), and all other material reports and statements required to be filed by them since December 31, 1990, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the OTS, the FDIC, SAIF, FHFB, FHLBSF, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith.

  (h) Absence of Certain Changes or Events. Except as disclosed in the Company's Reports filed prior to the date of this Plan, true and complete copies of which have been provided by the Company to the Acquiror, and except as contemplated by this Plan, the Option Agreement or in Sections 2.1 or 2.2 of the Company's Disclosure Letter, since June 30, 1995, (A)(1) the Company and the Company Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice and (2) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses; and (B) without giving effect to Section 3.2(a), there has not been any change in the financial condition, properties, business, or results of operations of the Company or the Company Subsidiaries which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

  (i) Taxes. All federal, state, local, and foreign tax returns required to be filed by or on behalf of the Company or any of the Company Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all respects. All taxes shown on such returns have been paid in full or adequate provision has been made for any such taxes in the financial statements of the Company and the Company Subsidiaries (in accordance with generally accepted accounting principles). There is no audit examination, deficiency assessment, or refund litigation currently pending with respect to any taxes of the Company or any of the Company Subsidiaries. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to the Company or any of the Company Subsidiaries have been paid in full or adequate provision has been made for any such taxes in the financial statements of the Company and the Company Subsidiaries (in accordance with generally accepted accounting principles). No extensions or waivers of statutes of limitations have been given by or requested with respect to any taxes of the Company or any of the Company Subsidiaries. As of the beginning of the Company's 1995 taxable year, the consolidated net operating loss carryovers (as defined in Treasury Regulation 1.150221(b)) of the Company and the Company Subsidiaries available as a deduction for the Company's 1995 taxable year and subsequent taxable years is not less than $1.8 million. There have been no actual or proposed assessments for taxes, and no claim or deficiencies for any taxes, that would affect the amount of the consolidated net operating loss carryovers of the Company and the Company Subsidiaries.

  (j) Absence of Claims. As of the date hereof, no litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against the Company or any of the Company Subsidiaries, and, to the knowledge of the Company, no such litigation, proceeding, controversy, claim or action has been threatened. As of the Effective Time, no litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against the Company or any of the Company Subsidiaries, and, to the knowledge of the Company, no such litigation, proceeding, controversy, claim or action has been threatened. As of the date hereof, there are no claims (statutory or otherwise), demands, proceedings or other actions pending or, to the Company's knowledge, threatened against the Company or any of the Company Subsidiaries by (i) any of their present or former employees or (ii) any person who sought to become employed by the Company or any of the Company Subsidiaries.

  (k) Absence of Regulatory Actions. Neither the Company nor any of the Company Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("Government Regulators") nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

  (l) Agreements.

    (i) Except for the Option Agreement and arrangements made in the ordinary course of business, the Company and the Company Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K) to be performed after the date hereof that has not been filed with, described, or incorporated by reference in the Company's Reports filed prior to the date of this Plan. Except as disclosed in the Company's Reports filed prior to the date of this Plan, neither the Company nor any of the Company Subsidiaries is a party to an oral or written (i) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) involving the payment of more than $50,000 per annum, in the case of any such agreement with an individual, or $100,000 per annum, in the case of any other such agreement, (ii) agreement with any executive officer or other key employee of the Company or any of the Company Subsidiaries the benefits of which are contingent, or the terms of which are materially altered or any payments or rights are accelerated, upon the occurrence of a transaction involving the Company or any of the Company Subsidiaries of the nature contemplated by this Plan or the Option Agreement and which provides for the payment of in excess of $50,000, (iii) agreement with respect to any executive officer of the Company or any of the Company Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $100,000 per annum, (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan or the Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan or the Option Agreement or (v) agreement containing covenants that limit the ability of the Company or any of the Company Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of the Company Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

    (ii) Neither the Company nor any of the Company Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

  (m) Labor Matters. Neither the Company or any of the Company Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is the Company or any of the Company Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Company Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving the Company or any of the Company Subsidiaries pending or threatened.

  (n) Employee Benefit Plans. Annex 3 contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, employment, termination, severance, medical, health and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto in respect to any present or former directors, officers, or other employees of the Company or any of the Company Subsidiaries (hereinafter referred to collectively as the "Employee Plans"). (i) All of the Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither the Company nor any of the Company Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA; and all contributions required to be made under the terms of any Employee Plan have been timely made or have been reflected on the balance sheets contained or incorporated by reference in the Reports; (ii) no liability to the Pension Benefit Guaranty Corporation (the "PBGC") has been or is expected by the Company or any of the Company Subsidiaries to be incurred with respect to any Employee Plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by the Company or any entity (an "ERISA Affiliate") which is considered one employer with the Company under Section 4001 of ERISA or
Section 414 of the Code (an "ERISA Affiliate Plan"); and no proceedings have been instituted to terminate any Pension Plan or ERISA Affiliate Plan; (iii) no Pension Plan or ERISA Affiliate Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan and ERISA Affiliate Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan or ERISA Affiliate Plan as of the end of the most recent plan year with respect to the respective Pension Plan or ERISA Affiliate Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan or ERISA Affiliate Plan prior to the date hereof, and there has been no material change in the financial condition of any such Pension Plan or ERISA Affiliate Plan since the last day of the most recent plan year; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan or ERISA Affiliate Plan within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated in this Plan; (iv) neither the Company nor any Company Subsidiary has provided or is required to provide security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code; (v) neither the Company, the Company Subsidiaries, nor any ERISA Affiliate has contributed to any "multi-employer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980; (vi) each Employee Plan of the Company or any of the Company Subsidiaries which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) has received a favorable determination letter from the Internal

Revenue Service deeming such plan (a "Qualified Plan") to be qualified under
Section 401(a) of the Code; and neither the Company nor the Company Subsidiaries are aware of any circumstances likely to result in revocation of any such favorable determination letter; (vii) all Employee Plans covering current or former non-U.S. employees comply in all material respects with applicable local law, and there are no material unfunded liabilities with respect to any Employee Plan which covers such employees; (viii) there is no pending or threatened material litigation, administrative action or proceeding relating to any Employee Plan; (ix) there has been no announcement or commitment by the Company or any Company Subsidiary of the Company to create an additional Employee Plan, or to amend an Employee Plan except for amendments required by applicable law which do not increase the cost of such Employee Plan; (x) the Company and the Company Subsidiaries do not have any obligations for retiree health and life benefits under any Employee Plan except as set forth in Annex 3, and there are no such Employee Plans that cannot be amended or terminated without incurring any liability thereunder;
(xi) neither the Company nor any of the Company Subsidiaries has the right to accelerate the time of payment or vesting of any benefit or compensation payable under any Employee Plan; (xii) with respect to the Company or any of the Company Subsidiaries, except as specifically identified on Annex 3 and subject to the conditions, limitations and assumptions specified therein, the execution and delivery of this Plan and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by the Company or any Company Subsidiary to any person which is an "excess parachute payment" (as defined in Section 280G of the Code) under any Employee Plan, increase or secure (by way of a trust or other vehicle) any benefits or compensation payable under any Employee Plan, or accelerate the time of payment or vesting of any such benefit or compensation, and (xiii) with respect to each Employee Plan, the Company has supplied to the Acquiror a true and correct copy, if applicable, of (A) the two most recent annual reports on the applicable form of the Form 5500 series filed with the Internal Revenue Service (the "IRS"), (B) such Employee Plan, including all amendments thereto,
(C) each trust agreement and insurance contract relating to such Employee Plan, including all amendments thereto, (D) the most recent summary plan description for such Employee Plan, including all amendments thereto, if the Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan, (F) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan and (G) the most recent financial statements and auditors' report.

  (o) Title to Assets. The Company and each of the Company Subsidiaries has good and marketable title to its properties and assets (including any intellectual property asset such as, without limitation, any trademark, service mark, trade name or copyright) other than (i) as reflected in the Reports, (ii) property as to which it is lessee and (iii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted.

  (p) Compliance with Laws. The Company and each of the Company Subsidiaries:

    (i) has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened; and

    (ii) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Americans With Disabilities Act, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act.

  (q) Fees. Other than financial advisory services performed for the Company by, and fees payable to, Salomon Brothers Inc in an amount and pursuant to an agreement both previously disclosed to the Acquiror, neither the Company nor any of the Company Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with the Plan or the transactions contemplated hereby. The Company shall not be liable for any financial services advisory fees incurred by the Acquiror.

  (r) Environmental Matters.

    (i) With respect to the Company and each of the Company Subsidiaries:

      (A) Each of the Company and the Company Subsidiaries, the Loan Properties, and, to the best knowledge of the Company, the Participation Facilities (each as defined below) are, and have been, in substantial compliance with all Environmental Laws (as defined below);

      (B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the best knowledge of the Company, threatened, before any court, governmental agency or board or other forum against it or any of the Company Subsidiaries or, to the best knowledge of the Company, any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of the Company Subsidiaries or any Participation Facility;

      (C) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened, before any court, governmental agency or board or other forum relating to or against any Loan Property (or the Company or any of the Company Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by a Loan Property;

      (D) There are no existing facts or circumstances that could reasonably be expected to give rise to any suit, claim, action, demand, executive or administrative order, directive or proceeding of a type described in Section 3.3(r)(i)(B) or (C);

      (E) The properties currently or formerly owned or operated by the Company or any of the Company Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material (as defined below) that could reasonably be expected to give rise to liability to the Company or any of the Company Subsidiaries;

      (F) None of it or any of the Company Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

      (G) There are no underground storage tanks on, in or under any properties or Participation Facility and no underground storage tanks have been closed or removed from any properties or Participation Facility which are or have been in the ownership of it or any of the Company Subsidiaries;

      (H) During the period of (l) its or any of the Company Subsidiaries' ownership or operation of any of their respective current properties,
    (m) its or any of the Company Subsidiaries' participation in the management of any Participation Facility, or (n) its or any of the Company Subsidiaries' holding of a security interest in a Loan Property, there has been no contamination by or release of Hazardous Material in, on, under or affecting such properties. Prior to the period of (x) its or any of the Company Subsidiaries' ownership or operation of any of their respective current properties, (y) its or any of the Company Subsidiaries' participation in the management of any Participation Facility, or (z) its or any of the Company Subsidiaries' holding of a security interest in a Loan Property, there was no contamination by or release of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property;

      (I) None of it or the Company Subsidiaries participates in the management of a Loan Property or Participation Facility to an extent that it would be deemed an "owner or operator" as defined in 42 U.S.C.
    (S) 9601 or any similar Environmental Law; and

      (J) The cost of any and all required remediation of sites or other environmental compliance with respect to which the Company or the Company Subsidiaries bear or may reasonably be expected to bear liability for such remediation or compliance will not exceed, in the aggregate, $500,000.

    (ii) The following definitions apply for purposes of this Section 3.3(r):
  (w) "Loan Property" means any property in which the applicable party (or a subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (x) "Participation Facility" means any facility in which the applicable party (or a subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property; (y) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, requirement or agreement with any governmental entity, (A) relating to the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now or hereafter in effect, including all current Environmental Laws, all future interpretations of current Environmental Laws and all future Environmental Laws and subsequent interpretations thereof. The term "Environmental Law" includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal and the federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Federal Hazardous Materials Transportation Act, or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and (z) "Hazardous Material" means any substance in any concentration which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

  (s) Loan Classification. The Company has disclosed to the Acquiror in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the Company and the Company Subsidiaries with an original principal amount in excess of $500,000 that, as of June 30, 1995, have been criticized or classified by it as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The Company and the Company Subsidiaries shall promptly after the end of any month inform the Acquiror of any such criticism or classification arrived at any time after the date hereof. There is no material disagreement with any regulatory agency as to the classifications referred to in the first two sentences of this Section 3.3(s).

  (t) Antitakeover Provisions Inapplicable. The provisions of Section 1 of Article Tenth of the Company's restated certificate of incorporation is not applicable to this Plan, the Merger or the Option Agreement (whether held by Acquiror or any assignee) or the transactions contemplated hereby or thereby. The Company has taken all actions required to exempt the Plan, the Merger and the Option Agreement and any amendment or revision thereto and the transactions contemplated hereby or thereby from any applicable state antitakeover laws.

  (u) Material Interests of Certain Persons. Except as disclosed in the Company's Proxy Statement for its 1995 Annual Meeting of Shareholders, no officer or director of the Company, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of the Company Subsidiaries.

  (v) Insurance. The Company and the Company Subsidiaries are presently insured, and since December 31, 1990, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by the Company and the Company Subsidiaries are in full force and effect, the Company and the Company Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion. No claim by the Company or any of the Company Subsidiaries on or in respect of an insurance policy or bond has been declined or refused by the relevant insurer or insurers. The Company has previously provided the Acquiror with schedules and summaries which accurately and correctly represent and summarize the material terms and conditions of all of the insurance policies maintained by the Company or any Company Subsidiary. Between the date hereof and the Effective Time, the Company and the Company Subsidiaries will use commercially reasonable efforts to maintain the levels of insurance coverage in effect on the date hereof.

  (w) Registration Obligation. Neither the Company nor any of the Company Subsidiaries is under any obligation, contingent or otherwise, to register any of its securities under the Securities Act of 1933, as amended.

  (x) Books and Records. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

  (y) Corporate Documents. The Company has delivered to the Acquiror true and complete copies of (i) its restated certificate of incorporation and by-laws and (ii) the charter and by-laws of each of the Company Subsidiaries, as each of them is in effect on the date hereof.

  (z) Company Action. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present (i) determined that the Merger is advisable and in the best interests of the Company and its shareholders, (ii) approved this Plan, the Merger and the Option Agreement and the transactions contemplated hereby and thereby, and
(iii) directed that, subject to the provisions of applicable law, this Plan be submitted for consideration by the Company's shareholders at the Company Meeting.

  (aa) Indemnification. Other than pursuant to the provisions of its charter or by-laws, neither the Company nor any Company Subsidiary is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a "Covered Person"), and to the knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under Section 4.7 if such provisions were deemed to be in effect.

  (bb) Loans. Each loan, other than loans the aggregate amount of which to any one borrower and its related interests does not exceed $500,000, reflected as an asset on the Company's balance sheet as of June 30, 1995 and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All such loans and extensions of credit that have been made by Company Bank and that are subject to Section 11 of HOLA comply therewith. As of July 31, 1995, the aggregate principal amount of loans made by the Company or any Company Subsidiary which were past due was $95 million.

  (cc) Derivatives Contracts; Structured Notes; Etc. Neither the Company nor any Company Subsidiary is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that (1) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (2) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in paragraph 3.3(cc) of its Disclosure Letter or disclosed in its Reports filed on or prior to the date hereof.

  (dd) Rights Agreement. The Company has amended the Rights Agreement to provide that the Acquiror or any of its existing or future affiliates or associates shall not be deemed an Acquiring Person or an Adverse Person (as each of such terms is defined in the Rights Agreement) and that a Distribution Date (as such term is defined in the Rights Agreement) shall not be deemed to occur and the Purchase Rights will not separate from the Company Common Stock, solely as a result of entering into this Plan and/or the Option Agreement or consummating the transactions contemplated herein and/or therein.

  (ee) Knowledge as to Conditions. The Company knows of no reason why the approvals, consents and waivers of governmental authorities referred to in
Section 5.1(b) should not be obtained without the imposition of any condition of the type referred to in the proviso thereto.

  SECTION 3.4. Representations and Warranties of the Acquiror. Subject to Sections 3.1 and 3.2 and except as set forth in the Disclosure Letter relating to the Acquiror referred to therein, the Acquiror represents and warrants to the Company that:

  (a) Recitals True. The facts set forth in the Recitals of this Plan with respect to the Acquiror and Merger Sub are true and correct in all respects.

  (b) Corporate Qualification. The Merger Sub, when duly incorporated after the receipt of any necessary governmental or regulatory approvals in connection with its organization, will be in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification. The Acquiror has, and when duly incorporated Merger Sub will have, the requisite corporate and other power and authority (including all federal, state, local and foreign government authorizations) to carry on its respective businesses as, in the case of the Acquiror, they are now being conducted and, in the case of Merger Sub, when duly incorporated, they will be conducted and to own their respective properties and assets.

  (c) Corporate Authority. The Acquiror has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute and deliver this Plan and to consummate the transactions contemplated hereby. This Plan is a valid and binding agreement of the Acquiror enforceable against the Acquiror in accordance with its terms.

  (d) No Violations. The execution, delivery and performance of this Plan by the Acquiror do not, and the consummation of the transactions contemplated hereby by the Acquiror and, when duly incorporated, the Merger Sub will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Acquiror or, when duly incorporated, Merger Sub or to which the Acquiror (or any of its properties) is subject or Merger

Sub, when duly incorporated (or any of its properties) will be subject, which breach, violation or default would have a Material Adverse Effect on the Acquiror, or enable any person to enjoin the Merger, (ii) a breach or violation of, or a default under, the articles of incorporation or by-laws of the Acquiror or, when duly incorporated, Merger Sub or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Acquiror or, when duly incorporated, Merger Sub under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Acquiror is or Merger Sub, when duly incorporated will be, a party, or to which any of their respective properties or assets may be bound or affected, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on the Acquiror; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(b), (ii) any such approval, consent or waiver that already has been obtained, and (iii) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on the Acquiror or enable any person to enjoin the Merger.

  (e) Access to Funds. The Acquiror has, or on the Closing Date will have, all funds necessary to consummate the Merger and pay the aggregate Merger Consideration.

  (f) Absence of Regulatory Actions. Neither the Acquiror nor any of its subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of any Government Regulator nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

  (g) Knowledge as to Conditions. The Acquiror knows of no reason why the approvals, consents and waivers of governmental authorities referred to in
Section 5.1(b) should not be obtained without the imposition of any condition of the type referred to in the proviso thereto.

                             ARTICLE IV. COVENANTS

  SECTION 4.1. Acquisition Proposals. The Company agrees that neither it nor any of the Company Subsidiaries nor any of the respective officers and directors of the Company or any Company Subsidiaries shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of the Company Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets, deposits or any equity securities of, the Company or any of the Company Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the Company's board of directors of its fiduciary duties as advised by such board's counsel with respect to an unsolicited offer from a third party, engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than the Acquiror) conducted heretofore with respect to any of the foregoing. The Company will take the necessary steps to inform promptly the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.1. The Company agrees that it will notify the Acquiror immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company or any of the Company Subsidiaries. The Company also agrees that it promptly shall request each other person (other than the Acquiror) that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of the Company Subsidiaries to return all confidential information heretofore furnished to such person by or on behalf of the Company or any of the Company Subsidiaries and enforce any such confidentiality agreements.

  SECTION 4.2. Certain Policies of the Company. At the request of the Acquiror, the Company shall, to the extent consistent with generally accepted accounting principles, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) after the date on which all required federal depository institution regulatory approvals are received and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of the Acquiror; provided, however, that the Company shall not be required to take such action unless (A) the Acquiror agrees in writing that all conditions to the Acquiror's obligation to consummate the Merger set forth in Article V hereof (other than the expiration of the statutory waiting period following approval of the Merger by the OTS) have been satisfied or waived, (B) the Company shall have received a written waiver by the Acquiror of its rights to terminate this Agreement, and (C) all of the conditions to the Company's obligation to consummate the Merger (other than the statutory waiting period described above) shall have been satisfied. The Company's representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.2.

  SECTION 4.3. Employees. (a) Except for those individuals with employment contracts with the Company or any Company Subsidiary, as of the Effective Time, Acquiror shall offer employment to the employees of the Company and the Company Subsidiaries ("Continued Employee"), but all such Continued Employees will be deemed to be employees at will. To the extent that the employment of any Continued Employee is terminated by the Acquiror or any of its subsidiaries after the Merger, except for cause, within six (6) months following the Effective Time, such employee will be entitled to receive severance payment in the amount of two weeks of severance for each year of service with the Company or Company Subsidiary, subject to a maximum of 52 weeks in any individual case. Thereafter, Continued Employees shall be covered by the severance plan of Acquiror in effect from time to time.

  (b) As of the Effective Time of the Merger, any retirement plan of the Company or Company Subsidiaries shall be capped as to participants.

  (c) Except as set forth in this Section 4.3, from and after the Effective Time of the Merger each Continued Employee shall be entitled, as an employee of the Acquiror, to participate in Acquiror's employee benefits plans that may be in effect generally for the employees of Acquiror from time to time ("Acquiror's Plans") if such Continued Employee shall be eligible for participation therein on the same basis as similarly situated employees of Acquiror or Acquiror's subsidiaries. All such participation shall be subject to such terms of the Acquiror's Plans as may be in effect from time to time. For purposes of any seniority or length of service requirement, waiting periods or vesting periods based on length of service in any of Acquiror's Plans, the service of the Continued Employee with the Company or any Company Subsidiary (or predecessor thereof) shall be deemed to be in service with the Acquiror.

  (d) Each Continued Employee shall be entitled to carryover all accrued but unused vacation and sick leave as of the Effective Time of the Merger, except that the carryover of sick leave shall be capped at 560 hours.

  (e) For a reasonable period of time, not to exceed 60 days after the Effective Time of the Merger, Acquiror will continue the Company and Company Subsidiary's health plans, in order for Acquiror to facilitate the transfer of the Continued Employees to its health plan.

  SECTION 4.4. Access and Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of the Company Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Acquiror access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause the Company Subsidiaries to, make available to the Acquiror (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the Acquiror may reasonably request. Neither the Company nor any of the Company Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The Acquiror will hold all such information in confidence in accordance with the provisions of the confidentiality agreement, dated July 12, 1995, between the Acquiror and the Company (the "Confidentiality Agreement").

  (b) As may be reasonably necessary to assist the Company in its preparation of its Proxy Statement (as defined below) or other securities or regulatory filings contemplated or required by this Agreement, upon reasonable notice and subject to applicable laws relating to the exchange of information, the Acquiror shall, and shall cause its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to such information regarding the Acquiror and its subsidiaries as shall be reasonably necessary for the Company to fulfill its obligations pursuant to this Agreement to prepare the Proxy Statement or which may be reasonably necessary for the Company to confirm that the representations and warranties of the Acquiror contained herein are true and correct and that the covenants of the Acquiror contained herein have been performed in all material respects. Neither the Acquiror nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Acquiror's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

  (c) All information furnished by the Acquiror to the Company or its representatives pursuant hereto shall be treated as the sole property of the Acquiror and, if the Merger shall not occur, the Company and its representatives shall return to the Acquiror all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The Company shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the Company's possession prior to the disclosure thereof by the Acquiror; (y) was then generally known to the public; or (z) was disclosed to the Company by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law, rule or regulation. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder, the Company is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the Acquiror to any tribunal or governmental authority or else stand liable for contempt or suffer other censure or penalty, the Company may disclose such information to such tribunal or governmental authority without liability hereunder, but the Company shall make reasonable efforts to inform the Acquiror in advance of such disclosure.

  (d) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

  SECTION 4.5. Regulatory Matters. (a) The parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and the Acquiror shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or the Acquiror, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

  (b) The Acquiror and the Company shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Acquiror, the Company or any of their respective subsidiaries to any governmental authority in connection with the Merger and the other transactions contemplated by this Agreement.

  (c) The Acquiror and the Company shall promptly furnish each other with copies of written communications received by the Acquiror or the Company, as the case may be, or any of their respective subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any governmental authority in respect of the transactions contemplated hereby.

  SECTION 4.6. Antitakeover Statutes. The Company shall take all reasonable steps to exempt the Company, the Plan and the Option Agreement from the requirements of any state antitakeover law including, without limitation, the State Corporation Law, by action of its board of directors or otherwise.

  SECTION 4.7. Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Company Subsidiaries or any of their respective predecessors or (ii) this Plan, the Option Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. From and after the Effective Time through the fifth anniversary of the Effective Date, the Acquiror agrees to indemnify and hold harmless each Indemnified Party, against any costs or expenses (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement (collectively, "Costs") incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (collectively, "Claims"), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by applicable law. Notwithstanding anything to the contrary contained herein, all rights to indemnification in respect of any Claim asserted or made within such five-year period shall continue until the final disposition of such Claim.

  (b) Any Indemnified Party wishing to claim indemnification under Section 4.7(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Acquiror thereof, but the failure to so notify shall not relieve the Acquiror of any liability it may have to such Indemnified Party except to the extent such failure to notify materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Acquiror; provided, however, that (i) the Acquiror shall have the right to assume the defense thereof and upon such assumption the Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Acquiror elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Acquiror and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Acquiror shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, in which case the Indemnified Parties may use more than one counsel, as appropriate, and the Acquiror will pay for more than one counsel, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Acquiror shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that the Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

  (c) For a period of three years after the Effective Time, the Acquiror shall use commercially reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Acquiror may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy; provided, however, that in no event shall the Acquiror be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 4.7(c), any amount per annum in excess of 100% of the amount of the annual premiums paid as of the date hereof by the Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Acquiror shall use all commercially reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, the Acquiror may request the Company to, and the Company shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to the Acquiror, extending for a period of three years the Company's then-existing directors' and officers' liability insurance coverage (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy the Acquiror's obligations under this Subsection (c).

  (d) In the event the Acquiror or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Acquiror assume the obligations set forth in this Section 4.7.

  (e) The provisions of this Section 4.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  SECTION 4.8. Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan as soon as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

  SECTION 4.9. Publicity. The initial press releases announcing this Plan shall be mutually agreed and thereafter subject to the provisions of applicable law and the rules of the NASDAQ/NMS, the Company and the Acquiror shall consult with each other prior to issuing any press releases or otherwise making any statements, public or otherwise, with respect to the other or the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

  SECTION 4.10. Proxy Statement. As soon as practicable after the date hereof, the Company shall prepare a proxy statement to take shareholder action on the Merger and this Plan (the "Proxy Statement"), file the Proxy Statement with the SEC, respond to comments of the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record (as of the applicable record date) of shares of Company Common Stock. The Company represents and covenants that the Proxy Statement and any amendment or supplement thereto, at the date of mailing to shareholders of the Company and the date of the meeting of the Company's shareholders to be held in connection with the Merger, will be in compliance with all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or covenants with respect to information provided to the Company in writing by the Acquiror specifically for inclusion in the Proxy Statement. The Acquiror and the Company shall cooperate with each other in the preparation of the Proxy Statement.

  SECTION 4.11. Shareholders' Meeting. The Company shall take all action necessary, in accordance with applicable law and its articles of incorporation and by-laws, to convene a meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action required by this Plan. Except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised by such board's counsel, the board of directors of the Company shall recommend at the Company's meeting that the holders of the Company Common Stock vote in favor of and approve the Merger and adopt this Plan.

  SECTION 4.12. Notification of Certain Matters. The Company shall give prompt notice to the Acquiror of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of the Company Subsidiaries subsequent to the date of this Plan and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of the Company and the Company Subsidiaries taken as a whole to which the Company or any Company Subsidiary is a party or is subject; and (b) any material adverse change in the financial condition, properties, business or results of operations of the Company and the Company Subsidiaries taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change. Each of the Company and the Acquiror shall, and the Acquiror shall cause Merger Sub, when duly incorporated, to, give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Plan.

  SECTION 4.13. Tax Matters. The Company shall keep the Acquiror fully apprised of its progress in the preparation of its tax returns and shall provide to the Acquiror copies of draft returns prior to filing. In addition, the Company agrees that it shall consult with the Acquiror prior to making any significant decisions with respect to tax reporting or other tax matters, in order to ensure to the extent possible that such decisions are consistent with the consummation of the transactions contemplated hereby.

  SECTION 4.14. Rights Agreement. The Company shall take all necessary action, as of the time immediately prior to the purchase of shares of Company Common Stock by the Acquiror pursuant to the Merger and/or the Option Agreement, to redeem all of the Purchase Rights in accordance with the terms of the Rights

Agreement so that, as of the Effective Time, the Acquiror will have no obligations under the Purchase Rights or the Rights Agreement and the holders of the Purchase Rights will have no rights under the Purchase Rights or the Rights Agreement, in each case, other than to receive from the Company the redemption payment of $.01 per Purchase Right in cash as provided in the Rights Agreement. The consummation of the Merger will result in the termination of the Rights Agreement.

  SECTION 4.15. Merger Sub. The Acquiror shall, after the receipt of any necessary governmental or regulatory approvals in connection with the organization of the Merger Sub and prior to the Effective Time, cause Merger Sub to be duly incorporated and, thereafter but in any event prior to the Effective Time, cause the Merger Sub to become a party to this Plan, such action to be evidenced by the execution by the Merger Sub of a supplement to this Plan, substantially in the form of Annex 4 hereto, and delivery thereof to each of the Acquiror and the Company; provided, however, that the incorporation of Merger Sub pursuant to this Section 4.15 shall not be required in the event that Acquiror acts to effectuate the transactions contemplated in this Plan pursuant to the provisions of Section 1.6.

                     ARTICLE V. CONDITIONS TO CONSUMMATION

  SECTION 5.1. Conditions to All Parties' Obligations. The respective obligations of the Acquiror, Merger Sub (when duly incorporated) and the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

  (a) The Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of the Company in accordance with applicable law.

  (b) All necessary regulatory approvals, consents and waivers with respect to the Plan and the transactions contemplated hereby (including the Bank Merger) shall have been received from the FDIC and OTS and all applicable statutory waiting periods shall have expired; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities or other persons that, in the opinion of counsel for the Acquiror, are necessary or appropriate to the consummation of the transactions contemplated by the Plan; provided, however, that no approval, consent or waiver referred to this
Section 5.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would (i) result in a Material Adverse Effect on the Acquiror or (ii) would reduce the benefits of the transactions contemplated by the Plan to the Acquiror in so significant a manner that the Acquiror, in its reasonable, good faith judgment, would not have entered into this Plan had such condition or requirement been known at the time hereof.

  (c) All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Plan shall have been satisfied.

  (d) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transaction contemplated by this Plan, and no litigation or proceeding shall be pending against the Acquiror or the Company or any of their subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

  (e) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by this Plan.

  SECTION 5.2. Conditions to the Obligations of the Acquiror. The obligations of the Acquiror and, when duly incorporated, Merger Sub to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

  (a) The Acquiror shall have received from the Company's independent certified public accountants "comfort" letters, reasonably satisfactory to the Acquiror, prepared in substantially the forms set forth in the Statement of Accounting Standards Bulletin 72, dated (i) the date of the mailing of the Proxy Statement to the Company's shareholders and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding the Company in the form customarily issued by such accountants at such time in transactions of this type.

  (b) Each of the representations and warranties of the Company contained in this Plan and the Option Agreement shall have been true and correct (subject to Section 3.1 and 3.2) on the date hereof and shall be true and correct (subject to Section 3.1 and 3.2) on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); the Company shall have performed, in all material respects, each of its covenants and agreements contained in this Plan and the Option Agreement; and the Acquiror shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Effective Date, to the foregoing effect.

  (c) The Acquiror shall have received an opinion, dated the Effective Date, from Kirkpatrick & Lockhart LLP, counsel to the Company, covering such matters as are requested by the Acquiror and which otherwise shall be in the form and substance (and shall contain such opinions covering Federal, Delaware, California and other laws) as the Acquiror shall reasonably request and are customary in transactions of this type.

  (d) The Company shall have redeemed all of the Purchase Rights in accordance with the terms of the Rights Agreement.

  (e) The Company shall have obtained all necessary consents referred to in the penultimate sentence of Section 1.5.

  SECTION 5.3. Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

  Each of the representations, warranties and covenants of the Acquiror contained in this Plan shall have been true and correct (subject to Sections
3.1 and 3.2) on the date hereof and shall be true and correct (subject to Sections 3.1 and 3.2) on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); the Acquiror shall have performed, in all material respects, each of its covenants and agreements contained in this Plan; and the Company shall have received certificates signed by the Chief Executive Officer and the Chief Financial Officer of the Acquiror, dated the Effective Date, to the foregoing effect.

                            ARTICLE VI. TERMINATION

  SECTION 6.1. Termination. This Plan may be terminated, and the Merger abandoned, prior to the Effective Date, either before or after its approval by the shareholders of the Company and the Acquiror:

  (a) by the mutual consent of the Acquiror and the Company, if the board of directors of each so determines by vote of a majority of the members of its entire board;

  (b) by the Acquiror or the Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of (i) the failure of the shareholders of the Company to approve the Plan at the Company Meeting or other meeting called to consider such approval, or (ii) a material breach by the other party hereto of any material representation, warranty, covenant or agreement contained herein (or, in the case of the Company, in the Option Agreement) which is not cured or not curable within 30 days after written notice of such breach is given to the party committing such breach by the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 6.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 5.2(b) (in the case of a breach of representation or warranty by the Company) or Section 5.3 (in the case of a breach of representation or warranty by the Acquiror).

  (c) by the Acquiror or the Company by written notice to the other party if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Plan; or

  (d) by the Acquiror or the Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by June 30, 1996, unless the failure to so consummate by such time is due to the breach of any material representation, warranty or covenant contained in this Plan by the party seeking to terminate.

  SECTION 6.2. Effect of Termination. In the event of the termination of this Plan by either the Acquiror or the Company, as provided above, this Plan shall thereafter become void and, subject to the provisions of the last sentence of
Section 8.2, there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Plan.

                ARTICLE VII. EFFECTIVE DATE AND EFFECTIVE TIME

  SECTION 7.1. Effective Date and Effective Time. On such date as Acquiror selects, which shall be within 30 days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of governmental authorities occurs and the receipt of all approvals of governmental authorities and all conditions to the consummation of this Plan are satisfied or waived (other than those conditions relating to the receipt of officer's certificates or attorneys' opinions), or on such earlier or later date as may be agreed in writing by the parties, a certificate or certificates of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such certificate or certificates of merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be the time of such filing or as set forth in such articles of merger.

                          ARTICLE VIII. OTHER MATTERS

  SECTION 8.1. Certain Definitions; Interpretation. As used in this Plan, the following terms shall have the meanings indicated:

    "material", when used with respect to either the Acquiror or the Company, means material to the Acquiror or the Company (as the case may be) and its respective subsidiaries, taken as a whole.

    "person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

    "subsidiary", with respect to a person, means any other person controlled by such person.

  When a reference is made in this Plan to Sections or Annexes, such reference shall be to a Section of, or Annex to, this Plan unless otherwise indicated. The table of contents, tie sheet and headings contained in this Plan are for ease of reference only and shall not affect the meaning or interpretation of this Plan. Whenever the words "include", "includes", or "including" are used in this Plan, they shall be deemed followed by the words "without limitation". Any singular term in this Plan shall be deemed to include the plural, and any plural term the singular.

  SECTION 8.2. Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Plan and shall not survive the Effective Time. If the Plan shall be terminated, the agreements of the parties in the Confidentiality Agreement, in Section 4.4(c) and in Section 8.6. shall survive such termination.

  SECTION 8.3. Waiver. Prior to the Effective Time, any provision of this Plan may be: (i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors, except that, after the vote by the shareholders of the Company, no amendment may be made that would contravene any provision of the State Corporation Law.

  SECTION 8.4. Counterparts. This Plan may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

  SECTION 8.5. Governing Law. This Plan and the Option Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Plan and the Option Agreement and of the documents referred to in this Plan and the Option Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Plan and the Option Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

  SECTION 8.6. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby.

  SECTION 8.7. Notices. All notices, requests, acknowledgements and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

  If to the Company, to:

    SFFed Corp.
    88 Kearny Street
    San Francisco, CA 94108
    (415) 955-5809
    (415) 433-2855 (fax)

    Attention:
    Roger L. Gordon
    Chairman of the Board

    With copies to:
    J. Kenny Lewis, Esq.
    Senior Vice President, General Counsel and Secretary
    SFFed Corp.
    88 Kearny Street
    San Francisco, CA 94108
    (415) 955-3045
    (415) 433-2855 (fax)

    and

    Ronald W. Stevens, Esq.
    Kirkpatrick & Lockhart LLP
    1800 M Street N.W.
    Washington, D.C. 20006
    (202) 778-9000
    (202) 778-9100 (Fax)

    If to the Acquiror, to:

    First Nationwide Bank, A Federal Savings Bank
    135 Main Street, 20th Floor
    San Francisco, CA 94105
    (415) 904-0167
    (415) 904-0190 (Fax)

    Attention:

    Carl B. Webb
    President and Chief Operating Officer

    With copies to:

    Christie S. Flanagan, Esq.
    Executive Vice President and General Counsel
    First Nationwide Bank, A Federal Savings Bank
    200 Crescent Court, Suite 1350
    Dallas, TX 75201
    (214) 871-5188
    (214) 871-5199 (Fax)

    and

    H. Rodgin Cohen, Esq.
    Sullivan & Cromwell
    125 Broad Street
    New York, NY 10004
    (212) 558-4000
    (212) 558-3588 (Fax)

  SECTION 8.8. Entire Agreement; Etc. This Plan, together with the Option Agreement and the Confidentiality Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as to Section 4.7, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

  SECTION 8.9. Assignment. This Plan may not be assigned by any party hereto without the written consent of the other parties.

  Section 8.10. Severability. The provisions of this Plan shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Plan, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Plan and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

  Section 8.11. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Plan and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their duly authorized officers as of the day and year first above written.

                                          FIRST NATIONWIDE BANK,
                                           A FEDERAL SAVINGS BANK


                                          By:       /s/ Carl B. Webb
                                             -----------------------------------
                                          Name:  Carl B. Webb
                                          Title: President and Chief
                                                  Operating Officer

                                          SFFED CORP.


                                          By:      /s/ Roger L. Gordon
                                             -----------------------------------
                                          Name:  Roger L. Gordon
                                          Title: Chairman of the Board, Chief
                                                  Executive and President

                                                                         ANNEX 1

                           COMPANY RIGHTS (RECITAL D)

                                      NONE

                                                                         ANNEX 2

                      FORM OF OPTION AGREEMENT (RECITAL E)

                                                                        ANNEX 3

                    COMPANY BENEFIT PLANS (SECTION 3.3(n))

  Bank of America Trust Agreement

  CapFed Supplemental Retirement Fund

  Excess Retirement Plan and July 1995 Board resolution

  Retirement Income Plan and July 1995 Board resolution

  Retirement Income Plan Summary Plan Description

  Supplemental Retirement Plan effective date: May 1, 1983

  401(k) Plan and Wells Fargo Trust Agreement and July 1995 Board resolution

  401(k) Plan Appendix to Summary Plan Description

  401(k) Plan Summary Plan Description

  Wells Fargo Letter of Understanding and Addendum (401(k))

  Employee Assistance Program

  Employee Guide--Tax Free Reimbursement for Health & Dependent Care Expenses and Flexible Benefit Plan

  Employee Handbook

  Flexible Benefit Plan

  HR Policy & Procedure Manual

  Life Insurance Co. of North America

  Management Incentive Plan effective 1995

  Profit Sharing Incentive Plan

  Hartford Business Travel Accident Policy

  Restated Outside Directors Retirement Plan

  Second Amended & Restated SFFed Corp. Plan for Non-employee Directors

  Employee Brochure re Stock Option Plan

  Stock Incentive Plan

  Stock Option List as of August 27, 1995

  Gordon, Weinberg & Dewell Employment Agreements including amendments adopted at Board meetings; Vicki Winship Letter Agreement dated June 5, 1990

                              ADDITIONAL DOCUMENTS

                         CONSULTING AND TRUSTEE BILLING

  Wentworth Hauser ad Violich--billing and RIP Investment Plan Performance and
   Contract Service Fees

  Coopers & Lybrand--RIP Consulting and Actuarial Fees

  Bank of America Trustee Fees for RIP

                    EMPLOYEE GROUP INSURANCE PLAN DOCUMENTS

  Group Life Insurance Plans

  Blue Cross Prudent Buyer Plan for 1993 & 1992
    High Deductible
    Low Deductible

  Wellpoint Life--Dental Plan 1993-1992

  Funding Provisions--Minimum Premier "125" with Specific Stop-Loss Protection for Blue Cross 1995 and 1994

  Endorsement 1 & 2 to Group Benefit Agreement

  California Care Renewal Adjustments 1-1-93

  Blue Cross California Care Benefits Agreement 4-30-92

  Workers Compensation Insurance Policy--Health CAL

  Kaiser Foundation Health Plan Inc., Service Agreement

  Form 5500's Health & Welfare Plans

  Form 5500's Retirement Income Plans

  Employee Assistance Program Agreement

  401K & Retirement Income Plan Audits

                                                                        ANNEX 4

                       [FORM OF SUPPLEMENT TO THE PLAN]

  SUPPLEMENT, dated as of the    day of       , 199  (this "Supplement"), to
the Agreement and Plan of Merger, dated as of the 27th day of August, 1995 (the "Plan"), by and between First Nationwide Bank, A Federal Savings Bank (the "Acquiror") and SFFed Corp (the "Company").

  WHEREAS, pursuant to Section 4.15 of the Plan, the undersigned (the "Merger Sub") is required to become a party to the Plan.

  NOW, THEREFORE, by its execution of this Supplement, as of the date hereof the Merger Sub (i) adopts and becomes a party to the Plan, as required by
Section 4.15 thereof, (ii) represents and warrants to the Acquiror that (A) it has been duly incorporated and is in good standing under the laws of the State of Delaware, (B) all of the representations made and warranties given by the Acquiror with respect to the Merger Sub in Section 3.4 of the Plan are true and correct in all material respects and (C) it has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute and deliver this Supplement and to consummate the transactions contemplated hereby and this Supplement is a valid and binding agreement of the Merger Sub enforceable against the Merger Sub in accordance with its terms, and (iii) agrees to perform all its obligations and agreements set forth in the Plan.

  IN WITNESS WHEREOF, the Merger Sub has caused this Supplement to be executed by its duly authorized officer as of the day and year first written above.

                                          [MERGER SUB]

                                          By:
                                            -----------------------------------
                                          Name:
                                          Title:

                                                                     APPENDIX B
                                                                 CONFORMED COPY

                            STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT, dated as of the 27th day of August 1995 (this "Agreement"), between First Nationwide Bank, A Federal Savings Bank, a federally chartered savings bank ("Grantee"), and SFFed Corp., a Delaware corporation ("Issuer").

                                  WITNESSETH:

  WHEREAS, Grantee and Issuer are entering into an Agreement and Plan of Merger, dated as of the 27th day of August, 1995 (the "Plan"), which is being executed by the parties hereto simultaneously with the execution of this Agreement; and

  WHEREAS, as a condition and inducement to Grantee's entering into the Plan and in consideration therefor, Issuer has agreed to grant Grantee the Option (as defined below);

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Plan, the parties hereto agree as follows:

  SECTION 1. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 1,574,638 fully paid and nonassessable shares of Common Stock, par value $0.01 per share ("Common Stock"), of Issuer at a price per share equal to $26.25 per share (the "Initial Price"); provided, however, that in the event Issuer issues or agrees to issue (other than pursuant to options to issue Common Stock in effect as of the date hereof) any shares of Common Stock at a price less than the Initial Price (as adjusted pursuant to Section 5(b)), such price shall be equal to such lesser price (such price, as adjusted as hereinafter provided, the "Option Price"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

  SECTION 2. (a) Grantee may exercise the Option, in whole or part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the time immediately prior to the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event, (iii) 18 months after the termination of the Plan following the occurrence of a Preliminary Purchase Event (as defined below), (iv) termination of the Plan in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Plan by Grantee pursuant to Section 6.1(b)(ii) thereof as a result of any volitional breach by the Issuer of any representation, warranty, covenant or agreement), or (v) 18 months after the termination of the Plan by Grantee pursuant to Section 6.1(b)(ii) thereof as a result of any volitional breach by the Issuer of any representation, warranty, covenant or agreement. The events described in clauses (i)-(v) in the preceding sentence are hereinafter collectively referred to as an "Exercise Termination Event."

  (b) The term "Preliminary Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

    (i) Issuer or any of its subsidiaries (each an "Issuer Subsidiary") without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or any Grantee Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean

  (x) a merger or consolidation, or any similar transaction, involving Issuer or any of Issuer's subsidiaries, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any subsidiary or
  (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any subsidiary; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Issuer and/or Issuer Subsidiaries;

    (ii) Any person (other than Grantee or any Grantee Subsidiary) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act, and the rules and regulations thereunder);

    (iii) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than Grantee or any subsidiary of Grantee shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));

    (iv) After a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Plan and such breach would entitle Grantee to terminate the Plan or the holders of Common Stock shall not have approved the Plan at the meeting of such stockholders held for the purpose of voting on the Plan, such meeting shall not have been held or shall have been canceled prior to termination of the Plan or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Plan; or

    (v) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Office of Thrift Supervision ("OTS") or other governmental authority or regulatory or administrative agency or commission (each, a "Governmental Authority") for approval to engage in an Acquisition Transaction.

  (c) The term "Purchase Event" shall mean either of the following events or transactions occurring after the date hereof:

    (i) The acquisition by any person other than Grantee or any Grantee Subsidiary of beneficial ownership of 25% or more of the then outstanding Common Stock; or

    (ii) The occurrence of a Preliminary Purchase Event described in Section 2(b)(i) except that the percentage referred to in clause (z) shall be 25%.

  (d) The term "Put Purchase Event" shall mean either of the following events or transactions occurring after the date hereof:

    (i) The acquisition by any person other than Grantee or any Grantee Subsidiary of beneficial ownership of 50% or more of the then outstanding Common Stock; or

    (ii) The consummation of an Acquisition Transaction with any person other than the Grantee or any Grantee Subsidiary.

  (e) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event; provided, however, that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

  (f) In the event that Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the "Option Notice" and the date of which being hereinafter referred to as the "Notice Date") specifying
(i) the total number of shares of Common Stock it will purchase pursuant to such exercise and (ii) a period of time (that shall not be less than three business days nor more than thirty business days) running from the Notice Date (the "Closing Date") and a place at which the closing of such purchase shall take place; provided, that, if prior notification to or approval of the OTS or any other Governmental Authority is required in connection with such purchase (each, a "Notification" or an "Approval," as the case may be), (a) Grantee shall promptly file the required notice or application for approval ("Notice/Application"), (b) Grantee shall expeditiously process the Notice/Application and (c) for the purpose of determining the Closing Date pursuant to clause (ii) of this sentence, the period of time that otherwise would run from the Notice Date shall instead run from the later of (x) in connection with any Notification, the date on which any required notification periods have expired or been terminated and (y) in connection with any Approval, the date on which such approval has been obtained and any requisite waiting period or periods shall have expired. For purposes of Section 2(a), any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. On or prior to the Closing Date, Grantee shall have the right to revoke its exercise of the Option in the event that the transaction constituting a Purchase Event that gives rise to such right to exercise shall not have been consummated.

  (g) At the closing referred to in Section 2(f), Grantee shall pay to Issuer the aggregate purchase price for the shares of Common Stock specified in the Option Notice in immediately available funds by wire transfer to a bank account designated by Issuer; provided, however, that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

  (h) At such closing, simultaneously with the delivery of immediately available funds as provided in Section 2(g), Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock specified in the Option Notice and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares of Common Stock purchasable hereunder.

  (i) Certificates for Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend substantially as follows:

    The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended, and to certain provisions of an agreement between First Nationwide Bank, A Federal Savings Bank, and SFFed Corp. ("Issuer"), dated as of the 27th day of August, 1995. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.

  It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

  (j) Upon the giving by Grantee to Issuer of an Option Notice and the tender of the applicable purchase price in immediately available funds on the Closing Date, Grantee shall be deemed to be the holder of record of the number of shares of Common Stock specified in the Option Notice, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then actually be delivered to Grantee. Issuer shall pay all expenses and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of Grantee.

  SECTION 3. Issuer agrees: (i) that it shall at all times until the termination of this Agreement have reserved for issuance upon the exercise of the Option that number of authorized and reserved shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, all of which shares will, upon issuance pursuant hereto, be duly authorized, validly issued, fully paid, nonassessable, and delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights; (ii) that it will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all pre-merger notification, reporting and waiting period requirements specified in 15 U.S.C. (S) 18a and regulations promulgated thereunder and (y) in the event, under the Home Owners' Loan Act of 1933, as amended ("HOLA"), or any state banking law, prior approval of or notice to the OTS or to any other Governmental Authority is necessary before the Option may be exercised, cooperating with Grantee in preparing such applications or notices and providing such information to each such Governmental Authority as it may require) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) to take all action provided herein to protect the rights of Grantee against dilution.

  SECTION 4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any agreements and related options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

  SECTION 5. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as follows:

    (a) In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise to become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

    (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

  SECTION 6. (a) Upon the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee (whether on its own behalf or on behalf of any subsequent holder of the Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the Securities Act covering any shares issued and issuable pursuant to the Option and shall use its best efforts to cause such registration statement to become effective, and to remain current and effective for a period not in excess of 180 days from the day such registration statement first becomes effective, in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition requested by Grantee; provided, however, that Issuer may postpone filing a registration statement relating to a registration request by Grantee under this Section 6 for a period of time (not in excess of 30 days) if in its judgment such filing would require the disclosure of material information that Issuer has a bona fide business purpose for preserving as confidential. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in the process of registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offering or inclusion of the Option Shares would interfere materially with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 33 1/3% of the total number of shares of Grantee and Issuer covered in such registration statement; provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6(a) shall be permitted or occur and the Grantee shall thereafter be entitled to one additional registration statement. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. In connection with any such registration, Issuer and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. If requested by Grantee in connection with such registration, Issuer and Grantee shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating themselves in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Notwithstanding the foregoing, if Grantee revokes any exercise notice or fails to exercise any Option with respect to any exercise notice pursuant to Section 2(f), Issuer shall not be obligated to continue any registration process with respect to the sale of Option Shares issuable upon the exercise of such Option and Grantee shall not be deemed to have demanded registration of Option Shares.

  (b) In the event that Grantee requests Issuer to file a registration statement following the failure to obtain any approval required to exercise the Option as described in Section 9, the closing of the sale or other disposition of the Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option.

  SECTION 7. (a) Upon the occurrence of a Put Purchase Event that occurs prior to an Exercise Termination Event, (i) at the request (the date of such request being the "Option Repurchase Request Date") of Grantee, Issuer shall repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised and (ii) at the request (the date of such request being the "Option Share Repurchase Request Date") of the owner of Option Shares from time to time (the "Owner"), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof and on or prior to the Option Repurchase Request Date or the Option Share Repurchase Request Date, as the case may be, (ii) the price per share of Common Stock paid or to be paid by any third party pursuant to an agreement with Issuer (whether by way of a merger, consolidation or otherwise), (iii) the highest last sale price for shares of Common Stock within the 360-day period ending on the Option Repurchase Request Date or the Option Share Repurchase Request Date, as the case may be, which is reported by The Wall Street Journal or, if not reported thereby, another authoritative source, (iv) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized independent investment banking firm selected by Grantee or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be the value determined by a nationally recognized independent investment banking firm selected by Grantee or the Owner, as the case may be, whose determination shall be conclusive and binding on all parties.

  (b) Grantee or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and/or any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Grantee or the Owner, as the case may be, elects to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price or to the Owner the Option Share Repurchase Price or the portion thereof that Issuer is not then prohibited from so delivering under applicable law and regulation or as a consequence of administrative policy.

  (c) Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section
7. Nonetheless, to the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing any Option and/or any Option Shares in full, Issuer shall promptly so notify Grantee and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to Grantee and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to Section 7(b) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to Grantee and/or the Owner, as appropriate, the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full, Grantee or the Owner, as appropriate, may revoke its notice of repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly (i) deliver to Grantee and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering after taking into account any such revocation and (ii) deliver, as appropriate, either (A) to Grantee, a new Agreement evidencing the right of Grantee to purchase that number of shares of Common Stock equal to the number of shares of Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Common Stock covered by the portion of the Option repurchased or
(B) to the Owner, a certificate for the number of Option Shares covered by the revocation.

  (d) Issuer shall not enter into any agreement with any party (other than Grantee or a Grantee Subsidiary) for an Acquisition Transaction unless the other party thereto assumes all the obligations of Issuer pursuant to this
Section 7 in the event that Grantee or the Owner elects, in its sole discretion, to require such other party to perform such obligations.

  SECTION 8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate or merge with any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its or any Material Subsidiary's assets to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below) or (y) any person that controls the Acquiring Corporation (the Acquiring Corporation and any such controlling person being hereinafter referred to as the Substitute Option Issuer).

  (b) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as is hereinafter defined) as is equal to the market/offer price (as defined in Section 7) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as is hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

  (c) The Substitute Option shall otherwise have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee, provided further that the terms of the Substitute Option shall include (by way of example and not limitation) provisions for the repurchase of the Substitute Option and Substitute Common Stock by the Substitute Option Issuer on the same terms and conditions as provided in Section 7.

  (d) The following terms have the meanings indicated:

    (i) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or any substantial part of the Issuer's assets (or the assets of any Issuer subsidiary);

    (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option; and

    (iii) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merging person, as Grantee may elect.

  (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding immediately prior to the issuance of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (e), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause
(e) over (ii) the value of the Substitute Option after giving effect to the limitation in the clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee and the Substitute Option Issuer.

  SECTION 9. Notwithstanding Sections 2, 6 and 7, if Grantee has given the notice referred to in one or more of such Sections, the exercise of the rights specified in any such Section shall be extended (a) if the exercise of such rights requires obtaining regulatory approvals (including any required waiting periods) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and (b) to the extent necessary to avoid liability under Section 16(b) of the Securities Exchange Act by reason of such exercise; provided that in no event shall any closing date occur more than 18 months after the related Notice Date, and, if the closing date shall not have occurred within such period due to the failure to obtain any required approval by the OTS or any other Governmental Authority despite the best efforts of Issuer or the Substitute Option Issuer, as the case may be, to obtain such approvals, the exercise of the Option shall be deemed to have been rescinded as of the related Notice Date. In the event (a) Grantee receives official notice that an approval of the OTS or any other Governmental Authority required for the purchase and sale of the Option Shares will not be issued or granted or (b) a closing date has not occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall be entitled to exercise the Option in connection with the resale of the Option Shares pursuant to a registration statement as provided in Section 6. Nothing contained in this Agreement shall restrict Grantee from specifying alternative means of exercising rights pursuant to Sections 2, 6 or 7 hereof in the event that the exercising of any such rights shall not have occurred due to the failure to obtain any required approval referred to in this Section 9.

  SECTION 10. Issuer hereby represents and warrants to Grantee as follows:

  (a) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Issuer, enforceable against Issuer in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, mora- torium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought; and

  (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, non-assessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

  SECTION 11. (a) Neither of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement or the Option created hereunder to any other person without the express written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Preliminary Purchase Event; provided, however, that until the date at which the OTS has approved an application by Grantee under HOLA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board. The term "Grantee" as used in this Agreement shall also be deemed to refer to Grantee's permitted assigns.

  (b) Any assignment of rights of Grantee to any permitted assignee of Grantee hereunder shall bear the restrictive legend at the beginning thereof substantially as follows:

    The transfer of the option represented by this assignment and the related option agreement is subject to resale restrictions arising under the Securities Act of 1933, as amended, and to certain provisions of an agreement between First Nationwide Bank, A Federal Savings Bank and SFFed Corp. ("Issuer"), dated as of the 27th day of August, 1995. A copy of such agreement is on file at the principal office of Issuer and will be provided to any permitted assignee of the Option without change upon receipt by Issuer of a written request therefor.

  It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute assignments without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act;
(ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute assignments without such reference if the Option has been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such assignments shall bear any other legend as may be required by law.

  SECTION 12. Each of Grantee and Issuer will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Authorities necessary to the consummation of the trans- actions contemplated by this Agreement, including, without limitation, if necessary, applying to the OTS under HOLA and to state banking authorities for approval to acquire the shares issuable hereunder.

  SECTION 13. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties shall hereto be enforceable by either party hereto through injunctive or other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  SECTION 14. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Grantee is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) (as adjusted pursuant hereto), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

  SECTION 15. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Plan.

  SECTION 16. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

  SECTION 17. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall be effective at the time of execution.

  SECTION 18. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  SECTION 19. Except as otherwise expressly provided herein or in the Plan, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

  SECTION 20. Capitalized terms used in this Agreement and not defined herein but defined in the Plan shall have the meanings assigned thereto in the Plan.

  SECTION 21. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Plan.

  SECTION 22. In the event that any selection or determination is to be made by Grantee or the Owner hereunder and at the time of such selection or determination there is more than one Grantee or Owner, such selection shall be made by a majority in interest of such Grantees or Owners.

  SECTION 23. In the event of any exercise of the option by Grantee, Issuer and such Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

  SECTION 24. Except to the extent Grantee exercises the Option, Grantee shall have no rights to vote or receive dividends or have any other rights as a shareholder with respect to shares of Common Stock covered hereby.

  IN WITNESS WHEREOF, each of the parties has caused this Stock Option Agreement to be executed on its behalf by their officers thereunto duly authorized, all as of the date first above written.

                                          FIRST NATIONWIDE BANK,
                                           A FEDERAL SAVINGS BANK


                                          By:        /s/ Carl B. Webb
                                             -----------------------------------
                                                       CARL B. WEBB
                                                    PRESIDENT AND CHIEF
                                                     OPERATING OFFICER

                                          SFFED CORP.


                                          By:      /s/ Roger L. Gordon
                                             -----------------------------------
                                                      ROGER L. GORDON
                                                   CHAIRMAN OF THE BOARD,
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

Salomon Brothers Inc
Seven World Trade Center
New York, New York 10048

Telephone: (212)783-7000

                                         [LOGO OF SALOMON BROTHERS APPEARS HERE]

December 8, 1995




The Board of Directors
SFFed Corp.
88 Kearny Street
San Francisco, CA 94108

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to holders of shares of common stock, par value $0.01 per share (the "Company Common Stock"), of SFFed Corp. (the "Company") of the consideration to be received by such shareholders in the proposed merger (the "Merger") of the Company with a subsidiary of First Nationwide Bank, A Federal Savings Bank ("FNB") pursuant to the Agreement and Plan of Merger, dated as of August 27, 1995 (the "Merger Agreement") between the Company and FNB. Under the terms of the Merger Agreement, each outstanding share of Company Common Stock will be converted into the right to receive $32.00 in cash without interest. Pursuant to the Merger Agreement, the Company has entered into a separate Stock Option Agreement (the "Stock Option Agreement") under which the Company has granted FNB an option to purchase up to 19.9% of the outstanding shares of Company Common Stock at the time of exercise at an exercise price of $26.25 per share. The terms of the Merger are more fully set forth in the Merger Agreement.

As you are aware, Salomon Brothers Inc from time to time has provided investment banking and financial advisory services to the Company and FNB and its affiliates for which we have received customary compensation. In addition, in the ordinary course of our business, we have traded the debt and equity securities of the Company and have traded the debt securities of FNB for our own account and for the accounts of our customers and, accordingly, at any time may hold a long or short position in such securities.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Merger Agreement and the Stock Option Agreement; (ii) the Proxy Statement in substantially the form to be sent to the Company's shareholders; (iii) the Annual Reports on Form 10-K of the Company for each year in the three-year period ended December 31, 1994 and the Annual Report on Form 10-K of FNB for two years ended December 31, 1994; (iv) the Quarterly Reports on Form 10-Q of

Salomon Brothers Inc

The Board of Directors
December 8, 1995
Page 2




                                        [LOGO OF SALOMON BROTHERS APPEARS HERE]

the Company and of FNB for the three-month periods ended March 31, 1995, June 30, 1995 and September 30, 1995; (v) certain other publicly available financial and other information concerning the Company and FNB and the trading markets for the publicly traded securities of the Company; (vi) certain other internal information, including projections, relating to the Company, prepared by the management of the Company and furnished to us for purposes of our analysis; and
(vii) certain publicly available information concerning certain other depository institutions and holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions we believe relevant to our inquiry. We have also met with certain officers and representatives of the Company and FNB to discuss the foregoing as well as other matters relevant to our inquiry.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available and have not assumed any responsibility for independent verification of the same. We have relied upon the management of the Company as to the reasonableness and achievability of the projections (and the assumptions and bases therefor) provided to us, and we have assumed that such projections will be realized in the amounts and in the time periods currently estimated by the management of the Company. We have also assumed without independent verification that the allowances for loan losses for the Company and FNB are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the properties or assets of the Company or FNB, nor have we examined any individual loan credit files. It is understood that we were retained by the Board of Directors of the Company, and that the Board of Directors has not looked to Salomon Brothers for independent verification with respect to the financial and other information provided to us or publicly available, including the projections provided to us by the Company. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the consideration to be received in the Merger and does not address the Company's underlying business decision to proceed with the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of the Company and FNB, including interest income, interest expense, net interest income, net interest margin, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets,

Salomon Brothers Inc

The Board of Directors
December 8, 1995
Page 3




                                        [LOGO OF SALOMON BROTHERS APPEARS HERE]

loan losses and the reserve for loan losses, all as set forth in the financial statements for the Company and FNB; (ii) the assets and liabilities of the Company and FNB, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources, costs and liquidity;
(iii) certain pro forma combined financial information for the Company and FNB;
(iv) a letter dated August 27, 1995 from Mafco Holdings Inc. ("Mafco") to the Board of Directors of the Company, confirming that Mafco agrees to provide funds to its subsidiary FNB to the extent necessary to permit FNB to effect the purchase of the Company pursuant to the Merger Agreement; (v) historical and current market data for the Company Common Stock; and (vi) the nature and terms of certain other merger and acquisition transactions involving depository institutions and holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of depository institutions and holding companies generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and on the information made available to us through the date hereof. This letter does not constitute a recommendation to the Board of Directors or to any shareholder of the Company with respect to any approval of the Merger.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the consideration to be received in the Merger by the holders of the Company Common Stock is fair, from a financial point of view, to the holders of the Company Common Stock.

                                        Very truly yours,



                                        /s/ Salmon Brothers Inc

                                                                     APPENDIX D

                       DELAWARE GENERAL CORPORATION LAW

(S)262. APPRAISAL RIGHTS.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the work "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251, (S)252, (S)254, (S)257, (S)258, (S)263 or
(S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or


      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. This notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, (S)262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, (S)24; 57 Del. Laws, c. 148, (S)(S)27-
29; 59 Del. Laws, c. 106, (S)12; 60 Del. Laws, c. 371, (S)(S)3-12; 63 Del.
Laws, c. 25, (S)14; 63 Del. Laws, c. 152, (S)(S)1, 2; 64 Del. Laws, c. 112,
(S)(S)46-54; 66 Del. Laws, c. 136, (S)(S)30-32; 66 Del. Laws, c. 352, (S)9; 67
Del. Laws, c. 376, (S)(S)19, 20.)

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-K


(MARK ONE)

 [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994

                                      OR

 [_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

                  For the transition period from      to

                        COMMISSION FILE NUMBER 0-17044

                               ----------------

                                  SFFED CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              94-3063232
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

               88 KEARNY STREET, SAN FRANCISCO, CALIFORNIA 94108
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

      Registrant's telephone number, including area code: (415) 955-5800

       Securities registered pursuant to Section 12(b) of the Act: None

          Securities registered pursuant to Section 12(g) of the Act:
                    COMMON STOCK, PAR VALUE $.01 PER SHARE
                               (TITLE OF CLASS)

  INDICATE BY CHECK MARK WHETHER THE REGISTRANT (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS. YES X NO

  INDICATE BY CHECK MARK IF DISCLOSURE OF DELINQUENT FILERS PURSUANT TO ITEM 405 OF REGULATION S-K IS NOT CONTAINED HEREIN, AND WILL NOT BE CONTAINED, TO THE BEST OF REGISTRANT'S KNOWLEDGE, IN DEFINITIVE PROXY OR INFORMATION STATEMENTS INCORPORATED BY REFERENCE IN PART III OF THIS FORM 10-K OR ANY AMENDMENT TO THIS FORM 10-K. [X]

  THE AGGREGATE MARKET VALUE OF THE VOTING STOCK HELD BY NON-AFFILIATES OF THE REGISTRANT, BASED UPON THE CLOSING SALES PRICE OF ITS COMMON STOCK ON MARCH 1, 1995 ON THE NASDAQ OVER-THE-COUNTER MARKET WAS $124,353,352.

  THE NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF THE REGISTRANT OUTSTANDING AS OF MARCH 1, 1995 WAS 7,833,282 SHARES.

                      DOCUMENTS INCORPORATED BY REFERENCE
 PORTIONS OF THE ANNUAL REPORT TO SHAREHOLDERS FOR FISCAL YEAR ENDED DECEMBER
    31, 1994 ARE INCORPORATED BY REFERENCE INTO PARTS I, II AND IV HEREOF.

 PORTIONS OF THE PROXY STATEMENT FILED IN CONNECTION WITH REGISTRANT'S ANNUAL
   MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 1995 ARE INCORPORATED BY
                        REFERENCE INTO PART III HEREOF.


                                     E-1-1

                                  SFFED CORP.

                                   FORM 10-K

                          YEAR ENDED DECEMBER 31, 1994

                               TABLE OF CONTENTS

                               ----------------

ITEM NUMBER
 IN FORM
   10-K                                                                   PAGE
-----------                                                               ----
                                 PART I
 1. Business.............................................................   3
 2. Properties...........................................................  30
 3. Legal Proceedings....................................................  30
 4. Submission of Matters to a Vote of Security Holders..................  31
                                 PART II
 5. Market for the Registrant's Common Equity and Related Stockholder
 Matters.................................................................  32
 6. Selected Financial Data..............................................  32
 7. Management's Discussion and Analysis of Financial Condition and Re-
 sults of Operations.....................................................  32
 8. Financial Statements and Supplementary Data..........................  32
 9. Changes in and Disagreements with Accountants on Accounting and Fi-
 nancial Disclosure......................................................  32
                                PART III
10. Directors and Executive Officers of the Registrant...................  33
11. Executive Compensation...............................................  33
12. Security Ownership of Certain Beneficial Owners and Management.......  33
13. Certain Relationships and Related Transactions.......................  33
                                 PART IV
14. Exhibits, Financial Statement Schedules and Reports on Form 8-K......  34
Signatures...............................................................  37

                                     E-1-2

                                    PART I

ITEM 1. BUSINESS

 General

  SFFed Corp. (the Company) became the holding company of San Francisco Federal Savings and Loan Association (the Association) in 1988 and owns all of the outstanding common stock of the Association. The only material business activity of the Company has been acting as the holding company for the Association. The Association began operations in 1935 as a federally chartered mutual savings and loan and in September 1986 the Association converted from a mutual to a stock form of organization. Unless the context indicates otherwise, the term "Company," when used herein, shall include the Association.

  The Company's principal business is attracting deposits from the general public and using such funds, along with borrowings from various other sources, to originate real estate loans secured by deeds of trust, other loans and to make short-term investments. The Company's revenues are primarily interest received from its loan portfolio, investment securities and mortgage-backed securities and fees related to originating and servicing loans. At December 31, 1994 the Company had total assets of $3.7 billion, total customer deposits of $2.5 billion and operated 35 branch offices and 16 loan centers located throughout Northern and Central California, but see Lending Activities, General below.

  As a savings and loan holding company, SFFed Corp. is subject to regulation by the Office of Thrift Supervision (OTS); the Association, as a federally chartered savings institution, has its deposit accounts insured by the Federal Deposit Insurance Corporation (FDIC) and is subject to regulation by both the FDIC and the OTS.

  At December 31, 1994 the Association met all current regulatory capital requirements under regulations issued pursuant to the Financial Institutions Reform Recovery and Enforcement Act of 1989 (FIRREA) on a fully phased-in basis. Also, at December 31, 1994, the Association was "well capitalized," as defined in the regulations issued pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA).

  Item 7 of Part II of this Report, Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A), incorporated by reference to the Company's 1994 Annual Report to Shareholders, should be read in conjunction with this Item 1.

LENDING ACTIVITIES

  General. The principal lending activity of the Company is making loans secured by first mortgage liens on one-to-four family residences, enabling borrowers to purchase, construct or refinance their existing loans on such residences. Loans for the purchase or refinance of existing homes amounted to 80% of total real estate loan originations for 1994. As shown in the loan portfolio composition table on page 5, the Company's loan portfolio also includes a substantial amount of loans secured by apartment buildings and various types of commercial and industrial property. The Company also makes loans for the construction of homes and for the acquisition and development of unimproved land as home sites, although the Company has significantly reduced originations of these loans compared to earlier years. The Company has concentrated its loan origination efforts in Northern California from Sacramento to San Luis Obispo counties with primary emphasis in the nine-county area surrounding San Francisco. Real estate loans secured by properties outside California comprise less than 1% of the Company's real estate loan portfolio. Approximately 59% of the Company's real estate loan portfolio is secured by properties in the greater San Francisco Bay Area.

  In February 1995, for the reasons discussed in MD&A, Asset/Liability Management, Real Estate Loans and Mortgage-Backed Securities (MBS), the Company decided to close nine of its loan origination centers. The Company believes that the remaining seven centers, which cover its primary San Francisco Bay Area and Sacramento market places, will be able to produce the volume of loans needed by the Company.


                                     E-1-3

  To control interest rate risk and improve the stability of its interest rate spread, the Company has retained in its portfolio the adjustable-rate mortgages (ARMs) which it has originated, except for certain ARMs originated for sale in 1994 and 1993 to assist in controlling asset growth. Essentially all fixed rate loans originated in 1993 and through the third quarter of 1994 were for sale in the secondary market. The Company started to originate fixed-rate loans for its portfolio in August 1994 to increase its overall loan portfolio yield and for growth purposes. The demand for fixed-rate loans was low during the fourth quarter of 1994 with the Company originating just $9 million of such loans. At December 31, 1994, 97% of the Company's portfolio of real estate loans being held for investment were ARMs.

  Interest rates charged by the Company on its loans are affected primarily by the demand for such loans, the supply of money available for lending purposes and the investment objectives of the Company. These factors are in turn affected by general economic conditions, the state of the California real estate market, Northern California, in particular, and such other factors as the monetary policies of the federal government, including the Board of Governors of the Federal Reserve System, the general supply of money in the economy, tax policies, governmental budgetary matters and the secondary mortgage market. In addition to the interest earned on loans, the Company receives fee income for loan originations, loan commitments, loan prepayments, loan modifications, late payments, transfers of loans due to changes in property ownership and servicing. The fee charged for each of these services varies depending on the supply of funds, competition and other factors.

  General market interest rates reached their lowest level in over 20 years in the latter part of 1993 having been falling since 1991. Interest rates have been increasing again since the first quarter of 1994 in response to the Federal Reserve Board's increases in its discount rate. Higher rates have made ARM loans more attractive to borrowers and 92% of the Company's 1994 loan originations were ARMs compared with 71% in 1993.

  The Company originates real estate loans through its loan centers. Applications for loans to purchase and to refinance residences are received from depositors and existing borrowers of the Company and from the general public. Loan applications are also referred to the Company through commissioned loan agents, independent real estate and loan brokers, mortgage bankers and builders.

  Loan commitments issued by the Company are subject to various levels of approval, depending on the size of the loan. Loans up to $3,000,000 are approved under varying delegations of authority. Loans above $3,000,000 require dual authority, one of whom must be the President. Loans over $5,000,000 must be pre-approved by the Board of Directors' Investment Committee. All loans over $1,000,000 made under delegated authority are reviewed by the Investment Committee of the Board of Directors.

  The Company requires title insurance to fully protect its lien priority on all loans secured by real property. On residential property, fire, extended and special form coverage is required to protect the Company's exposure to hazard losses. Additional coverage may be required, as applicable, on income-producing properties. Flood insurance may also be required on certain loans. Prior to the fourth quarter of 1994, mortgage insurance was required for all loans where the ratio of the original principal amount of the loan to the appraised value of the real property securing the loan ("loan-to-value ratio") was in excess of 80% for both fixed-rate and adjustable-rate loans. Such coverage protects the Company against loss on the portion of the principal balance of the loan in excess of 80% of the appraised value of the secured property at origination and also reduces the regulatory risk-based capital requirement for such loans, see below. A 1994 review of claims for losses by the Company on these insured loans over the past three years showed that claims for losses had been significantly less than the insurance premiums paid by the Company. Therefore, during the fourth quarter of 1994 the Company's Board of Directors approved the Company's request to originate a limited amount (initially $25 million) of over 80% loan-to-value home loans without mortgage insurance.

  Real estate brokers are required to inform borrowers when property securing loans is within a certain distance from known earthquake faults or other areas particularly susceptible to earthquake damage, such as filled land, as shown on maps prepared under supervision of the State of California. Borrowers may obtain, but the Company does not require, earthquake insurance. Most of the more heavily populated parts of California are located close enough to an active fault line to suffer damage from a major earthquake that may occur on such

                                     E-1-4
fault line. Over time, the state and local government authorities have acted to minimize such damage by issuing increasingly restrictive building codes. Most of the loans originated by the Company are in Northern California, an area with many active earthquake fault lines. However, the Company's loans are spread throughout the region with no material concentrations of loans secured by properties in areas thought by geologists to be particularly susceptible to earthquake damage.

  Risk-Based Capital Regulations. Regulations issued pursuant to FIRREA require a thrift institution to maintain minimum capital amounts related to the credit risk associated with its assets. Generally, the amounts fixed by these regulations are expressed as a percentage of the "core" capital an institution is required to maintain in support of each of its assets, with the amounts "risk-weighted" to reflect the relative credit risk of each asset. Accordingly, for assets with higher risk-based capital requirements, the Company charges significantly higher origination fees, interest rates and margins, in order to ensure that such lending is profitable. For a more complete discussion of the risk-based capital requirements and timetables applicable to the Association, see Business Regulation--Regulatory Capital Requirements--Risk-Based Capital Requirement.

  Loan Portfolio Composition. The following table sets forth the composition of the Company's total loan portfolio, excluding loans originated for sale and loans secured by savings accounts, in dollars and percentages (before deductions for undisbursed loan funds, unearned loan fees, discounts or premiums and allowances for losses), by type of security, as of the dates indicated.

                                                   DECEMBER 31,
                         --------------------------------------------------------------------
                             1994          1993          1992          1991          1990
                         ------------  ------------  ------------  ------------  ------------
                         AMOUNT   %    AMOUNT   %    AMOUNT   %    AMOUNT   %    AMOUNT   %
                         ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
                                              (DOLLARS IN MILLIONS)
Real Estate Loans:
1-4 unit residential.... $1,798  58.8% $1,441  53.2% $1,367  52.9% $1,407  53.7% $1,372  52.2%
Over 4 unit
 residential (1)........    648  21.2     579  21.4     478  18.5     429  16.4     436  16.6
Commercial..............    500  16.3     578  21.3     619  24.0     655  25.0     709  27.0
Improved land...........     22   0.7      28   1.0      32   1.2      45   1.7      49   1.9
                         ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
                          2,968  97.0   2,626  96.9   2,496  96.7   2,536  96.9   2,566  97.6
Consumer loans (2)......     92   3.0      85   3.1      86   3.3      82   3.1      62   2.4
                         ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
                         $3,060 100.0% $2,711 100.0% $2,582 100.0% $2,618 100.0% $2,628 100.0%
                         ====== =====  ====== =====  ====== =====  ====== =====  ====== =====
Construction loans
 included above......... $   32   1.0% $   33   1.2% $   49   1.9% $   89   3.4% $  153   5.8%
                         ====== =====  ====== =====  ====== =====  ====== =====  ====== =====

--------
(1) At December 31, 1994, $109 million of these loans were secured by over 36 unit apartment buildings.
(2) Consumer loans include home equity and installment loans.

  One-to-Four Family Residential Lending. The Company currently offers several different one-to-four family residential loan plans. Interest rates, fees, maximum dollar amounts and loan terms vary with each loan plan. The Company offers conventional fixed or adjustable-rate loans secured by first or second mortgages on one-to-four family residences. Fixed-rate loans secured by one-to-four family residences are made up to 95% of appraised value or sales price, whichever is less. ARMs are offered with interest rates based on the Federal Home Loan Bank (FHLB) Eleventh District Cost of Funds or the one-year U.S. Treasury bill, with various adjustment periods, margins, fees and rate or payment caps. Thus borrowers have several plan options from which to choose.

  The risk-based capital regulations recognize the greater credit risk associated with loan-to-value ratios in excess of 80% and require that such loans with no mortgage insurance coverage be supported by regulatory capital of double the amount required for such loans with mortgage insurance coverage or with a loan-to-value ratio of 80% or less. As discussed above, through the third quarter of 1994 the Company required mortgage insurance on essentially all loans with an original loan-to-value ratio of over 80%.

                                     E-1-5

  All fixed-rate conventional real estate loans originated by the Company contain a "due-on-sale" clause which allows the Company to declare a loan immediately due and payable if the borrower sells or otherwise disposes of the property subject to the mortgage and the loan is not repaid. For those fixed-rate loans in the Company's portfolio, the Company vigorously enforces these due-on-sale clauses to the extent permitted by law. Internal procedures have been established by the Company to monitor loans for events that may trigger the due-on-sale clause. Loans with an adjustable-rate feature generally permit the loans to be transferred to a qualified purchaser of the real property upon payment of an assumption fee.

  Multi-Family Residential Lending. Loans secured by multi-family residences, comprising 21.2% of the Company's loan portfolio at the end of 1994, are primarily secured by property in Northern California and were mostly originated by the Company. The Company has also purchased a limited amount of multi-family residential loans from other institutions. These loans generally present a higher risk than loans on one-to-four unit homes and therefore typically are made at higher rates and margins than those loans. The increased risk arises from several factors including the concentration of principal in a limited number of loans and borrowers, the effect of vacancies on the ability of borrowers to make their loan payments and the increased difficulty of evaluating and monitoring these loans. The Company believes that it has mitigated these risks through its prudent underwriting and appraisal policies. Due to asset growth constraints and to limit the amount of this type of loan in its portfolio, the Company withdrew from this market in the fourth quarter of 1994. Originations for 1994 totalled $128 million.

  Starting in 1993, to assist in controlling asset growth and to limit multi-family loan concentration, the Company began to designate a portion of its multi-family loan originations as being originated for sale. Such originations totalled approximately $29 million in 1994 and $66 million in 1993.

  Multi-family residential loans that meet certain criteria are placed in the 50% risk-weight category for risk-based capital purposes, those loans that do not meet these criteria are placed in the 100% risk-weight category. Effective March 18, 1994, the OTS adopted a rule revising the criteria that multi-family mortgage loans secured by five or more units must meet to be eligible to be place in the 50% risk-weight category for risk-based capital purposes. Under the revised regulation all multi-family loans that meet the criteria are eligible for the 50% risk-weight category whereas under the previous regulation only loans secured by dwellings with 5-36 units were eligible for the 50% risk-weight category. The revised qualifying criteria include debt service standards, minimum loan-to-value ratios, minimum and maximum loan principal and interest amortization periods and a timely loan payment history. Loans secured by 5-36 unit dwellings originated prior to March 18, 1994 can also be placed in the 50% risk-weight category provided they continue to meet the occupancy and other criteria required by the previous regulation. At December 31, 1994 the Association had placed loans with outstanding principal balances of $32.9 million secured by over 36-units dwellings in the 50% risk-weight category. Almost all multi-family loans originated by the Company in 1994 and 1993 have met the criteria for 50% risk-weighting.

  Nonresidential (Commercial) Real Estate Lending. The Company's commercial real estate loan portfolio amounted to 16.3% of total loans at December 31, 1994 compared with 21.3% at year-end 1993. A summary of these loans by type of property securing the loans is included in Note 4 of Notes to Consolidated Financial Statements.

  The average loan balance of this portfolio was $0.8 million at December 31, 1994, with the largest loan having an outstanding balance of $8.7 million. The majority of the portfolio is secured by property in Northern California, although the Company has also originated a small amount of commercial real estate loans secured by properties outside California. A limited amount of the portfolio was purchased from other institutions.

  Commercial real estate loans are generally originated with higher interest rates, margins and fees than for residential real estate loans. Loans secured by commercial property carry a higher degree of risk than those secured by residential property, primarily because of the effect general economic conditions can have on the demand for, and therefore the value of, such property and on the ability of borrowers to repay these loans. As more fully discussed under Risk Elements--Loans, the California economy has been weak which has lead to a

                                     E-1-6
general decline in the value of commercial real estate. As a result, the Company has experienced higher than originally anticipated delinquencies, foreclosures and losses on this portfolio. Because of this situation, the Company has withdrawn from the commercial real estate loan market and the only commercial real estate loans originated by the Company during the last three years have been to finance the sale of properties acquired through foreclosure.

  Loans secured by nonresidential real estate generally have a risk-weight twice that of most residential loans except for over 36 unit multi-family residential loans. OTS regulations limit nonresidential real estate loans to 400% of an institution's capital, although the regulations also provide that such loans made prior to the enactment of FIRREA in accordance with then existing regulations need not be divested. At December 31, 1994, the Association's portfolio was $377 million less than the maximum permitted by this regulation.

  Construction Lending. The Company originates construction loans primarily for the construction of homes or the development of land as a site for home construction. These loans are generally for terms of 12 months and carry interest rates based on a bank reference rate that adjust rapidly according to changes in such reference rate. The interest rates and fees charged for these loans are generally significantly higher than for one-to-four unit existing residential loans because of the higher degree of risk associated with construction lending.

  As well as the risk factors discussed above under Multi-Family Residential and Nonresidential (Commercial) Real Estate Lending, risks associated with construction lending include the difficulty in accurately determining the total funds required to complete a project. This can be significantly impacted by unforeseen site improvement or construction problems and delays in the land use approval process. Also, it is difficult to determine the value of a project before the completion of construction. Unforeseen changes in the economic environment and their related effect on the real estate market may significantly affect the sales prices of homes and homesites and the period of time taken to sell the homes and sites.

  To reduce the risk elements in its construction lending, the Company's policy has been to originate construction loans only in its Northern California marketplace. Additionally, for the past three years the Company has limited its construction lending to projects for the development of a small number of homes or homesites: The largest loan originated by the Company during 1994 was $2.6 million. In previous years the Company had originated loans for larger numbers of homes and homesites. The weakness in the California economy and real estate market caused slower than originally anticipated sales in several of the tract developments financed by the Company. Primarily as a result of this situation, the table below includes nonaccrual loans totalling $14.9 million, $20.0 million and $33.6 million at December 31, 1994, 1993 and 1992, respectively. For additional information, see Risk Elements--Loans and MD&A--Asset Quality.

  Construction loans by property type are summarized as follows at December 31, 1994, 1993 and 1992:

                                                               DECEMBER 31,
                                                           ---------------------
                                                            1994    1993   1992
                                                           ------- ------ ------
                                                              (IN THOUSANDS)
One-to-four family residences............................. $32,544 32,795 48,883
Land acquisition and development..........................  21,945 27,890 31,903
                                                           ------- ------ ------
                                                           $54,489 60,685 80,786
                                                           ======= ====== ======

  The following table summarizes by property type the construction loans originated by the Company for the three years ended December 31, 1994:

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                          1994    1993    1992
                                                        -------- ------- -------
                                                             (IN THOUSANDS)
One-to-four family residences.......................... $ 43,234  41,034  27,099
Land acquisition and development.......................    4,780   1,085   1,454
                                                        -------- ------- -------
                                                        $ 48,014  42,119  28,553
                                                        ======== ======= =======


                                     E-1-7

  Consumer Loans. Federal regulations permit federal thrift institutions to make secured and unsecured consumer loans and invest in certain securities up to 35% of the institution's assets. In addition, a thrift institution has lending authority above the 35% category for certain types of consumer and real property loans, such as home equity loans, home improvement loans, mobile home loans and loans secured by deposit accounts. For risk-based capital purposes, consumer loans carry a risk-weight double that of most residential real estate loans.

  The Company currently limits its consumer loan origination activity to home equity line of credit loans, secured by second deeds of trust, generally limiting the maximum line of credit it will grant to the difference between 80% of the appraised value of the secured property and the outstanding balance of the first mortgage loan secured by the property. The interest rates charged on these loans are variable and are based on a commercial bank's reference rate. At December 31, 1994 the outstanding balances of these loans totalled $78.6 million.

  The Company has previously offered automobile, boat and similar loans. During 1990 the Company determined that its auto, boat and similar consumer loan origination program was only marginally profitable and, therefore, in August 1990 the Company ceased originating such loans. The Company continues to hold its portfolio of these loans, $13.3 million at December 31, 1994, for investment purposes.

  Consumer loans (before deductions for unearned loan fees, allowances for losses, discounts and premiums) are summarized as follows as of December 31, 1994, 1993 and 1992:

                                        1994           1993           1992
                                    -------------  -------------  -------------
                                    AMOUNT  YIELD  AMOUNT  YIELD  AMOUNT  YIELD
                                    ------- -----  ------- -----  ------- -----
                                                 (IN THOUSANDS)
Home equity (1).................... $78,566  9.82% $65,020  6.99% $58,212  7.34%
Auto & boat........................  11,159 12.38   16,813 12.38   24,562 12.34
Other..............................   2,203 13.21    2,747 12.65    3,457 12.39
                                    ------- -----  ------- -----  ------- -----
                                    $91,928 10.21% $84,580  8.25% $86,231  8.97%
                                    ======= =====  ======= =====  ======= =====

--------
(1) Excludes unused lines of credit of approximately $90 million at December 31, 1994.

  Loan Maturity and Repricing. The following table sets forth the maturities of the various types of loans in the Company's portfolio at December 31, 1994. Demand loans and loans having no stated maturity are classified as being due within one year. Mortgages which have adjustable rates are shown as maturing at their next repricing date. Fixed-rate mortgages are shown in the periods of scheduled repayments. This schedule does not reflect the effects of possible prepayments or enforcements of due-on-sale clauses.

                                           LOANS RECEIVABLE AT DECEMBER 31, 1994
                         --------------------------------------------------------------------------
                          1 TO 4 FAMILY   MULTI-FAMILY   COMMERCIAL CONSTRUCTION CONSUMER
                         RESIDENTIAL (1) RESIDENTIAL (1)    (1)        & LAND     (1,2)     TOTAL
                         --------------- --------------- ---------- ------------ -------- ---------
                                                       (IN THOUSANDS)
Periods during which
 loans are repriced or
 mature:
  Before 1 year.........   $1,712,475        599,599      477,635      53,973     85,434  2,929,116
  After 1 through 5
   years................       11,901         36,665       14,343         431      4,192     67,532
  After 5 through 10
   years................       12,274          6,763        6,070          85      6,504     31,696
  After 10 through 20
   years................       19,475          3,921        2,058         --       2,447     27,901
  After 20 years........       12,089          1,543          --          --          40     13,672
                           ----------        -------      -------      ------     ------  ---------
                           $1,768,214        648,491      500,106      54,489     98,617  3,069,917
                           ==========        =======      =======      ======     ======
Less:
  Undisbursed loan
   funds................                                                                     12,557
  Discounts and premi-
   ums, net.............                                                                      1,093
  Deferred loan fees,
   net..................                                                                      4,307
  Allowance for losses..                                                                     36,829
                                                                                          ---------
                                                                                          3,015,131
                                                                                          =========

--------
(1)Includes loans secured by second deeds of trust.
(2)Includes loans secured by savings accounts.

                                     E-1-8

  The following table sets forth at December 31, 1994 the dollar volume of all loans with scheduled contractual due dates after December 31, 1995 (before deductions for undisbursed loan funds, allowances for loan losses, unearned loan fees, and discounts and premiums) which have fixed interest rates and adjustable interest rates.

                                                              LOANS DUE AFTER
                                                             DECEMBER 31, 1995
                                                           ---------------------
                                                             FIXED    ADJUSTABLE
                                                           RATE LOANS RATE LOANS
                                                           ---------- ----------
                                                              (IN THOUSANDS)
   Real estate mortgage loans.............................  $ 90,723  2,755,205
   Consumer loans.........................................    13,184     79,046
                                                            --------  ---------
                                                            $103,907  2,834,251
                                                            ========  =========

  Sales, Purchases, Securitization and Servicing of Real Estate Loans. The Company has periodically purchased real estate loans, or participation interests therein, in the secondary market to supplement its internal loan originations. The Company also sells loans to increase or maintain the responsiveness of its loan portfolio to changes in interest rates, to assist in controlling asset growth, to generate gains on sale, and, where servicing is retained, increase service fee income and to provide funds for future lending or general corporate purposes. Such sales are usually "without recourse' to the Company. The Company is an approved seller/servicer for the Federal Home Loan Mortgage Corporation (FHLMC) and the Federal National Mortgage Association (FNMA) and various conduit companies. Purchases and sales have been transacted with these entities as well as with other financial institutions throughout the United States. Essentially all fixed-rate loans originated in 1992, 1993 and the first nine months of 1994 were designated as being originated for sale. Additionally, to assist in controlling asset growth and loan portfolio mix, the Company designated a portion of its 1993 and 1994 ARM loan production as being originated for sale. On occasion, due to a change in Company strategy or because of underwriting problems discovered at the time of sale, loans originated for sale are transferred to the "held for investment" category. All such transfers are made at the lower of cost or market at the time of transfer and totalled $77.2 million in 1994. The Company entered into hedging transactions related to fixed-rate loans being originated for sale to protect itself against losses due to changes in market interest rates before the loans are sold. For additional borrowing flexibility and regulatory capital purposes, the Company has also converted qualifying loans it has originated into mortgage-backed securities (MBS), including $92 million in 1994, see Mortgage-Backed Securities.

  The Company retains the servicing of most of the loans it sells or converts into MBS, and receives a fee for such services. Net deferred premiums arising from the sale and securitization of loans where the servicing is retained are amortized to income over the estimated lives of the loans. The Company periodically compares its prepayment estimates with its actual experience, adjusting the amortization as necessary. During 1992 and, to a lesser extent, 1993 falling interest rates prompted many borrowers to refinance their loans at lower rates. Thus, prepayments of loans sold by the Company and serviced for others were higher than originally anticipated in those years. Rising interest rates during 1994 resulted in a reversal of this situation. The effect of the above on premium amortization and other premium related information is included in Note 6 of Notes to Consolidated Financial Statements. In addition, the Company has not invested in any derivatives during the three years ended December 31, 1994.

  Loan prepayments and amortization have reduced the total loans serviced by the Company for others despite sales of loans with servicing retained of $139 million in 1994 and $435 million in 1993 and the conversion of loans into MBS of $92 million and $142 million in 1994 and 1993, respectively. Total loans serviced for others and related service fee income is summarized as follows:

                                                      1994        1993    1992
                                                    ---------    ------- -------
                                                          (IN MILLIONS)
Loans serviced for others at December 31........... $ 1,454.3    1,518.5 1,616.2
Service fee income for the year....................       4.1(1)     2.6     2.0

--------
(1) The increase compared with 1993 and 1992 was mainly due to a decrease in the amortization of deferred premiums on the sale of loans.

                                     E-1-9

  The Company's ability to originate and sell mortgage loans, and consequent ability to obtain origination fees, other fee income and operating earnings, is affected by such market forces as interest rates on various types of loans, competition, consumer preferences, supply and demand for housing and prices buyers are prepared to pay.

  Lending Activity. The following table shows real estate, consumer and other loan origination, purchase, sale and repayment activities of the Company for the periods indicated.

                                                  YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1994      1993      1992
                                                 --------  ---------  -------
                                                       (IN THOUSANDS)
Loans originated:
  Conventional:
    Residential existing properties:
    One-to-four family.......................... $750,817    898,074  728,640
    Multi-family................................  128,337    214,100   96,449
    Commercial existing properties..............    9,492     12,564   10,035
    Construction loans..........................   48,014     42,119   28,553
Net increase in consumer loans (excluding
 sales).........................................   13,546      6,808   16,761
                                                 --------  ---------  -------
      Total loans originated....................  950,206  1,173,665  880,438
                                                 ========  =========  =======
Loans purchased:
  Residential existing properties:
    One-to-four family..........................      753        --       348
    Multi-family................................      554        542   23,967
    Commercial existing properties..............      --         --     2,154
                                                 --------  ---------  -------
      Total loans purchased.....................    1,307        542   26,469
                                                 ========  =========  =======
Loans sold:
  Residential existing properties:
    One-to-four family..........................  127,227    376,422  434,943
    Multi-family................................    3,550     55,758      --
                                                 --------  ---------  -------
      Total loans sold..........................  130,777    432,180  434,943
                                                 ========  =========  =======
Transferred to mortgage-backed securities.......   92,264    142,262      --
Transferred to foreclosed real estate...........   58,295     43,809   65,735
Transferred to investments in real estate part-
 nerships.......................................      --         --     1,300
Principal prepayment and amortization...........  367,988    385,560  477,558
                                                 --------  ---------  -------
      Total transfers and principal repayments..  518,547    571,631  544,593
                                                 ========  =========  =======
      Gross loan activity.......................  302,189    170,396  (72,629)
Net change in:
  Undisbursed loan funds and other..............      148     (2,018)  15,820
  Unearned loan fees and net
   discounts/premiums...........................    1,783       (273)     396
  Allowance for losses..........................      (32)    (2,886)  (6,661)
                                                 --------  ---------  -------
      Net loan activity......................... $304,088    165,219  (63,074)
                                                 ========  =========  =======

  Risk Elements--Loans. When a borrower fails to make a scheduled payment on a loan and does not cure the delinquency within 15 days, the Company classifies the loan as delinquent. Late charges are generally assessed and notices of delinquency are forwarded to borrowers. A notice of intent to foreclose is prepared when two payments and one late charge have become due and unpaid. Recommendations to initiate proceedings to commence foreclosure are made by the loan servicing foreclosure department and approved by loan service

                                    E-1-10
management. If a loan is not reinstated within three months after the recording of a notice of default, a notice of trustee's sale is recorded in the County Recorder's Office. If all delinquent amounts and related charges are still not received or the entire loan balance and other amounts due are not fully repaid within 21 days, the property may then be sold at a nonjudicial trustee's sale. The great majority of delinquent loans handled by the Company are reinstated or paid-off prior to trustee's sale. In most cases where the trustee's sale becomes a necessity, the Company acquires title to the property and sells it. The acquired property is included in the Company's "real estate owned" account until it is sold. The Company is permitted to finance such a sale with a "loan to facilitate," i.e., a loan typically involving more favorable borrowing terms than normally permitted by applicable regulations and the Company's normal underwriting criteria. The Company has found it necessary to make only a limited number of such loans in selling real estate acquired by foreclosure.

  In general, the Company places all loans on a nonaccrual basis when they become 90 days or more delinquent or in the process of foreclosure. When a loan is placed on a nonaccrual basis, all previously accrued and unpaid interest on such loan is reversed and charged against current income. Loans are restored to the accrual basis only if the borrower has demonstrated the ability to make future payments.

  Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 114 (FAS 114), "Accounting by Creditors for Impairment of a Loan." A loan is considered impaired under FAS 114 when, based on current information, it is probable that the lender will be unable to collect all the principal and interest due under the contractual terms of the loan. FAS 114 also requires that impaired loans for which foreclosure is probable be accounted for as loans. Previously, the Company was required to account for such loans as "insubstance foreclosures" and include them as part of foreclosed real estate. All loans previously accounted for as insubstance foreclosures and related valuation allowances included in the tables in this Risk Elements--Loans section have been reclassified to loans receivable with the respective valuation allowances and are included as nonaccrual loans. In addition, in October 1994, FAS 114 was amended by Statement of Financial Accounting Standard No. 118 (FAS 118) "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure." Creditors are allowed to use existing methods for recognizing interest income on an impaired loan and modifies the disclosure requirements concerning impaired loans under FAS 118. The only effect on the Company's financial statements is the additional disclosure in Note 4 of Notes to Consolidated Financial Statements. For additional information, see Note 1 of Notes to Consolidated Financial Statements.

  Real estate acquired by foreclosure or by voluntary deed in lieu of foreclosure is commonly referred to as "real estate owned" (REO). The Company's policy is generally to dispose of REO by sale at the earliest feasible opportunity, given current market conditions. Property transferred to REO is recorded at the lower of the loan balance plus foreclosure costs or fair value minus estimated cost to sell at the date of acquisition. In addition, the Company monitors the market value of the property on a continuous basis and adjust the carrying value as required. See Note 1 of Notes to Consolidated Financial Statements, Real Estate Owned.

  On occasion, because of a borrower's financial difficulties, often associated with cash flows generated by the loan collateral being lower than anticipated, the Company grants concessions to a borrower that it would not otherwise consider. Such concessions include reducing or deferring scheduled cash payments, forgiveness of previously accrued but unpaid interest and extending the term of the loan. Such loan restructuring are called "troubled debt restructuring" and are made to minimize the potential losses that might otherwise be incurred by the Company.

  The Company has endeavored to limit delinquency problems and losses on its loans through its loan underwriting and approval process. Through 1994, the Company has also obtained, or required the borrower to obtain, mortgage insurance (see Lending Activities--General, above) on most loans secured by one-to-four family residences with a loan-to-value ratio over 80%. However, a deterioration in general economic conditions can have an adverse effect on the real estate market, reducing the demand for and the value of property securing loans and also the ability of borrowers to meet their loan payment obligations.

                                    E-1-11

  As discussed in MD&A--Asset Quality, declining real estate values in California led to an increase in the Company's nonperforming assets during 1991 and 1992. Disposition of problem assets and a decrease in the amount of loans becoming delinquent have enabled the Company to reduce these assets during 1993 and 1994. Sales of REO properties totalled $49 million in 1994 and $61 million in 1993. See the following tables for changes in loan delinquencies and nonperforming assets.

  The following table summarizes loan delinquencies at December 31, 1990 through 1994 as a percentage of total net loans. The amounts presented represent total remaining principal balances of the related loans, rather than the actual payment amounts which are overdue.

                                              DECEMBER 31,
                         ----------------------------------------------------------
                            1994        1993        1992        1991        1990
                         ----------  ----------  ----------  ----------  ----------
                         AMOUNT  %   AMOUNT  %   AMOUNT  %   AMOUNT  %   AMOUNT  %
                         ------ ---  ------ ---  ------ ---  ------ ---  ------ ---
                                         (DOLLARS IN MILLIONS)
Loans delinquent for:
30 to 59 days........... $ 50.3 1.6% $ 54.9 2.0% $ 48.9 1.9% $ 62.8 2.3% $ 47.8 1.8%
60 to 89 days...........   14.3 0.5    34.2 1.2    18.5 0.7    25.7 1.0    18.2 0.7
90 to 119 days..........    7.7 0.3     8.2 0.3     5.1 0.2    21.0 0.8    16.0 0.6
120 days or more........   35.1 1.1    58.5 2.1    82.8 3.2    85.7 3.2    31.0 1.2
                         ------ ---  ------ ---  ------ ---  ------ ---  ------ ---
    Total............... $107.4 3.5% $155.8 5.6% $155.3 6.0% $195.2 7.3% $113.0 4.3%
                         ====== ===  ====== ===  ====== ===  ====== ===  ====== ===

  A summary of delinquent loans by property type at December 31, 1994 and 1993 is included in MD&A--Asset Quality.

  The Company defines nonperforming assets as nonaccrual loans, see above, and REO. Such assets, together with restructured loans, as discussed above are summarized as follows as of the indicated dates:

                                                     DECEMBER 31,
                                             ---------------------------------
                                              1994   1993   1992   1991   1990
                                             ------  -----  -----  -----  ----
                                                 (DOLLARS IN MILLIONS)
Nonaccrual loans:
  1-4 unit family homes....................  $ 20.5   22.2   24.1   22.3   7.9
  Multi-family homes.......................     3.8    6.3    5.3   13.4   8.6
  Construction and land development........    14.9   20.0   33.6   11.8   6.0
  Commercial real estate...................     5.0   32.2   32.7   61.1  24.1
  Consumer and other.......................     0.6    0.4    0.4    0.1   0.4
                                             ------  -----  -----  -----  ----
                                               44.8   81.1   96.1  108.7  47.0
                                             ======  =====  =====  =====  ====
Real estate acquired by foreclosure:
  1-4 unit family homes....................    11.7   11.9    9.4    4.4   0.7
  Multi-family homes.......................     6.1    7.4   21.7    2.7   2.9
  Construction and land development........     4.3    5.9    2.7    --    3.9
  Commercial real estate...................    14.9   12.1   20.0   14.5   1.3
  Consumer and other.......................     --     0.1    0.3    0.1   0.2
                                             ------  -----  -----  -----  ----
                                               37.0   37.4   54.1   21.7   9.0
                                             ======  =====  =====  =====  ====
  Gross nonperforming assets...............    81.8  118.5  150.2  130.4  56.0
Specific allowances for losses.............   (10.6) (12.6)  (9.6)  (6.6) (5.4)
                                             ------  -----  -----  -----  ----
  Net nonperforming assets.................  $ 71.2  105.9  140.6  123.8  50.6
                                             ======  =====  =====  =====  ====
Percent of total assets....................    1.91%  3.12   4.45   3.73  1.50
                                             ======  =====  =====  =====  ====
Restructured loans, excluding nonperforming
 assets (1)................................  $ 29.6   33.0   26.7   14.8  11.3
                                             ======  =====  =====  =====  ====

--------
(1) For actual and proforma interest income information, see Note 4 of Notes to Consolidated Financial Statements.

                                    E-1-12

  The 1994 changes in delinquent loans and nonperforming assets as reflected in the above tables are analyzed in MD&A--Asset Quality.

  As a part of its evaluation of its real estate loan portfolio, the Company takes into account general economic and real estate market conditions that could have an impact on the future performance of the portfolio. These and other factors are a part of the process of identifying loans with certain weaknesses or deficiencies that are classified for regulatory purposes, depending on the severity of the problem, as special mention, substandard, doubtful or loss (see Business--Regulation, Classification of Assets, below). The level of assets classified for regulatory purposes is taken into account in determining the appropriate level of the Company's general valuation allowances. In addition to the nonperforming assets included in the above table, assets classified as substandard for regulatory purposes at December 31, 1994 included the following real estate loans:

                                                            LOAN BALANCES
                                                          DECEMBER 31, 1994
                                                          -----------------
                                                            (IN MILLIONS)
Commercial real estate ..................................       $16.9
  Includes 12 loans with outstanding balances of $15.7
   million which are current but where the properties
   have vacancy or related cash flow problems or the Com-
   pany has been unable to obtain current financial in-
   formation from the borrowers.
Multi-family residential ................................         9.9
  Includes a $3.9 million restructured loan considered to
   be substandard and other loans secured by properties
   with vacancy related problems.
Construction and land development .......................         1.2
  Includes a $1.0 million matured loan which is current,
   but project sales have been slower than originally
   forecast.
One-to-four unit homes ..................................         3.0
  Loans secured by property with real estate taxes two or
   more years delinquent.

  Additionally, at December 31, 1994, the Company's watchlist of closely monitored loans included $26.9 million of loans classified as special mention for regulatory purposes, as follows:

                                                                 LOAN BALANCES
                                                               DECEMBER 31, 1994
                                                               -----------------
                                                                 (IN MILLIONS)
Commercial real estate........................................       $16.8
Multi-family residential......................................         9.8
Construction and land development.............................         0.3
                                                                     -----
                                                                     $26.9
                                                                     =====

  These loans do not presently exhibit the problems that would require them to be classified as substandard, but there are potential weaknesses that could lead to a substandard classification in future periods.

  The Company has attempted to limit the risks associated with real estate lending by originating or purchasing loans primarily in areas within which it is familiar with the real estate market. Thus, approximately 99% of the Company's loan portfolio is secured by properties in California and, additionally, approximately 91% of its portfolio is secured by properties in its San Francisco Bay, Sacramento and Central Coast area marketplaces.

  The factors taken into account in establishing and maintaining an appropriate level of general and specific valuation allowances, together with the reasons for the 1994 and 1993 increase in such valuation allowances and losses incurred are set forth in MD&A--General, and--Asset Quality and Note 1 of Notes to Consolidated Financial Statements.

                                    E-1-13

  The allowances for loan and real estate owned losses were allocated as follows at the indicated year ends:

                                                      DECEMBER 31,
                                           ------------------------------------
                                            1994     1993   1992   1991   1990
                                           -------  ------ ------ ------ ------
                                                 (DOLLARS IN THOUSANDS)
Real estate loans:
  Specific loans.......................... $ 4,448   7,219  5,633  5,540  2,391
  General.................................  31,817  28,989 27,561 21,084 16,955
                                           -------  ------ ------ ------ ------
                                            36,265  36,208 33,194 26,624 19,346
                                           =======  ====== ====== ====== ======
Consumer loans:
  Specific loans..........................     --      --     --     --       6
  General.................................     564     589    717    626    513
                                           -------  ------ ------ ------ ------
                                               564     589    717    626    519
                                           -------  ------ ------ ------ ------
    Total loans...........................  36,829  36,797 33,911 27,250 19,865
                                           =======  ====== ====== ====== ======
Real estate owned (REO):
  Specific................................   8,160   5,800  3,995  1,125  3,032
  General.................................   3,000   2,004  2,650  1,666    555
                                           -------  ------ ------ ------ ------
  Total...................................  11,160   7,804  6,645  2,791  3,587
                                           -------  ------ ------ ------ ------
    Total loans and REO................... $47,989  44,601 40,556 30,041 23,452
                                           =======  ====== ====== ====== ======
Ratios:
  Total allowances to total assets........    1.29%   1.32   1.28   0.91   0.70
  Total allowances to gross nonperforming
   assets.................................   58.71%  37.68  27.01  23.05  41.89
  Total loan allowances to total gross
   loans..................................    1.20%   1.35   1.31   1.04   0.75
  Total loan allowances to gross
   nonaccrual loans.......................   82.19%  45.39  35.29  28.08  42.21
  Total REO allowances to total gross
   REO....................................   30.25%  20.94  12.32  12.94  40.24

  Activity in the allowances for loan losses and foreclosed real estate (REO) and net losses or recovery on the sale of REO for the five years ended December 31, 1994 is summarized as follows:

                                           YEAR ENDED DECEMBER 31,
                                    -----------------------------------------
                                      1994     1993    1992    1991     1990
                                    --------  ------  ------  -------  ------
                                           (DOLLARS IN THOUSANDS)
Balance at beginning of year....... $ 44,601  40,556  30,041   23,452   9,779
Charge-offs:
  Real estate loans................  (16,830) (3,290) (5,775)  (6,303) (1,514)
  Consumer loans...................     (605)   (603)   (559)  (1,183)   (779)
  REO..............................   (4,980) (5,975) (1,505)  (3,114) (1,277)
                                    --------  ------  ------  -------  ------
                                     (22,415) (9,868) (7,839) (10,600) (3,570)
                                    ========  ======  ======  =======  ======
Recoveries:
  Real estate loans................       59      25     --       --       22
  Consumer loans...................      203     171     202      357     164
                                    --------  ------  ------  -------  ------
                                         262     196     202      357     186
                                    --------  ------  ------  -------  ------
  Net charge-offs..................  (22,153) (9,672) (7,637) (10,243) (3,384)
Provision for losses...............   25,541  13,717  18,152   16,832  17,057
                                    --------  ------  ------  -------  ------
Balance at end of year............. $ 47,989  44,601  40,556   30,041  23,452
                                    ========  ======  ======  =======  ======
Net loss (recovery) on sales of
 REO............................... $  4,247   4,282     929     (850)    134
                                    ========  ======  ======  =======  ======

                                    E-1-14

  The ratio of the total of specific reserve additions, net loss on loans charged-off and the net loss or recovery on sales of REO to average outstanding loans and REO for the five years ended December 31, 1994 is as follows:

                                                      1994  1993 1992 1991 1990
                                                      ----  ---- ---- ---- ----
Net losses/average outstanding loans and REO......... 1.27% 0.63 0.43 0.36 0.15

  Mortgage-Backed Securities (MBS). In addition to its real estate loan portfolio, the Company maintains a portfolio of MBS which are insured or guaranteed by agencies of the U.S. Government. Because of their characteristics, MBS can be sold or pledged as collateral for borrowings. As discussed in Note 1 of Notes to Consolidated Financial Statements, effective December 31, 1993, the Company adopted the provisions of Financial Accounting Standard No. 115 (FAS 115) "Accounting for Certain Investments in Debt and Equity Securities." As permitted by FAS 115, with the exception of $7.7 million of MBS pledged as collateral for a collateralized mortgage obligation, at December 31, 1993, the Company transferred all of its MBS portfolio to an "available for sale" category from its "held for investment" portfolio. During 1994, the Company subsequently revised its long-term business plans, including its growth strategy, projected liquidity requirements and capital structure. As a result, the Company determined that it was in the best interest of the Company to retain the majority of the MBS available-for-sale portfolio. As discussed in Note 3 of Notes to Consolidated Financial Statements, in June 1994, the Company transferred $258 million of its then MBS available-for-sale portfolio to its MBS held-for-investment portfolio. The unrealized holding loss on these securities is reported as a separate component of stockholders' equity and is being amortized as a yield adjustment over the estimated remaining life of these securities.

  Prior to 1991 the Company had purchased both fixed and variable rate MBS through established securities dealers to supplement its real estate loan origination program and to assist in meeting projected total asset growth. No MBS were purchased for the three years ended December 31, 1994 for that purpose. However, after 1990, the Company purchased MBS for liquidity purposes. The Company also has converted qualifying mortgage loans in its portfolio into FHLMC and FNMA MBS. The Company's MBS portfolio is summarized as follows as of the dates indicated:

                                                    DECEMBER 31,
                                     --------------------------------------------
                                          1994           1993           1992
                                     --------------  ------------  --------------
                                      AMOUNT  YIELD  AMOUNT YIELD   AMOUNT  YIELD
                                     -------- -----  ------ -----  -------- -----
                                               (DOLLARS IN THOUSANDS)
Held for investment:
 Fixed rate:
  Purchased......................... $  5,821 8.26%  $7,715 8.27%  $ 11,466 8.23%
  Company originated................      --   --       --   --      41,641 9.05
                                     -------- ----   ------ ----   -------- ----
                                        5,821 8.26    7,715 8.27     53,107 8.88
                                     -------- ----   ------ ----   -------- ----
Variable rate:
 Monthly adjustable:
  Purchased.........................   40,670 5.13      --   --      85,759 5.44
  Company originated................  234,710 5.93      --   --     116,134 6.57
                                     -------- ----   ------ ----   -------- ----
                                      275,380 5.81      --   --     201,893 6.09
                                     -------- ----   ------ ----   -------- ----
 Other adjustables:
  Company originated................   49,377 6.24      --   --      57,314 7.12
                                     -------- ----   ------ ----   -------- ----
                                      324,757 5.88      --   --     259,207 6.32
                                     -------- ----   ------ ----   -------- ----
Total............................... $330,578 5.92%  $7,715 8.27%  $312,314 6.76%
                                     ======== ====   ====== ====   ======== ====

                                    E-1-15

                                                         DECEMBER 31,
                                                 ------------------------------
                                                     1994             1993
                                                 --------------  --------------
                                                 AMOUNT   YIELD   AMOUNT  YIELD
                                                 -------  -----  -------- -----
                                                    (DOLLARS IN THOUSANDS)
Available for sale:
 Fixed rate:
  Purchased..................................... $13,815  4.84%  $ 10,017  4.66%
  Company originated............................  16,403  8.96     24,563  8.99
                                                 -------  ----   -------- -----
                                                  30,218  7.43     34,580  7.73
                                                 -------  ----   -------- -----
Variable rate:
 Monthly adjustable:
  Purchased.....................................  25,360  4.93     78,838  4.73
  Company originated............................  24,882  5.55    204,492  5.64
                                                 -------  ----   -------- -----
                                                  50,242  5.42    283,330  5.39
                                                 -------  ----   -------- -----
Other adjustables:
 Company originated.............................     --    --      61,225  5.82
                                                 -------  ----   -------- -----
                                                  50,242  5.24    344,555  5.46
                                                 -------  ----   -------- -----
Total...........................................  80,460  5.95    379,135  5.67
Unrealized gain (loss), net.....................  (3,002) 0.22      5,451 (0.08)
                                                 -------  ----   -------- -----
Total........................................... $77,458  6.17%  $384,586  5.59%
                                                 =======  ====   ======== =====

  The following table summarizes the activity in the Company's MBS portfolio for the periods indicated:

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1994       1993     1992
                                                  ---------  --------  -------
                                                        (IN THOUSANDS)
Held for investment:
 Balance at beginning of year.................... $   7,715   312,314  410,520
 Transfers from mortgage loans...................    91,958   142,136      --
 Transfer to available-for-sale portfolio........       --   (379,135)     --
 Transfers from available-for-sale portfolio at
  fair value.....................................   258,344       --       --
 Purchased.......................................     4,074    10,053      --
 Repayments and discount/premium amortization....   (31,513)  (77,653) (98,206)
                                                  ---------  --------  -------
 Balance at end of year.......................... $ 330,578     7,715  312,314
                                                  =========  ========  =======
Available for sale:
 (None prior to December 31, 1993)
 Balance at beginning of year.................... $ 384,586       --
  Transfer from held-for-investment portfolio at
   amortized cost................................       --    379,135
  Transfers to held-for-investment portfolio.....  (258,344)      --
  Repayments.....................................   (37,233)      --
  Adjustment to fair value at December 31........   (11,551)    5,451
                                                  ---------  --------
 Balance at end of year.......................... $  77,458   384,586
                                                  =========  ========

  The yield on the majority of the Company's variable-rate MBS are tied to the FHLB 11th District Cost of Funds Index (COFI). In the second quarter of 1994, the COFI began to increase following increases in the general market interest rates reversing the trend of decreasing interest rates in the COFI and in the general market in 1993 and 1992. Accordingly, the yield on the Company's variable-rate MBS had decreased to 5.46% at December 31, 1993 from 6.32% at year-end 1992 before increasing to 5.79% at year-end 1994. The high level

                                    E-1-16
of MBS repayments during the years 1993 and 1992 and in the first quarter of 1994 was primarily due to borrowers prepaying the loans underlying the MBS to take advantage of the lower interest market interest rates on real estate loans available in those periods. See also MD&A--General, and--Results of Operations.

  For risk-based capital purposes, MBS are considered to have less credit risk than the underlying mortgage loans and therefore have a regulatory capital requirement significantly less than for the underlying mortgage loans. In 1994 and 1993, mainly for regulatory capital purposes, as discussed in MD&A-- Capital Resources, the Association converted $92.0 million and $142.1 million, respectively, of its loans held for investment into MBS.

  For additional information see also Note 3 of Notes to Consolidated Financial Statements.

SUBSIDIARIES

  The Company's only subsidiary is the Association. OTS regulations permit federal savings and loan associations to invest in the capital stock, obligations, and other specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries in an aggregate amount not exceeding 1% of an association's assets, plus an additional 2% of assets if at least one half of the amount over 1% is used for specified community or inner-city development purposes. In addition, federal regulations permit an association that meets applicable minimum regulatory capital requirements to make conforming loans in an aggregate amount not to exceed its regulatory capital to each service corporation of which the association owns not more than 10% of the stock and to each joint venture in which such service corporation owns not more than 10% of the capital stock or is a limited partner contributing not more than 10% of the capital of the joint venture. In addition, an association may make conforming loans in an aggregate amount not exceeding 50% of regulatory capital to all service corporations of which an association owns more than 10% of the stock and to all joint ventures in which such service corporation owns more than 10% of the capital stock or is a partner.

  Regulations enacted pursuant to FIRREA concerning minimum capital requirements for thrift institutions have substantially increased the amount of capital required by thrift institutions in order to support investments in service corporations that engage in certain activities that are not permitted for national banks, including real estate development. Thrift institutions are currently required to deduct an amount equal to their debt and equity investments from their regulatory capital in determining their compliance with regulatory minimum capital requirements. Because this could affect the Association's ability to continue engaging in real estate development, the Association's subsidiaries have not entered into any new real estate development projects since the enactment of FIRREA. See also Business-- Regulation.

  The Association has four wholly-owned subsidiary service corporations, all incorporated in California, and at December 31, 1994, the Association's net investment in its subsidiaries, including loans receivable, was $15.7 million. The direct investment portion of this amount totalled $8.2 million and under the fully phased-in provisions of the regulations such investments were required to be deducted from the Association's regulatory capital at December 31, 1994 for computing compliance with minimum regulatory capital requirements. See note 12 of Notes to Consolidated Financial Statements. The business of the subsidiaries is discussed briefly below:

  Franciscan Financial Corporation (FFC)--FFC engages in various activities including real estate development (see Real Estate Development, below) and, through its subsidiary, San Francisco Auxiliary Corporation, acts as trustee for the Association on its deeds of trust and provides additional financial services to borrowers and depositors of the Association.

  Development Credit Corporation (DCC)--DCC was the real estate development subsidiary of Capital Federal Savings and Loan Association, Sacramento, California (Capital Federal) which was merged into the Association in 1988. See Real Estate Development, below.

  Capital Conveyance Company--This subsidiary provided several support services to Capital Federal, including equipment leasing, advertising and a foreclosure service.

                                    E-1-17

  Capital CMO Services, Inc. (CMO)--This subsidiary was formed by Capital Federal to facilitate Capital Federal's participation in the issuance of collateralized mortgage obligations. CMO retired its only outstanding collateralized mortgage obligation in September 1994. For additional information see Note 10 of Notes to Consolidated Financial Statements.

REAL ESTATE DEVELOPMENT

  The Association engages in a limited amount of real estate development through its subsidiaries, DCC and FFC. At December 31, 1994 DCC and FFC had a total investment of $5.5 million in three unconsolidated joint ventures. The Association's equity in the net income (loss) of these joint ventures was $(0.1) million, $1.0 million and $0.7 million, respectively, for the years ended December 31, 1994, 1993 and 1992.

INVESTMENT ACTIVITIES

  Federal associations have authority to invest in various types of liquid assets, including United States Treasury obligations and securities of various federal agencies, certificates of deposit at insured banks, bankers' acceptances and federal funds. As a member of the FHLB System, the Association must maintain minimum levels of liquid assets specified by the OTS which vary from time to time.

  The only investment securities held by the Company since year-end 1990 have been U.S. Treasury securities, short-term investments in federal funds sold and securities purchased under agreements to resell. The carrying values and weighted-average yield of these securities, as of the dates indicated are presented as follows:

                                               DECEMBER 31,
                            --------------------------------------------------
                                  1994             1993             1992
                            ---------------- ---------------- ----------------
                                     WTD AVE          WTD AVE          WTD AVE
                             AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD
                            -------- ------- -------- ------- -------- -------
                                          (DOLLARS IN THOUSANDS)
Federal funds sold......... $ 34,900  5.22%  $  7,000  2.63%  $    --    --
Securities purchased under
 agreements to resell......  112,000  6.12    130,000  3.41    122,000  3.44%
U.S. Treasury securities...      --    --         --    --       7,124  3.04
                            --------  ----   --------  ----   --------  ----
                            $146,900  5.19%  $137,000  3.37%  $129,124  3.42%
                            ========  ====   ========  ====   ========  ====

  For additional information, see Note 2 of Notes to Consolidated Financial Statements.

SOURCES OF FUNDS

  General. Customer deposits are the primary source of the Company's funds for use in lending and for other general business purposes. In addition to customer deposits, the other principal sources of funds have been loan payments and prepayments, loan, MBS and investment security sales, advances from the FHLB of San Francisco and other borrowings, including reverse repurchase agreements and bond proceeds. Loan payments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions. Borrowings may be used to compensate for reductions in other sources of funds, such as deposit inflows at less than projected levels or deposit outflows, or to support expanded activities. Historically, the Company has borrowed primarily from the FHLB of San Francisco, through institutional reverse repurchase agreements and, to a lesser extent, from other sources. In addition, in September 1994, the Company issued $50 million of senior notes in order to provide additional capital to take advantage of future opportunities for profitable growth and to assist in maintaining the Association's well-capitalized classification. See Borrowings, below.

  Customer Deposit Activities. The Company offers the general public an assortment of accounts with varying interest rates. Through these deposit programs, the Company attracts both short-term and long-term deposits. Customer deposit flows are influenced by changes in general economic conditions, changes in

                                    E-1-18
prevailing interest rates and competition among financial institutions and other investment alternatives. During 1994, the increase in market interest rates has led many depositors to lengthen the maturity of their accounts to take advantage of the higher yields being offered. This reversed the previous trend of declining interest rates during 1992 and 1993 which led many depositors to invest their funds in short-term or demand-type accounts. As a result, as discussed in MD&A--Asset/Liability Management, the Company's certificate accounts maturing after one year increased to 31% of total certificate accounts at December 31, 1994 from 24% at December 31, 1993. The Company offers regular passbook accounts, checking accounts, money market accounts, fixed-rate certificates with various maturities, negotiated certificate of deposit accounts in excess of $100,000 and a number of retirement programs including Individual Retirement Accounts (IRAs).

  Interest rates paid on customer deposits at financial institutions generally follow the trend of other market interest rates and, therefore, rates offered by the Company on its customer deposit accounts have increased during 1994. These higher interest rates have prompted many customers to transfer their funds from the shorter-term certificates and demand-type accounts to longer-term certificate accounts, or to alternative investments.

  The following table sets forth the deposit flows for the Company during the periods indicated.

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                      1994    1993      1992
                                                    -------- -------  --------
                                                         (IN THOUSANDS)
Deposits(1).......................................  $825,943 476,477   531,774
Withdrawals(1)....................................   728,145 527,790   780,685
                                                    -------- -------  --------
Deposits greater (less) than withdrawals..........    97,798 (51,313) (248,911)
Less net liabilities transferred in branch sales..       --      --    (26,600)
Deposit purchase..................................       --      --     10,462
Interest credited less penalties and interest
 paid.............................................    84,078  79,896    96,444
                                                    -------- -------  --------
Net increase (decrease) in deposits...............  $181,876  28,583  (168,605)
                                                    ======== =======  ========

--------
(1) Includes transfers between accounts.

                                    E-1-19

  The following table presents the principal classes of the Company's customer deposits, maturity information and weighted-average interest rates of certificate accounts and the percentage of such accounts to total deposits at December 31, 1994:

                                                              PERCENT  INTEREST
                                                     AMOUNT   OF TOTAL   RATE
                                                   ---------- -------- --------
                                                      (DOLLARS IN THOUSANDS)
No minimum term:
 Passbook and statement accounts.................. $   76,250    3.07%   2.28
 NOW accounts and money market accounts...........    490,153   19.75    2.26
                                                   ----------  ------    ----
Total no minimum term.............................    566,403   22.82    2.26
                                                   ----------  ------    ----
Fixed term certificate accounts:
 Certificate accounts in excess of $100,000:
  Maturing in 1995:
   First quarter..................................     22,986    0.93    3.72
   Second quarter.................................     87,396    3.52    4.56
   Third quarter..................................     47,210    1.90    5.20
   Fourth quarter.................................     83,291    3.36    5.79
                                                   ----------  ------    ----
  Total maturing in 1995..........................    240,883    9.72    5.03
  Maturing in 1996................................     72,489    2.92    6.28
  Maturing in 1997................................     37,395    1.51    6.63
  Maturing after 1997.............................     22,580    0.91    5.63
                                                   ----------  ------    ----
  Total certificate accounts in excess of
   $100,000.......................................    373,347   15.04    5.47
                                                   ----------  ------    ----
  Other certificates:
   Maturing in 1995:
   First quarter..................................     87,491    3.53    3.39
   Second quarter.................................    418,016   16.84    4.54
   Third quarter..................................    221,719    8.93    5.07
   Fourth quarter.................................    348,472   14.04    5.72
                                                   ----------  ------    ----
  Total maturing in 1995..........................  1,075,698   43.34    4.94
   Maturing in 1996...............................    262,353   10.57    5.95
   Maturing in 1997...............................    119,200    4.80    6.53
   Maturing after 1997............................     84,987    3.42    5.64
                                                   ----------  ------    ----
 Total other certificates.........................  1,542,238   62.14    5.27
                                                   ----------  ------    ----
Total certificate accounts........................  1,915,585   77.18    5.31
                                                   ----------  ------    ----
Total customer deposits........................... $2,481,988  100.00%   4.61
                                                   ==========  ======    ====

  Borrowings. The FHLB of San Francisco functions as a central reserve bank providing credit for banks and thrift institutions within its assigned region. As a member of the FHLB of San Francisco, the Association is required to own capital stock of that Bank and is authorized to apply for advances on the security of such stock and certain of its residential mortgage loans, MBS and other assets (principally securities which are obligations of, or guaranteed by, the United States) provided certain standards related to creditworthiness have been met. FHLB advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. The FHLB of San Francisco prescribes the acceptable uses to which the advances pursuant to each program may be made as well as limitations on the size of advances. Depending on the program limitations, the amount of advances is generally based on the FHLB of San Francisco's assessment of the institution's creditworthiness. The FHLB of San Francisco is required to review its credit limitations and standards at least once every six months. As of December 31, 1994, the Association met the FHLB of San Francisco's creditworthiness requirements.

                                    E-1-20

  As discussed above and in Note 10 of Notes to Consolidated Financial Statements, in September 1994, the Company issued $50 million of senior notes maturing in 2004 and bearing interest at 11.20% payable semi- annually. The note agreement contains several restrictive covenants and at December 31, 1994 the Company was in compliance with all terms of the note agreement. In addition, the note agreement also provides that up to $34 million of the note sale proceeds may be contributed to the Association in the form of equity capital. By the end of December 31, 1994, the Association had received equity capital contributions of $25 million from the senior note sale proceeds.

  The Company regularly enters into reverse repurchase agreements, which are effectively short-term borrowings, with major investment bankers utilizing government securities or MBS as collateral.

  The following table sets forth certain information regarding the Company's borrowings at December 31, 1994, 1993 and 1992 and for the years then ended:

                                                      WEIGHTED MAXIMUM  AVERAGE
                                                      AVERAGE   MONTH-  BALANCE
                                                      INTEREST   END    FOR THE
                                            BALANCE     RATE   BALANCE   YEAR
                                           ---------- -------- -------- -------
                                                  (DOLLARS IN THOUSANDS)
At December 31, 1994:
  FHLB advances........................... $  580,983   6.29%  $580,983 473,475
  Senior notes............................     49,158  11.57     49,158  15,214
  Securities sold under agreements to
   repurchase and federal funds
   purchased..............................    382,679   5.83    382,679 272,724
                                           ----------  -----
                                           $1,012,820   6.37%
                                           ==========  =====
At December 31, 1993:
  FHLB advances........................... $  512,483   5.53%  $543,483 491,330
  Mortgage-backed bonds...................      5,898  14.96      8,493   7,272
  Securities sold under agreements to
   repurchase and federal funds
   purchased..............................    320,309   3.39    337,847 231,754
                                           ----------  -----
                                           $  838,690   4.78%
                                           ==========  =====
At December 31, 1992:
  FHLB advances........................... $  457,483   6.28%  $534,583 480,077
  Mortgage-backed bonds...................      8,454  14.32    110,297  97,256
  Securities sold under agreements to
   repurchase and federal funds
   purchased..............................    184,638   3.57    184,638  72,775
                                           ----------  -----
                                           $  650,575   5.62%
                                           ==========  =====

  For additional information, see also Note 10 of Notes to Consolidated Financial Statements.

COMPETITION

  Thrift institutions experience intense competition in making real estate loans and attracting deposits from the general public. The most direct competition for deposits comes from other thrift institutions, commercial banks, credit unions, corporate and government securities and money market mutual funds. The principal basis of competition for funds is the interest rate paid. In addition to offering competitive rates of interest, the principal methods used by the Company to attract deposits include advertising, readily accessible office locations and the quality of its service to its customers. However, competition for deposits in certain states, including California, is particularly strong from large commercial banks because they provide a broader range of consumer services and because of their large branch networks.

  At present, the FDIC deposit insurance rates paid by commercial banks and thrifts are the same. It presently appears probable that during 1995 the FDIC will reduce the premium rates paid by commercial banks below

                                    E-1-21
those being paid by thrifts. As currently proposed, the revised premium rate for the most highly rated (for regulatory purposes) commercial banks will be 0.19% below that being paid by the most highly rated thrifts. This premium rate disparity will clearly give commercial banks a significant competitive advantage over thrifts. At this time, the Company is unable to estimate the effect of this potential rate disparity on its ability to compete with commercial banks and provide a return on its equity acceptable to its shareholders.

  Competition in making real estate loans comes principally from other thrift institutions, commercial banks, mortgage companies, insurance companies, government agencies and real estate investment trusts. These institutions compete for loans primarily through the interest rates and loan fees they charge and the efficiency, convenience and quality of services they provide to borrowers and their real estate brokers.

EMPLOYEES

  At December 31, 1994, the Company and its subsidiary had a total of 620 full-time employees and 117 part-time employees. Its wholly-owned subsidiaries employed one person at that date. The employees of the Company and its wholly-owned subsidiaries are not represented by any collective bargaining group. Management considers its relations with its employees to be excellent.

                                  REGULATION

GENERAL

  The Association is a federally chartered savings and loan association, a member of the FHLB system and its customer deposits are insured by the FDIC. The Association is subject to extensive regulation and examination by its primary regulator, the OTS, and is also subject to regulation and examination by the FDIC. As a savings and loan holding company, the Company is also subject to the regulation, examination and reporting requirements of the OTS.

  The agencies, among other things, regulate the investment powers, deposit activities and operations of insured institutions, establish minimum capital requirements and require the regular filing of reports describing the activities and financial condition of thrift institutions and holding companies. Institutions which do not operate in accordance with these regulations or otherwise engage in unsafe and unsound practices are subject to the significant enforcement powers of the FDIC and the OTS. Such powers include the authority to terminate insurance of accounts, fine the institution and undertake proceedings to fine or remove any director, officer or employee.

  The OTS is authorized to impose assessments on savings institutions to fund certain of its costs. The general assessment is based on the institution's consolidated total assets and the rates charged vary, depending on the funding requirements of the OTS and the total assets of the institution. Additionally, "troubled" institutions are charged a rate 50% higher than the general rates applicable to the Association. Based on the Association's present asset size and rates currently in effect, the Association's general assessment for 1995 will be approximately $0.5 million, the same as for 1994.

FEDERAL HOME LOAN BANK SYSTEM

  The Association is a member of the FHLB of San Francisco, which is one of twelve district regional Federal Home Loan Banks supervised by the Federal Housing Finance Board (FHFB). As a member, the Association is required to purchase and hold stock in the FHLB of San Francisco in an amount equal to the greater of (i) 1% of its aggregate unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or
(ii) 5% of its FHLB advances outstanding. At December 31, 1994, the Association was in compliance with this requirement.

  The FHLB of San Francisco makes advances to members in accordance with policies and procedures established by the FHFB and the board of directors of the FHLB of San Francisco. These advances are secured

                                    E-1-22
by a member's shares of stock in the FHLB of San Francisco, certain types of mortgages and other assets. Interest rates charged for advances vary depending upon maturity, the cost of funds to the FHLB of San Francisco and the purpose of borrowing.

LIQUID ASSET REQUIREMENT

  Current OTS regulations generally require each thrift institution to maintain an average daily balance of liquid assets (cash, certain time deposits, certain bankers' acceptances, specified corporate obligations and specified United States Government, state or federal agency obligations) equal to at least 5% of the sum of the average daily balance of its liquidity base (net withdrawable deposit accounts--the amount of all withdrawable accounts less the unpaid balance of all loans on the security of such accounts--plus borrowings payable in one year or less). This liquidity requirement may be changed from time to time by the OTS within the range of 4% to 10%. Each thrift institution must also maintain an average daily balance of short-term liquid assets (generally those having maturities of twelve months or less) equal to at least 1% of its liquidity base. As of December 31, 1994, the Association was in compliance with the liquidity and short-term liquidity requirements.

FEDERAL RESERVE SYSTEM

  The Federal Reserve Board requires savings institutions to maintain noninterest-earning reserves against their transaction accounts (i.e. checking and NOW accounts). Reserves of 3% must be maintained against total transaction accounts of $49.8 million or less and an additional reserve of 10% must be maintained against that portion of total transaction accounts in excess of such amount. The first $4.2 million of such liabilities are exempted from the reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements which may be imposed by the FHFB.

  FHLB system member savings and loan institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require such institutions to exhaust all FHLB sources before borrowing from the Federal Reserve Bank.

INSURANCE OF ACCOUNTS

  Since the enactment of the FIRREA, the Association's deposit accounts have been insured up to the maximum extent permitted by federal law, currently $100,000 per insured depositor, by the Savings Association Insurance Fund
(SAIF) of the FDIC.

  FDICIA required the FDIC to establish a risk-based assessment system under which the assessment, or premium, rate for an insured institution varies depending on its regulatory capital level and the level of risk associated with its activities. Pursuant to this requirement, the FDIC implemented a transitional risk-based assessment system effective January 1, 1993 and issued a final rule that became effective on January 1, 1994. Under the final risk-based assessment systems, a savings institution is assigned to one of three capital categories (well capitalized, adequately capitalized and undercapitalized), as defined in the regulations, see Capital Requirements-- FDICIA below, and one of three categories based on supervisory evaluations by the OTS (financially sound with only a few minor weaknesses (Group A), demonstrates weaknesses that could result in significant deterioration (Group
B), and poses a substantial probability of loss (Group C). Assessments are set at the following percentages of deposits:

                                                        GROUP A GROUP B GROUP C
                                                        ------- ------- -------
Well capitalized.......................................  0.23%   0.26%   0.29%
Adequately capitalized.................................  0.26    0.29    0.30
Undercapitalized.......................................  0.29    0.30    0.31

  The Association's assessment rate was 0.26% for 1994 as the Association has been at the well capitalized level since June 30, 1993.

                                    E-1-23

REGULATORY CAPITAL REQUIREMENTS

 General

  Regulations issued by the OTS pursuant to FIRREA have established minimum levels, expressed in ratios, for three capital requirements: tangible capital; core capital (leverage ratio); and risk-based capital. FIRREA mandated that these capital requirements be generally as stringent as the comparable capital requirements for national banks. In addition, FIRREA authorizes the OTS to impose, on a case-by-case basis, capital requirements on individual institutions greater than the minimum standard. The Association is in full compliance with its capital requirements, and the OTS has not set alternative standards for the Association.

  To implement the prompt corrective action requirements of FDICIA, the OTS adopted final rules effective December 19, 1992 establishing the capital levels for each of FDICIA's five capital tiers. Undercapitalized institutions are subject to certain mandatory constraints on their operations which become more extensive as an institution becomes more severely undercapitalized. The Association was at the well capitalized level at December 31, 1994, and therefore is not subject to any constraints on its operations.

 Capital Requirements--FIRREA

  At December 31, 1994 the Association met these requirements on the fully phased-in basis required by the regulations. The Association's regulatory capital position at December 31, 1994 and 1993, is summarized in a table included in MD&A--Capital Resources and in Note 12 of Notes to Consolidated Financial Statements. A description of the tangible, core and risk-based capital requirements is as follows:

  Tangible Capital Requirement. Thrift institutions are required to maintain tangible capital equal to at least 1.5% of their adjusted total assets. Tangible capital generally includes common stockholders' equity and retained earnings and certain noncumulative perpetual preferred stock and related earnings. The regulations require various adjustments to be made to stockholders' equity and total assets for computing this capital ratio, depending on an institution's capital and asset structure. Those presently applicable to the Association require goodwill, equity investments in real estate development subsidiaries, such as FFC, to be deducted from its stockholder's equity and total assets. Effective December 31, 1994, unrealized gain or loss on securities available for sale, net of tax, included as a part of stockholders' equity are not taken into account in computing an association's regulatory capital.

  Core Capital Requirement. Thrift institutions are required to maintain core capital at least equal to 3.0% of their adjusted total assets. Core capital generally consists of tangible capital, including certain limited amounts of intangibles. Because of the Association's capital and asset structure, its adjusted capital and total assets for this computation at December 31, 1994 were the same as for the tangible capital requirement discussed above. In effect, the minimum requirement for most institutions is now 4.0% as, under the FDICIA-related regulatory capital requirements discussed below, a well capitalized institution must have a core capital ratio of at least 5.0% and an adequately capitalized institution a ratio of at least 4.0%.

  Risk-Based Capital Requirement. Thrift institutions are required to maintain total capital at least equal to 8% of their risk-weighted assets. Total capital consists of core capital and supplementary capital. Supplementary capital, which can only be used to the extent of core capital, consists of certain capital instruments that do not qualify as core capital and general loan valuation allowances up to a maximum of 1.25% of risk-weighted assets. Adjustments required by the regulations to capital and total assets for purposes of determining compliance with this test are, for the Association, currently the same as for the tangible and core capital computations, except for the general loan valuation allowance adjustment mentioned above.

  In general, risk-weighted assets are computed by an institution assigning all its assets to one of the credit risk categories established by the regulations, ranging from zero percent risk-weight for cash, U.S. Government securities and similar assets to 100% for repossessed assets, nonresidential loans and various other items. Any

                                    E-1-24
off-balance sheet liabilities, such as those associated with loans sold with recourse, are converted to a credit equivalent amount and assigned to the appropriate risk-weight factor. The total of the assets in each of the categories are then multiplied by the risk factor for that category and the sum of the results of these computations is total risk-weighted assets. This total is multiplied by 8% to determine the minimum capital requirement. The Association was in compliance with this regulation at December 31, 1994.

  In August 1994, the OTS issued a regulation, which was expected to become effective March 1, 1995, adding an interest rate risk component to the risk-based capital requirements for thrift institutions. This regulation requires thrifts with an above-normal interest rate risk exposure to hold additional capital. Based upon its December 31, 1994 computations, the Association does not currently have an above-normal interest rate risk. For additional information, see Note 12 of Notes to Consolidated Financial Statements.

  FDICIA also requires the federal banking agencies, including the OTS, to ensure that their risk-based capital standards take into account concentrations of credit risk and the risk of nontraditional activities. The OTS has not yet issued regulations to implement these requirements.

 Capital Requirements--FDICIA

  FDICIA established five capital categories: well capitalized; adequately capitalized; undercapitalized; significantly undercapitalized; and critically undercapitalized. FDICIA requires federal banking regulatory agencies to take prompt corrective action against financial institutions at the undercapitalized level and below, and imposes a series of increasingly restrictive constraints on an institution's operations and higher levels of regulatory intervention at each undercapitalized level.

  The OTS, together with the other federal banking agencies, issued regulations effective December 19, 1992 setting forth the capital requirements for the five capital categories. The first two of these levels are as follows:

                            TOTAL RISK-BASED TIER 1 RISK-BASED   CORE CAPITAL
                             CAPITAL RATIO   CAPITAL RATIO(1)  (LEVERAGE) RATIO
                            ---------------- ----------------- ----------------
Well capitalized...........   10% or more       6% or more        5% or more
Adequately capitalized.....    8% or more       4% or more        4% or more

--------
(1) For the Association, the amount of Tier 1 capital is the same as the amount of its core capital.

  At December 31, 1994, the Association was at the well capitalized level with a total risk-based capital level of 10.84%, a Tier 1 risk-based capital level of 9.59% and a core capital ratio of 5.54%. The ratios for the three undercapitalized levels are not presently relevant to the Association and have therefore not been shown.

  As provided in FDICIA, the OTS may reclassify a well capitalized institution as adequately capitalized and reclassify an adequately capitalized institution as undercapitalized based on noncapital-related indications of financial condition. In such a case, the OTS may apply the conditions and sanctions that apply to an undercapitalized institution against the adequately capitalized institution. The OTS has not indicated that it intends to reclassify the Association to the adequately capitalized level.

  FDICIA requires each federal banking agency to review its capital standards requirements on a biennial basis to determine whether they are adequate.

QUALIFIED THRIFT LENDER TEST (QTL TEST)

  To be a qualified thrift lender (QTL) the regulations, as amended by FDICIA, require a thrift institution to invest at least 65% of its "portfolio assets" in "qualified thrift investments." The test is passed if it is met on a monthly average basis in nine out of every twelve months. Portfolio assets are the thrift institution's total assets minus goodwill and other intangible assets, the net book value of the institution's office premises and assets that qualify for regulatory liquidity, up to 20% of total assets. Qualified thrift investments are generally defined as

                                    E-1-25
loans, securities and investments, including FHLB stock, that are related to housing. A thrift institution's failure to remain a QTL may result in becoming ineligible for any new FHLB advances, imposition of branching restrictions and limitations on new investments and activities. The Association is a QTL, and at December 31, 1994 its QTL ratio was 85.6%.

CLASSIFICATION OF ASSETS

  FDIC-insured institutions are required to review their assets on a regular basis and classify them in accordance with criteria set forth in the regulations as "substandard," "doubtful" or "loss," if warranted. General allowances for losses are required to be established for assets classified as substandard or doubtful, plus an additional amount to cover possible losses on other assets based on the overall quality of the institution's assets, its prior loss experience, economic conditions and other factors. Assets classified as loss are to be charged-off or a specific reserve equal to 100% of the assets' book value is to be established. The OTS has the authority to change any asset classification and any amounts established as allowances for losses.

  Additionally, institutions, as part of their internal asset review process, shall identify as "special mention" those assets which do not presently warrant being classified as substandard but which bear weaknesses or deficiencies deserving close attention. Special mention assets are not included as "classified assets" for regulatory reporting purposes but are an indication to the institution and regulatory authorities of the level of potential problems in the institution's asset portfolios.

REAL ESTATE LENDING STANDARDS

  As required by FDICIA, the OTS, together with the other federal banking regulatory agencies, issued regulations effective on March 19, 1993 for uniform real estate lending standards. These standards require financial institutions to adopt safe and sound lending policies within the new federal guidelines. Institutions must establish and maintain written internal real estate lending policies that are consistent with safe and sound lending policies. These policies must be appropriate for the size of the institution, the nature and scope of its real estate lending activities, and must also take into account the Interagency Guidelines for Real Estate Lending Policies issued by the regulatory agencies in conjunction with these regulations. The lending policies must establish loan portfolio diversification standards and set prudent underwriting standards, including loan-to-value ratios which should not exceed the regulatory limits. Under special circumstances, loans can be exempt from the regulatory loan-to-value limits. Such loans include those made to facilitate the sale of foreclosed real estate or a restructure in connection with the workout of a troubled loan. Based on individual circumstances, an institution may originate loans that do not conform to its normal lending standards. All such exceptions must be subject to an internal review and approval process and a written justification prepared for each such loan. The total of all loans that exceed the loan-to-value limits should not exceed 100% of an institution's total capital. Documentation, approval and reporting requirements must be established so that compliance with the institution's policies can be monitored. The institution's board of directors must review and approve these policies at least annually.

  The Association's real estate lending requirements are in accordance with regulatory requirements and have been approved by the Association's Board of Directors.

COMMUNITY REINVESTMENT ACT

  The Community Reinvestment Act (CRA) requires lenders to identify the communities served by the lenders' offices, and to identify the types of credit the lender is prepared to extend within such communities. The CRA requires the OTS to assess, as part of its examination of federal thrift associations, the performance of the lender in meeting the credit needs of its community and to take such assessments into consideration in reviewing applications for mergers, acquisitions and other transactions. In connection with the assessment of an association's CRA performance, the OTS will assign a rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance." Based on an examination conducted in 1994, the Association's CRA performance was rated "satisfactory."

                                    E-1-26

LOANS TO ONE BORROWER LIMITATIONS

  Per an OTS regulation issued pursuant to FIRREA, thrift institutions are not permitted to make loans to a single borrower in excess of 15% of the institution's unimpaired capital and surplus. This limitation is not expected to have any significant impact on the Association's activities. The Association does not have any borrower at this level.

SAVINGS AND LOAN HOLDING COMPANY REGULATION

  As a savings and loan holding company, the Company is subject to the regulation, examination, supervision and reporting requirements of the OTS. The Company is a unitary savings and loan holding company and, as such, it is not generally subject to activity restrictions. Savings and loan holding companies are prohibited from acquiring control, either directly or indirectly, of any other savings and loan holding company or savings institution without the prior approval of the OTS.

  As part of the 1988 reorganization whereby the Company became the holding company of the Association, the Company entered into an agreement with the regulatory authorities to maintain the Association's regulatory capital at or above minimum regulatory requirements and, if necessary, to infuse sufficient additional capital into the Association to enable it to meet such requirements.

DIVIDEND RESTRICTIONS

  Dividend payments from the Association to the Company are subject to regulation by the OTS. Thrift institution subsidiaries of savings and loan holding companies must give the OTS not less than 30 days' advance notice of any proposed declaration of a dividend on the institution's stock and the OTS may object to the dividend during this 30 day period based on safety and soundness concerns. The notice period begins to run from the date of receipt of the notice by the OTS. Any dividend declared within the notice period, or without giving the prescribed notice, is invalid.

  The OTS utilizes a three-tiered approach to permit associations, based on their regulatory capital levels under FIRREA and supervisory condition, to make capital distributions which include dividends and other transactions charged to the capital account. Generally, Tier 1 associations are those which meet or exceed their fully phased-in capital requirements before and after the proposed distribution; Tier 2 associations are those which meet or exceed their current minimum capital requirements before and after the proposed distribution; and Tier 3 associations are those that do not meet their current minimum capital requirement. A Tier 1 association which the OTS concludes needs more than normal supervision may be downgraded by the OTS to a Tier 2 or 3 association.

  Generally, Tier 1 associations, upon prior notice to the OTS, can make capital distributions without regulatory approval up to an amount equal to the higher of: (i) 100% of year-to-date net income plus 50% of the amount by which the association's capital exceeds its fully phased-in capital requirement at the beginning of the calendar year; or (ii) 75% of the association's net income over the most recent four-quarter period. Tier 2 associations can make capital distributions without regulatory approval up to an amount ranging from 25% to 75% of net income over the most recent four-quarter period, depending on their current regulatory capital position. Capital distributions above these limits and all capital distributions by Tier 3 associations require prior regulatory approval. The Association is in the Tier 1 category at December 31, 1994, however, refer to the following paragraph for additional constraints on its ability to make capital distributions.

  Additionally, under the terms of a regulatory capital maintenance and dividend agreement entered into by the Company and the Federal Savings and Loan Insurance Corporation, the predecessor of the OTS, in 1988 when the Company became the holding company of the Association, payments of dividends in excess of 50% of the Association's net income for the fiscal year require the prior approval of the OTS. The agreement also provides that dividends permitted under this limitation may be deferred and paid in a subsequent year, but in no event may dividend payments reduce the Association's regulatory capital below its minimum regulatory requirements. The OTS considers the Association to be bound by the more restrictive of this agreement or the regulation discussed above.

                                    E-1-27

  The payment of dividends by the Association is also constrained because, as allowed by the Internal Revenue Code, the Association has reduced its otherwise taxable income by taking special bad debt deductions related to additions to its bad debt reserves for tax purposes. These reserves, included in the Association's retained earnings, would be subject to income taxes if they are used for any purpose other than to absorb losses from bad debts. See also Taxation--Federal Taxation and Note 11 of Notes to Consolidated Financial Statements. In addition, as discussed in Note 10 of Notes to Consolidated Financial Statements, the senior note agreement contains certain restrictive covenants which, among other things, restricts the amount of funds available for payment of dividends on the Company's stock. The most restrictive of these constraints dictates the amount of dividends that can be paid.

TRANSACTIONS WITH AFFILIATES

  Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms at least as favorable to the association as transactions with nonaffiliates. In addition, certain of these transactions are restricted to a percentage of the association's capital. Affiliates of the Association include the Company and a second tier service corporation subsidiary of the Association. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company. The Association's subsidiaries are not deemed affiliates, however the OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case-by-case basis.

ANNUAL REPORTING REQUIREMENTS

  In May 1993 the FDIC issued final regulations implementing the annual independent audit and reporting requirements of FDICIA. Insured institutions must prepare annual financial statements in accordance with generally accepted accounting principles which must be audited by an independent public accountant. Additionally, each insured institution must prepare an annual report on the effectiveness of the institution's internal control structure and procedures for financial reporting, and on the institution's compliance with laws and regulations relating to safety and soundness. The institution's independent public accountants must attest to, and report separately on, management's assertions in the annual report. An independent audit committee, comprised of directors independent of management, must review with management the basis of the management report, and with the independent public accountants the basis of the accountants' report. The report and the attestation, along with financial statements and such other disclosure requirements as the FDIC and the OTS may prescribe, must be submitted to the FDIC and OTS and are made available to the public.

SAFETY AND SOUNDNESS STANDARDS

  Pursuant to the requirements of FDICIA, in November 1993 the federal banking agencies jointly issued proposed rules on safety and soundness standards for insured institutions and holding companies. The proposed regulations cover operational and managerial standards and quantitative standards to measure asset quality and earnings. The operational standards cover internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth and employee compensation. An institution or holding company that fails to meet these standards must submit an acceptable plan for corrective action within 30 days and will be subject to regulatory sanctions if it fails to implement the plan.

                                   TAXATION

FEDERAL TAXATION

  Savings and loan associations are generally subject to federal income taxation in the same manner as other corporations. Under applicable provisions of the Internal Revenue Code, however, savings and loan associations that meet certain tests relating primarily to the composition of their assets and the nature of their income ("qualifying associations") are generally permitted to claim a deduction for additions to their bad debt reserves computed as a percentage of taxable income (the "percentage of taxable income method"). Alternatively, a

                                    E-1-28
savings institution may elect to utilize the experience method in computing additions to its bad debt reserve (the "experience method"). Under this method, an institution's actual experience with respect to nonpayment of its outstanding loans is used as a basis for computing the allowable bad debt reserve.

  The availability of the bad debt deduction computed under the percentage of taxable income method generally has permitted qualifying savings institutions to be taxed at a lower effective federal income tax rate than that applicable to corporations generally. The maximum percentage of taxable income that may currently be deducted using this method is 8% which has the effect of reducing the federal income tax rate on Association taxable income to 32.2% from 35.0%. The Association can only use the percentage of taxable income method for computing annual bad debt deductions if it has taxable income after utilization of allowable net operating loss ("NOL") carryforwards.

  The percentage of taxable income method deduction is limited to the amount necessary to increase the balance in the tax bad debt reserve accumulated for "qualifying real property loans" to 6% of such loans outstanding at the end of the taxable year. Such bad debt reserve deduction is also limited to the amount by which 12% of total deposits and withdrawable accounts at year end exceeds the sum of such thrift's surplus, undivided profits and reserves, as defined for federal income tax purposes, at the beginning of the year.

  The Company files a consolidated federal income tax return with the Association and its subsidiaries, but the Association is generally permitted to take only its separate taxable income into account when computing its allowable bad debt reserve deductions under the percentage of taxable income method. However, if another member of the consolidated group incurs tax losses in activities "functionally related" to the business of the Association, those losses will reduce the taxable income of the Association for purposes of computing the tax bad debt reserve deduction under such method.

  The Internal Revenue Code also imposes an "alternative minimum tax" on corporations that is generally equal to the excess of (i) 20% of the "alternative minimum taxable income" over (ii) the regular tax for the taxable year. Through December 31, 1994, the Company has not been required to pay any alternative minimum tax. If the accumulated bad debt reserve, to the extent it exceeds the amounts allowable under the experience method, is used for any purpose other than to absorb bad debt losses, the Association will be subject to federal income taxes on the amount deemed to be distributed from the reserve. Thus, earnings previously allocated to the bad debt reserve and deducted for federal income tax purposes are not available for distribution, including distributions made on redemption, dissolution or liquidation, without the imposition of federal income taxes on the amount distributed from the reserve. Under current law, the amount deemed distributed from such reserve, and therefore subject to taxes, is generally equal to the amount of the distribution plus the additional taxes attributable to such distribution. The Association does not currently contemplate use of its bad debt reserve in a manner that would create additional federal tax liabilities. The Association's bad debt reserve for tax purposes amounted to approximately $15.9 million at December 31, 1994.

STATE TAXATION

  The Company and its subsidiaries file a combined California franchise tax return, which has the effect of eliminating intercompany distributions, including dividends, in the computation of combined taxable income. For California franchise tax purposes, savings and loan associations are taxed as "financial corporations" and are subject to a rate of tax computed using a formula that includes an amount in lieu of local personal property taxes and business licenses not generally paid by financial institutions. This formula results in a higher rate of tax than for nonfinancial corporations. California franchise tax is deductible for federal income tax purposes.

  Current California law permits 50% of net operating losses incurred during 1987 through 1992 to be carried forward for 15 years. There is no NOL carryback for California franchise tax purposes.

  Under California regulations, bad debt reserve deductions are available in computing California franchise taxes, through the utilization of an experience method. This method generally permits a reserve addition based

                                    E-1-29
upon an institution's actual loan loss experience. This reserve addition may be limited by the determination of a maximum ending reserve balance computed using the Association's current and prior year's loss experience. The percentage of taxable income method is not permitted by California regulations.

  For information concerning accounting for income taxes for financial statement purposes, examinations of the Company's tax returns and NOL carryforwards, see Notes 1 and 11 of Notes to Consolidated Financial Statements.

ITEM 2. PROPERTIES

  The Company leases space in the building in San Francisco, California where its executive offices are located and in Pleasanton, California, where most support functions are housed. At December 31, 1994, the Company's savings branches and service facilities, all located in California, are summarized as follows:

                                                                    OWNED LEASED
                                                                    ----- ------
   Savings branches................................................    7    28
   Service facilities..............................................  --      7

  The section titled Lease Commitments in Note 17 of Notes to Consolidated Financial Statements and the listing of offices included in the Company's 1994 Annual Report to Shareholders are incorporated herein by reference.

ITEM 3. LEGAL PROCEEDINGS

  The Company hereby incorporates by reference the section titled Litigation in Note 17 of Notes to Consolidated Financial Statements included in the Company's 1994 Annual Report to Shareholders.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  None.


                                    E-1-30

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

  Information as to high and low prices of the Company's common stock is incorporated herein by reference to the table of Selected Quarterly Information (Unaudited) on page 41 of the Company's 1994 Annual Report to Shareholders. The Company's common stock trades on the national over-the-counter market (NASDAQ National Market System) under the symbol SFFD.

NUMBER OF HOLDERS OF COMMON STOCK

  The approximate number of shareholders of record on March 1, 1995 was 2,235.

DIVIDENDS

  The principal source of funds for the payment of cash dividends by SFFed Corp. are cash dividends paid to the Company by the Association. The determination of the amount of any dividend to be paid by the Association to the Company or by the Company to its shareholders shall be made by the Company's and Association's Boards of Directors taking into account the financial condition of the Company and the Association and their results of operations together with the Association's capital requirements, regulatory, senior note covenants and tax considerations and other factors. During 1995 the Company paid cash dividends on its common stock in the total amount of $2.2 million. For restrictions on such payments, see Part I, Item 1, Business--Regulation, Dividend Restrictions.

  In April 1993 the Company's Board of Directors adopted a policy for the payment of regular quarterly dividends. Pursuant to this policy, the Company paid cash dividends of $0.05 per share of common stock in each of the second, third and fourth quarters of 1993. The Company paid no dividends during 1992. In January 1994, the Company increased the quarterly cash dividend to $0.07 per share of common stock which the Company paid in each quarter of 1994. In addition, in January 1995, the Company declared a cash dividend of $0.07 per share of common stock payable on March 1, 1995 to stockholders of record on February 15, 1995.

ITEM 6. SELECTED FINANCIAL DATA

  Selected financial data for each of the five years in the period ended December 31, 1994, consisting of the information captioned "Five Year Summary" on page 42 of the Company's 1994 Annual Report to Shareholders is incorporated herein by reference.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 8 to 19 of the Company's 1994 Annual Report to Shareholders is incorporated herein by reference.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  Refer to the financial statements and supplementary data listed in Item 14 of Part IV on page 34 which is incorporated herein by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  Inapplicable.

                                    E-1-31

                                   PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

  The Company hereby incorporates by reference the sections titled Election of Directors and Information Concerning Executive Officers of the Proxy Statement filed in connection with its Annual Meeting of Shareholders to be held on April 27, 1995.

  There are no family relationships among any of the Directors or Executive Officers of the Registrant.

ITEM 11. EXECUTIVE COMPENSATION

  The Company hereby incorporates by reference the section titled Compensation of Executive Officers of the Proxy Statement filed in connection with its Annual Meeting of Shareholders to be held on April 27, 1995.

ITEM 12. SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

  The Company hereby incorporates by reference the section titled Ownership of Common Stock of the Proxy Statement filed in connection with its Annual Meeting of Shareholders to be held on April 27, 1995.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company hereby incorporates by reference the section titled Transactions With Management and Indebtedness of Management of the Proxy Statement filed in connection with its Annual Meeting of Shareholders to be held on April 27, 1995.

                                    E-1-32

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

A(1) FINANCIAL STATEMENTS

  The following consolidated financial statements of the Company and its subsidiary and related selected quarterly information, incorporated in Part II, Item 8, and included in the Company's 1994 Annual Report to Shareholders on pages 20 through 41 are filed as part of this report:

    Consolidated Statements of Financial Condition at December 31, 1994 and
  1993

    Consolidated Statements of Operations for the years ended December 31, 1994, 1993 and 1992

    Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1993 and 1992

    Consolidated Statements of Stockholders' Equity for the years ended December 31, 1994, 1993 and 1992

    Notes to Consolidated Financial Statements

    Independent Auditors' Report

    Selected Quarterly Information (Unaudited)

A(2) FINANCIAL STATEMENT SCHEDULES

  In accordance with Rule 5-04 of Regulation S-X, all financial statement schedules have been omitted because either the required information is given in the consolidated financial statements or notes thereto or because of the absence of conditions under which they are required.

A(3) EXHIBITS

  3. Articles of Incorporation and By-laws

    3.1 Restated Certificate of Incorporation of SFFed Corp. (1)
    3.2 By-laws of SFFed Corp., as amended (2)

  10. Material Contracts

    10.1  Second Amended and Restated SFFed Corp. Stock Incentive Plan (3) *
          Capital Federal Savings and Loan Association Key Employee Stock
    10.2  Compensation Program (4) *
          Amended and Restated SFFed Corp. Plan for Non-Employee Directors (5)
    10.3  *
    10.4  Stock Option Award for Non-Employee Director (6) *
          San Francisco Federal Savings and Loan Association Outside Directors'
    10.5  Retirement Plan (7) *
    10.6  Employment Contract--Roger L. Gordon (8) *
    10.7  Employment Contract--James T. Dewell (9) *
    10.8  Employment Contract--Paul Weinberg (10) *
          San Francisco Federal Savings and Loan Association Supplemental
    10.9  Retirement Plan (11) *
          San Francisco Federal Savings and Loan Association Excess Retirement
    10.10 Plan (12) *
    10.11 Management Incentive Plan (13)
    10.12 Employment Contract--Lawrence C. Bell *

  11. Statement re Computation of Per-Share Earnings

    Incorporated by reference to Note 1 to the Company's Notes to Consolidated
       Financial Statements, filed as part of Exhibit 13 hereto

  12. Statements re Computation of Ratios

    Incorporated by reference to the Five Year Summary of financial information contained on page 42 of the Company's 1994 Annual Report to Shareholders filed as Exhibit 13 hereto

                                    E-1-33

  13. Annual Report to Security Holders

    1994 Annual Report to Shareholders of SFFed Corp.

  21. Subsidiaries of the Registrant

    San Francisco Federal Savings and Loan Association, a savings and loan association chartered under the federal laws of the United States of America, is the only subsidiary of SFFed Corp.

  23. Consents of Experts and Counsel

    Independent Auditors' Consent--Deloitte & Touche LLP, dated March 28,
  1995
--------
* Compensation plan or arrangement applicable only to executive officers and/or directors of the Registrant or its subsidiary, San Francisco Federal Savings and Loan Association.
 (1) Filed as Exhibit B to the Post-Effective Amendment on Form S-8 to the Company's Registration Statement on Form S-4 (Registration No. 33-20250), as filed on May 13, 1988, and incorporated by reference hereto
 (2) Filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (File No. 0-17044), and incorporated by reference hereto
 (3) Filed as Exhibit 4.4 to the Company's Registration Statement on Form S-8 (Registration No. 33-49404), as filed on July 8, 1992, and incorporated by reference hereto
 (4) Filed as Exhibit 4.5 to the Company's Registration Statement on Form S-8 (Registration No. 33-49404), as filed on July 8, 1992, and incorporated by reference hereto
 (5) Filed as Exhibit 4.6 to the Company's Registration Statement on Form S-8 (Registration No. 33-49404), as filed on July 8, 1992, and incorporated by reference hereto
 (6) Filed as Exhibit 4.4 to the Company's Registration Statement on Form S-8 (Registration No. 33-49406), as filed on July 8, 1992, and incorporated by reference hereto
 (7) Filed as Exhibit 10(iii)(A)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991 (File No. 0-17044), and incorporated by reference hereto
 (8) Filed as Exhibit 10(iii)(A)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1989 (File No. 0-17044), and incorporated by reference hereto
 (9) Filed as Exhibit 10(iii)(A)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990 (File No. 0-17044), and incorporated by reference hereto
(10) Filed as Exhibit 10(iii)(A)(3) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1989 (File No. 0-17044), and incorporated by reference hereto
(11) Filed as Exhibit 10.9 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (File No. 0-17044), and incorporated by reference hereto
(12) Filed as Exhibit 10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (File No. 0-17044), and incorporated by reference hereto
(13) Filed as Exhibit 10.11 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (File No. 0-17044), and incorporated by reference hereto
(14) Filed as Exhibit 10.12 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 0-17044), and incorporated by reference hereto

                                    E-1-34

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN SAN FRANCISCO, CALIFORNIA, ON THE 23RD DAY OF MARCH, 1995.

                                          SFFed Corp.

                                                    /s/ Roger L. Gordon
                                          By __________________________________
                                             ROGER L. GORDON PRESIDENT, CHIEF
                                            EXECUTIVE OFFICER, CHAIRMAN OF THE
                                                    BOARD AND DIRECTOR

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES INDICATED BELOW ON THE 23RD DAY OF MARCH, 1995.

             SIGNATURES                              TITLE
             ----------                              -----

          /s/ Paul Weinberg               Senior Executive Vice President
-------------------------------------      Chief Financial Officer
            PAUL WEINBERG


          /s/ Peter J. Shaw               Executive Vice President Chief
-------------------------------------      Accounting Officer
            PETER J. SHAW


       /s/ Bernard R. Gifford             Director
-------------------------------------
         BERNARD R. GIFFORD


      /s/ Gordon H. Huber, Jr.            Director
-------------------------------------
        GORDON H. HUBER, JR.


       /s/ Thomas L. Lowe, Jr.            Director
-------------------------------------
         THOMAS L. LOWE, JR.


        /s/ David L. Maggard              Director
-------------------------------------
          DAVID L. MAGGARD


       /s/ Donald W. Mitchell             Director
-------------------------------------
         DONALD W. MITCHELL

                                    E-1-35

             SIGNATURES                              TITLE
             ----------                              -----

        /s/ Patrick H. Price              Director
-------------------------------------
          PATRICK H. PRICE


       /s/ Alan E. Rothenberg             Director
-------------------------------------
         ALAN E. ROTHENBERG


       /s/ L. Pendleton Siegel            Director
-------------------------------------
         L. PENDLETON SIEGEL


        /s/ Sandra R. Smoley              Director
-------------------------------------
          SANDRA R. SMOLEY


    /s/ Herbert E. Stansbury, Jr.         Director
-------------------------------------
      HERBERT E. STANSBURY, JR.

                                     E-1-36

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors

and Stockholders of SFFed Corp.
San Francisco, California:

  We have audited the accompanying consolidated statements of financial condition of SFFed Corp. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of SFFed Corp. and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the consolidated financial statements, in 1993 the Company changed its method of accounting for postretirement benefits to conform with Statement of Financial Accounting Standards No. 106, its method of accounting for impaired loans to conform with Statement of Financial Accounting Standards No. 114, and its method of accounting for certain investments in debt and equity securities to conform with Statement of Financial Accounting Standards No. 115 and in 1992 the Company changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109.

                                          Deloitte & Touche LLP

San Francisco, California
February 3, 1995

                                     E-2-1

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

GENERAL

  SFFed Corp. (Company) is the holding company for San Francisco Federal Savings and Loan Association (Association) and its only material business activity has been acting as the holding company for the Association.

  The Company's primary business continues to be the origination of mortgages through the Association on residential real estate for either its own portfolio or for sale in the secondary market, such loans amounting to 94% of total originations for 1994. At year-end 1994 loans receivable and mortgage-backed securities amounted to 92% of the Company's total assets. The Company's main sources of funds are customer deposits gathered through its branch network and borrowings from a variety of sources.

  The California economy has been growing during 1994 following a period of contraction and general weakness and unemployment, which had been the highest of any major industrial state, has decreased. Southern California, with its greater dependency on defense-related industries, has been harder hit and is recovering more slowly than Northern California, the Company's main marketplace. Just 5% of the Company's real estate loans are secured by properties in Southern California compared with 75% in the Company's San Francisco Bay Area and Sacramento marketplaces.

  Market interest rates have been increasing since the first quarter of 1994 in response to the Federal Reserve Board's increases in its discount rate in an attempt to forestall the onset of inflation. Various increases during 1994, the latest being in December 1994, have raised the discount rate by 1.75% to 4.75%. Because, as discussed below under Results of Operations, the Company's liabilities generally react to changes in market interest rates more rapidly than the yield on its assets, the Company's interest rate margin on total assets has declined to 1.70% at December 31, 1994 from 2.52% a year earlier.

  Interest rates being offered for new real estate loans have risen along with other market interest rates. This is slowing the demand for new homes and has essentially halted the refinancing of adjustable-rate mortgages (ARM) and higher costing fixed-rate mortgages to take advantage of the lower rates then being offered for fixed-rate mortgages. This made up a significant portion of the Company's 1993 loan origination volume. Borrowers are now opting primarily for ARMs, which, for competitive reasons, the Company and many other financial institutions are offering with low initial rates. Thus, 92% of the Company's 1994 loan originations were ARMs compared with 70% in 1993. Just 4% of the Company's loan originations in the fourth quarter of 1994 were for fixed-rate loans.

  Primarily because of the weakness in the California economy with its attendant decrease in real estate values and increase in unemployment, the Company's nonperforming assets had increased to $140.6 million by year-end 1992 before falling to $105.9 million by year-end 1993. Through sales of foreclosed real estate and a significant decrease in delinquent loans during 1994, partly the result of the improving economy, nonperforming assets had been reduced to $71.2 million by December 31, 1994: A 33% decrease during 1994 and 49% decrease from year-end 1992. The decline in real estate values has resulted in the Company incurring significant losses on the disposition of its nonperforming assets. Charges to expense for losses and provisions for losses on loans and real estate amounted to $31.6 million in 1994 and $20.0 million in 1993.

  The Association meets all of its regulatory capital requirements and, since June 1993 has met the regulatory definition of a "well capitalized" financial institution. However, the Association's ability to take advantage of opportunities for profitable growth has been constrained by the Company's desire to maintain the Association at the "well capitalized" level and by the net loss from 1994 operations, primarily as a result of nonperforming asset-related losses discussed above. Therefore, to assist in maintaining the Company's "well capitalized" financial institution status and to have additional capital available to take advantage of future opportunities for profitable growth, in September 1994 the Company issued $50 million of senior notes due September 2004. Under the terms of the notes, the Company may contribute up to $34 million of the proceeds to the Association

                                     E-2-2
in the form of equity capital contributions. Company contributions to the Association in the form of equity capital totalled $30 million in 1994, including $25 million of the senior note proceeds. During the fourth quarter of 1994 the Company's total assets have increased by $170 million.

RESULTS OF OPERATIONS

 Summary

  The Company incurred a net loss of $4.7 million for 1994 compared with net income of $9.9 million in 1993 and $16.7 million in 1992. The main reasons for the changes in net income are as follows:

  . Net interest income for 1994 was $7.7 million less than for 1993 which in turn was $3.4 million less than for 1992.

  . Losses and provisions for losses on loans and real estate totalled $31.6 million in 1994, $20.0 million in 1993 and $20.7 million in 1992.

  . Mortgage banking activity income was $4.6 million in 1994 compared with $7.5 million in 1993 and $7.7 million in 1992.

  . Operating expenses amounted to $65.0 million in 1994 compared with $63.8 million in 1993 and $61.3 million in 1992.

  . The cumulative effect of a change in the method of accounting for income taxes increased net income for 1992 by $4.0 million.

  These and other changes are discussed in more detail below. The Consolidated Statements of Operations of the Company should be referred to in conjunction with this analysis.

 Net Interest Income

  General. The Company's net interest income is determined by both its interest rate spread (i.e., the difference between the yields earned on the Company's interest-earning assets and the rates paid on interest-bearing liabilities) and the amount of interest-earning assets as compared to the amount of interest-bearing liabilities. The interest rate spread is influenced by changes in market interest rates as, for the reasons discussed below, the Company's liabilities tend to respond to interest rate movements more rapidly than its assets.

  At December 31, 1994, loans and mortgage-backed securities (MBS) amounted to approximately 95% of year-end earning assets. Approximately $2.9 billion of these loans and MBS have adjustable rates that are tied to the Federal Home Loan Bank (FHLB) Eleventh District Cost of Funds Index (COFI), with rates on $2.7 billion of these loans and MBS being adjustable monthly. Because of the time involved to compute and publish the COFI and the timing of index-related interest rate changes per the terms of the Company's loans, there is a minimum of a two-month delay between a change in the COFI and the related change in the interest rates on the Company's loans indexed to the COFI. The Company's adjustable-rate mortgage loans also generally have restrictions on the maximum amounts of periodic and/or total changes in interest rates and payments.

  The COFI is the average cost of funds for the month of thrifts that are members of the FHLB Eleventh District, primarily California institutions. Certain of these thrifts are significantly larger than the Company, therefore having a greater influence on changes in the index, and also have lower costs of funds than the Company, in part because of their higher percentage of transaction deposit accounts than the Company. It should also be noted that the COFI represents the weighted-average interest rates paid on various types of liabilities with many different maturity dates and therefore does not respond rapidly to changes in market conditions. Thus, changes in the COFI do not necessarily mirror changes in the Company's cost of funds. The Company's average cost of funds for December 1994 was 84 basis points higher than for December 1993 compared with a 71 basis point increase in the COFI. Additionally, the Company's average cost of funds has been higher than the COFI average during 1994, ranging from 24 basis points higher during December 1993 to 37 basis points during December 1994. This has the effect of decreasing the margin the Company earns between the yield on its COFI-indexed assets and its cost of funds.

                                     E-2-3

  As shown in the following table, a substantial amount of the Company's interest-bearing liabilities may react rapidly to changes in market interest rates:

                                                        DECEMBER 31,
                                                ------------------------------
                                                     1994            1993
                                                --------------  --------------
                                                 AMOUNT    %     AMOUNT    %
                                                -------- -----  -------- -----
                                                    (DOLLARS IN MILLIONS)
Demand deposits................................ $  566.4  16.2% $  736.1  23.5%
Customer deposits and borrowings maturing:
  From one to three months.....................    401.6  11.5     732.1  23.3
  From four to six months......................    738.4  21.1     414.0  13.2
Monthly adjusting variable-rate borrowings.....    137.0   3.9     208.0   6.6
                                                -------- -----  -------- -----
Demand, short-term and variable-rate funds.....  1,843.4  52.7   2,090.2  66.6
All other deposits and borrowings..............  1,651.4  47.3   1,048.6  33.4
                                                -------- -----  -------- -----
    Total deposits and borrowings.............. $3,494.8 100.0% $3,138.8 100.0%
                                                ======== =====  ======== =====

  The reduction in the percentage of demand, short-term and variable-rate funds compared with year-end 1993 is primarily due to a decrease in demand deposits and a lengthening in the maturity of customer deposit certificate accounts. See Asset/Liability Management, below.

  Because the Company's liabilities tend to react more rapidly to changes in market interest rates than the yield on its assets, the Company's interest rate spread tends to initially decrease during a period of rising interest rates and then to widen again when the rate of increase slows and the COFI index moves towards market. The converse is true in a falling interest rate market.

  The interest rate spread is also increased by the benefit derived from the amount by which the Company's interest-earning assets exceed costing liabilities (net earning asset benefit). This benefit has been increasing during the last three years as the Company's level of nonperforming (nonearning) assets has been falling.

  Interest Rate Spread. Interest rates were generally moving lower quite rapidly during 1992 and continued to move lower, but at a much slower pace, during 1993 before starting to increase during the first quarter of 1994. Therefore, for the reasons discussed above, the Company's interest rate spread on total assets, both for the year and at the end of the year, increased during 1992 and then decreased during 1993 and 1994. The Company's period-end interest rate spread on total assets was 1.70% at December 31, 1994, compared with 2.52% a year earlier, as the Company's cost of funds increased by 101 basis points during 1994 while the yield on earning assets increased by 11 basis points. See the table on page 11.

  Because of the many variable factors involved, including changes in market interest rates, the Company is unable to accurately predict changes in its interest rate spread. However, when the rate of increase in market interest rates slows down, continuing increases in the COFI are anticipated to increase the Company's earning asset yield more rapidly than increases in its cost of funds, first stabilizing and then widening the Company's spread on total assets.

 Yield on Interest-Earning Assets

  General. As discussed above, the Company's interest-earning assets have predominantly variable interest rates tied to the COFI which lags the changes in general market interest rates, which were falling during 1992 and 1993 before starting to rise during the first quarter of 1994. As such, the yield on the Company's earning assets declined during 1992, 1993 and the first half of 1994 before starting to increase again:


                         12-31-94   6-30-94  12-31-93  12-31-92  12-31-91
                         --------   -------  --------  --------  --------
Yield on earning assets
 at date indicated......   6.74%     6.39      6.63      7.54      9.07

  The earning asset yield has also been decreased as borrowers paid-off or refinanced their existing higher rate loans.

                                     E-2-4

  Loans and MBS. Interest income on loans and MBS for 1994 was just $0.8 million lower than for 1993 as the effect of the decrease in yield was almost entirely offset by portfolio growth. Interest income for 1993 was $24.6 million lower than for 1992 as the decreasing yield was only partially offset by an increase in the portfolio of these assets.

  Investment Securities. Interest income for 1994 was $1.9 million higher than for 1993 as the average yield increased to 4.50% from 3.20% reflecting higher market interest rates and increased dividends on FHLB stock.

 Cost of Funds and Interest Expense

  General. The Company's average cost of funds declined during 1992 and 1993 as market interest rates declined and, in contrast to the Company's earning asset yield, started to increase again during the second quarter of 1994:


                                            12-31-94   6-30-94    12-31-93  12-31-92  12-31-91
                                            --------   -------    --------  --------  --------
Average cost of funds at date indicated....   5.12%     4.22        4.11      4.64      6.34

  Customer Deposits. Interest expense on these deposits for 1994 was $6.6 million higher than for 1993 while 1993 expense was $15.7 million less than for 1992. The 1994 increase was almost all due to an increase in average deposits as the average cost for 1994 was almost unchanged from 1993. The 1993 decrease in expense compared with 1992 was due to a lower average cost of deposits.

  Borrowed Funds. The $2.2 million increase in expense for 1994 compared with 1993 reflects both an increase in average borrowings and an increase in the cost thereof. Expense for 1993 was $5.7 million lower than for 1992 as the effect of decreased costs was partially offset by higher borrowing levels.

 Changes in Net Interest Income

  The changes in net interest income compared with those of the prior period for the years ended December 31, 1994 and 1993 are analyzed in the following table. The table shows the changes by major component, distinguishing between changes related to volume as opposed to changes in interest rates and the net effect of both:

                           1994 COMPARED WITH 1993      1993 COMPARED WITH 1992
                           INCREASE/(DECREASE) (1)      INCREASE/(DECREASE) (1)
                          ---------------------------  ---------------------------
                           VOLUME     RATE      NET    VOLUME     RATE      NET
                          --------- --------  -------  -------  --------  --------
                                            (IN THOUSANDS)
Interest income on
 loans..................  $ 14,124   (15,672)  (1,548)   7,153   (27,035)  (19,882)
Interest income on mort-
 gage-backed securi-
 ties...................     2,805    (2,039)     766     (246)   (4,503)   (4,749)
Interest income on in-
 vestment securities
 (2)....................       (35)    1,920    1,885     (150)      (88)     (238)
                          --------  --------  -------  -------  --------  --------
  Total interest
   income...............    16,894   (15,791)   1,103    6,757   (31,626)  (24,869)
                          --------  --------  -------  -------  --------  --------
Interest expense on de-
 posits.................     7,002      (394)   6,608     (511)  (15,212)  (15,723)
Interest expense on FHLB
 advances...............    (1,002)   (2,386)  (3,388)     809    (7,781)   (6,972)
Interest on mortgage-
 backed bonds...........      (530)       66     (464)  (7,467)    3,505    (3,962)
Interest expense on
 short-term borrowings..     1,577     2,674    4,251    5,525      (307)    5,218
Interest expense on se-
 nior notes.............     1,756       --     1,756      --        --        --
                          --------  --------  -------  -------  --------  --------
  Total interest
   expense..............     8,803       (40)   8,763   (1,644)  (19,795)  (21,439)
                          --------  --------  -------  -------  --------  --------
Net interest income.....  $  8,091   (15,751)  (7,660)   8,401   (11,831)   (3,430)
                          ========  ========  =======  =======  ========  ========

--------
(1) The changes have been computed as follows: average balance changes--change in volume holding initial rate constant; average rate changes--change in average rate holding the initial balance constant; changes attributable to both volume and rate have been allocated proportionately.
(2) Also included in interest income on investment securities are: interest on federal funds sold, securities purchased under agreements to resell, short-term investments and dividends on stock of the FHLB of San Francisco.

                                     E-2-5

  The following table presents the total dollar amounts of interest income and expense on the indicated amounts of average interest-earning assets or interest-bearing liabilities, together with average interest rates at December 31, 1994, 1993, and 1992 and for the years then ended:

                     FOR THE YEAR ENDED      AS OF     FOR THE YEAR ENDED      AS OF     FOR THE YEAR ENDED     AS OF
                      DECEMBER 31, 1994     12/31/94    DECEMBER 31, 1993     12/31/93    DECEMBER 31, 1992    12/31/92
                   -----------------------  -------- -----------------------  -------- ----------------------- --------
                   AVERAGE          YIELD/   YIELD/  AVERAGE          YIELD/   YIELD/  AVERAGE          YIELD/  YIELD/
                   BALANCE INTEREST  RATE     RATE   BALANCE INTEREST  RATE     RATE   BALANCE INTEREST  RATE    RATE
                   ------- -------- ------  -------- ------- -------- ------  -------- ------- -------- ------ --------
                                                         (DOLLARS IN MILLIONS)
Interest-earning
 assets:
 Loans...........  $2,777     190    6.84%    6.90%  $2,579    191     7.43%    6.98%  $2,492     211    8.48%   7.93%
 Mortgage-backed
  securities.....     404      23    5.63     5.96      356     22     6.17     5.64      359      27    7.44    6.76
 Investment
  securities(1)..     148       7    4.50     5.84      149      5     3.20     3.35      154       5    3.26    2.87
                   ------    ----   -----    -----   ------    ---    -----    -----   ------    ----    ----   -----
                    3,329     220    6.59     6.74%   3,084    218     7.08     6.63%   3,005     243    8.09    7.54%
                                             =====                             =====                            =====
Noninterest-
 earning assets..     140                               197                               199
                   ------                            ------                            ------
                   $3,469     220    6.32%           $3,281    218     6.65%           $3,204     243    7.59%
                   ======    ====   =====            ======    ===    =====            ======    ====    ====
Interest-bearing
 liabilities:
 Deposits........  $2,471     101    4.10%    4.61%  $2,301     95     4.12%    3.87%  $2,311     111    4.78%   4.36%
 FHLB advances...     474      25    5.28     6.29      491     28     5.78     5.53      480      35    7.35    6.28
 Mortgage-backed
  bonds..........       4       1   15.36      --         7      1    14.41    14.96       97       5    5.32   14.32
 Short-term
  borrowings.....     273      12    4.44     5.83      232      8     3.42     3.39       73       3    3.79    3.57
 Senior notes....      15       2   11.54    11.57      --     --       --       --       --      --      --      --
                   ------    ----   -----    -----   ------    ---    -----    -----   ------    ----    ----   -----
                    3,237     141    4.35     5.12%   3,031    132     4.36     4.11%   2,961     154    5.19    4.64%
                                             =====                             =====                            =====
Noninterest-
 bearing
 liabilities.....      34                                49                                53
Net worth........     198                               201                               190
                   ------                            ------                            ------
                   $3,469     141    4.06%           $3,281    132     4.03%           $3,204     154    4.79%
                   ======    ====   =====            ======    ===    =====            ======    ====    ====
Net interest
 income..........            $ 79                              $86                               $ 89
                             ====                              ===                               ====
Net earning
 assets..........  $   92                            $   53                            $   44
                   ======                            ======                            ======
Net earning asset
 benefit.........                    0.12%    0.14%                    0.08%    0.12%                    0.08%   0.05%
Interest rate
 spread on
 earning assets..                    2.36%    1.76%                    2.80%    2.64%                    2.98%   2.95%
Interest rate
 spread on total
 assets..........                    2.26%    1.70%                    2.62%    2.52%                    2.80%   2.76%

--------
Note: The average balances are daily averages.

(1) Also included in investment securities are federal funds sold, securities purchased under agreements to resell and stock of the FHLB of San Francisco.

 Provisions for Loan Losses

  The Company provides for losses on specific real estate and consumer loans as necessary and, as a matter of policy, provides an overall allowance for possible losses on its consumer and mortgage loan portfolio. Loss provision expense varies depending on the size of the loan portfolio, the Company's overall loss experience, the need for specific reserves, the amount of charge-offs, and the condition of the California real estate market, particularly in the Company's Northern California marketplace. For additional information refer to Asset Quality, below.

Noninterest Income

  Mortgage Banking Activities. Income is comprised of gains on sales of loans originated for sale and loan servicing income. Gains on sale are dependent on sales volume and the margin thereon. Sales totalled $131 million in 1994 compared with $432 million and $435 million in 1993 and 1992, respectively. The reduced sales volume in 1994 compared with 1993 and 1992 is discussed under Asset/Liability Management, below.

  Amortization of the deferred premium on loans sold with servicing retained was $1.5 million lower in 1994 than in 1993 and amortization in 1993 was $2.1 million lower than in 1992. The 1994 decrease was mainly due to a

                                     E-2-6
reduction in the anticipated prepayment rate of the loans underlying the excess servicing asset because of rising market interest rates. The 1993 reduction in amortization was due to a slowdown in serviced loan prepayments compared with 1992 and lower total deferred premiums. The unamortized balance of excess servicing was $2.8 million, $3.4 million and $5.4 million at December 31, 1994, 1993, and 1992, respectively.

  The increase in loan servicing income in 1994 and in 1993 is due to the reduced premium amortization discussed above, partially offset in 1993 by the effect of a reduction in the Company's serviced loan portfolio because of loan prepayments.

  Loan, Deposit and Other Fees. The reduction in income compared with 1993 is mainly due to lower activity related to loan pay-offs and assumption fees.

  Income from Real Estate Partnerships. Income for 1994 is lower than for 1993, which included a partial recovery of items previously charged-off.

  Other Income. Income for 1993 included $1.3 million related to a refund of business tax paid by the Company in previous years and the reversal of prior years business tax accruals no longer required.

 Noninterest Expense

  The reasons for the material changes in these expenses are as follows:

  Operating Expenses. These expenses totalled $65.0 million in 1994, a 1.9% increase over the 1993 total of $63.8 million. Expense for 1993 was $2.5 million, or 4.1%, higher than in 1992. The 1994 increase was mainly the result of additional loan and deposit advertising and deposit insurance premiums due to increased customer deposits. The 1994 decrease and 1993 increase in deferred loan origination costs compared with year- earlier costs are largely offset by loan origination volume related changes in loan agent commissions included in compensation and benefits.

  The 1993 increase was primarily due to higher retirement benefit costs as, effective January 1993, the Company adopted Financial Accounting Standard No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions", which requires the recognition on an accrual basis of anticipated post-retirement health benefit costs as employees perform services to earn the benefits. In addition, a change in 1993 in the discount rate used for the Association's pension plans increased the Company's retirement cost for 1993 compared with the year-earlier period. Due to these changes, the Company's total retirement costs increased by approximately $1.7 million in 1993 compared with those in 1992. Deposit insurance premiums were also higher than in 1992 because of increased customer deposits.

  Provisions for Losses. This expense is mainly comprised of additions to general and specific valuation allowances for foreclosed real estate (REO). See Asset Quality, below.

  Real Estate Owned Operations, Net. This category includes expenses related to the Company's REO inventory and gains or losses on the sale of REO properties. The net cost for 1994 was $0.5 million lower than for 1993 while the net cost for 1993 was $4.2 million higher than for 1992. The 1994 decrease compared with 1993 is mainly due to lower inventory carrying costs. Net losses on REO sales for 1993 were $3.4 million higher than for 1992, accounting for most of the increase in net cost over 1992. See also Asset Quality, below.

 Taxes on Income

  . Accounting for Income Taxes, Financial Accounting Standard No. 109 (FAS
    109)

  The Company adopted the provisions of FAS 109, on a prospective basis, effective January 1, 1992 and recorded a $4.0 million credit representing the cumulative effect of the provisions of FAS 109 on the Company's operations through December 31, 1991.

                                     E-2-7

  . Income Tax Expense (Benefit)

  There were no material differences in income tax expense (benefit) as a percentage of pre-tax income (loss) in the years 1994, 1993 and 1992. Future tax benefits attributable to temporary differences including net operating loss carryforwards and carry-backs have been recognized to the extent that realization of such benefits is more likely than not. For additional information see Note 11 of Notes to Consolidated Financial Statements.

ASSET/LIABILITY MANAGEMENT

 General

  A major objective of the Company's asset/liability management activities is to stabilize or improve the results of operations in future periods by managing the amount of asset and liability growth, determining the type and mix of such assets and liabilities, managing interest rate risk and effectively filling the needs of its customers in its market area. Asset and liability management also includes analyzing operating costs and efficiencies in order to institute changes when necessary, to increase the profitability of the Company.

  Another objective of asset/liability management is regulatory compliance: structuring the balance sheet to assist the Association in meeting and maintaining compliance with its regulatory capital requirements; ensuring that the Association's investment in certain asset categories is within regulatory limits; and, on an overall basis, seeing that the Association continues to meet the regulatory qualified thrift lender test.

 Real Estate Loans and Mortgage-Backed Securities (MBS)

  The effect of rising loan origination rates during 1994 on refinancing activity and on the mix between fixed and adjustable-rate originations has been discussed above under General. Real estate loan originations for 1994 totalled $937 million compared with $1.17 billion in 1993.

  The Company emphasizes the origination of residential real estate loans. Loans secured by 1-4 unit family homes and multi-family homes, primarily under 36 units, amounted to 80% and 14%, respectively, of 1994 real estate loan originations compared with 77% and 18%, respectively, in 1993.

  The only loans secured by commercial real estate originated by the Company since early 1990 have been to finance the sale of REO properties. Loans secured by commercial real estate equalled 17% of real estate loans held for investment at December 31, 1994 compared with 22% and 25% at the end of 1993 and 1992, respectively. The Company's construction loan originations of $48 million in 1994 and $42 million in 1993 were essentially limited to financing the building or development of a small number of homes or lots.

  To maintain the interest rate sensitivity of its loan portfolio, essentially all fixed-rate loans originated by the Company through the third quarter of 1994 were designated at origination as being held for sale. During 1994 and 1993, to assist in controlling asset growth, the Company designated certain ARM loan originations as being held for sale. Some loans are converted into MBS before sale, but most loans are sold directly into the secondary market. Any loans held for sale subsequently transferred to the held-for-investment category are transferred at the lower of cost or market at the time of transfer. Such transfers totalled $77.2 million in 1994.

  Since August 1994, in anticipation of the Company's September 1994 sale of its senior notes and the consequent availability of additional equity capital for the Association, see General above, essentially all loans, including fixed-rate loans, have been originated for investment. Fixed-rate loans are originated at higher initial rates than ARMs and help to increase the Company's overall portfolio yield. The effect of retaining fixed-rate loans on the Company's overall interest risk has been negligible as fixed-rate loan originations totalled just $9 million in the fourth quarter of 1994 and fixed-rate loans equalled just 3.3% of the Company's real estate loan held-for-investment portfolio at December 31, 1994, down from 4.5% a year earlier. Loan sales totalled $131 million in 1994 compared with $432 million in 1993.

  With 30-year fixed-rate home loan origination rates at their present levels, the home loan product offered by thrift institutions in the Company's market area, including those with a much greater share of the market than the Company, most acceptable to prospective borrowers is an ARM indexed to the COFI. For competitive

                                     E-2-8
reasons thrift institutions, including the Company, offer these loans with low initial start rates. In the Company's case, with its cost of funds at present levels, the low initial rates mean that, although profitable in future years, the Company at best breaks-even on COFI loan originations during their first year in the Company's portfolio. Another consequence of these low initial rates is that, under present market conditions, these loans can only be sold at origination at a loss.

  In these circumstances, in order to control asset growth, the Company is no longer originating multi-family residential loans, which, at best, can be only sold at origination at breakeven in today's market. It is likely that, based on the availability of capital to the Association to sustain asset growth and the forecast rate of existing loan amortization and pay-offs during 1995, the Company will have to reduce its amount of home loan originations from its current level. This will leave the Company with a home loan origination capability significantly higher than required by current market conditions. Management plans to address this situation by closing several of the Company's loan origination offices and centralizing the Company's loan processing and underwriting functions. This is expected to result in a significant saving in operating expenses and a loan origination capacity commensurate with the Company's anticipated needs for 1995. A portion of the operating costs mentioned above, if incurred, would be capitalized as loan origination cost and amortized as a yield adjustment over the life of the loan or, if the loan was sold, become a component of the gain or loss on sale.

  In June 1994, the Company converted $88 million of its ARM loans held for investment secured by single-family homes into Federal National Mortgage Association (FNMA) MBS. This conversion was made for additional borrowing flexibility and for regulatory capital purposes as discussed below under Capital Resources. In January 1995 the Company converted $200 million of its ARM loans held for investment into FNMA MBS, retaining a recourse liability for possible losses. This transaction will enable the Company to reduce its borrowing costs by using these MBS as collateral for short-term borrowings from other financial institutions or broker-dealers at a lower cost than for similar-term FHLB advances.

  In December 1994 the Company entered into a commitment to purchase for its held-for-investment portfolio $100 million of Government National Mortgage Association fixed-rate MBS for settlement in January 1995. The weighted-average yield on this MBS purchase is approximately 8.74%. Based on current funding costs, the net interest margin on these MBS is approximately 3.42%. The Company has purchased these MBS to increase its net interest margin in a period when, as discussed above, COFI ARM home loan originations at best break-even during their first year in the Company's loan portfolio. This purchase does not materially affect the Company's interest rate risk. At December 31, 1994 just 4.0% of the Company's total loan and MBS portfolios had fixed rates. If this MBS purchase had been effective at December 31, 1994, this percentage would have increased to 6.7%.

  Effective December 31, 1993 the Company adopted the provisions of Financial Accounting Standard No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities" and, as permitted by FAS 115, transferred substantially all of its MBS portfolio from held-for-investment status to its available-for-sale portfolio. During 1994, the Company subsequently reviewed and revised its long-term business plans, including its growth strategy, projected liquidity requirements and capital structure. As a result of this review and revision, it became evident that it was in the best interests of the Company to retain the bulk of this portfolio, 79% of which is comprised of securities created from loans originated by the Company, in its investment portfolio. Accordingly, at June 30, 1994, the Company transferred 75% of its then available-for-sale portfolio, or $258 million of MBS, to its held-for-investment portfolio. The unrealized holding loss on these securities in the amount of $3.1 million is being amortized as a yield adjustment over the estimated remaining life of these securities.

 Customer Deposits

  Customer deposits totalled $2.48 billion at December 31, 1994, a $182 million increase over year-end 1993. The increase in interest rates for deposits being offered by the Company and other financial institutions in its market area has had the effect of raising the average cost of these deposits to 4.61% at December 31, 1994 from 3.87% a year earlier. This cost is likely to continue to increase as long as market interest rates continue to increase. The higher yields being offered for term certificate accounts has led to depositors lengthening the maturity of their accounts. Certificate accounts maturing after one year amounted to 31% of total certificate accounts at December 31, 1994 compared with 24% a year earlier.

                                     E-2-9

  While general market interest rates have been rising since the first quarter of 1994, rates offered for retail customer deposits by financial institutions in the Company's market area have generally not increased as rapidly, or by as much, as the cost of wholesale funds (borrowings). Therefore, by offering rates close to the top of those being offered in its market area for selected term accounts during periods of comparatively low certificate account maturities, the Company has been able to obtain funds at a significantly lower cost than for similar-term wholesale funds. This strategy enabled the Company to increase its customer deposits by $273 million during the first nine months of 1994. During the fourth quarter of 1994 the Company's certificate account maturities were high, particularly in December. In these circumstances, the Company considered it most beneficial from an overall cost of funds standpoint to offer certificate account rates at a level that would enable the Company to retain the bulk of these maturing accounts and to offset outflows with additional borrowings. The Company retained approximately 75% of these maturing accounts and total deposits decreased by $91 million during the fourth quarter of 1994.

  Demand-type deposits have decreased by $170 million during 1994 while certificate accounts have increased by $352 million. This is primarily due to the rise in general market interest rates making alternative investments, including term deposit accounts, more attractive while the Company has raised rates on its demand accounts by only a limited amount. The average interest rate on these accounts increased to 2.26% at December 31, 1994 from 2.17% a year earlier. The Company has considered it to be more cost effective to attract new and retain existing deposits by offering competitive rates on selected term certificate accounts rather than by increasing the interest rate on a particular type of demand account. This is because an increase in interest rates on a demand-type account affects all deposits in that account type at once whereas an increase in certificate rates only affects maturing certificate accounts. Additionally, for various reasons, depositors will continue to maintain a portion of their funds in demand-type accounts.

  In January 1995, after reviewing the interest rates being offered for term and demand deposits by competitors in its market area, the Company changed its deposit acquisition and retention strategy by offering a new demand-type account with a minimum balance requirement and an initial interest rate of 5.5%. This account has proved successful with approximately 50% of deposits to the account being new funds, as opposed to transfers from existing demand or certificate accounts with the Company.

  During 1994 and 1993 through promotional activities and by offering competitive deposit rates the Company has worked to increase the deposit levels and operating efficiencies of its 11 Sacramento area branches. As a result of these efforts, deposits in these branches increased by $99 million in 1994 and $54 million in 1993 so that the average deposits in these branches had increased to $51 million at December 31, 1994 compared with $37 million at year-end 1992.

 Borrowings

  Borrowings have been used to provide funds for the origination of loans, the acquisition of other assets and to supplement cash flows for other purposes when necessary.

  Borrowings increased by $174 million during 1994 and equalled 22% of average assets in both 1994 and 1993.

  In September 1994, the Company issued $50.0 million of its 11.20% senior notes due September 1, 2004. As discussed under Capital Resources, the Company may contribute up to $34.0 million of the note sale proceeds to the Association in the form of equity capital. See also Note 10 of Notes to Consolidated Financial Statements.

  Primarily because approximately 80% of the Company's loans and MBS have monthly adjustable interest rates, the Company has kept its borrowing maturities short or has obtained variable-rate borrowings. At December 31, 1994 variable-rate borrowings and borrowings maturing within six months equalled 69% of total borrowings, excluding the senior notes.

 Interest Rate Risk and Sensitivity

  The long-term profitability of the Company is partially dependent upon the extent to which the effect of changes in interest rates on its earnings is minimized as well as upon the quality of its loans and other assets and

                                     E-2-10
its ability to attract deposits through services offered to its customers. Thus a major objective of the Company's asset and liability management program has been to control interest rate risk through a better matching of the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

  To minimize the interest rate risk associated with its real estate loan portfolio, the Company emphasizes the origination of ARMs for retention in its loan portfolio. ARMs and variable-rate MBS amounted to 95% of total loans and MBS at December 31, 1994 compared with 93% at year-end 1993. Interest rates on 85% of these variable-rate assets are adjustable monthly. Interest rates on the balance of these ARM loans and variable-rate MBS are mainly adjustable on a semiannual or annual basis.

  As the table on page 9 shows, 53% of the Company's deposits and borrowings at December 31, 1994 are due on demand, have variable interest rates or mature within six months. Therefore, these liabilities react rapidly to changes in market interest rates.

  The sensitivity of earnings to interest rate changes is often measured by the difference, or gap, between the amount of assets and liabilities scheduled to reprice, based on certain assumptions, within the same period expressed as a percentage of assets. Generally, the lower the amount of this gap, the less sensitive are the Company's earnings to interest rate changes. A positive gap means an excess of assets over liabilities repricing during the same period. However, the usefulness of this method of measuring interest rate sensitivity, or risk, is limited because it does not take into account the differing repricing characteristics of the various types of assets and liabilities. Thus certain assets and liabilities that have similar maturities or periods to repricing may react in different ways to changes in market interest rates. For instance, as discussed above under Net Interest Income, the Company's ARMs are mainly tied to the COFI, which typically lags the market, whereas maturing borrowings and many deposits will reprice to market immediately. Primarily as a result of these differing reactions to changes in market interest rates, the yield on the Company's earning assets at December 31, 1994 was 11 basis points higher than a year earlier whereas the Company's cost of funds increased by 101 basis points during that period.

  The table below shows the periods within which the major categories of earning assets and costing liabilities reprice as of December 31, 1994 and 1993.

                           MATURITY/RATE SENSITIVITY AT DECEMBER 31, 1994
                                              AND 1993
                           ----------------------------------------------------

                            0-6 MONTHS    7-12 MONTHS   1-3 YEARS     OVER 3 YEARS
                           -------------  -----------   ----------   -------------
                            1994   1993   1994   1993   1994  1993   1994     1993
                           ------  -----  ----   ----   ----  ----  ------  ------
                                       (DOLLARS IN MILLIONS)
Interest-earning assets:
 Investment and other se-
  curities...............  $  177    165   --     --     --    --     --       --
 Mortgage loans..........   2,747  2,387    48     76     50    43     65       78
 Mortgage-backed securi-
  ties...................     369    349     8     15      7    16     24       12
 Other loans.............      83     72     5      5      6     9      3        6
                           ------  -----  ----   ----   ----  ----  ------  ------
                            3,376  2,973    61     96     63    68     92       96
                           ------  -----  ----   ----   ----  ----  ------  ------
Interest-bearing liabili-
 ties:
 Customer deposits.......     986  1,220   720    503    551   233    225      344
 FHLB advances...........     357    358    48     42    176   109      1        3
 Mortgage-backed bonds...     --       1   --       1    --      2    --         2
 Senior notes............     --     --    --     --     --    --      49      --
 Other borrowings........     304    293    78     27    --    --     --       --
                           ------  -----  ----   ----   ----  ----  ------  ------
                            1,647  1,872   846    573    727   344    275      349
                           ------  -----  ----   ----   ----  ----  ------  ------
Interest-earning assets
 over (under) interest-
 bearing liabilities
 (primary gap)...........   1,729  1,101  (785)  (477)  (664) (276)  (183)    (253)
Effect of hedging activi-
 ties....................     --      20   --     --     --    --     --       (20)
                           ------  -----  ----   ----   ----  ----  ------  ------
Hedged gap...............  $1,729  1,121  (785)  (477)  (664) (276)  (183)    (273)
                           ======  =====  ====   ====   ====  ====  ======  ======
Cumulative hedged gap....  $1,729  1,121   944    644    280   368      97      95
                           ======  =====  ====   ====   ====  ====  ======  ======
Cumulative hedged gap as
 a percent of interest-
 earning assets..........    48.1%  34.7  26.3   19.9    7.8  11.4     2.7     2.9
                           ======  =====  ====   ====   ====  ====  ======  ======


                                     E-2-11

  The changes in the various gap categories in the above table were primarily caused by the decrease in demand deposit accounts and customers lengthening the term of their certificate accounts as discussed above, together with the increase in monthly-adjusting ARMs.

ASSET QUALITY

 General

  The Company regularly reviews its various asset categories to determine that they are properly valued and to establish specific or overall provisions for loss as necessary. The Company's review and analysis considers many factors including loan delinquency trends, nonperforming asset levels, the general condition of and outlook for the California real estate market, financial condition of major borrowers, comparison of actual and forecast development project performance and Company loss experience.

  The Company defines nonperforming assets as the aggregate of 1) loans 90 days or more delinquent; 2) certain loans where the borrower has little or no equity in the collateral, repayment of the loan can only be expected from the operation or sale of the collateral and foreclosure is very likely; and 3) real estate acquired by foreclosure, or deed in lieu thereof (REO). The Company's profitability is affected by the level of nonperforming assets as such assets are generally nonearning.

  Certain loans, where the Company works with borrowers encountering financial difficulty by modifying the loan terms, meet the criteria for and are classified as troubled debt restructurings (TDRs). These loans, together with all loans 30 days or more delinquent, are included in the Company's review for estimated losses.

  Although, as previously discussed, the California economy has been improving during 1994, there has been no significant change in market value for the types of multi-family and commercial properties securing the Company's loans. The value of these properties had been depressed by the weakness of the economy in prior years. A recovery in commercial real estate values is also inhibited by the limited number of lenders prepared to offer financing for such properties.

  Single-family home values have increased during 1994 in many parts of the Company's Northern California marketplace and the demand for homes, particularly in the lower price ranges, has improved compared with 1993. However, home loan interest rates are increasing along with general market interest rates which is slowing demand.

 Los Angeles Area Earthquake

  On January 17, 1994, the Los Angeles, California area experienced a major earthquake. Approximately $80.5 million of the Company's real estate loans are secured by properties in areas most affected by the earthquake. These properties did not suffer a material amount of earthquake-related damage.

                                     E-2-12

 Delinquent Loans

  Loans 30 days or more delinquent totalled $107.4 million at December 31, 1994, a $48.4 million, or 31%, decrease from the year-end 1993 total of $155.8 million. As the tables below show, there has been a reduction in both 90 or more day delinquent loans (nonaccrual) and those in the 30-89 day delinquent categories. It is likely that this reduction is partly due to the improving California economy. Delinquent loans by type of loans and as of a percentage of gross loans by type at December 31, 1994 and 1993 were as follows:

                                     NUMBER OF DAYS DELINQUENT
                           ------------------------------------------------
                             30-59       60-89     90 OR MORE      TOTAL
                           ----------  ----------  -----------  -----------
                           AMOUNT  %   AMOUNT  %   AMOUNT  %    AMOUNT  %
                           ------ ---  ------ ---  ------ ----  ------ ----
                                       (DOLLARS IN MILLIONS)
December 31, 1994:
 1-4 unit family homes...  $34.9  2.0% $ 11.6 0.7% $ 20.5  1.2% $ 67.0  3.8%
 Multi-family homes......    9.3  1.4     1.0 0.2     3.2  0.5    13.5  2.1
 Construction and land
  development............    0.5  1.0     --  --     14.9 27.7    15.4 28.7
 Commercial real estate..    3.8  0.8     1.3 0.2     3.6  0.7     8.7  1.7
 Consumer and other......    1.8  1.8     0.4 0.4     0.6  0.6     2.8  2.8
                           -----  ---  ------ ---  ------ ----  ------ ----
 Total...................  $50.3  1.6% $ 14.3 0.5% $ 42.8  1.4% $107.4  3.5%
                           =====  ===  ====== ===  ====== ====  ====== ====
December 31, 1993:
 1-4 unit family homes...  $32.4  2.2% $  7.0 0.5% $ 22.2  1.5%  $61.6  4.3%
 Multi-family homes......    5.6  1.0     8.2 1.4     3.9  0.7    17.7  3.0
 Construction and land
  development............    0.9  1.6     2.3 3.9    20.0 34.1    23.2 39.6
 Commercial real estate..   14.3  2.5    16.1 2.8    20.2  3.5    50.6  8.8
 Consumer and other......    1.7  1.9     0.6 0.6     0.4  0.4     2.7  2.9
                           -----  ---  ------ ---  ------ ----  ------ ----
 Total...................  $54.9  2.0% $ 34.2 1.2% $ 66.7  2.4% $155.8  5.6%
                           =====  ===  ====== ===  ====== ====  ====== ====

--------
Note: The above amounts represent total remaining principal balances of the related loans rather than the payment amounts which are overdue.

 Loan and Foreclosed Real Estate Losses

  Losses and loss provision expense for loans and foreclosed real estate totalled $31.6 million in 1994 compared with $20.0 million and $20.7 million in the years 1993 and 1992, respectively. These losses in 1994 were primarily related to certain loans secured by commercial and multi-family residential properties and foreclosed commercial and multi-family residential properties where information obtained during 1994 indicated a significant deterioration in credit quality or decrease in property values. As commented on above, the Company reviews the credit quality of its loans and the values of its foreclosed real estate on an ongoing basis throughout the year. Information obtained during the first quarter of 1994 resulted in losses of $16.5 million being recorded in that quarter.

 Nonperforming Assets

  There has been a significant decrease in nonperforming assets during the last two years. Net nonperforming assets totalled $71.2 million at December 31, 1994 compared with $105.9 million and $140.6 million at December 31, 1993 and 1992, respectively. This represents a 33% decrease during 1994 and a 49% decrease from year-end 1992. Net nonperforming assets equalled 1.91% of total assets at December 31, 1994, down from 3.12% and 4.45% at year-end 1993 and 1992, respectively.

  The 1994 decrease in nonperforming assets was due to a reduction in nonaccrual loans (primarily loans 90 days or more delinquent), see the table above, to $44.8 million at December 31, 1994 from $81.1 million at year-end 1993, see table below. Foreclosure activity has remained high during 1994 with the Company acquiring properties secured by loans with outstanding balances of $58.3 million. Write-downs at foreclosure to reduce these balances to the fair value of the property acquired amounted to $11.2 million. Loan foreclosures totalled $43.8 million and $65.7 million in the years 1993 and 1992, respectively. Sales of foreclosed properties totalled $48.8 million (book value) in 1994 compared with $61.2 million and $28.4 million in 1993 and 1992, respectively.

                                     E-2-13

  Nonperforming assets, together with restructured loans, are summarized as follows at the end of the last three years:

                                                             DECEMBER 31,
                                                          ---------------------
                                                           1994    1993   1992
                                                          ------  ------  -----
                                                              (DOLLARS IN
                                                               MILLIONS)
Nonaccrual loans:
  1-4 unit family homes.................................. $ 20.5    22.2   24.1
  Multi-family homes.....................................    3.8     6.3    5.3
  Construction and land development......................   14.9    20.0   33.6
  Commercial real estate.................................    5.0    32.2   32.7
  Consumer and other.....................................    0.6     0.4    0.4
                                                          ------  ------  -----
                                                            44.8    81.1   96.1
                                                          ------  ------  -----
Real estate acquired by foreclosure:
  1-4 unit family homes..................................   11.7    11.9    9.4
  Multi-family homes.....................................    6.1     7.4   21.7
  Construction and land development......................    4.3     5.9    2.7
  Commercial real estate.................................   14.9    12.1   20.0
  Consumer and other.....................................    --      0.1    0.3
                                                          ------  ------  -----
                                                            37.0    37.4   54.1
                                                          ------  ------  -----
  Gross nonperforming assets.............................   81.8   118.5  150.2
Specific allowances for losses...........................  (10.6)  (12.6)  (9.6)
                                                          ------  ------  -----
  Net nonperforming assets............................... $ 71.2   105.9  140.6
Percent of total assets..................................   1.91%   3.12   4.45
                                                          ======  ======  =====
Restructured loans, excluding nonperforming loans........ $ 29.6    33.0   26.7
                                                          ======  ======  =====

 1-4 Unit Family Homes

  This portfolio continues to perform well with loans 90 days or more delinquent amounting to 1.2% of the portfolio at December 31, 1994 compared with 1.5% a year earlier. While loans 30-89 days delinquent at December 31, 1994 at $46.5 million were $7.1 million higher than a year earlier, they represent 2.7% of the portfolio, the same as at year-end 1993. Foreclosure activity has remained high, with the Company acquiring 79 homes through foreclosure in 1994 compared with 93 and 75 homes in the years 1993 and 1992, respectively. The Company sold 82 foreclosed homes with a book value of $16.9 million in 1994 compared with 71 homes and $15.9 million in 1993. The net loss on these sales was $3.2 million in both 1994 and 1993. The Company has established a $2.2 million specific loss reserve at December 31, 1994 on its $11.7 million inventory of homes. The Company does not anticipate incurring any additional material loss on its $1.8 billion portfolio of loans secured by 1-4 unit homes.

 Multi-Family Homes

  With delinquent loans equalling 2.1% of the portfolio at December 31, 1994 (1993-3.0%), this portfolio generally continues to perform well. Properties securing loans with outstanding balances of $10.8 million were acquired by foreclosure in 1994 with write-downs at foreclosure to fair value of $1.4 million. Sales of foreclosed properties totalled $11.1 million in 1994. Losses on sales, additional specific loss reserves and property write-downs totalled $4.3 million in 1994 compared with $4.8 million in 1993.

 Construction and Land Development

  Overall, this portfolio continues to perform satisfactorily with just $0.5 million of loans in the 30-89 day delinquent category. Nonaccrual loans at December 31, 1994 ($14.9 million) include a loan with an outstanding balance of $13.3 million for the development of lots in Fairfield, California, which was also nonperforming at both year-end 1993 and 1992. All payments received on this loan in 1994, $2.4 million, have been used to reduce

                                    E-2-14
the outstanding principal balance. The Company has established a specific loss reserve of $1.2 million against this loan and obtained additional collateral from the borrower.

 Commercial Real Estate

  The Company's portfolio of commercial real estate loans is secured primarily by properties in Northern California and totalled $500.1 million at December 31, 1994, compared with $578.4 at year-end 1993. The Company is not presently offering commercial real estate loans, except to finance the sale of its REO properties.

  Loans over 30 days delinquent were $8.7 million at December 31, 1994, a $41.9 million, or 83%, decrease from year-end 1993. Previously delinquent loans have been either paid-off or the properties securing the loans were acquired through foreclosure. Therefore, there has been a major reduction in the number and amount of loans becoming newly delinquent. It should be noted that 12 loans with outstanding principal balances of $15.7 million, which were current at December 31, 1994, have been classified as substandard for regulatory reporting purposes, primarily because of vacancy and negative cash flow problems. At this time, it cannot be determined whether or not these loans will become delinquent and nonperforming in future periods.

  Properties securing loans with outstanding balances of $29.5 million were acquired by foreclosure during 1994 (1993-$10.8 million): Write-downs to fair value at foreclosure amounted to $9.7 million. Sales of foreclosed properties totalled $16.4 million in 1994 (1993-$18.1 million). As a result of deterioration in credit quality and reductions in property values stemming from a weakening market, estimated costs of required seismic and building code related repairs, and estimated toxic remediation costs, the Company increased existing, or recorded new, specific allowances for loan and REO losses of $18.0 million by a charge to expense during 1994, including $12.9 million during the first quarter of 1994. The major components of this charge were:
(1) a $3.4 million first quarter provision for loss on a loan secured by an office building in Los Angeles, California. This loan was current at both March 31, 1994 and December 31, 1993 but prior to the close of the first quarter the borrower requested debt relief and indicated that the loan would probably go into default. Accordingly, the Company wrote this loan down to the fair value of the underlying collateral. This loan became delinquent during the second quarter and was acquired by foreclosure during the third quarter of 1994; (2) Provisions for loss in the first quarter totalling $4.5 million on two loans to one borrower secured by two office buildings in San Francisco, California which were both over 90 days delinquent at March 31, 1994. After a consideration of the state of negotiations with the borrower, including a discounted pay-off proposal, and evaluating the properties, including a review of potential costs of seismic and building code related upgrades, the Company wrote down the loans to an amount approximately 7% below the discounted pay-off amount that had been discussed. The Company accepted a discounted pay-off offer and these loans were paid-off in June 1994 with the Company recovering $0.36 million of its provision for loss; (3) A $1.2 million additional provision for loss during the first quarter of 1994 on a loan secured by an unreinforced masonry building in Oakland, California which was acquired by foreclosure during that quarter. This provision was to write-down the loan to the estimated fair value of the property securing the loan. Additional information obtained during the second quarter of 1994 concerning estimated seismic retrofit costs resulted in an additional provision for loss of $0.5 million being recorded during the second quarter of 1994.

 Restructured Loans (Excluding Nonperforming Loans)

  These loans totalled $29.6 million at December 31, 1994 compared with $33.0 million at December 31, 1993. The Company has modified the terms of various multi-family and commercial real estate loans where the borrowers have experienced financial difficulties arising from increased vacancies or reductions in market rental rates.

 Valuation Allowances

  The total loan portfolio has increased by $302 million during 1994, primarily due to an increase in 1-4 unit home loans. Although there has been a significant reduction in nonperforming assets during 1994, the commercial real estate market remains generally weak and there are still uncertainties associated with the Company's commercial real estate loan portfolio, which amounts to 17% of total real estate loans at December 31, 1994. In these circumstances, the Company has deemed it prudent to increase the amount of its general valuation allowances during 1994. The amount of specific loss allowances fluctuates depending on the amount

                                    E-2-15
of troubled assets and the problems associated with those assets. These valuation allowances and certain related ratios at the dates indicated were as follows:

                                                                 DECEMBER 31,
                                                                ----------------
                                                                1994   1993 1992
                                                                -----  ---- ----
                                                                  (DOLLARS IN
                                                                   MILLIONS)
Loans: General allowances...................................... $32.4  29.6 28.3
Specific allowances............................................   4.4   7.2  5.6
                                                                -----  ---- ----
                                                                 36.8  36.8 33.9
                                                                -----  ---- ----
REO:General allowances.........................................   3.0   2.0  2.7
Specific allowances............................................   8.2   5.8  4.0
                                                                -----  ---- ----
                                                                 11.2   7.8  6.7
                                                                -----  ---- ----
                                                                $48.0  44.6 40.6
                                                                =====  ==== ====
Ratios of:
  Total loan allowances to gross loans.........................   1.2%  1.4  1.3
  Total REO allowances to gross REO............................  30.3  20.9 12.3
  Total allowances to gross nonperforming assets...............  58.7  37.7 27.0
  Total allowances to total assets.............................   1.3   1.3  1.3

  The level of general and specific valuation allowances has been based on currently available information on the economy, the California real estate market and the Company's knowledge of its loan portfolio and inventory of REO. The Company believes that at December 31, 1994 these allowances are sufficient to cover inherent losses that may be incurred. However, future economic conditions and other factors beyond the Company's control may require future changes in these valuation allowances.

  For additional information on troubled debt restructurings and allowances for losses, see Notes 4 and 5 of Notes to Consolidated Financial Statements.

CAPITAL RESOURCES

 Minimum Capital Requirements

  The minimum capital requirements per Office of Thrift Supervision (OTS) regulations for thrift institutions are: core capital equal to 3% of adjusted total assets, tangible capital equal to 1.5% of adjusted total assets and risk-based capital equal to 8% of risk-weighted assets. The various adjustments required to be made by the Association to total assets and stockholder's equity for capital requirements purposes are reflected in the table included in Note 12 of Notes to Consolidated Financial Statements. The Association's regulatory capital was well in excess of regulatory minimums at both December 31, 1994 and 1993 and is summarized as follows at those dates:

                                                         REGULATORY CAPITAL
                                                      -------------------------
                                           MINIMUM
                                         REQUIREMENT     ACTUAL       EXCESS
                                         -----------  ------------  -----------
                                         AMOUNT  %    AMOUNT   %    AMOUNT  %
                                         ------ ----  ------ -----  ------ ----
                                                (DOLLARS IN MILLIONS)
Core capital
  12/31/94.............................. $111.3 3.00% $205.7  5.54% $ 94.4 2.54%
  12/31/93(1)...........................  101.7 3.00   188.9  5.57    87.2 2.57
Tangible capital
  12/31/94..............................   55.7 1.50   205.7  5.54   150.0 4.04
  12/31/93(1)...........................   50.8 1.50   188.9  5.57   138.1 4.07
Risk-based capital
  12/31/94..............................  171.7 8.00   232.5 10.84    60.8 2.84
  12/31/93(1)...........................  165.7 8.00   214.5 10.35    48.8 2.35

--------
(1) On a phase-in basis as permitted by the regulations at that date.

                                    E-2-16

 Capital Levels for Prompt Corrective Action Purposes

  As discussed in Note 12 of Notes to Consolidated Financial Statements, effective December 19, 1992, the OTS adopted final regulations implementing the requirements of Section 38 of the Federal Deposit Insurance Act of 1991 (FDICIA) for prompt corrective action to be taken against undercapitalized financial institutions. As the following table shows, the Association was at the well capitalized level at December 31, 1994 and 1993:

                                        TOTAL          TIERONE
                                      RISK-BASED     RISK-BASED      LEVERAGE
                                       CAPITAL         CAPITAL    (CORE CAPITAL)
                                        RATIO         RATIO (1)       RATIO
                                    --------------  ------------- --------------
Minimum requirements:
  Well capitalized................. 10% or greater  6% or greater 5% or greater
Association actual:
  December 31, 1994................          10.84%          9.59          5.54
  December 31, 1993................          10.35           9.12          5.57

--------
(1) For the Association, Tier 1 capital is the same as its core capital.

  The Association reached the well capitalized level at June 30, 1993 after taking steps to reduce the risk-weighting of certain assets for risk-based capital purposes.

 Senior Notes

  In September 1994, the Company issued $50 million of its 11.20% senior notes due September 1, 2004. Under the terms of the notes, the Company may contribute up to $34 million of the note proceeds to the Association in the form of equity capital. During 1994 the Company contributed $30 million to the Association as equity capital, including $25 million of the senior note proceeds. The note agreement contains various restrictive covenants, including minimum capital level requirements and a restriction on the funds available for the payment of dividends by the Company. For additional information see Note 10 of Notes to Consolidated Financial Statements.

 Dividends

  Pursuant to a dividend policy adopted in 1993, the Company paid cash dividends totalling $0.28 per share on its common stock during 1994 and $0.15 per share in 1993.

LIQUIDITY

  The objective of liquidity management is to enable a financial institution to meet its potential cash outflows under a wide range of operating conditions at a reasonable cost. The Company monitors financial markets and economic conditions together with internal financial data, including customer deposit maturities and anticipated loan fundings, and forecasts its cash flows so that it can effectively plan for and meet its future cash requirements in a timely and cost-effective manner.

  The primary source of the Company's liquidity is its customer deposits which amounted to 71% of total average assets during 1994 and 70% during 1993. The other major sources of the Company's funds are cash flows generated from earnings, loan payments, sales of loans, borrowings from the FHLB of San Francisco, debt collateralized by mortgage-backed securities and, to a lesser extent, borrowings from commercial banks and public offerings of debt or equity. The inflow and outflow of funds is detailed in the Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1994. Total assets increased by $330 million during 1994 to $3.72 billion as total loans receivable and mortgage-backed securities increased by $320 million. The Company presently anticipates a similar increase in total assets during 1995 and believes the sources of funds mentioned above to be adequate for the Company's projected requirements.


                                     E-2-17

  As a member of the FHLB system, the Association is required by federal regulations to maintain a daily average minimum level of cash and qualifying liquid assets equal to at least 5.0% of average customer deposits and short-term borrowings. The Association has been in compliance with this regulatory requirement throughout the period covered by the attached financial statements and at December 31, 1994 its liquidity ratio was 5.09%.

INFORMATION ON THE EFFECTS OF CHANGING PRICES

  Since the Company's assets and liabilities are predominantly monetary in nature, the Company is generally not significantly affected by changes in overall price levels. However, net income is mainly dependent on the spread, or difference between the average yield received on its earning (monetary) assets and the average rate paid on its interest-bearing (monetary) liabilities. Therefore, net income is significantly affected by changes in interest rates, see Results of Operations--Net Interest Income.

                                     E-2-18

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                           DECEMBER 31,
                                                       ---------------------
                                                          1994       1993
                                                       ----------  ---------
                                                        (DOLLARS IN THOUSANDS,
                                                           EXCEPT PER-SHARE
                                                               AMOUNTS)
                       ASSETS
Cash and cash equivalents (Note 2):
  Cash on hand and amounts due from depository insti-
   tutions...........................................  $   18,306     26,174
  Federal funds sold.................................      34,900      7,000
  Securities purchased under agreements to resell....     112,000    130,000
                                                       ----------  ---------
                                                          165,206    163,174
Mortgage-backed securities available for sale, at
 market (Note 3).....................................      77,458    384,586
Mortgage-backed securities held for investment, net
 (approximate market value of 1994--$323,257; and
 1993--$7,715) (Note 3)..............................     330,578      7,715
Loans held for sale, net (Note 6)....................       3,627     48,691
Loans receivable held for investment, net (Note 4)...   3,011,504  2,662,352
Accrued interest receivable (Notes 3 and 4)..........      18,798     16,802
Federal Home Loan Bank stock, at cost (Note 2).......      30,049     28,105
Premises and equipment, net (Note 7).................      22,946     23,424
Real estate owned, net (Note 8)......................      25,784     29,885
Other assets.........................................      23,986     14,901
Excess of cost over fair value of net assets acquired
 (net of accumulated amortization of 1994--$8,298;
 and 1993--$7,590)...................................       8,722      9,430
                                                       ----------  ---------
                                                       $3,718,658  3,389,065
                                                       ==========  =========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Customer deposits (Note 9)...........................  $2,481,988  2,300,112
Federal funds purchased..............................      35,000        --
Securities sold under agreements to repurchase (Note
 10).................................................     347,679    320,309
Advances from Federal Home Loan Bank of San Francisco
 (Note 10)...........................................     580,983    512,483
Mortgage-backed bonds (Note 10)......................         --       5,898
Senior notes (Note 10)...............................      49,158        --
Advance payments by borrowers for taxes and insur-
 ance................................................       3,425      2,128
Taxes on income (Note 11)............................         602      9,485
Other liabilities and accrued expenses...............      23,636     28,802
Unearned income......................................       1,643      1,797
                                                       ----------  ---------
                                                        3,524,114  3,181,014
                                                       ----------  ---------
Commitments and contingencies (Note 17)
Stockholders' equity (Notes 3, 10, 11, 12, 14 and
 15):
  Serial preferred stock--par value $.01 per share;
   4,000,000 shares authorized and unissued..........         --         --
  Common stock--par value $.01 per share; 20,000,000
   shares authorized; issued and outstanding
   7,833,282 and 7,799,903...........................          78         78
  Additional paid-in capital.........................      69,912     69,392
  Retained earnings--substantially restricted........     128,512    135,432
  Unrealized gain (loss) on securities available for
   sale, net of tax..................................      (3,449)     3,149
  Minimum pension liability adjustment, net of tax...        (509)       --
                                                       ----------  ---------
    Total stockholders' equity.......................     194,544    208,051
                                                       ----------  ---------
                                                       $3,718,658  3,389,065
                                                       ==========  =========

          See accompanying Notes to Consolidated Financial Statements.

                                     E-2-19

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                      1994     1993     1992
                                                    --------  -------  -------
                                                     (IN THOUSANDS, EXCEPT
                                                       PER-SHARE AMOUNTS)
Interest income:
 Interest on loans................................. $189,984  191,532  211,414
 Interest on mortgage-backed securities............   22,729   21,963   26,712
 Interest and dividends on investments and FHLB
  stock............................................    6,735    4,850    5,088
                                                    --------  -------  -------
                                                     219,448  218,345  243,214
                                                    --------  -------  -------
Interest expense:
 Interest on customer deposits (Note 9)............  101,411   94,803  110,526
 Interest on Federal Home Loan Bank advances.......   24,915   28,303   35,275
 Interest on mortgage-backed bonds.................      584    1,048    5,010
 Interest on senior notes..........................    1,756      --       --
 Interest on other borrowings......................   12,277    8,026    2,808
                                                    --------  -------  -------
                                                     140,943  132,180  153,619
                                                    --------  -------  -------
 Net interest income...............................   78,505   86,165   89,595
Provision for loan losses (Note 5).................   17,205    6,583   12,793
                                                    --------  -------  -------
 Net interest income after provision for loan
  losses ..........................................   61,300   79,582   76,802
                                                    --------  -------  -------
Noninterest income:
 Mortgage banking activities (Note 6):
  Gain on sale of real estate loans................      491    4,898    5,731
  Loan servicing income............................    4,080    2,621    1,973
                                                    --------  -------  -------
                                                       4,571    7,519    7,704
 Loan, deposit and other fees......................    5,853    6,773    7,234
 Income from real estate partnerships..............       79      953      719
 Other income......................................      171      858      206
                                                    --------  -------  -------
                                                      10,674   16,103   15,863
                                                    --------  -------  -------
Noninterest expense:
 Compensation and benefits (Notes 14 and 15).......   35,979   36,616   33,349
 Occupancy and equipment (Note 17).................   12,953   13,252   13,252
 Advertising and promotion.........................    2,446    1,859    1,882
 Outside data processing...........................    4,065    3,849    3,471
 Deposit insurance premiums and regulatory assess-
  ments............................................    6,178    5,867    5,217
 Provision for losses on real estate owned and
  other (Note 5)...................................    8,524    7,067    5,717
 Real estate owned operations, net.................    5,897    6,353    2,170
 Deferred loan origination costs...................   (7,016)  (8,077)  (6,507)
 Amortization of excess of cost over fair value of
  net assets acquired..............................      708      709      704
 Other expense.....................................   10,368   10,391   10,624
                                                    --------  -------  -------
                                                      80,102   77,886   69,879
                                                    --------  -------  -------
 Income (loss) before income taxes and cumulative
  effect of a change in the method of accounting
  for income taxes.................................   (8,128)  17,799   22,786
Income tax expense (benefit) (Note 11).............   (3,400)   7,905   10,131
                                                    --------  -------  -------
 Income (loss) before cumulative effect of a change
  in the method of accounting for income taxes.....   (4,728)   9,894   12,655
Cumulative effect of a change in the method of ac-
 counting for income taxes.........................      --       --     4,000
                                                    --------  -------  -------
 Net income (loss)................................. $ (4,728)   9,894   16,655
                                                    ========  =======  =======
Earnings (loss) per share (Note 1):
 Before cumulative effect of a change in the method
  of accounting for income taxes................... $  (0.60)    1.24     1.62
 Cumulative effect of a change in the method of ac-
  counting for income taxes........................      --       --      0.51
                                                    --------  -------  -------
 Net income (loss) per share....................... $  (0.60)    1.24     2.13
                                                    ========  =======  =======
Dividends per share................................ $   0.28     0.15      --
                                                    ========  =======  =======

          See accompanying Notes to Consolidated Financial Statements.

                                     E-2-20

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                                 -----------------------------
                                                                   1994       1993      1992
                                                                 ---------  --------  --------
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)..........................................      $  (4,728)    9,894    16,655
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
 Depreciation and amortization of premises and equipment...          3,226     3,043     3,209
 Amortization of excess of cost over fair value of net
  assets acquired..........................................            708       709       704
 Provision for losses, net.................................         25,729    13,650    18,510
 Deferred income taxes.....................................         (2,660)   (5,050)   (6,811)
 Increase (decrease) in interest payable...................          5,356     1,293    (4,602)
 (Increase) decrease in interest receivable................         (1,996)     (142)    7,554
 Dividend income on FHLB stock.............................         (1,322)     (737)     (835)
 Gain on sale of real estate loans, net....................           (491)   (4,898)   (5,731)
 Amortization of deferred loan fees........................         (2,667)   (3,271)   (3,896)
 Proceeds from sales of loans originated for sale..........        130,824   434,242   435,677
 Originations of loans held for sale.......................       (153,709) (472,847) (402,957)
 Net change in other assets/liabilities....................        (21,137)    2,226     5,383
 Increase (decrease) in income taxes payable...............         (1,040)    4,476    (3,183)
                                                                 ---------  --------  --------
 Net cash provided by (used in) operating activities.......        (23,907)  (17,412)   59,677
                                                                 ---------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
Maturities of investment securities........................            --     13,270     6,960
Purchases of investment securities.........................            --     (6,040)  (13,903)
Principal payments received on mortgage-backed
 securities available for sale.............................         37,233       --        --
Principal payments received on mortgage-backed securities
 held for investment.......................................         31,669    77,610    98,098
Purchases of mortgage-backed securities held for
 investment................................................         (4,074)  (10,053)      --
Principal payments received on loans.......................        367,463   385,560   477,558
Originations of loans held for investment..................       (795,217) (693,488) (483,313)
Loans purchased............................................         (1,307)     (542)  (26,469)
Proceeds from redemption of FHLB stock.....................            --      2,103     7,500
Purchases of FHLB stock....................................           (622)   (1,118)      --
Sales of premises and equipment............................             43        92       124
Purchases of premises and equipment........................         (2,791)   (2,924)   (3,347)
Sales of real estate.......................................         44,923    58,536    26,478
Investment in and acquisition of real estate...............         (1,738)   (3,512)   (1,073)
Other, net.................................................         (3,861)      254       (98)
                                                                 ---------  --------  --------
 Net cash provided by (used in) investing activities.......       (328,279) (180,252)   88,515
                                                                 ---------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in demand deposits............................       (169,676)  (92,625)  (44,261)
Certificate account deposits...............................        896,549   538,089   598,799
Certificate account withdrawals............................       (544,995) (416,881) (707,005)
Increase (decrease) in borrowings with maturities of three
 months or less............................................         53,397    57,941   (25,235)
Proceeds from long-term borrowings.........................        809,710   624,368   418,413
Principal payments on long-term borrowings.................       (688,979) (494,194) (392,313)
Purchase and sale of branch operations, net................            --        --    (16,060)
Proceeds from issuance of common stock.....................            404       488        78
Payment of dividends.......................................         (2,192)   (1,166)      --
                                                                 ---------  --------  --------
 Net cash provided by (used in) financing activities.......        354,218   216,020  (167,584)
                                                                 ---------  --------  --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......          2,032    18,356   (19,392)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.............        163,174   144,818   164,210
                                                                 ---------  --------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR...................      $ 165,206   163,174   144,818
                                                                 =========  ========  ========
Supplemental disclosures of cash flow information Cash
 paid for:
 Interest on customer deposits.............................      $ 100,626    95,663   113,392
 Interest on borrowings....................................         32,402    34,061    42,567
 Income taxes..............................................            466     8,479    16,111
 Non-cash investing activities:
 Transfers of loans to real estate owned...................         58,295    43,809    65,735
 Loans converted to mortgage-backed securities.............         91,958   142,136       --
 Mortgage-backed securities transferred to available-for-
  sale portfolio...........................................            --    379,135       --
 Mortgage-backed securities transferred from
  available-for-sale portfolio to held-for-
  investment portfolio.....................................        258,344       --        --
 Loans transferred from held-for-sale portfolio
  to held-for-investment portfolio.........................         77,195       --        --

           See accompanying Notes to Consolidated Financial Statements.

                                     E-2-21

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                     YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                         --------------------------------------------------------------------
                                                RETAINED     UNREALIZED
                                                EARNINGS     GAIN (LOSS)    MINIMUM
                                              SUBSTANTIALLY ON SECURITIES   PENSION
                          COMMON               RESTRICTED     AVAILABLE    LIABILITY
                           STOCK   ADDITIONAL  (NOTES 10,     FOR SALE,   ADJUSTMENT,
                         ($.01 PAR  PAID-IN      11, 12      NET OF TAX   NET OF TAX
                          VALUE)    CAPITAL      AND 15)      (NOTE 3)     (NOTE 14)   TOTAL
                         --------- ---------- ------------- ------------- ----------- -------
                                                    (IN THOUSANDS)
Balances, December 31,
 1991...................   $ 77      68,661      110,049                              178,787
  Stock option and
   restricted stock
   activity.............    --          163          --                                   163
  Net income............    --          --        16,655                               16,655
                           ----      ------      -------                              -------
Balances, December 31,
 1992...................     77      68,824      126,704                              195,605
  Stock option and
   restricted stock
   activity.............      1         568          --                                   569
  Net income............    --          --         9,894                                9,894
  Cash dividends........    --          --        (1,166)                              (1,166)
  Unrealized gain on
   securities available
   for sale, net of
   tax..................    --          --           --         3,149                   3,149
                           ----      ------      -------       ------                 -------
Balances, December 31,
 1993...................     78      69,392      135,432        3,149                 208,051
  Stock option and
   restricted stock
   activity.............                520          --           --                      520
  Net loss..............    --          --        (4,728)         --                   (4,728)
  Cash dividends........    --          --        (2,192)         --                   (2,192)
  Net change in
   unrealized loss on
   securities available
   for sale, net of
   tax..................    --          --           --        (6,598)                 (6,598)
  Minimum pension
   liability adjustment,
   net of tax...........    --          --           --           --         (509)       (509)
                           ----      ------      -------       ------        ----     -------
Balances, December 31,
 1994...................   $ 78      69,912      128,512       (3,449)       (509)    194,544
                           ====      ======      =======       ======        ====     =======


          See accompanying Notes to Consolidated Financial Statements.

                                     E-2-22

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Consolidation

  The accompanying consolidated financial statements include the accounts of SFFed Corp. (the Company) and its wholly owned subsidiary; San Francisco Federal Savings and Loan Association (the Association) and its subsidiaries; Franciscan Financial Corporation, Development Credit Corporation, Capital Conveyance Company and Capital CMO Services and the subsidiary of Franciscan Financial Corporation; San Francisco Auxiliary Cor-poration. All significant intercompany transactions have been eliminated.

  Certain of the 1993 and 1992 consolidated financial statement amounts have been reclassified to conform to the 1994 presentation.

 Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

 Securities Purchased Under Agreements to Resell

  The Company enters into purchases of securities under agreements to resell (repurchase agreements). The amounts advanced under these agreements represent short-term loans.

 Mortgage-Backed Securities (MBS)

  The Company has converted certain qualifying real estate loans in its portfolio to Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA) MBS. Additionally, the Company has purchased MBS through established securities dealers. Effective December 31, 1993 the Company adopted statement of Financial Accounting Standards No. 115 (FAS 115), "Accounting for Certain Investment in Debt and Equity Securities". In accordance with the provision of FAS 115, the Company has identified MBS as either held for investment or available for sale. The Company does not have any trading securities. Premiums and discounts on purchased MBS are amortized or accreted over the expected life of the underlying mortgages using the interest method.

 MBS Held for Investment

  The Company has the positive intent and ability to hold these MBS to maturity. These MBS are reported at cost net of any applicable premium or discount.

  Transfers of MBS available-for-sale to MBS held-for-investment portfolio are recorded at fair value. The related net unrealized holding gains or losses, net of applicable income taxes, at the date of transfer are reported as a separate component of stockholders' equity and amortized over the remaining contractual life of these securities using the interest method.

 MBS Available for Sale

  These MBS are reported at their aggregate fair value. Net unrealized gains and losses are excluded from earnings and reported, net of applicable income taxes, as a separate component of stockholders' equity until realized.

  Gains and losses on the sale of these MBS are determined using the specific identification method.

  Any permanent decline in the fair value of individual held-for-investment and available-for-sale MBS below their cost would be recognized through a write-down of the MBS securities to their fair value by a charge to earnings as a realized loss.

                                     E-2-23

 Loans Held For Sale

  During the period of origination, real estate loans are designated as held either for sale or investment purposes. Loans held for sale are carried at the lower of cost or estimated market value, determined on an aggregate basis. Transfers of loans held for sale to the held-for-investment portfolio are recorded at the lower of cost or market value on the transfer date.

  Net unrealized losses are recognized through a valuation allowance by charges to income.

 Allowance for Losses

  Effective January 1, 1993 the Company adopted Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 114 (FAS 114) "Accounting by Creditors for Impairment of a Loan". The Company, in accordance with the methods prescribed in FAS 114, considers a loan impaired when, based upon current information, it is probable that the Company will not be able to collect all the principal and interest due under the contractual terms of the loan. Therefore, the Company provides for losses on loans and real estate acquired in settlement of loans when the fair value is estimated to be less than the Company's investment in the property by establishing a specific valuation allowance by a charge to expense or adjusting an existing valuation allowance for a loan with a corresponding charge or credit to expense. The Company, before the adoption of FAS 114, measured loan impairment with the methods prescribed in this pronouncement. As a result, no additional loss provisions were required by early adoption of FAS 114.

  In addition to specific reserves, the Company maintains an overall provision for losses on loans and real estate owned based on prior experience, delinquency levels, economic conditions and other factors. In providing for losses, through a charge to operations, consideration is given to the costs of holding real estate, including interest costs. Loans, real estate owned and lending activities are reviewed periodically by management, using the best information available to make such evaluations. However, future adjustments to the allowances may be necessary if there are significant changes in economic conditions or other factors.

  FAS 114 also requires that impaired loans for which foreclosure is probable should be accounted for as loans. As a result, at year-end 1993 $30,586,000 of insubstance foreclosed loans, with respective valuation allowances of $8,133,000, were reclassified from real estate owned to loans receivable held for investment. Additionally, certain amounts previously reported in the Consolidated Statements of Operations as expenses or provisions for losses on real estate were reclassified to the provision for loan losses.

 Interest on Loans

  Interest on loans is credited to income when earned. Interest is not recognized on loans that are considered to be uncollectible or in the process of foreclosure. In general, loans are placed on a non-accrual status when they become 90 days delinquent and a reserve is established for previously accrued but uncollected interest on such loans.

 Premises and Equipment

  Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of office property and equipment is computed using the straight-line method over the estimated useful lives of the various classes of assets. Amortization of leasehold improvements is provided for using the straight-line method over the remaining term of the lease or the estimated useful life of the asset, whichever is less. Maintenance and repairs are charged to expense and improvements are capitalized.

 Real Estate Owned

  Real estate acquired in settlement of loans is initially recorded at the lower of the unpaid loan balance or fair value at the date acquired. Subsequent adjustments, if any, are made when the carrying value exceeds

                                     E-2-24
estimated fair value. Costs related to the development of such properties are capitalized and costs related to holding are charged to expense. Real estate acquired for sale or development is carried at the lower of cost or estimated net realizable value. The carrying value of this real estate includes capitalized development and construction costs. The carrying value is reviewed periodically and adjusted when it exceeds net realizable value.

  Interest is capitalized on funds disbursed during the development and construction period for real estate projects.

 Securities Sold Under Agreements to Repurchase

  The Company enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financing arrangements, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The securities underlying the agreements remain in the asset accounts.

 Loan Origination Fees

  The Company charges fees for originating loans. These fees, net of certain related direct loan origination costs, are recognized as an adjustment of the loan's yield over the contractual life of the loan using the interest method, which results in a constant rate of return. When a loan is paid-off or sold, the unamortized balance of any related fees and costs is recognized as income. Other loan fees and charges representing service costs are reported in income when collected or earned.

 Sales of Loans

  Gains or losses resulting from sales of loans or interests in loans are recorded at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the assets sold. When the right to service the loans is retained, a gain or loss is recognized based upon the net present value of expected amounts to be received or paid resulting from the difference between the contractual interest rates received from the borrowers and the rate paid to the buyer, taking into account estimated prepayments on such loans. Excluded from the net present value portion of the gain or loss is an amount equal to the present value of a normal servicing fee. The net asset resulting from the present value computation, representing deferred revenue or expense, is amortized to operations over the estimated remaining life of the loan using a method that approximates the interest method. The balance of deferred revenue and expense has been adjusted as necessary for loan prepayments in excess of, or below, estimated prepayments, see Note 6.

  Any loans held for sale by the Company are carried at the lower of cost or market.

 Taxes on Income

  Effective January 1, 1992, the Company, on a prospective basis, adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109 (FAS 109) "Accounting for Income Taxes". FAS 109 requires the use of an asset and liability approach whereby deferred income taxes are computed by applying enacted tax laws and rates applicable to future periods to the temporary differences between the tax bases of assets and liabilities and their carrying values for financial reporting purposes. The Company recorded the cumulative effect of this change in accounting method as a $4.0 million benefit in 1992 operations.

 Earnings Per Share

  Earnings per share is based on the weighted average number of shares outstanding (including the dilutive effect of unexercised stock options):
7,827,665, 7,956,090 and 7,832,868 for 1994, 1993 and 1992, respectively.

 Excess of Cost Over Value of Net Assets Acquired (Goodwill)

  Goodwill is stated net of accumulated amortization and is being amortized using the straight-line method over periods ranging from 5 to 25 years.

                                     E-2-25

 New Accounting Policies

  In October 1994, Statement of Financial Accounting Standard No. 118 (FAS 118) "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure" was issued as an amendment of FAS 114 "Accounting by Creditors for Impairment of a Loan", which the Company adopted effective January 1, 1993. FAS 118 allows creditors to use existing methods for recognizing interest income on an impaired loan and modifies disclosure requirements concerning impaired loans. The only effect of FAS 118 on the Company's financial statements is the additional disclosure in Note 4.

  Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106 (FAS 106), "Employers' Accounting for Postretirement Benefits Other than Pensions". Under FAS 106, the cost of postretirement benefits other than pensions is recognized on an accrual basis as employees perform services to earn the benefits. For additional information see Note 14.

NOTE 2 CASH AND INVESTMENTS

  The Company's banking depositories apply an imputed interest credit to balances left on deposit which is used as an offset to charges for banking services rendered. The Association is required by the Federal Reserve System to maintain noninterest-bearing cash balances against some of its customer certificate and transaction deposit accounts. The required reserves averaged $3,496,000 during the period covering December 31, 1994. The Company does not maintain compensating balances with banks.

 Securities Purchased Under Agreements to Resell

  The following is a summary of these securities:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1994     1993
                                                              --------  -------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
Balance at end of period, comprised of mortgage-backed secu-
 rities.....................................................  $112,000  130,000
                                                              ========  =======
Average balance during each year............................  $102,983  108,771
Maximum balance at any month end............................   138,000  138,000
Weighted average interest rate..............................      6.12%    3.41
Weighted average days to maturity...........................         4        3

  These agreements are collateralized by mortgage-backed securities and loans. At December 31, 1994 and 1993, all agreements to resell securities were for securities identical to those purchased and were executed with five primary dealers. The related collateral was held by the dealers arranging the transactions.

 Federal Home Loan Bank Stock

  At December 31, 1994 and 1993, this investment consisted of 300,492 and 281,045 shares, respectively, of Federal Home Loan Bank of San Francisco (FHLB) $100 par value capital stock at cost. The amount of stock owned meets the last annual regulatory determination. The FHLB capital stock is pledged to secure borrowings from the FHLB.

NOTE 3 MORTGAGE-BACKED SECURITIES (MBS)

  The Company has classified a portion of its MBS portfolio as "available for sale" as of year-end 1994 and 1993. At December 31, 1994 and 1993 the available-for-sale MBS portfolio is reported in the Consolidated Statements of Financial Condition at fair value. The held-for-investment MBS portfolio is reported at amortized cost. At December 31, 1994 the Company reflected an unrealized loss on the MBS portfolio, net of tax, of $3,449,000 as a decrease to stockholders' equity compared to an unrealized gain on the MBS portfolio of $3,149,000, net of tax, reflected as an increase to stockholders' equity at December 31, 1993.

                                     E-2-26

  The carrying amount of MBS and their approximate fair values at December 31, 1994 and 1993 were as follows:

  MBS available for sale:

                                                      GROSS      GROSS
                                         AMORTIZED  UNREALIZED UNREALIZED  FAIR
                                           COST       GAINS      LOSSES    VALUE
                                         ---------  ---------- ---------- -------
                                                 (DOLLARS IN THOUSANDS)
December 31, 1994
  Adjustable rate....................... $ 50,242       --       (1,662)   48,580
  Fixed rate............................   30,218       127      (1,467)   28,878
                                         --------     -----      ------   -------
                                         $ 80,460       127      (3,129)   77,458
                                         ========     =====      ======   =======
  Weighted average interest rate........     6.17%
                                         ========
December 31, 1993
  Adjustable rate....................... $344,555     4,357         (16)  348,896
  Fixed rate............................   34,580     1,238        (128)   35,690
                                         $379,135     5,595        (144)  384,586
                                         ========     =====      ======   =======
  Weighted average interest rate........     5.59%
                                         ========

  MBS held for investment:

                                                      GROSS      GROSS
                                         AMORTIZED  UNREALIZED UNREALIZED  FAIR
                                           COST       GAINS      LOSSES    VALUE
                                         ---------  ---------- ---------- -------
                                                 (DOLLARS IN THOUSANDS)
December 31, 1994
  Adjustable rate....................... $324,757      --        (7,136)  317,621
  Fixed rate............................    5,821       23         (208)    5,636
                                         --------      ---       ------   -------
                                         $330,578       23       (7,344)  323,257
                                         ========      ===       ======   =======
  Weighted average interest rate........     5.92%
                                         ========
December 31, 1993
  Fixed rate............................ $  7,715      --           --      7,715
                                         ========      ===       ======   =======
  Weighted average interest rate........     8.27%
                                         ========

  The scheduled maturities of MBS available for sale and MBS held for investment at December 31, 1994, were as follows:

                                       AVAILABLE FOR SALE  HELD FOR INVESTMENT
                                       ------------------- --------------------
                                       AMORTIZED   FAIR    AMORTIZED    FAIR
                                          COST     VALUE      COST     VALUE
                                       ------------------- --------------------
                                                   (IN THOUSANDS)
Due from one year to five years.......  $  13,814   12,636        --        --
Due from five years to ten years......      1,224    1,219        --        --
Due after ten years...................     65,422   63,603    330,578   323,257
                                        --------- --------  --------- ---------
                                        $  80,460   77,458    330,578   323,257
                                        ========= ========  ========= =========

                                     E-2-27

  The amortized cost of the Company's MBS portfolio, pledged as collateral in conjunction with various borrowings and transactions, is as follows:

                                                                  DECEMBER 31,
                                                                ----------------
                                                                  1994    1993
                                                                -------- -------
                                                                 (IN THOUSANDS)
Collateral for:
  Local government agency deposits............................. $    545     628
  Reverse repurchase agreements (Note 10)......................  371,679 320,050
  Federal Home Loan Bank advances (Note 10)....................      --   27,877
  Collateralized mortgage obligation (Note 10).................      --    7,715
  FNMA servicing...............................................   18,599   4,627
                                                                -------- -------
                                                                $390,823 360,897
                                                                ======== =======

  At December 31, 1994 and 1993, accrued interest receivable on MBS amounted to $2,160,000 and $2,151,000, respectively.

  MBS converted from Company originated loans included in the amortized cost of MBS available for sale and held for investment at December 31, 1994 totalled $41,285,000 and $284,087, respectively (December 31, 1993, $290,281,000 and $-
0-).

  In accordance with the provisions of FAS 115, "Accounting for Certain Investments in Debt and Equity Securities", which the Company adopted effective December 31, 1993, the MBS portfolio has been classified in the Consolidated Statements of Financial Condition according to management's intent. At June 30, 1994, as a result of a revision of its long-term business plans, the Company transferred $258,344,000 of its MBS from the available-for-sale portfolio to its held-for-investment portfolio. The unrealized holding loss at the date of transfer in the amount of $3,055,000 is being amortized as yield adjustments over the remaining life of these MBS.

NOTE 4 LOANS RECEIVABLE HELD FOR INVESTMENT

  Loans receivable held for investment are summarized as follows:

                                                              DECEMBER 31,
                                                         ------------------------
                                                            1994         1993
                                                         -----------  -----------
                                                         (DOLLARS IN THOUSANDS)
One-to-four family residential loans.................... $ 1,764,572   1,408,455
Multi-family residential loans..........................     648,491     579,292
Commercial property loans...............................     500,106     578,364
Construction and improved land loans....................      54,489      60,685
                                                         -----------  ----------
                                                           2,967,658   2,626,796
Consumer loans..........................................      91,928      84,580
Loans secured by savings accounts.......................       6,689       7,414
                                                         -----------  ----------
                                                           3,066,275   2,718,790
Less:
  Undisbursed loan funds................................      12,557      12,706
  Deferred loan fees, net...............................       4,292       6,006
  Discounts and premiums, net...........................       1,093         929
  Allowance for losses (Note 5).........................      36,829      36,797
                                                         -----------  ----------
Loans receivable held for investment, net............... $ 3,011,504   2,662,352
                                                         ===========  ==========
Weighted average interest rate..........................        6.90%       6.98
                                                         ===========  ==========

  The above classifications are net of participation interests in loans sold and loans serviced for others.

                                     E-2-28

  The following is an analysis, by property type, of commercial real estate loans included above:

                                                                  DECEMBER 31,
                                                                ----------------
                                                                  1994    1993
                                                                -------- -------
                                                                 (IN THOUSANDS)
Office buildings............................................... $233,234 274,907
Warehouses.....................................................  100,813 118,578
Shopping centers...............................................   53,970  56,759
Motels.........................................................   15,958  20,434
General purpose................................................   24,281  31,016
Mobile home parks..............................................   10,449  14,388
Other..........................................................   61,401  62,282
                                                                -------- -------
                                                                $500,106 578,364
                                                                ======== =======

  Certain of the Company's real estate loans are pledged as collateral for borrowings from various sources, as summarized below:

                                                                DECEMBER 31,
                                                            --------------------
                                                               1994      1993
                                                            ---------- ---------
                                                               (IN THOUSANDS)
Collateral for:
  FHLB advances (Note 10).................................. $1,109,092 1,081,439
  Deposits of state and local government agencies..........      4,887     7,118
                                                            ---------- ---------
                                                            $1,113,979 1,088,557
                                                            ========== =========

  At December 31, 1994 and 1993, accrued interest receivable on loans amounted to $16,184,000 and $14,396,000, respectively.

  Over 99% of the Company's loan portfolio is secured by property within the state of California. Additionally, 59% of the Company's loan portfolio is secured by property located within the greater San Francisco Bay Area.

  On occasion, the Company restructures major loans, generally because of a borrower's financial difficulties. Interest rate and cash payment concessions and an extension of a loan's maturity may be granted in such restructurings.

  Information concerning impaired loans, see Note 1 Allowances for Losses, that were past due for three months or more or in the process of foreclosure, (nonaccrual loans), and restructured loans, is summarized as follows:

                             AT OR FOR THE YEAR ENDED
                                   DECEMBER 31,
                             -------------------------
                               1994    1993    1992
                             -------- ----------------
                                  (IN THOUSANDS)
Nonaccrual loans:
  Balance at year end....... $ 44,809  81,067  96,100
  Nonaccrual loans with spe-
   cific loss allowances:
    Gross...................   18,069  38,809  37,171
    Loss allowances.........    2,430   4,692   5,316
  Average nonaccrual loans
   for the year.............   68,225  84,116  95,446
  Interest foregone.........    3,829   4,362   6,747
Restructured loans:
  Balance at year end (1)...   29,639  33,044  26,687
  Actual interest income
   recognized...............    2,305   2,284   2,267
  Pro-forma interest income
   using original loan
   terms....................    2,358   2,387   2,415

--------
(1) Net of nonaccrual loans

                                     E-2-29

NOTE 5 ALLOWANCE FOR LOSSES

  Activity in the allowance for losses on loans, real estate owned and other transactions is summarized as follows:

                         REAL ESTATE CONSUMER  TOTAL   REAL ESTATE
                            LOANS     LOANS    LOANS      OWNED    OTHER (1)  TOTAL
                         ----------- -------- -------  ----------- --------- -------
                                               (IN THOUSANDS)
Balance at December 31,
 1991...................  $ 26,624      626    27,250     2,791      6,904    36,945
  Provision for losses..    12,345      448    12,793     5,359        358    18,510
  Charge-offs...........    (5,775)    (559)   (6,334)   (1,505)    (6,424)  (14,263)
  Recoveries............       --       202       202       --         --        202
                          --------     ----   -------    ------     ------   -------
Balance at December 31,
 1992...................    33,194      717    33,911     6,645        838    41,394
  Provision for losses
   (recoveries).........     6,279      304     6,583     7,134        (67)   13,650
  Charge-offs...........    (3,290)    (603)   (3,893)   (5,975)       (23)   (9,891)
  Recoveries............        25      171       196       --         --        196
                          --------     ----   -------    ------     ------   -------
Balance at December 31,
 1993...................    36,208      589    36,797     7,804        748    45,349
  Provision for losses..    16,828      377    17,205     8,336        188    25,729
  Charge-offs...........   (16,830)    (605)  (17,435)   (4,980)      (200)  (22,615)
  Recoveries............        59      203       262       --         --        262
                          --------     ----   -------    ------     ------   -------
Balance at December 31,
 1994...................  $ 36,265      564    36,829    11,160        736    48,725
                          ========     ====   =======    ======     ======   =======

--------
(1) The 1994, 1993 and 1992 provision for losses (recoveries) included $188,000, $(90,000) and $108,000, respectively, related to real estate development projects.

NOTE 6 MORTGAGE BANKING

  Loans held for sale are summarized as follows:

                                                          DECEMBER 31,
                                                 -------------------------------
                                                      1994            1993
                                                 --------------- ---------------
                                                 CARRYING MARKET CARRYING MARKET
                                                  VALUE   VALUE   VALUE   VALUE
                                                 -------- ------ -------- ------
                                                         (IN THOUSANDS)
Adjustable-rate single-family loans.............  $3,627  3,627   18,905  19,286
Adjustable-rate multi-family loans..............     --     --    10,215  10,380
Fixed-rate single-family loans..................     --     --    19,571  19,871
                                                  ------  -----   ------  ------
                                                  $3,627  3,627   48,691  49,537
                                                  ======  =====   ======  ======

  The Company services loans for others amounting to $1,454,344,000, $1,518,546,000 and $1,616,178,000 at December 31, 1994, 1993 and 1992,
respectively, and are not included in the accompanying Consolidated Statements of Financial Condition. Income from loan servicing amounted to $4,080,000, $2,621,000 and $1,973,000 for the years ended December 31, 1994, 1993 and 1992, respectively. Custodial balances maintained in connection with loans serviced for others were approximately $8,310,000 and $31,902,000 at December 31, 1994 and 1993, respectively.


                                     E-2-30

  Activity in the net deferred premiums resulting from sales of loans, participation interests in loans and securitization of loans when servicing rights are retained for the three years ended December 31, 1994 is summarized as follows:

                                                       1994     1993    1992
                                                      -------  ------  ------
                                                         (IN THOUSANDS)
Balance at beginning of year......................... $ 3,424   5,361   9,740
Additions to gain on sale of loans...................     175     364      71
Amortization charged to loan servicing income:
  Regular............................................  (1,696) (1,826) (2,068)
(Increase) decrease due to changes in actual and
 estimated prepayments...............................     900    (475) (2,382)
                                                      -------  ------  ------
Balance at end of year............................... $ 2,803   3,424   5,361
                                                      =======  ======  ======

--------
Note: Net deferred premiums are included in other assets in the Consolidated Statements of Financial Condition.

NOTE 7 PREMISES AND EQUIPMENT

  Premises and equipment are summarized as follows:

                                                    DECEMBER 31,
                                                   --------------   ESTIMATED
                                                    1994    1993  USEFUL LIVES
                                                   ------- ------ -------------
                                                   (IN THOUSANDS)
Land.............................................. $ 4,811  4,811           --
Buildings.........................................  10,064 10,001      40 years
Leasehold improvements............................  13,754 13,501 Life of lease
Furniture and equipment...........................  23,447 21,700    5-20 years
Construction in progress..........................     131     12           --
                                                   ------- ------
                                                    52,207 50,025
Less accumulated depreciation and amortization....  29,261 26,601
                                                   ------- ------
                                                   $22,946 23,424
                                                   ======= ======

  Depreciation and amortization expense amounted to $3,226,000, $3,043,000 and $3,209,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

NOTE 8 REAL ESTATE OWNED

  Real estate owned is comprised of the following:

                                       DECEMBER 31,
                                      --------------
                                       1994    1993
                                      ------- ------
                                      (IN THOUSANDS)
Real estate acquired through
 foreclosure and held for sale or
 development......................... $36,944 37,306
Real estate sold on contract.........     --     383
                                      ------- ------
                                       36,944 37,689
Less allowance for losses (Note 5).....11,160. 7,804
                                      ------- ------
                                      $25,784 29,885
                                      ======= ======

  Real estate acquired by foreclosure during 1994 and 1993, as adjusted to the lower of cost or fair value, amounted to $47,436,000 and $41,158,000, respectively.


                                     E-2-31

NOTE 9 CUSTOMER DEPOSITS

  Customer deposits consist of the following:

                                                      DECEMBER 31,
                                            ----------------------------------
                                                  1994              1993
                                            ----------------  ----------------
                                              AMOUNT     %      AMOUNT     %
                                            ---------- -----  ---------- -----
                                                 (DOLLARS IN THOUSANDS)
Passbook accounts:
 0.00 to 4.50%............................. $   76,250   3.1% $   73,011   3.2%
NOW and money market deposit accounts:
 0.00 to 6.00%.............................    490,153  19.7     663,068  28.8
                                            ---------- -----  ---------- -----
Demand deposits............................    566,403  22.8     736,079  32.0
                                            ---------- -----  ---------- -----
Certificate accounts:
 Less than 3.00%...........................     33,858   1.4      68,160   2.9
 3.00 to 4.99%.............................    863,911  34.8     951,855  41.4
 5.00 to 6.99%.............................    921,283  37.1     406,128  17.7
 7.00 to 8.99%.............................     95,133   3.8     124,895   5.4
 9.00 to 10.99%............................      1,350   0.1      11,316   0.5
 11.00% and above..........................         50   --        1,679   0.1
                                            ---------- -----  ---------- -----
Total certificate accounts.................  1,915,585  77.2   1,564,033  68.0
                                            ---------- -----  ---------- -----
Total customer deposits.................... $2,481,988 100.0% $2,300,112 100.0%
                                            ========== =====  ========== =====
Weighted average interest rate.............             4.61%             3.87%
                                                       =====             =====

  A summary of certificate accounts by maturity is as follows:

                                                       DECEMBER 31,
                                             ----------------------------------
                                                   1994              1993
                                             ----------------  ----------------
                                               AMOUNT     %      AMOUNT     %
                                             ---------- -----  ---------- -----
                                                  (DOLLARS IN THOUSANDS)
Maturity within one year.................... $1,316,580  68.7% $1,181,761  75.5%
One to two years............................    334,842  17.5      72,938   4.7
Two to three years..........................    156,595   8.2      88,892   5.7
Three or more years.........................    107,568   5.6     220,442  14.1
                                             ---------- -----  ---------- -----
                                             $1,915,585 100.0% $1,564,033 100.0%
                                             ========== =====  ========== =====

  Customer deposits include approximately $373,347,000 and $325,403,000 of accounts in excess of $100,000 at December 31, 1994 and 1993, respectively.

  At December 31, 1994 and 1993, accrued interest payable on customer deposits, included in other liabilities, was $491,000 and $550,000, respectively

  A tabulation of interest expense on customer deposits follows:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                           1994    1993   1992
                                                         -------- ------ -------
                                                             (IN THOUSANDS)
Demand deposits......................................... $ 14,592 19,590  30,174
Certificate accounts....................................   86,819 75,213  80,352
                                                         -------- ------ -------
                                                         $101,411 94,803 110,526
                                                         ======== ====== =======


                                     E-2-32

NOTE 10 BORROWINGS

 Securities Sold Under Agreements to Repurchase

  The Company enters into agreements with broker-dealers and other financial institutions to repurchase securities previously sold. These agreements are effectively short-term borrowings secured by MBS (see Note 3). Securities sold under the terms of these agreements are held by the securities dealers who arrange the transactions.

  Information related to securities sold under agreements to repurchase is summarized as follows:

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1994     1993
                                                               --------  -------
                                                                 (DOLLARS IN
                                                                  THOUSANDS)
Balance at end of period...................................... $347,679  320,309
                                                               ========  =======
Average balance during each year.............................. $261,368  226,963
Maximum balance at any month end..............................  347,679  327,847
Weighted average interest rate................................     5.74%    3.39

  At December 31, 1994, all of the Company's agreements mature in one year or less.

 Advances From The Federal Home Loan Bank of San Francisco

  Each Federal Home Loan Bank (FHLB) is authorized to make advances to its member associations, subject to such regulations and limitations that the Federal Housing Finance Board may prescribe. The Company's borrowings from the FHLB consist of notes payable with interest rates ranging from 3.84% to 9.10%. The maturity and weighted average interest rate of the advances outstanding at December 31, 1994 are as follows:

                                                          (DOLLARS IN THOUSANDS)
   1995..................................................        $390,000
   1996..................................................         183,000
   1997..................................................           7,500
   1998..................................................             --
   1999..................................................             --
   Thereafter............................................             483
                                                                 --------
                                                                 $580,983
                                                                 ========
   Weighted average interest rate........................            6.29%
                                                                 ========

  At December 31, 1994 and 1993, the Company had pledged certain real estate loans (see Note 4), mortgage-backed securities (see Note 3) and the Company's investment in stock of the FHLB of San Francisco (see Note 2) to secure FHLB advances.

 Mortgage-Backed Bonds

  Mortgage-backed bonds consist of the following:

                                                                   DECEMBER 31,
                                                                  --------------
                                                                   1994   1993
                                                                  --------------
                                                                  (IN THOUSANDS)
   Collateralized mortgage obligation............................ $  --    5,898
                                                                  ====== =======

  In September 1994, the Company retired the collateralized mortgage obligation at face value and incurred a loss of $347,000. The weighted average interest rate, at December 31, 1993, was 14.96% (assuming no prepayments and no reinvestment income on collateral proceeds held in trust to pay debt) and was payable through 2015. At December 31, 1993, this issue was secured by mortgage-backed securities.

                                     E-2-33

  The Company had entered into an interest rate exchange agreement in conjunction with the November 1987 issue of its $100,000,000 series A mortgage-backed bonds. The interest rate exchange agreement was called on November 17, 1992 and the Company called the bonds effective that date. Net interest income on the interest rate exchange agreement for the year ended December 31, 1992 amounted to $5,600,000.

 Senior Notes

  In September 1994, the Company issued $50,000,000 of its senior notes due September 1, 2004. The notes are reported net of unamortized issuance costs. The notes bear interest at the rate of 11.20% payable semi-annually on March 1 and September 1. Under the terms of the notes, the Company may not make any prepayments of principal, except that in the event of a change in control of the Company, the Company shall offer to prepay the notes in full. The Company may contribute up to $34,000,000 from the proceeds of the note sale to the Association in the form of equity capital and by December 31, 1994 the Company had so contributed $25,000,000.

  The note agreement contains certain restrictive covenants which, among other things, (1) require the Company to maintain certain capital levels, (2) restrict the amount of funds available for payment of dividends on the Company's stock or for the repurchase of its stock and (3) establish a maximum ratio of nonperforming assets (as defined) to consolidated total assets. If an event of default occurs, including failure to comply with any restrictive covenant, the notes may become immediately payable in full. The Company was in compliance with all terms of the note agreement at December 31, 1994.

NOTE 11 TAXES ON INCOME

  The provision (benefit) for taxes on income in the Consolidated Statements of Operations is comprised of the following items:

                                                     YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                       1994     1993     1992
                                                     --------  -------  -------
                                                          (IN THOUSANDS)
Current:
  Federal income tax................................ $   (357)   9,338   12,463
  California franchise tax..........................     (383)   3,617    4,479
                                                     --------  -------  -------
                                                         (740)  12,955   16,942
                                                     ========  =======  =======
Deferred:
  Federal income tax................................   (1,748)  (3,453)  (5,348)
  California franchise tax..........................     (912)  (1,597)  (1,463)
                                                     --------  -------  -------
                                                       (2,660)  (5,050)  (6,811)
                                                     --------  -------  -------
Total:
  Federal income tax................................   (2,105)   5,885    7,115
  California franchise tax..........................   (1,295)   2,020    3,016
                                                     --------  -------  -------
                                                     $ (3,400)   7,905   10,131
                                                     ========  =======  =======

  As discussed in Note 1, Summary of Significant Accounting Policies--Taxes on Income, the Company adopted FAS 109, "Accounting for Income Taxes", as of January 1, 1992. The cumulative effect of this change in the method of accounting for income taxes is shown separately in the Consolidated Statement of Operations for the year ended December 31, 1992 and increased net income by $4.0 million.

  The liability for taxes on income at December 31, 1994 and 1993 in the Consolidated Statements of Financial Condition includes deferred tax assets totalling $2.3 million and net deferred tax liability totalling $5.6 million, respectively, that have been provided for the temporary differences between the tax bases and financial statement carrying amounts of assets and liabilities. Tax benefits attributable to temporary differences are recognized to the extent that realization of such benefits is more likely than not. The major sources of these

                                    E-2-34
temporary differences comprising the Company's net deferred tax (asset) and net deferred tax liability at December 31, 1994 and 1993, respectively, are as follows:

                                                               DECEMBER 31,
                                                             -----------------
                                                               1994     1993
                                                             --------  -------
                                                              (IN THOUSANDS)
Deferred tax liabilities:
 Loan fee income and discounts deferred for tax purposes.... $ 17,243   16,166
 FHLB stock dividends.......................................    2,311    3,604
 Deferred servicing-related premiums on loans...............      999    1,256
 Tax basis versus financial statement basis depreciation ex-
  pense.....................................................    2,846    2,884
 Investments in partnerships................................      179      659
 Unrealized gain on securities available for sale...........      --     2,301
 Other......................................................      682      444
                                                             --------  -------
Gross deferred tax liabilities..............................   24,260   27,314
                                                             ========  =======
Deferred tax assets:
 Federal tax basis loss carryovers..........................     (648)    (648)
 Deferred interest on restructured loans....................     (692)    (558)
 Accrued pension plan contributions.........................   (4,380)  (4,342)
 State franchise taxes not currently deductible for federal
  tax purposes..............................................      --      (767)
 Book basis loss reserves...................................  (17,052) (14,595)
 Minimum pension liability adjustment.......................     (376)     --
 CMO investment trust.......................................     (887)    (839)
 Unrealized loss on securities available for sale...........   (2,507)     --
                                                             --------  -------
Gross deferred tax assets...................................  (26,542) (21,749)
                                                             ========  =======
Net deferred tax liability (asset).......................... $ (2,282)   5,565
                                                             ========  =======

  The differences between the federal statutory income tax rate and the effective rate of the Company's tax provision (benefit) are as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1994      1993     1992
                                                    --------   -------  -------
Federal statutory tax rate.........................    (35.0)%    35.0     34.0
Increase (reduction) in tax rate resulting from:
 California franchise tax, net of federal benefit..     (7.5)      7.4      8.7
 Amortization and write-down of intangible asset...      3.1       1.4      1.0
 Change in base year tax bad debt reserve..........     (5.0)     (3.4)     0.5
 Deferred tax adjustment resulting from tax rate
  change...........................................      --        1.1      --
 Other.............................................      2.6       2.9      0.3
                                                    --------   -------  -------
Effective tax rate.................................    (41.8)%    44.4     44.5
                                                    ========   =======  =======

  The Company has available for use at December 31, 1994 $1,851,000 in net operating loss carryforwards for tax purposes which will expire in 2002.

  Under the Internal Revenue Code, the Association in determining taxable income is allowed a special bad debt deduction based on a percentage of taxable income (8% for 1994, 1993 and 1992) or on specific experience formulas. The Association used the experience method in 1994, 1993 and 1992 in determining the federal income tax bad debt deduction for tax return purposes for each respective year.

  A deferred tax liability has not been recognized for the amount of the Association's tax bad debt reserves that arose in tax years beginning before December 31, 1987. These reserves amounted to approximately $15.9 million and $14.8 million at December 31, 1994 and 1993, respectively. The amount of the unrecognized

                                     E-2-35
deferred tax liability on such reserves at December 31, 1994 and 1993 was approximately $5.6 million and $5.2 million, respectively. This deferred tax liability could be recognized if, in the future, (1) that portion of the Association's retained earnings represented by these reserves is used for purposes other than to absorb losses from bad debts, including dividends or distributions in liquidation, (2) the Association fails to meet the definition of a "qualified savings institution', or (3) there is a change in the federal tax law.

  During 1994 the Internal Revenue Service (IRS) completed its examination of the Company's tax returns for the years 1989 and 1990. The IRS had previously completed its examination of the Company's tax returns for 1987 and 1988. As a result of these examinations the IRS has proposed adjustments, primarily related to timing differences as to the recognition of income and expense for tax return purposes. The most significant proposed adjustment relates to deferred loan fee income. The Company filed a formal protest with the IRS in 1994 contesting the results of the audit of 1989 and 1990 (the Company had previously filed a protest with regards to the results of 1987 and 1988 examinations). Taxes associated with the proposed adjustments which are being protested amount to approximately $23.5 million. The Company believes that the income tax returns are substantially correct as originally filed. The Company has established a deferred tax liability in prior periods for substantially all the items included in the IRS proposed adjustments. Accordingly, the Company's exposure is limited to interest on any tax deficiency that may finally be assessed. The Company believes that any additional tax and interest thereon which may be due will not have a materially adverse effect on the financial position of the Company.

NOTE 12 STOCKHOLDERS' EQUITY

  Office of Thrift Supervision (OTS) regulations issued pursuant to the Financial Institutions Reform Recovery and Enforcement Act of 1989 (FIRREA) specify minimum tangible, core and risk-based capital requirements for thrift institutions, see FIRREA Capital Standards table below. The amount of the Association's net worth included in its minimum regulatory capital requirements is not available for the payment of dividends and may only be used to cover any future losses. Various adjustments are required to be made to stockholder's equity and total assets for computing these capital ratios, depending on an institution's capital and asset structure (see the following table). For purposes of computing the risk-based capital requirement, the regulations assign a degree of credit risk to each of a thrift's assets and off-balance sheet liabilities, ranging from zero to 100%.

  Under Section 38 of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), federal banking authorities are required to take prompt corrective action against undercapitalized financial institutions, imposing a series of increasing constraints on the operations of such institutions, depending on the level of their under capitalization. There are five capital levels specified by FDICIA, ranging from well capitalized to critically undercapitalized. OTS regulations set forth the minimum capital ratios for each of these levels. Based upon qualitative judgments made during its most recent examination of an institution, the OTS may downgrade an institution's capital level by one step (e.g., a well capitalized institution can be reclassified as adequately capitalized). Under these regulations, the Association was well capitalized at December 31, 1994.

  The Association's regulatory capital position at December 31, 1994 is summarized as follows:

                                                    TANGIBLE, CORE     TOTAL
                                                   TIER 1 RISK-BASED RISK-BASED
                                                      CAPITAL(1)      CAPITAL
                                                   ----------------- ----------
                                                          (IN THOUSANDS)
Balances at December 31, 1994:
  Capital per Association financial statements....     $219,225       219,225
  Adjustments for regulatory capital purposes:
    Goodwill (2)..................................       (8,722)       (8,722)
    Investment in nonincludable subsidiaries (2)..       (8,205)       (8,205)
    Unrealized loss on securities available for
     sale, net of tax.............................        3,449         3,449
  General valuation allowances....................          --         26,771
                                                       --------       -------
    Regulatory capital............................     $205,747       232,518
                                                       ========       =======

--------
(1) For the Association, there are no differences in these regulatory capital computations.
(2) Also deducted from total assets for regulatory test purposes.

                                     E-2-36

                                           ACTUAL 12-31-
                                                 94        MINIMUM REQUIREMENT
                                           --------------  --------------------
                                           CAPITAL  RATIO    CAPITAL    RATIO
                                           -------- -----  ----------- --------
                                                 (DOLLARS IN THOUSANDS)
FIRREA Capital Standards:
  Tangible................................ $205,747  5.54% $    55,666     1.50%
  Core (leverage).........................  205,747  5.54      111,332     3.00
  Risk-based..............................  232,518 10.84      171,662     8.00
FDICIA Capital Standards
  (Well Capitalized):
  Leverage................................  205,747  5.54      185,552     5.00
  Tier 1 risk-based.......................  205,747  9.59      128,746     6.00
  Total risk-based........................  232,518 10.84      214,577    10.00

  During 1994, the Company contributed $30.0 million to the Association as equity capital, including $25.0 million of the proceeds from the sale of its senior notes. See Note 10 concerning certain covenants included in the senior note agreement.

  In August 1994, the OTS issued a regulation, that is presently expected to become effective at March 31, 1995, adding an interest rate risk component to the risk-based capital requirement for thrifts. Those thrifts that have an above normal interest rate risk exposure must take a deduction from the total capital available in computing their risk-based capital requirement. Based upon its December 31, 1994 computations, the Company does not currently have an above normal interest rate risk.

  At periodic intervals, both the OTS and the FDIC routinely examine the Association's financial statements as part of their legally prescribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct that the Association's financial statements be adjusted in accordance with their findings. No such adjustments were required by the regulators as a result of their most recent examination of the Association which was completed in March 1994.

  Pursuant to a quarterly dividend policy initiated in 1993, the Company paid cash dividends of totalling $0.28 per share on its common stock during 1994 compared with $0.15 per share in 1993.

                                     E-2-37

NOTE 13 PARENT COMPANY FINANCIAL INFORMATION

  The Company and its subsidiary file a consolidated federal income tax return in which the taxable income or loss of the Company is combined with that of its subsidiary. The Company's share of income tax expense is based on the amount which would be payable if separate returns were filed. Accordingly, the Company's equity in the net income or loss of its subsidiary is excluded from the computation of the provision for income taxes for financial statement purposes.

  The Company's statements of financial condition and related statements of operations and cash flows are as follows:

STATEMENTS OF FINANCIAL CONDITION

                                                                DECEMBER 31,
                                                              ----------------
                                                                1994    1993
                                                              -------- -------
                                                               (IN THOUSANDS)
Assets
Cash......................................................... $    169     391
Note receivable from subsidiary..............................   24,170   7,370
Tax benefit..................................................      893     142
Other assets.................................................    1,018      25
Investment in subsidiary.....................................  219,225 200,168
                                                              -------- -------
                                                              $245,475 208,096
                                                              ======== =======
Liabilities and Stockholders' Equity
Accrued expenses............................................. $  1,773      45
Senior notes (Note 10).......................................   49,158     --
Stockholders' equity (see Consolidated Statements of Finan-
 cial Condition..............................................  194,544 208,051
                                                              -------- -------
                                                              $245,475 208,096
                                                              ======== =======

STATEMENTS OF OPERATIONS

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                       1994     1993    1992
                                                     --------  ------- -------
                                                         (IN THOUSANDS)
Income
Dividend from subsidiary...........................  $    --    1,000    6,500
Interest on investments............................       835     238      181
                                                     --------  ------  -------
                                                          835   1,238    6,681
                                                     --------  ------  -------
Expenses
General and administrative.........................       576     395      236
Interest on senior notes...........................     1,756     --       --
Federal and state income tax benefit...............      (605)    (79)     (33)
                                                     --------  ------  -------
                                                        1,727     316      203
                                                     --------  ------  -------
Income (loss) before undistributed net income
 (loss) of subsidiary..............................      (892)    922    6,478
Undistributed net income (loss) of subsidiary (1)..    (3,836)  8,972   10,177
                                                     --------  ------  -------
Net income (loss)..................................  $ (4,728)  9,894   16,655
                                                     ========  ======  =======

--------
(1) The 1992 undistributed net income of subsidiary includes the cumulative effect of a change in the method of accounting for income taxes, see Note 11.

                                     E-2-38

STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                       1994     1993    1992
                                                     --------  ------  -------
                                                         (IN THOUSANDS)
Cash Flows from Operating Activities:
 Net income (loss).................................. $ (4,728)  9,894   16,655
 Adjustments to reconcile net income or loss to net
  cash provided by (used in) operating activities:
  Undistributed net (income) loss of subsidiary.....    3,836  (8,972) (10,177)
  Amortization of organization expense..............      --       42       83
  Income tax benefit................................     (605)    (79)     (33)
  Net change in other assets/liabilities............      705     378       79
                                                     --------  ------  -------
Net cash provided by (used in) operating
 activities.........................................     (792)  1,263    6,607
                                                     --------  ------  -------
Cash Flows from Investing Activities:
 Maturities of investment securities................      --   13,270    6,960
 Purchases of investment securities.................      --   (6,040) (13,903)
 Note receivable from subsidiary....................  (16,800) (7,370)     --
 Capital contributions to subsidiary................  (30,000)    --       --
 Other, net.........................................      --     (106)    (181)
                                                     --------  ------  -------
Net cash used in investing activities...............  (46,800)   (246)  (7,124)
                                                     --------  ------  -------
Cash Flows from Financing Activities:
 Proceeds from issuance of common stock.............      404     488       78
 Proceeds from issuance of senior notes.............   49,158     --       --
 Payment of dividends...............................   (2,192) (1,166)     --
                                                     --------  ------  -------
Net cash provided by (used in) financing activi-
 ties...............................................   47,370    (678)      78
                                                     --------  ------  -------
Net Increase (Decrease) in Cash and Cash Equiva-
 lents..............................................     (222)    339     (439)
Cash and Cash Equivalents at Beginning of Year......      391      52      491
                                                     --------  ------  -------
Cash and Cash Equivalents at End of Year............ $    169     391       52
                                                     ========  ======  =======

NOTE 14 PENSION PLANS AND OTHER RETIREMENT BENEFITS

 Pension Plans

  The Association has five noncontributory pension plans: A qualifying defined benefit plan covering substantially all employees over the age of 21 who meet minimum service requirements, and four nonqualifying supplemental plans to provide eligible plan members benefits, based on compensation and length of service, greater than permitted by the terms of the qualified plan. Assets of the qualified plan are maintained by a trustee and administered by the Association's advisory committee. Such assets consist primarily of money market funds, government securities, corporate bonds and common stocks. The nonqualifying plans have no assets. The Association has voluntarily agreed to make contributions to each Plan sufficient to provide for the payment of pension benefits to Plan participants.

                                     E-2-39

  Net periodic pension cost and its components are as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                      1994     1993     1992
                                                    --------  -------  -------
                                                         (IN THOUSANDS)
Service cost--benefits earned...................... $  1,897    1,810    1,411
Interest on projected benefit obligation...........    2,756    2,410    2,045
Return on plan assets..............................   (1,531)  (1,640)  (1,594)
Other components--net..............................      819      602      580
                                                    --------  -------  -------
Net periodic pension cost.......................... $  3,941    3,182    2,442
                                                    ========  =======  =======

  Assumptions used in the accounting were:

Discount rate......................................     8.00%    6.50     7.00
Rate of increase in compensation levels............     5.00%    5.00     5.50
Expected long-term rate of return on assets (1)....     8.00%    8.50     8.50

--------
(1)The Association adjusted its expected long-term rate of return on assets to 8% effective January 1, 1994.

  The following table shows the funded status and amounts recognized in the Consolidated Statements of Financial Condition:

                                                               DECEMBER 31,
                                                             -----------------
                                                               1994     1993
                                                             --------  -------
QUALIFIED PLAN--Assets less than accumulated benefits
Actuarial present value of benefit obligations:
  Vested benefits..........................................  $ 23,257   26,010
  Nonvested benefits.......................................       734      842
                                                             --------  -------
    Accumulated benefit obligation.........................  $ 23,991   26,852
                                                             ========  =======
Projected benefit obligation for service rendered to date..  $ 28,627   33,109
Plan assets at fair value..................................   (21,787) (19,554)
                                                             --------  -------
Plan assets less than projected benefit obligation.........     6,840   13,555
Unrecognized net loss from past experience different from
 that assumed..............................................    (1,520)  (7,432)
Unrecognized net asset being recognized over 13 years......       546      655
Unrecognized prior service cost............................      (680)    (969)
Adjustment required to recognize minimum liability.........       --     1,489
                                                             --------  -------
Accrued pension cost (included in "Other Liabilities").....  $  5,186    7,298
                                                             ========  =======
NONQUALIFIED PLANS--Accumulated benefits exceed assets
Actuarial present value of benefit obligations:
  Vested benefits..........................................  $  5,847    6,560
  Nonvested benefits.......................................         7      176
                                                             --------  -------
    Accumulated benefit obligation.........................  $  5,854    6,736
                                                             ========  =======
Projected benefit obligation for service rendered to date..  $  7,678    9,055
Plan assets at fair value..................................       --       --
                                                             --------  -------
Plan assets less than projected benefit obligation.........     7,678    9,055
Unrecognized net loss from past experience different from
 that assumed..............................................    (1,668)  (3,644)
Unrecognized net obligation being recognized over 15
 years.....................................................      (202)    (231)
Unrecognized prior service cost............................      (667)    (752)
Adjustment required to recognize minimum liability.........       916    2,308
                                                             --------  -------
Accrued pension cost (included in "Other Liabilities").....  $  6,057    6,736
                                                             ========  =======


                                     E-2-40

  In accordance with the provision of Statement of Financial Accounting Standards No. 87 (FAS 87), "Employer's Accounting for Pensions", the Company has recognized an additional pension liability of $885,000 in 1994 representing the excess of the accumulated benefit obligation over the fair value of pension plan assets and accrued pension liability. As required by FAS 87, this liability, net of an income tax benefit of $376,000, has been established by a $509,000 reduction of stockholders' equity. This additional liability is a result of a change in the discount rate used in the measurement of pension plan benefits and a reduction in the expected long-term rate of return on pension plan assets.

 Other Retirement Benefits

  Effective January 1, 1993, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106 (FAS 106) "Employers' Accounting for Postretirement Benefits Other than Pensions". Under FAS 106, the cost of postretirement benefits other than pensions (e.g. health care) must be recognized on an accrual basis as employees perform services to earn the benefits. Many of the provisions and concepts of FAS 106 are similar to current standards on accounting for pensions. Based on the transition provisions of FAS 106, the accumulated postretirement benefit obligation at the date of adoption (the transition obligation) may be recognized in income as the cumulative effect of an accounting change in the period of adoption or delayed and amortized over future periods as a component of net periodic postretirement cost. The transition obligation at January 1, 1993 has been estimated at $4.0 million, which the Company is amortizing to expense over 20 years as permitted by FAS 106. The Company has estimated that accounting for covered benefits on an accrual basis, as required by FAS 106, rather than the pay-as-you-go method previously used by the Company, has increased expense for 1993 by approximately $0.4 million.

NOTE 15 EMPLOYEE INCENTIVE AND COMPENSATION PLANS

  The Company's Stock Incentive Plan, which was amended in 1994 to increase the number of shares reserved thereunder for issuance by 500,000 shares, provides for up to 1,271,500 shares of common stock to be issued to directors and key employees of the Company and its subsidiaries. Directors of the Company are granted options for 10,000 shares of common stock upon their initial election to the Board of Directors. The Plan provides that stock options may be either incentive stock options (ISO), as defined by Section 422 of the Internal Revenue Code, or nonstatutory options which do not satisfy the provisions of Code Section 422. The Plan also provides for the issuance of stock appreciation rights (SAR) and restricted stock.

  ISOs may be granted at an option price not less than fair market value as of the date of grant and nonstatutory options at a price determined by the Stock Option Committee provided for in the Plan. Stock options may be exercised with cash, shares of the Company's common stock, or a combination of cash and common stock equal to the option price.

  In 1990 a stock option plan for non-employee directors (Directors' Plan) was established to allow those directors the choice of receiving nonstatutory options in lieu of their annual retainer fees. In 1994 the Directors' Plan was amended permitting participants to elect to receive nonstatutory options in lieu of their attendance fees as well as retainer fees. In addition, the Directors' Plan was further amended to provide an option pricing model generally accepted by the financial community as reflective of the fair market value of the interest received by the Directors in exchange for the cash compensation. The exercise price of options granted under this plan is $1.00 per share. The maximum number of shares of common stock which may be issued under the Directors' Plan is 200,000 shares, provided that the aggregate number of shares of common stock issuable under this plan and the Company's Stock Incentive Plan shall not exceed 1,271,500 shares.

  SARs are only granted in conjunction with all or any part of any stock option granted under the Plan. A SAR entitles the holder to receive cash, shares of the Company's common stock or a combination thereof, at the discretion of the Company, equal to the excess of the fair market value at the date of exercise over the option price of the related stock option. Exercise of a SAR cancels the related stock option.

                                     E-2-41

  During 1992 certain key employees agreed to convert their existing SARs for limited stock appreciation rights (LSAR). LSARs are subject to the same terms and conditions as SARs but are exercisable only if there is a change of control of the Company.

  Restricted stock is subject to such restrictions against sale, transfer or other disposition, as may be determined at the time of making the award. Employees forfeit all shares of restricted stock if they leave the employ of the Company and its subsidiaries prior to the lapse of restrictions.

  All nonstatutory options and related SARs granted may be exercised prior to a dissolution or liquidation of the Company or a sale of substantially all the assets of the Company or a merger or consolidation in which the Company is not the surviving entity.

  No ISOs have been granted through December 31, 1994. Nonstatutory options, restricted stock, SARs and LSARs granted, exercised or terminated are summarized as follows:

                          TOTAL   RESTRICTED                                PRICE
                         SHARES     STOCK    OPTIONS  SARS (1)   ISARS    PER SHARE
                         -------  ---------- -------  --------  -------  -----------
Outstanding at December
 31, 1991............... 585,836    10,913   574,923   310,955      --           --
  Granted...............  56,820       --     56,820       --    53,000  $1.00-10.13
  Exercised.............  (9,923)      --     (9,923)  (25,974)     --    1.00-14.75
  Restrictions lapsed...  (3,337)   (3,337)      --        --       --   12.56-14.25
  Exchange of SARs to
   LSARs................     --        --        --   (219,536) 219,536   6.38-17.00
  Terminated/cancelled.. (34,943)     (973)  (33,970)   (4,302)     --    6.38-17.00
                         -------    ------   -------  --------  -------
Outstanding at December
 31, 1992............... 594,453     6,603   587,850    61,143  272,536          --
  Granted...............   6,096       --      6,096       --       --          1.00
  Exercised............. (49,915)      --    (49,915)  (24,826)     --    6.38-17.00
  Restrictions lapsed...  (2,996)   (2,996)      --        --       --   11.25-14.13
  Terminated/cancelled.. (44,780)      --    (44,780)  (18,037)     --    6.38-17.00
                         -------    ------   -------  --------  -------
Outstanding at December
 31, 1993............... 502,858     3,607   499,251    18,280  272,536          --
  Granted...............  92,534       --     92,534       --    86,550   1.00-18.88
  Exercised............. (33,379)      --    (33,379)   (5,918)     --    6.38-17.00
  Restrictions lapsed...  (2,691)   (2,691)      --        --       --   11.25-14.13
  Terminated/cancelled..  (6,018)      --     (6,018)   (1,104) (20,682)  6.38-17.00
                         -------    ------   -------  --------  -------
Outstanding at December
 31, 1994 (2)........... 553,304       916   552,388    11,258  338,404          --
                         =======    ======   =======  ========  =======

--------
(1) All SARs are related to options. The exercise of SARs results in a surrender of the related option.
(2) Options and SARs exercisable at December 31, 1994 were 436,846 and 11,258, respectively.

  The number of shares available for future options was 521,065 and 113,499 at December 31, 1994 and 1993, respectively.

  Incentive Plans are maintained to provide a means of awarding incentive compensation to most officers and employees, including loan agents. The Plans are nonqualified plans and all disbursements are paid from the general assets of the Company. For the years ended December 31, 1994, 1993 and 1992 the Company's expense under these plans amounted to approximately $422,000, $1,726,000 and $1,348,000, respectively. The Company maintains a savings plan for its employees and the employees of its subsidiaries. The plan allows participants to make contributions by salary deductions equal to 15% or less of their salary pursuant to Section 401(k) of the Internal Revenue Code. Employee contributions are matched by the Company at the rate of 50% of such contributions up to 2% of the employee's salary. The Company's matching contributions, under the terms of the plan, must be used to purchase the Company's common stock. Company contributions to the plan amounted to $347,000, $316,000 and $259,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

                                     E-2-42

NOTE 16 ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of the Company's financial instruments is in accordance with the provisions of Statement of Financial Accounting Standards No. 107 (FAS 107), "Disclosures about Fair Value of Financial Instruments". The valuation methods used by the Company are set forth below.

  The accuracy and usefulness of the fair value information disclosed herein is limited by the following factors:

  . Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in these assumptions could significantly affect the estimates.

  . These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial asset.

  . FAS 107 excludes from its disclosure requirements certain financial instruments and various significant assets and liabilities that are not considered to be financial instruments.

  Because of these and other limitations, the aggregate fair value amounts presented in the following table do not represent the underlying value of the Company.

  The carrying amounts and the estimated fair values of the Company's financial instruments at December 31, 1994 and 1993 are as follows:

                                       DECEMBER 31, 1994    DECEMBER 31, 1993
                                     --------------------- --------------------
                                      CARRYING  ESTIMATED  CARRYING  ESTIMATED
                                       AMOUNT   FAIR VALUE  AMOUNT   FAIR VALUE
                                     ---------- ---------- --------- ----------
                                                   (IN THOUSANDS)
ASSETS
Cash and cash equivalents..........  $  165,206   165,206    163,174   163,174
Federal Home Loan Bank stock.......      30,049    30,049     28,105    28,105
Mortgage-backed securities.........     408,036   400,715    392,301   392,301
Loans held for sale................       3,627     3,627     48,691    49,537
Loans receivable held for invest-
 ment..............................   3,011,504 2,942,263  2,662,352 2,705,058
Excess servicing...................       2,803    14,175      3,424     9,878
LIABILITIES
Demand deposits....................     566,403   566,403    736,079   736,079
Certificate accounts...............   1,915,585 1,899,119  1,564,033 1,592,251
Borrowings.........................   1,012,820 1,006,902    838,690   846,756
OFF BALANCE SHEET FINANCIAL INSTRU-
 MENTS
Commitments to originate loans and
 related hedging program
 (unrealized gain) ................         --        371        --      1,462

  The following methods and assumptions were used by the Company in computing the estimated fair values in the above table:

  Cash and Cash Equivalents and Federal Home Loan Bank Stock and Demand
Deposits: The carrying amounts of these financial instruments approximate their fair values.

  Mortgage-Backed Securities: Fair values of these securities are based on year-end quoted market prices.

                                     E-2-43

  Loans Held for Sale: The fair value of these loans has been based on market prices of similar loans traded in the secondary market.

  Loans Receivable Held for Investment: For fair value estimation purposes, these loans have been categorized by type of loan (e.g., one-to-four unit residential) and then further segmented between adjustable or fixed rates and performing or nonperforming. Where possible, the fair value of these groups of loans has been based on secondary market prices for loans with similar characteristics. The fair value of the remaining loans has been estimated by discounting the future cash flows using current interest rates being offered for loans with similar terms to borrowers of similar credit quality.

  Excess Servicing (Deferred Premium on Sales and Securitization of Loans):
Fair value of this asset has been estimated by reference to market loan prepayment assumptions and interest rates for similar pools of loans.

  Certificate Accounts and Borrowings: Fair values have been estimated using projected cash flows discounted at replacement rates offered at each year end for instruments of similar remaining maturities.

  Commitments to Originate Loans and Related Hedging Program: The fair value of the amount of commitments to originate loans considered likely to fund has been estimated on current secondary market prices for similar loans. The value of the hedging program at December 31, 1993 for loans originated for sale was estimated by reference to then current settlement values. No loans were being originated for sale at December 31, 1994.

  The fair value estimates disclosed above were based on market prices and other available information at year-end 1994 and 1993, respectively. No detailed valuation has been performed since December 31, 1994 and, although the Company is not aware of any changes that could significantly impact these estimates, current fair value estimates could be materially different from the year-end 1994 amounts presented above.

NOTE 17 COMMITMENTS AND CONTINGENCIES

  Outstanding commitments relating to loans and MBS are as follows:

                                                                  DECEMBER 31,
                                                                ----------------
                                                                  1994    1993
                                                                -------- -------
                                                                 (IN THOUSANDS)
      Commitments to originate loans........................... $ 76,928  80,682
      Commitments to sell loans................................    1,423 130,412
      Commitments to convert loans to MBS......................  199,784  79,944
      Commitments to purchase MBS..............................  100,000     --
      Forward commitments to sell loans........................      --   17,521

  At December 31, 1994 the Company's commitments to originate loans included $3,003,000 of fixed-rate loans at interest rates ranging from 8.75% to 9.25%, and were outstanding for no more than 30 days.

  The Company on occasion has sold loans and MBS with recourse. The principal balance of loans and MBS sold with recourse at December 31, 1994 was $11,796,000.

  As part of the normal course of business, the Company has entered into forward transactions in order to reduce its exposure to fluctuations in interest rates associated with originating loans for sale. No such transactions were outstanding at December 31, 1994.

 Litigation

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultations with counsel, the ultimate disposition of these matters will not have a materially adverse effect on the Company's consolidated financial condition.


                                     E-2-44

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED) Lease Commitments

  Certain branches and offices are leased by the Company under the terms of operating leases expiring at various dates through the year 2029. Lease rental expense amounted to $7,173,000, $8,009,000 and $8,016,000 for the years ended December 31, 1994, 1993 and 1992, respectively. Future approximate minimum lease payments under the terms of the existing operating leases are as follows:

                                                                      OFFICE AND
                                                      NET   SUBLEASES EQUIPMENT
                                                    ------- --------- ----------
      1995......................................... $ 6,767     456      7,223
      1996.........................................   6,760     456      7,216
      1997.........................................   6,642     405      7,047
      1998.........................................   5,604     393      5,997
      1999.........................................   5,306     247      5,553
      Thereafter...................................  13,777     320     14,097
                                                    -------   -----     ------
                                                    $44,856   2,277     47,133
                                                    =======   =====     ======


                                     E-2-45

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-Q

(MARK ONE)

  [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
      EXCHANGE ACT OF 1934

               FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1995

                                      OR

  [_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
      EXCHANGE ACT OF 1934

                 FOR THE TRANSITION PERIOD FROM       TO

                        COMMISSION FILE NUMBER 0-17044

                                  SFFED CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              94-3063232
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

               88 KEARNY STREET, SAN FRANCISCO, CALIFORNIA 94108
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                (415) 955-5800
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days. Yes [X]   No [_]

  Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

      CLASS                                    OUTSTANDING AT NOVEMBER 3, 1995
      -----                                    -------------------------------
      Common                                              7,873,247

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     E-3-1

                           SFFED CORP. AND SUBSIDIARY

                                   FORM 10-Q
                               SEPTEMBER 30, 1995

                               TABLE OF CONTENTS

                               ----------------

                                                                        PAGE NO.
                                                                        --------
PART I. FINANCIAL INFORMATION
 Item 1. Financial Statements
    Consolidated Statements of Financial Condition September 30, 1995
     and
     December 31, 1994................................................      3
    Consolidated Statements of Operations Three Months Ended September
     30, 1995 and 1994 and Nine Months Ended September 30, 1995 and
     1994.............................................................      4
    Consolidated Statements of Cash Flows Nine Months Ended September
     30, 1995 and 1994................................................      5
    Notes to Consolidated Financial Statements........................      6
Item 2. Management's Discussion and Analysis of Financial Condition
         and Results of Operations....................................      7
PART II. OTHER INFORMATION
 Item 1. Legal Proceedings............................................     21
 Item 2. Changes in Securities........................................     21
 Item 3. Defaults Upon Senior Securities..............................     21
 Item 4. Submission of Matters to a Vote of Security Holders..........     21
 Item 5. Other Information............................................     22
 Item 6. Exhibits and Reports on Form 8-K.............................     22
SIGNATURES............................................................     23

                                     E-3-2

                         PART I. FINANCIAL INFORMATION

                          ITEM 1. FINANCIAL STATEMENTS

                           SFFED CORP. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                  (UNAUDITED)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1995          1994
                                                     ------------- ------------
                                                       (DOLLARS IN THOUSANDS,
                                                     EXCEPT PER-SHARE AMOUNTS)
ASSETS
  Cash and cash equivalents:
    Cash on hand and amounts due from depository in-
     stitutions.....................................  $   24,861       18,306
    Federal funds sold..............................      10,000       34,900
    Securities purchased under agreements to re-
     sell...........................................     161,000      112,000
                                                      ----------    ---------
                                                         195,861      165,206
  Mortgage-backed securities available for sale, at
   market...........................................      74,698       77,458
  Mortgage-backed securities held for investment,
   net (approximate market value of $897,941 at
   September 30, 1995 and $323,257 at December 31,
   1994)............................................     888,332      330,578
  Loans held for sale, net..........................       5,454        3,627
  Loans receivable held for investment, net.........   2,734,353    3,011,504
  Accrued interest receivable.......................      23,659       18,798
  Federal Home Loan Bank stock, at cost.............      31,165       30,049
  Premises and equipment, net.......................      22,138       22,946
  Real estate owned, net............................      27,446       25,784
  Other assets......................................      30,296       23,986
  Excess of cost over fair value of net assets
   acquired (net of accumulated amortization of
   $8,801 at September 30, 1995 and $8,298 at
   December 31, 1994)...............................       8,219        8,722
                                                      ----------    ---------
                                                      $4,041,621    3,718,658
                                                      ==========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Customer deposits.................................  $2,707,841    2,481,988
  Federal funds purchased...........................         --        35,000
  Securities sold under agreements to repurchase....     821,869      347,679
  Advances from Federal Home Loan Bank of San Fran-
   cisco............................................     218,983      580,983
  Senior notes......................................      49,223       49,158
  Advance payments by borrowers for taxes and insur-
   ance.............................................       4,152        3,425
  Taxes on income...................................       8,246          602
  Other liabilities and accrued expenses............      30,615       23,636
  Unearned income...................................       1,376        1,643
                                                      ----------    ---------
                                                       3,842,305    3,524,114
                                                      ----------    ---------
Stockholders' equity:
  Serial preferred stock--par value $.01 per share;
   4,000,000 shares authorized and unissued.........         --           --
  Common stock--par value $.01 per share; 20,000,000
   shares authorized; 7,870,995 and 7,833,282 shares
   issued and outstanding at September 30, 1995 and
   December 31, 1994, respectively..................          79           78
  Additional paid-in capital........................      70,273       69,912
  Retained earnings--substantially restricted.......     130,749      128,512
  Unrealized loss on securities available for sale,
   net of tax.......................................      (1,457)      (3,449)
  Minimum pension liability adjustment..............        (328)        (509)
                                                      ----------    ---------
    Total stockholders' equity......................     199,316      194,544
                                                      ----------    ---------
                                                      $4,041,621    3,718,658
                                                      ==========    =========

                                     E-3-3

                           SFFED CORP. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                         SEPTEMBER 30,        SEPTEMBER 30,
                                      --------------------- ------------------
                                         1995       1994      1995      1994
                                      ----------  --------- --------  --------
                                         (IN THOUSANDS, EXCEPT PER-SHARE
                                                    AMOUNTS)
Interest income:
  Interest on loans.................. $   53,693    47,051   160,950   139,418
  Interest on mortgage-backed securi-
   ties..............................     17,629     6,018    42,837    16,693
  Interest and dividends on
   investments and FHLB stock........      3,057     1,809     8,053     4,643
                                      ----------  --------  --------  --------
                                          74,379    54,878   211,840   160,754
                                      ----------  --------  --------  --------
Interest expense:
  Interest on customer deposits......     34,793    26,554   100,003    73,012
  Interest on Federal Home Loan Bank
   advances..........................      4,371     5,712    19,570    18,503
  Interest on senior notes...........      1,421       334     4,281       334
  Interest on other borrowings.......     13,197     3,215    30,154     8,393
                                      ----------  --------  --------  --------
                                          53,782    35,815   154,008   100,242
                                      ----------  --------  --------  --------
  Net interest income................     20,597    19,063    57,832    60,512
Provision for loan losses............      3,968     2,219     9,309    15,667
                                      ----------  --------  --------  --------
  Net interest income after provision
   for loan losses...................     16,629    16,844    48,523    44,845
                                      ----------  --------  --------  --------
Noninterest income (loss):
  Mortgage banking activities:
    Gain (loss) on sale of real es-
     tate loans......................        (16)        9      (170)      495
    Loan servicing income............      1,454     1,143     4,007     2,986
                                      ----------  --------  --------  --------
                                           1,438     1,152     3,837     3,481
  Loan, deposit and other fees.......      1,421     1,379     3,930     4,358
  Income from real estate partner-
   ships.............................         39        29       196        45
  Other income (loss)................        353      (153)    1,091       (10)
                                      ----------  --------  --------  --------
                                           3,251     2,407     9,054     7,874
                                      ----------  --------  --------  --------
Noninterest expense:
  Compensation and benefits..........      5,607     8,892    22,532    27,519
  Occupancy and equipment............      3,420     3,247    10,258     9,620
  Advertising and promotion..........        336       619     1,754     1,886
  Outside data processing............        970     1,008     2,782     3,052
  Deposit insurance premiums and
   regulatory assessments............      1,747     1,594     5,006     4,585
  Provision for losses on real estate
   owned and other...................      2,200     1,346     3,529     8,034
  Real estate owned operations, net..        431     1,038       921     3,038
  Deferred loan origination costs....       (966)   (1,437)   (3,744)   (4,905)
  Amortization of excess of cost over
   fair value of net assets
   acquired..........................        165       177       503       531
  Other expense......................      2,526     2,571     7,451     7,750
                                      ----------  --------  --------  --------
                                          16,436    19,055    50,992    61,110
                                      ----------  --------  --------  --------
  Income (loss) before income taxes..      3,444       196     6,585    (8,391)
Income tax expense (benefit).........      1,412        81     2,700    (3,493)
                                      ----------  --------  --------  --------
  Net income (loss).................. $    2,032       115     3,885    (4,898)
                                      ==========  ========  ========  ========
Earnings (loss) per share............ $     0.25      0.01      0.48     (0.63)
                                      ==========  ========  ========  ========
Dividends per share.................. $     0.07      0.07      0.21      0.21
                                      ==========  ========  ========  ========

                                     E-3-4

                           SFFED CORP. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                           -------------------
                                                             1995       1994
                                                           ---------  --------
                                                             (IN THOUSANDS)
Cash Flows from Operating Activities:
  Net income (loss)....................................... $   3,885    (4,898)
  Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
    Depreciation and amortization of premises and equip-
     ment.................................................     2,433     2,379
    Amortization of excess of cost over fair value of net
     assets acquired......................................       503       531
    Provision for losses, net.............................    12,838    23,701
    Deferred income taxes.................................     1,859    (1,723)
    Increase (decrease) in interest payable...............     7,837      (726)
    Increase in interest receivable.......................    (4,861)     (642)
    Dividend income on FHLB stock.........................    (1,116)     (944)
    (Gain) loss on sales of real estate loans, net........       170      (495)
    Amortization of deferred loan fees....................    (1,414)   (2,011)
    Proceeds from sale of loans originated for sale.......    24,174   130,673
    Originations of loans held for sale...................   (37,014) (153,783)
    Net change in other assets/liabilities................    (7,342)  (11,318)
    Increase (decrease) in income taxes payable...........     4,257    (2,235)
                                                           ---------  --------
  Net cash provided by (used in) operating activities.....     6,209   (21,491)
                                                           ---------  --------
Cash Flows from Investing Activities:
  Principal payments received on mortgage-backed securi-
   ties available for sale................................     6,043    34,482
  Principal payments received on mortgage-backed securi-
   ties held for investment...............................    44,905    21,732
  Purchases of mortgage-backed securities held for invest-
   ment...................................................  (104,472)   (4,074)
  Principal payments received on loans....................   177,044   299,355
  Originations of loans held for investment...............  (409,893) (542,737)
  Loans purchased.........................................   (12,176)      --
  Sales of premises and equipment.........................       208        43
  Purchases of premises and equipment.....................    (1,833)   (1,775)
  Sales of real estate....................................    20,988    34,483
  Investment in and acquisition of real estate............    (1,201)   (1,278)
  Other, net..............................................     3,141    (6,143)
                                                           ---------  --------
  Net cash used in investing activities...................  (277,246) (165,912)
                                                           ---------  --------
Cash Flows from Financing Activities:
  Net increase (decrease) in demand deposits.............. $ 278,487  (133,045)
  Certificate account deposits............................   354,745   731,209
  Certificate account withdrawals.........................  (407,379) (324,883)
  Decrease in borrowings with maturities of three months
   or less................................................  (114,127)  (12,806)
  Proceeds from long-term borrowings......................   914,741   449,540
  Principal payments on long-term borrowings..............  (723,359) (524,395)
  Proceeds from issuance of common stock..................       232       397
  Payment of dividends....................................    (1,648)   (1,644)
                                                           ---------  --------
  Net cash provided by financing activities...............   301,692   184,373
                                                           ---------  --------
Net Increase (Decrease) in Cash and Cash Equivalents......    30,655    (3,030)
Cash and Cash Equivalents at Beginning of Period..........   165,206   163,174
                                                           ---------  --------
Cash and Cash Equivalents at End of Period................ $ 195,861   160,144
                                                           =========  ========
Supplemental disclosures of cash flow information
  Cash paid for:
    Interest on customer deposits......................... $  99,988    72,369
    Interest on borrowings................................    44,130    27,830
    Income taxes..........................................        27       466
  Non-cash investing activities:
    Transfers of loans to real estate owned...............    29,527    48,596
    Loans converted to mortgage-backed securities.........   499,657    92,264
    Mortgage-backed securities transferred from available-
     for-sale portfolio to held-for-investment portfolio..       --    258,344
    Loans transferred from held-for-sale portfolio to
     held-for-investment portfolio........................    11,013    59,814

                                     E-3-5

                          SFFED CORP. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SFFed Corp. (Company) is the holding company for San Francisco Federal Savings and Loan Association (Association). The unaudited consolidated financial statements of the Company included herein reflect all adjustments which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

  It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company's 1994 Annual Report on Form 10-K.

  Certain of the 1994 consolidated financial statement amounts have been reclassified to conform to the 1995 presentation.

2. During the first nine months of 1995, primarily for additional flexibility in borrowings, the Company converted a total of $500 million of its adjustable-rate loans secured by single-family homes into mortgage-backed securities, retaining a recourse liability for possible losses. All mortgage-backed securities converted in 1995 are maintained in the Company's held-for-investment portfolio.

3. Earnings (loss) per share for the three months and nine months ended September 30, 1995 have been computed using the weighted-average number of shares outstanding of 8,218,386 and 8,109,499, respectively, compared with 8,053,581 and 7,825,802 for the year-earlier periods. The weighted-average number of shares for the third quarter and first nine months of 1995 and the third quarter of 1994 includes the dilutive effect of unexercised stock options.

4. In August 1995, the Company signed a definitive agreement wherein the Company will be acquired by First Nationwide Bank in an all-cash transaction for $32 per common share or an aggregate price of approximately $264.2 million. Associated with the approval of the pending merger, a shareholders' meeting is expected to take place in mid December. The Company anticipates the merger to be completed in the first quarter of 1996.

5. During the third quarter of 1995, the Company recorded a one-time $1.6 million reduction in retirement plan expenses reflecting a net curtailment gain arising from the suspension of the Company's defined benefit retirement plan. This gain is net of the costs of enhancing certain retirement benefits under that plan immediately before it was suspended and net of certain other costs associated primarily with enhancing benefits provided under the Company's defined contribution (401(k)) plan.

6. The results of operations for the nine months ended September 30, 1995 are not necessarily indicative of the results to be expected for the full year.

                                     E-3-6

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                             RESULTS OF OPERATIONS

SUMMARY

  Net income for the third quarter of 1995 was $2.0 million compared with $0.1 million in the year-earlier period. The Company reported net income for the first nine months of 1995 amounting to $3.9 million compared with a net loss for the 1994 period of $4.9 million. The main differences in the quarterly and year-to-date results between the periods are as follows:

  1. A decline in the Company's net interest margin, partially offset by an increase in interest-earning assets, has decreased net interest income for the first nine months of 1995 by $2.7 million compared with the year-earlier period.

  2. The provision for loan losses, foreclosed real estate and other losses for the third quarter and first nine months of 1995 was $6.2 million and $12.8 million, respectively, compared with $3.6 million and $23.7 million for the same periods in 1994.

  3. Expenses from real estate owned operations amounted to $0.4 million and $0.9 million for the third quarter and first nine months of 1995, respectively, compared with $1.0 million and $3.0 million for the same periods in 1994.

  4. Compensation and benefits expense totalled $5.6 million and $22.5 million for the third quarter and first nine months of 1995, respectively, compared with $8.9 million and $27.5 million for the same periods in 1994.

  These and other changes are discussed below.

NET INTEREST INCOME

  Net interest income for the third quarter and first nine months of 1995 was $20.6 million and $57.8 million, respectively, compared with $19.1 million and $60.5 million for the year-earlier periods. The amount of net interest income is determined from a combination of the amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned and paid on these assets and liabilities.

  The Company's interest margin on total assets has declined to 2.09% and 1.94% for the third quarter and first nine months of 1995, respectively, compared with 2.22% and 2.34% for the 1994 periods. This decrease is mainly due to market interest rates rising during 1994 before leveling off and then decreasing starting in the first quarter of 1995. The effect of the decrease in margin for the 1995 periods was offset by an increase in interest-earning assets compared with the year-earlier periods. The table on the following page highlights the effect that the change in general market interest rates has had on net interest income, comparing the two quarters and the nine months ended September 30, 1995 and 1994. However, the period-end interest margin on total assets at September 30, 1995 has increased to 2.13% from 1.95% at June 30, 1995 and 1.70% at December 31, 1994. As market interest rates stabilized and began decreasing again starting in the first quarter of 1995, the yield on the Company's portfolio of adjustable-rate mortgages (ARM) and mortgage-backed securities (MBS) with adjustable rates has continued to increase while during the third quarter of 1995 the Company's cost of funds have begun to decrease (see below).

  ARMs and MBS with adjustable rates represent approximately 92% of the Company's portfolio. The fact that the Company's ARMs and adjustable-rate MBS do not reprice to market as rapidly as the Company's interest-bearing liabilities means that initially the Company's interest rate margin decreases during a period of rising interest rates. However, as the rate of increase in interest rates begins to slow or as interest rates level off and/or begin to fall, the Company's interest rate margin will increase.

                                     E-3-7

  Most of the Company's borrowings and customer deposit certificate accounts are short term and adjust to market quite rapidly. Therefore, in periods of rising interest rates, the Company's cost of funds increases as borrowings mature and reprice to market and as savings certificate accounts mature and renew at higher rates. In addition, competition among the financial institutions in the Company's market area for retail customer deposits remains strong and the rates on these deposits remain higher than the rates in the year-earlier period. However, as discussed above, general market interest rates have declined during the second and third quarters of 1995. As a result, the Company's cost of deposits at September 30, 1995 decreased to 5.20% from 5.22% at June 30, 1995 but have increased from 4.99% at March 31, 1995 and 4.61% at December 31, 1994, respectively. The total cost of borrowings increased to 6.61% at September 30, 1995 from 6.37% at year-end 1994. For further discussion see Asset/Liability Management below.

  The changes in net interest income for the third quarter and first nine months of 1995 compared with the year-earlier periods are analyzed in the following table. The table shows the changes by major component, distinguishing between changes related to volume as opposed to changes in interest rates and the net effect of both:

                                            THREE MONTHS ENDED SEPTEMBER 30,
                                               1995 COMPARED WITH 1994 (1)
                                            -----------------------------------
                                                   INCREASE (DECREASE)
                                            -----------------------------------
                                              VOLUME        RATE        NET
                                            ------------ ----------  ----------
                                                     (IN THOUSANDS)
Interest income:
  From loans............................... $      (671)      7,313       6,642
  From mortgage-backed securities..........       9,479       2,132      11,611
  From investment securities...............         621         627       1,248
                                            -----------  ----------  ----------
                                                  9,429      10,072      19,501
                                            -----------  ----------  ----------
Interest expense:
  On customer deposits.....................       1,154       7,085       8,239
  On borrowings............................       6,698       3,030       9,728
                                            -----------  ----------  ----------
                                                  7,852      10,115      17,967
                                            -----------  ----------  ----------
                                            $     1,577         (43)      1,534
                                            ===========  ==========  ==========
                                             NINE MONTHS ENDED SEPTEMBER 30,
                                               1995 COMPARED WITH 1994 (1)
                                            -----------------------------------
                                                   INCREASE (DECREASE)
                                            -----------------------------------
                                              VOLUME        RATE        NET
                                            ------------ ----------  ----------
                                                     (IN THOUSANDS)
Interest income:
  From loans............................... $     5,311      16,221      21,532
  From mortgage-backed securities..........      20,973       5,171      26,144
  From investment securities...............       1,270       2,140       3,410
                                            -----------  ----------  ----------
                                                 27,554      23,532      51,086
                                            -----------  ----------  ----------
Interest expense:
  On customer deposits.....................       6,501      20,490      26,991
  On borrowings............................      15,267      11,508      26,775
                                            -----------  ----------  ----------
                                                 21,768      31,998      53,766
                                            -----------  ----------  ----------
                                            $     5,786      (8,466)     (2,680)
                                            ===========  ==========  ==========

--------

(1) The changes have been computed as follows: average balance changes - change in volume holding initial rate constant; average rate changes - change in average rate holding the initial balance constant; changes attributable to both volume and rate have been allocated proportionately.

                                     E-3-8

  Average assets and liabilities together with average interest rates earned and paid for the three months and nine months ended September 30, 1995 and 1994 are summarized as follows:

                                        THREE MONTHS ENDED SEPTEMBER 30,           NINE MONTHS ENDED SEPTEMBER 30,
                                        ---------------------------------------   ------------------------------------
                                              1995                 1994                 1995               1994
                                        ------------------   ------------------   -----------------  -----------------
                                        AVERAGE    YIELD/    AVERAGE    YIELD/    AVERAGE   YIELD/   AVERAGE   YIELD/
                                        BALANCE     RATE     BALANCE     RATE     BALANCE    RATE    BALANCE    RATE
                                        ---------  -------   ---------  -------   --------  -------  --------  -------
                                                               (DOLLARS IN MILLIONS)
Interest-earning assets:
 Loans ..........................          $2,728      7.87% $   2,767      6.80% $  2,836     7.57% $  2,735     6.80%
 Mortgage-backed securities .....             976      7.23        429      5.62       818     6.98       401     5.56
 Investment securities...........             195      6.19        151      4.76       182     5.85       146     4.19
                                        ---------   -------  ---------   -------  --------   ------  --------   ------
                                            3,899      7.62      3,347      6.55     3,836     7.36     3,282     6.53
 Noninterest-earning as sets.....             140                  138                 135                150
                                        ---------   -------  ---------   -------  --------   ------  --------   ------
                                        $   4,039      7.36% $   3,485      6.30% $  3,971     7.11% $  3,432     6.24%
                                        =========   =======  =========   =======  ========   ======  ========   ======
Interest-bearing liabilities:
 Deposits........................       $   2,661      5.19% $   2,554      4.13% $  2,649     5.05% $  2,444     3.99%
 Borrowings......................           1,129      6.61        702      5.23     1,083     6.62       750     4.84
                                        ---------   -------  ---------   -------  --------   ------  --------   ------
                                            3,790      5.61      3,256      4.36     3,732     5.50     3,194     4.19
Noninterest-bearing liabilities..              50                   33                  42                 39
Stockholders' equity.............             199                  196                 197                199
                                        ---------   -------  ---------   -------  --------   ------  --------   ------
                                        $   4,039      5.27% $   3,485      4.08% $  3,971     5.17% $  3,432     3.90%
                                        =========   =======  =========   =======  ========   ======  ========   ======
Net earning assets and benefit..        $     109      0.16% $      91      0.12% $    104     0.15% $     88     0.12%
                                        =========            =========            ========           ========
Interest rate margin on
 earning assets..................                      2.17%                2.31%              2.01%              2.46%
Interest rate margin on
 total assets....................                      2.09%                2.22%              1.94%              2.34%

--------
Notes:
(1) The average balances are daily averages.
(2) Non-accrual loans have been included as noninterest-earning assets in the above table.

  At September 30, 1995 and 1994 period-end average interest rates on earning assets and interest-bearing liabilities were as follows:

                                                        AS OF SEPTEMBER 30,
                                                   -----------------------------
                                                        1995           1994
                                                   -------------- --------------
                                                           YIELD/         YIELD/
                                                   BALANCE  RATE  BALANCE  RATE
                                                   ------- ------ ------- ------
                                                       (DOLLARS IN MILLIONS)
Interest-earning assets:
 Loans............................................ $2,735   7.91% $2,822   6.83%
 Mortgage-backed securities.......................    963   7.30     421   5.72
 Investment securities............................    202   6.23     170   5.29
                                                   ------   ----  ------   ----
                                                    3,900   7.67%  3,413   6.62%
                                                            ====           ====
Noninterest-earning assets........................    142            136
                                                   ------         ------
                                                   $4,042         $3,549
                                                   ======         ======
Interest-bearing liabilities:
 Customer deposits................................ $2,708   5.20% $2,573   4.27%
 Borrowings.......................................  1,090   6.61     751   5.69
                                                   ------   ----  ------   ----
                                                    3,798   5.61%  3,324   4.59%
                                                            ====           ====
Noninterest-bearing liabilities...................     45             30
Net worth.........................................    199            195
                                                   ------         ------
                                                   $4,042         $3,549
                                                   ======         ======
Net earning assets and benefit.................... $  102   0.15% $   89   0.12%
                                                   ======         ======
Interest rate margin on earning assets............          2.21%          2.15%
Interest rate margin on total assets..............          2.13%          2.07%

--------
Note: Non-accrual loans have been included as noninterest-earning assets in the above table.

                                     E-3-9

PROVISION FOR LOSSES

  The provision for loan losses for the quarter ended September 30, 1995 of $3.9 million was $1.7 million higher than for the year-earlier period and $3.0 million higher than the quarter ended June 30, 1995. This provision represented additions to loss reserves primarily covering certain multi-family and non-residential real estate loans. The provision for losses on real estate owned and other increased to $2.2 million from $1.3 million during the third quarter of 1995 compared with the year-earlier period. The increase in the quarter primarily represented additional loss reserves on foreclosed real estate. Increases in the provisions during the 1995 third quarter were recorded in response to the increase in nonperforming assets, comprised of nonaccrual loans and foreclosed real estate (REO). Both the provision for loan losses and the provision for losses on real estate owned and other are lower during the nine months ended September 30, 1995 compared with the 1994 period. Net nonperforming assets have increased to $74.1 million at September 30, 1995 from $69.7 at June 30, 1995 and $71.2 million at December 31, 1994, but have decreased from $83.9 million at September 30, 1994. For further discussion of nonperforming assets and reserves for losses, refer to Asset Quality, below.

NONINTEREST INCOME

  Net losses on the sale of mortgage loans for the first nine months of 1995 were $0.2 million compared with net gains on sales of mortgage loans of $0.5 million for the year-earlier period. The volume of loans sold decreased to $24.0 million for the first nine months of 1995 from $131 million during the year-earlier period, see Asset/Liability Management below.

  Loan servicing income increased to $4.0 million for the first nine months of 1995 from $3.0 million a year ago primarily due to the Company converting approximately $500 million monthly adjustable-rate single-family home loans during the first nine months of 1995 into Federal National Mortgage Association (FNMA) MBS. For further discussion, see Asset/Liability Management. In addition, the Company recorded lower amortization of its deferred premium on loan sales during the 1995 period as the anticipated prepayment rate of these loans has slowed primarily due to the increase in market interest rates compared with the prior year. Amortization of the deferred premium on loan sales in the first nine months of 1995 and 1994 was $0.4 million and $0.6 million, respectively. The unamortized balance of the deferred premium on loan sales was $2.4 million at September 30, 1995, compared with $3.0 million a year earlier.

NONINTEREST EXPENSE

  General and administrative expenses decreased by $2.9 million and $3.5 million in the third quarter and first nine months of 1995, respectively, compared with the year-earlier periods. The major components of this decrease were comprised of a reduction in retirement costs due in part to the suspension of the Company's defined benefit pension plan, a decrease in loan commissions of $0.4 million and $1.0 million in the third quarter and first nine months of 1995, respectively, and a decrease in regular compensation expense of $0.4 million and $0.8 million in the third quarter and first nine months of 1995, respectively. These decreases more than offset the decrease of $0.5 million and $1.2 million in deferred loan origination costs in the third quarter and first nine months of 1995, respectively, compared with the prior-year periods.

  Retirement costs, included in compensation and benefits, decreased by $2.5 million and $3.0 million in the third quarter and first nine months of 1995, respectively, compared with the year-earlier periods. During the third quarter of 1995, the Company recorded a one-time $1.6 million reduction in retirement plan expenses reflecting a net curtailment gain arising from the suspension of the Company's defined benefit retirement plan. This gain is net of the costs of enhancing certain retirement benefits under that plan immediately before it was suspended and net of certain other costs associated primarily with enhancing benefits provided under the Company's defined contribution (401(k)) plan. The net gain has been recorded in accordance with Statement of Financial Accounting Standard (FAS) No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." Ongoing retirement costs for the quarter and nine months ended September 30, 1995, excluding the curtailment gain, totalled $0.3 million and $2.1 million, respectively,

                                    E-3-10
compared with $1.2 million and $3.5 million for the year-earlier periods. The decrease is due to changes in the actuarial assumptions used for the Company's pension plans and also to the suspension of the qualified plan (thus the Company no longer must accrue for future service costs).

  The decreases in loan commissions and deferred loan origination costs were primarily due to the decrease in loan volume in the third quarter and first nine months of 1995 compared with year-earlier periods. For further discussion, see Asset/Liability Management. The decrease in regular compensation expense is primarily due to staff reductions following the closing of several of the Company's loan origination offices and centralizing the Company's loan processing and underwriting functions in the first quarter of 1995.

INCOME TAX EXPENSE (BENEFIT)

  Income tax expense was 41.0% of pre-tax income in the third quarter of 1995 compared with 41.3% for the year-earlier period. The income tax expense was 41.0% of pre-tax income in the first nine months of 1995 compared with income tax benefit of 41.2% on pre-tax loss a year earlier.

PENDING MERGER

  In August 1995, the Company signed a definitive agreement whereby the Company will be acquired by First Nationwide Bank (FNB) in an all-cash transaction for $32 per common share or an aggregate price of approximately $264.2 million. The merger is expected to be completed in the first quarter of 1996. The merger agreement contains operating restrictions on the Company, certain of which are described in the paragraphs which follow. For a complete list of all operating restrictions and other terms of the merger, refer to the Agreement and Plan of Merger, attached as an exhibit to the Company's Form 8-K, filed with the Securities and Exchange Commission on September 13, 1995, which is incorporated herein by this reference. Also, for further discussion, refer to Part II, Item 5--Other Information.

                          ASSET/LIABILITY MANAGEMENT

GENERAL

  Market interest rates began to rise during the first quarter of 1994 in reaction to the Federal Reserve Board's increases in its discount rate in an attempt to forestall the onset of inflation and continued to rise through December 31, 1994 before leveling off and decreasing in the first quarter of 1995. Interest rates have continued to decline during the second and third quarters of 1995, although the decline has slowed in the third quarter. For the reasons discussed in the Company's 1994 Annual Report on Form 10-K, the Company's interest rate margin generally decreases during a period of rising interest rates before stabilizing and increasing again once market interest rates stabilize and/or begin to decline. Thus, the Company's interest rate margin on total assets was 2.13% at September 30, 1995 compared with 1.70% at year-end 1994 and 2.07% at September 30, 1994.

  The Company's customer deposits increased by $226 million during the first nine months of 1995 to $2.71 billion at September 30, 1995. This increase, along with an increase in total borrowings of $77 million, has been used primarily to fund the increase of $323 million in total assets.

REAL ESTATE LOANS AND MORTGAGE-BACKED SECURITIES (MBS)

  Real estate loan originations totalled $440 million for the first nine months of 1995 compared with $691 million in the first nine months of 1994. Originations of 1-4 unit home loans amounted to 90% of total originations for the first nine months of 1995 and 79% in the year-earlier period. This percentage increase in 1-4 unit home loan originations is due to the Company withdrawing from the multi-family residential loan market and a reduction in construction loan originations.

  The demand for fixed versus adjustable-rate loans is sensitive to changes in market interest rates. Interest rates being offered by the Company for fixed-rate 1-4 unit home loans were generally lower in the third and

                                    E-3-11
second quarters of 1995 than in the first quarter. Primarily because of these lower rates, and the rates on fixed-rate loans in relation to adjustable rates being offered, 24% and 19% of 1-4 unit loan originations in the third and second quarters of 1995, respectively, were at fixed rates compared with 6% in the first quarter.

  In August 1994, in anticipation of the senior notes issued by the Company in September 1994 and consequent availability of capital contributions enabling the Association to increase its total assets, while maintaining its well capitalized status for regulatory purposes, the Association essentially ceased designating loans at origination as being originated for sale. During the second quarter of 1995 the Company began originating fixed-rate loans for sale again in order to maintain the interest rate sensitivity of its loan portfolio and to once again control the growth of total assets.

  During the third quarter of 1995 the Company converted approximately $100 million of its monthly-adjusting ARM loans held for investment secured by single-family homes into FNMA MBS with recourse to the Company for possible losses. The Company had also converted approximately $400 million of similar-type loans into FNMA MBS during the first half of 1995. All MBS converted in 1995 are in the Company's held-for-investment portfolio. These conversions have enabled the Company to reduce its borrowing costs by using these MBS as collateral for reverse repurchase agreement borrowings at a lower cost than for similar-term FHLB advances.

  In January 1995, the Company purchased $98 million of 9% fixed-rate Government National Mortgage Association MBS. The Company had purchased these MBS to increase its asset size and yield. This purchase has not materially affected the Company's interest rate risk.

  As part of the merger agreement signed with FNB, the Company is restricted from originating loans in excess of $500,000, without the prior written consent of FNB. This restriction has not had a material impact on the origination of loans. For further discussion of this and other restrictions due to the pending merger, refer to the Agreement and Plan of Merger, attached as an exhibit to the Company's Form 8-K, filed with the Securities and Exchange Commission on September 13, 1995, which is incorporated herein by this reference. Also, for further discussion, refer to Part II, Item 5--Other Information.

CUSTOMER DEPOSITS

  Customer deposits increased by $226 million during the first nine months of 1995 to $2.71 billion at September 30, 1995. Early in 1995 the Company began offering a new demand-type account with a minimum balance requirement and an initial interest rate of 5.50%. This account was successful in attracting new funds, rather than transfers from existing deposit accounts with the Company. As discussed above, general market interest rates have declined during the first nine months of 1995 and as a result, during the third quarter of 1995, the interest rate paid on this new demand-type account was lowered to 5.10%. Despite the lower rate, demand for this account has remained strong. During the third quarter of 1995, the Company took advantage of a period of relatively low certificate of deposit maturities by offering competitive rates for certain short-term certificate of deposit accounts, which resulted in the overall quarterly increase of $61 million in certificate accounts.

  Customer deposits are mainly short-term with 60% being withdrawable on demand or in certificate accounts maturing over the next six months. This compares with 48% at year-end 1994. Certificate accounts comprised 69% of total customer deposits at September 30, 1995 compared with 77% at year-end 1994. This decrease reflects the success of the new demand-type account, as total demand deposits have increased by $271 million during the first nine months of 1995. Certificate accounts have decreased by $54 million during the first nine months of 1995 as a result of net withdrawals and transfers to the new demand-type deposit account.

SENIOR NOTES DUE SEPTEMBER 2004

  For the reasons discussed in the Company's 1994 Annual Report on Form 10-K, in September 1994, the Company issued $50 million of 11.20% senior notes due on September 1, 2004. The Company may contribute up to $34 million from the senior note sale proceeds in the form of equity capital to the Association. The

                                    E-3-12

Company made equity capital contributions to the Association from the senior note proceeds of $5.0 million during 1995 and $25.0 million during 1994. These contributions have enabled the Company to increase its total assets by $323 million during the first nine months of 1995 and $170 million during the fourth quarter of 1994, while maintaining the Association's well capitalized status for regulatory purposes.

BORROWED FUNDS

  Borrowed funds increased by $77 million during the first nine months of 1995 to $1.09 billion at September 30, 1995 and had a weighted-average cost at that date of 6.61% compared with 6.37% at December 31, 1994. A large portion of this increase occurred in the second quarter as the growth in total assets during the first quarter of 1995 was funded by the increase in customer deposits discussed above. As discussed above, the Company has been able to reduce its borrowing costs by using its newly-converted MBS as collateral for additional reverse repurchase agreement borrowings as opposed to acquiring higher-costing similar-term FHLB advances. The Company's reverse repurchase agreement borrowings comprise 75% of total borrowings at September 30, 1995 compared with 34% at year-end 1994. In October 1995, because of changes in the Federal Home Loan Bank borrowing policies, the Company began acquiring FHLB advances in lieu of additional reverse repurchase agreement borrowings using MBS as collateral and maintaining the cost benefit over the traditional advance program.

  As part of the merger agreement signed with FNB, the Company is restricted from incurring any indebtedness for borrowed money, including reverse repurchase agreements, with a final maturity falling on any date after June 30, 1996, without the prior written consent of FNB. This restriction has not had any material adverse effect on the Company. For further discussion of this and other restrictions due to the pending merger, refer to the Agreement and Plan of Merger, attached as an exhibit to the Company's Form 8-K, filed with the Securities and Exchange Commission on September 13, 1995, which is incorporated herein by this reference. Also, for further discussion, refer to
Part II, Item 5--Other Information.

INTEREST RATE RISK AND SENSITIVITY

  To minimize interest rate risk, the Company's real estate loan and MBS portfolios are primarily adjustable rate. At September 30, 1995, a total of $3.4 billion, or 92%, of the Company's real estate loan and MBS portfolios have adjustable rates, with the interest rates on $2.9 billion of these loans and MBS being adjustable monthly.

  The sensitivity of earnings to interest rate changes is often measured by the difference, or gap, between the amount of assets and liabilities scheduled to reprice within the same time period expressed as a percentage of assets. Generally, the lower the amount of this gap, the less sensitive are an institution's earnings to interest rate changes. A positive gap means an excess of assets over liabilities repricing during the same period. This measure of interest rate risk is discussed in more detail in the Company's 1994 Annual Report on Form 10-K. The Company's gap position at September 30, 1995 and December 31, 1994 is summarized as follows:

                                                       MATURITY/RATE SENSITIVITY
                          ------------------------------------------------------------------------------------
                               0-6 MONTHS           7-12 MONTHS           1-3 YEARS           OVER 3 YEARS
                          --------------------- -------------------- -------------------- --------------------
                          9-30-95  12-31-94 (1) 9-30-95 12-31-94 (1) 9-30-95 12-31-94 (1) 9-30-95 12-31-94 (1)
                          -------  ------------ ------- ------------ ------- ------------ ------- ------------
                                                         (DOLLARS IN MILLIONS)
Cumulative gap, interest
 earning assets over
 (under) interest
 bearing liabilities....  $1,493      1,531       459        765       105       161        102        97
Cumulative gap, as a
 percent of interest
 earning assets.........    38.3%      42.6      11.8       21.3       2.7       4.5        2.6       2.7

--------
(1) The Company, commencing in 1995, classified all transaction account maturities to the 0-6 months maturity category. Consequently, all transaction accounts in 1994 have been reclassified to conform with 1995 presentation.

                                    E-3-13

  The changes in the various gap categories in the above table during the period were mainly the result of the additional demand-type customer deposits obtained by the Company and both customer deposits and borrowings moving between categories as they get closer to maturity or mature and are renewed.

INTEREST RATE MARGIN

  The Company's interest rate margin on total assets has improved to 2.13% at September 30, 1995 from 1.70% at December 31, 1994 and 2.07% at September 30, 1994. As discussed in the Company's 1994 Annual Report on Form 10-K, the cost of the Company's interest-bearing liabilities reacts to changes in market interest rates faster than the yield on its earning assets, which are primarily indexed to the slower-moving Federal Home Loan Bank Eleventh District Cost of Funds Index (COFI). As discussed in the Company's 1994 Annual Report on Form 10-K, there is a minimum of a two-month delay between a change in the COFI and the related change in the interest rates on the Company's loans indexed to the COFI. During the first nine months of 1995, the COFI has increased by 77 basis points. During the second quarter of 1995 the COFI peaked at 5.18% and has been declining since. The September 1995 COFI was 5.11%. The combined yield on the Company's loan and MBS portfolios increased by 97 basis points during the first nine months of 1995 to 7.75% at September 30, 1995 and improved 106 basis points from September 30, 1994. Because of the many factors involved, the Company is unable to accurately predict changes in its interest rate margin.

                                 ASSET QUALITY

  There has been no material change in the California economy or real estate market during the first nine months of 1995. The commercial real estate market remains weak and the demand for new homes is slow compared with earlier years. The Company's net nonperforming assets at September 30, 1995 were $74.1 million, or 1.83% of total assets compared with $71.2 million, or 1.91% at year-end 1994, respectively.

  Foreclosure activity has remained at a relatively high level during the first nine months of 1995, totalling $34.1 million for the first nine months of 1995 compared with $48.5 million during the year-earlier period. Foreclosure activity in 1-4 unit home loans was similar to the first nine months of 1994, with 60 homes with outstanding principal balances totalling $11.5 million being acquired during the nine months ended September 30, 1995. The 1995 activity includes the foreclosure of a $13.4 million land development loan, to be discussed in further detail below. Sales of REO properties during the first nine months of 1995 totalled $23.8 million, including multi-family residential and commercial real estate properties with a book value of $11.0 million.

  Charges to expense during the first nine months of 1995 for provisions for loan and REO losses totalled $9.3 million and $2.5 million, respectively. These charges were primarily related to certain loans secured by multi-family and commercial real estate and foreclosed multi-family, commercial real estate and land development properties where information obtained during the current period indicated a significant decrease in credit quality or decrease in property values. In addition to these charges, a provision for loss on a real estate joint venture was recorded in the second quarter of 1995 amounting to $1.0 million.

                                    E-3-14

  Loans 30 days or more delinquent increased by $4.6 million, or 4%, during the first nine months of 1995 to $112.0 million at September 30, 1995. Loans 30 to 59 days delinquent increased by $2.9 million, or 6%, from year-end 1994 levels to $53.2 million at September 30, 1995, including reductions in multi-family home loan delinquencies of $5.8 million. Delinquent loans by type of loan and as a percentage of loans by type are summarized as follows at September 30, 1995 and December 31, 1994:

SEPTEMBER 30, 1995:

                                         NUMBER OF DAYS DELINQUENT
                                ----------------------------------------------
                                  30-59       60-89     90 OR MORE    TOTAL
                                ----------  ----------  ----------  ----------
                                AMOUNT  %   AMOUNT  %   AMOUNT  %   AMOUNT  %
                                ------ ---  ------ ---  ------ ---  ------ ---
                                           (DOLLARS IN MILLIONS)
1-4 unit family homes.........  $41.9  2.0% $11.8  0.6% $25.8  1.3% $ 79.5 3.9%
Multi-family homes............    3.5  0.5    7.5  1.2    7.1  1.1    18.1 2.8
Construction and land develop-
 ment.........................    0.4  0.9    0.8  2.1    1.7  4.3     2.9 7.3
Commercial real estate........    6.1  1.3    --   --     2.8  0.6     8.9 1.9
Consumer and other............    1.3  1.2    0.5  0.5    0.8  0.8     2.6 2.5
                                -----  ---  -----  ---  -----  ---  ------ ---
Total.........................  $53.2  1.6% $20.6  0.6% $38.2  1.2% $112.0 3.4%
                                =====  ===  =====  ===  =====  ===  ====== ===

DECEMBER 31, 1994:

                                        NUMBER OF DAYS DELINQUENT
                              ------------------------------------------------
                                30-59       60-89     90 OR MORE      TOTAL
                              ----------  ----------  -----------  -----------
                              AMOUNT  %   AMOUNT  %   AMOUNT  %    AMOUNT  %
                              ------ ---  ------ ---  ------ ----  ------ ----
                                          (DOLLARS IN MILLIONS)
1-4 unit family homes.......  $34.9  2.0% $11.6  0.7% $20.5   1.2% $ 67.0  3.8%
Multi-family homes..........    9.3  1.4    1.0  0.2    3.2   0.5    13.5  2.1
Construction and land devel-
 opment.....................    0.5  1.0    --   --    14.9  27.7    15.4 28.7
Commercial real estate......    3.8  0.8    1.3  0.2    3.6   0.7     8.7  1.7
Consumer and other..........    1.8  1.8    0.4  0.4    0.6   0.6     2.8  2.8
                              -----  ---  -----  ---  -----  ----  ------ ----
Total.......................  $50.3  1.6% $14.3  0.5% $42.8   1.4% $107.4  3.5%
                              =====  ===  =====  ===  =====  ====  ====== ====

--------
Note:The above amounts represent total remaining principal balances of the related loans rather than the payment amounts which are overdue. The 1995 amounts for 1-4 unit family home loans included securitized loans where the Company has retained a recourse liability for possible losses.

                                    E-3-15

  Nonperforming assets are defined by the Company as nonaccrual loans, primarily loans that are 90 days or more delinquent, and real estate acquired by foreclosure. Such assets together with restructured loans (see below) are summarized as follows as of September 30, 1995 and December 31, 1994:

                            SEPTEMBER 30, DECEMBER 31,
                                1995        1994 (2)
                            ------------- ------------
                              (DOLLARS IN MILLIONS)
Nonaccrual loans:
  1-4 unit family homes...      $25.8         20.5
  Multi-family homes......       10.9          3.8
  Construction and land
   development............        1.7         14.9
  Commercial real estate..        6.5          5.0
  Consumer and other......        0.8          0.6
                                -----         ----
                                 45.7         44.8
                                -----         ----
Real estate acquired by
 foreclosure:
  1-4 unit family homes...       10.2          9.5
  Multi-family homes......        4.6          6.1
  Construction and land
   development............       10.2          4.3
  Commercial real estate..       11.6         14.9
  Consumer and other......        0.1          --
                                -----         ----
                                 36.7         34.8
                                -----         ----
  Gross nonperforming as-
   sets...................       82.4         79.6
Specific allowances for
 losses...................       (8.3)        (8.4)
                                -----         ----
Net nonperforming assets..      $74.1         71.2
                                =====         ====
Percent of total assets...       1.83%        1.91
                                =====         ====
Restructured loans, ex-
 cluding nonaccrual loans
 (1)......................      $ 4.3         29.6
                                =====         ====

--------
(1) Loans where the Company has granted concessions to borrowers because of financial difficulty. During 1995 the Company reevaluated its policies on restructured loans and determined that several loans that had been restructured were current for several years and had reverted back to original note terms.
(2) Certain 1994 balances have been reclassified to conform with 1995 presentation.

  Changes in nonperforming assets during the first nine months of 1995 are analyzed as follows:

 1-4 Unit Family Homes

  Total delinquent loans at September 30, 1995 increased to 3.9% of the total portfolio compared with 3.3% at June 30, 1995 and 3.8% at year-end 1994. Much of the quarterly increase took place in September 1995, apparently the result of a decrease in the number of working days compared with prior months. Numerous loan payments received on the first working day in October 1995 were for loans that were 30 days delinquent at the end of September. Total delinquent loans at the end of October 1995 have decreased to 3.5% of the total portfolio. Regarding the overall increase in loan delinquencies, it should be noted that industry publications indicate the industry as a whole is experiencing a similar trend. Loan foreclosure activity during the first nine months of 1995 was similar to the Company's 1994 experience with 60 homes with outstanding loan principal balances totalling $11.5 million being acquired through foreclosure. Sales of 57 foreclosed homes with a book value of $11.0 million closed during the first nine months of 1995. The average ratio of loss to book value on these sales was 15.2% compared with an average loss ratio of 18.7% on 1994 sales of foreclosed homes.

 Multi-Family Homes

  There has been no significant change in the overall performance of this portfolio during the first nine months of 1995. Delinquent loans totalled $18.1 million, or 2.8% of total loans at September 30, 1995, compared with

                                    E-3-16

$13.5 million and 2.1%, respectively, at year-end 1994. Nonaccrual loans increased by $7.1 million during the first nine months of 1995 to $10.9 million at September 30, 1995. This increase was due in part to the transfer of a $3.8 million loan to an insubstance foreclosure status. The loan is 60 days delinquent, the property has occupancy and deferred maintenance problems and the borrower is believed to have insufficient financial resources to resolve these problems. A $0.7 million specific loss reserve was established for this loan in 1994 and an additional $0.2 was established in the third quarter of 1995.

  The Company's "special mention" loan category at September 30, 1995 includes six multi-family loans with outstanding balances of $14.7 million. These loans are current but are being monitored because of prior debt relief requests, deferred maintenance problems and other factors.

CONSTRUCTION AND LAND DEVELOPMENT

  A land development project in Fairfield, California with a net book value of $12.3 million was acquired by foreclosure during the second quarter of 1995. As part of the foreclosure, the Company received a $4.5 million note secured by real estate with an estimated value of $6.0 million. Additionally, the first deeds of trust on properties formerly held by the borrower with outstanding principal balances of $0.6 million were assigned to the Company. The Company has recorded a specific REO loss allowance of $1.2 million on this property during the third quarter of 1995. This property is currently being marketed.

COMMERCIAL REAL ESTATE

  At September 30, 1995, just ten loans out of the total portfolio of 586 loans were 30 days or more delinquent. These loans had outstanding principal balances of $9.0 million, or 1.9% of the portfolio total at September 30, 1995 compared with 17 loans with outstanding principal balances of $8.7 million at year-end 1994. Nonaccrual loans increased by $0.9 million during the quarter to $6.5 million at September 30, 1995 compared with $5.6 million at June 30, 1995 and $5.0 million at December 31, 1994. Two loans became nonaccrual during the quarter with outstanding balances of $2.9 million and properties securing two loans with outstanding balances of $2.1 million were acquired by foreclosure.

REGULATORY CLASSIFICATION OF ASSETS

  As part of the evaluation of its loan portfolio, the Company takes into account general economic and real estate market conditions and other factors that could have an impact on the future performance of its loan portfolio and REO inventory. These factors are part of the process of identifying loans with certain weaknesses or deficiencies that are classified for regulatory reporting purposes, depending on the severity of the problem, as special mention, substandard, doubtful or loss. The level of assets classified in these various categories is taken into account in determining the appropriate level of the Company's general valuation allowances. In addition to the nonperforming assets included in the above table, assets classified as substandard for regulatory purposes at September 30, 1995 and December 31, 1994 included the following real estate loans:

                                                           LOAN BALANCES
                                                     --------------------------
                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1995          1994
                                                     ------------- ------------
                                                           (IN MILLIONS)
1-4 unit homes......................................     $ 2.1          3.0
  Loans secured by properties with real estate taxes
   two or more years delinquent.
Multi-family residential............................       9.5          9.9
  Comprised primarily of loans which are current or
   30 to 60 days delinquent secured by properties
   with vacancy-related problems.
Commercial real estate..............................      12.3         16.9
  Comprised primarily of loans which are current but
   where the properties securing the loans have cash
   flow problems, mainly vacancy related, or where
   the Company has been unable to obtain current
   financial information from the borrowers.
Construction and land development...................       2.1          1.2
  Includes a matured loan (balance of $0.6 and $1.0
   million at September 30, 1995 and December 31,
   1994, respectively) which is current, but
   projected sales have been slower than originally
   forecast.

                                    E-3-17

  Additionally, at September 30, 1995 and December 31, 1994, the Company's watch list of closely monitored loans included the following loans classified as special mention for regulatory purposes:

                                                            LOAN BALANCES
                                                      --------------------------
                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1995          1994
                                                      ------------- ------------
                                                            (IN MILLIONS)
   Commercial real estate............................     $40.0         16.8
   Multi-family residential..........................      14.6          9.8
   Construction and land development.................       0.6          0.3
                                                          -----         ----
                                                          $55.2         26.9
                                                          =====         ====

  At the date indicated, these loans did not exhibit the problems that would require them to be classified as substandard, but there were potential weaknesses that could lead to a substandard classification in future periods. During the first quarter of 1995, the Company revised and broadened its criteria for placing loans in its special mention category, accounting for much of the increase in special mention commercial real estate loans.

VALUATION ALLOWANCES

  As discussed in its 1994 Annual Report on Form 10-K, the Company regularly reviews its various asset categories to determine the adequacy of its general and specific valuation allowances, charging or crediting earnings, as appropriate, with any changes considered necessary. The net charge to expense for the first nine months of 1995, $12.8 million, included adjustments to the levels of general valuation allowances, loan charge-offs and additional specific valuation allowances. The Company's valuation allowances and certain related ratios at September 30, 1995 and December 31, 1994 were as follows:


                                                    SEPTEMBER 30, DECEMBER 31,
                                                        1995        1994 (2)
                                                    ------------- ------------
                                                      (DOLLARS IN MILLIONS)
   Loans: General allowances.......................     $33.5         32.4
      Specific allowances..........................       5.5          4.4
                                                        -----         ----
                                                         39.0         36.8
                                                        -----         ----
   REO:General allowances                                 2.8          3.0
      Specific allowances..........................       6.4          6.0
                                                        -----         ----
                                                          9.2          9.0
                                                        -----         ----
                                                        $48.2         45.8
                                                        =====         ====
   Ratios of:
     Total loan allowances to gross loans (1)......       1.2%         1.2
     Total REO allowances to gross REO.............      25.2         25.9
     Total allowances to gross nonperforming as-
      sets.........................................      58.5         57.6
     Total allowances to total assets..............       1.2          1.2

--------

(1) Gross loans include loans converted to MBS where the Company has retained a recourse liability for possible losses.
(2) During the second quarter of 1995 the Company reevaluated its policies on REO loss provisions and reclassified certain REO valuation allowances to real estate owned.

                                    E-3-18

  The level of general and specific valuation allowances has been based on information presently available on the economy, the California real estate market and the Company's knowledge of its loan portfolio and inventory of REO property. Management believes that at September 30, 1995, these allowances are sufficient to cover inherent losses which may be incurred. However, future economic conditions and other factors beyond the Company's control may require future changes in these valuation allowances.

                               CAPITAL RESOURCES

STOCKHOLDERS' EQUITY

  Stockholders' equity (net worth) increased by $4.8 million during the first nine months of 1995 to $199.3 million at September 30, 1995. In addition to the $3.9 million net income from operations discussed above under Results of Operations, which more than offset the cash dividends of $.07 per share of common stock paid on March 1, June 1, and September 1, 1995, see below, net worth was further increased by the following items:

  1. The leveling off and subsequent decrease in market interest rates has had the effect of improving the market value of the Company's portfolio of MBS available for sale compared with year-end 1994. As a result, in accordance with FAS 115, "Accounting for Certain Investments in Debt and Equity Securities," the unrealized loss on securities available for sale decreased thereby reducing the charge to net worth by $2.0 million.

  2. In accordance with the provisions of FAS 87, "Employers' Accounting for Pensions," the Company's required minimum pension liability was reduced due to a change in the discount rate used in the measurement of pension plan benefits. This liability represents the excess of the accumulated benefit obligation over the fair value of pension plan assets and accrued pension liability. The effect of this change has been to reduce the additional pension liability from $0.9 million at year-end 1994 to $0.6 million at September 30, 1995. In addition, the related charge to net worth was reduced to $0.3 million at September 30, 1995 from $0.5 million at year-end 1994.

REGULATORY CAPITAL REQUIREMENTS

  The Association's regulatory capital was in excess of regulatory minimums established pursuant to the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) and the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) at both September 30, 1995 and December 31, 1994 and is summarized as follows at those dates:

                                           REGULATORY CAPITAL RATIOS
                                 ----------------------------------------------
                                                  ACTUAL           EXCESS
                                   MINIMUM   ---------------- -----------------
                                 REQUIREMENT 9-30-95 12-31-94 9-30-95 12-31- 94
                                 ----------- ------- -------- ------- ---------
FIRREA Capital Requirements:
  Core capital..................     3.00%     5.39    5.54    2.39     2.54
  Tangible capital..............     1.50      5.39    5.54    3.89     4.04
  Risk-based capital............     8.00     10.83   10.84    2.83     2.84
FDICIA Capital Standards
  (Well Capitalized):
  Leverage......................     5.00      5.39    5.54    0.39     0.54
  Tier 1 risk-based (1).........     6.00      9.58    9.59    3.58     3.59
  Total risk-based..............    10.00     10.83   10.84    0.83     0.84

--------
(1) For the Association, the amount of Tier 1 capital is the same as the amount of its core capital.

  The reduction in the Association's core and tangible capital ratios compared with December 31, 1994 reflects the increase in total assets during the nine months ended September 30, 1995. Net unrealized gains and losses on available-for-sale securities are not taken into account for regulatory capital purposes.


                                    E-3-19

  As discussed in the Company's 1994 Annual Report on Form 10-K , the Office of Thrift Supervision (OTS) has added an interest rate risk component to its risk-based capital regulations. Thrift Bulletin (TB) 67, "Modification of the Interest Rate Risk Component of the Risk-Based Capital Requirement," was issued in August 1995, outlining the procedures that a savings association may follow in calculating the interest rate risk component under the OTS risk-based capital rule. TB 67 notes that a savings institution may be able to adjust the interest rate risk component if the association can demonstrate that the OTS model overstates the association's interest rate risk exposure. Additionally, an association that is well capitalized may use its own internal model to determine the interest rate risk component of its risk-based capital calculation. Based upon its September 30, 1995 calculations, the Association does not have an above normal level of interest rate risk and accordingly does not have an additional requirement.

DIVIDENDS

  Pursuant to a policy adopted in 1993 for the payment of regular quarterly dividends, in January, April and July 1995 the Company declared a cash dividend of $0.07 per share of common stock which was paid on the first of March, June and September 1995. In October 1995, the Company declared a cash dividend of $0.05 per share of common stock which is payable on the first of December 1995 to holders of record on November 15, 1995. The October dividend is less than the $0.07 per share declared in prior quarters principally due to restrictions contained in a definitive agreement whereby the Company will be acquired by First Nationwide Bank. In this regard, refer to Part II, Item 5 hereof.

                                   LIQUIDITY

  The Company's principal sources of funds are set forth in the Company's 1994 Annual Report on Form 10-K and the inflow and outflow of funds for the nine months ended September 30, 1995, with comparative data for the first nine months of 1994, is detailed in the accompanying Consolidated Statements of Cash Flows. The Company believes that its sources of funds are adequate for the Company's projected liquidity requirements.

                                    E-3-20

                          PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

  None

ITEM 2. CHANGES IN SECURITIES

  On January 26, 1989, the Board of Directors of SFFed Corp. ("SFFed" or the "Company") declared a dividend distribution of one Right for each outstanding share of the Company's common stock, par value $0.01 per share (the "SFFed Common Stock"), to shareholders of record at the close of business on February 6, 1989 (the "Record Date") and authorized the issuance of one Right (as may be adjusted pursuant to Section 11(p) of the Rights Agreement, as defined below) for each share of SFFed Common Stock issued between the Record Date and the Distribution Date (as defined below) and, in certain circumstances, after the Distribution Date. Upon the occurrence of certain events set forth below, the Rights may become exercisable for SFFed Common Stock and/or other consideration. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") dated as of January 26, 1989 between the Company and Chemical Trust Company of California, as Rights Agent.

  On August 28, 1995, the Company and First Nationwide Bank ("First Nationwide") executed an Agreement and Plan of Merger, dated as of August 27, 1995, (the "Merger Agreement"), providing for, among other things, the acquisition of the Company by First Nationwide by means of a merger (the "Merger") of a subsidiary of First Nationwide with and into the Company. In connection with the execution of such agreement, the Company executed an amendment (the "Amendment") to the Rights Agreement in order to amend the definitions of "Acquiring Person" and "Adverse Person" set forth in the Rights Agreement to provide that neither First Nationwide nor any of its Affiliates, Associates or subsidiaries will be deemed to be either an Acquiring Person or an Adverse Person by virtue of the fact that First Nationwide or such Affiliate, Associate or subsidiary of First Nationwide is the Beneficial Owner (as defined in the Rights Agreement) solely of SFFed Common Stock (i) of which First Nationwide or such Affiliate, Associate or subsidiary was the Beneficial Owner as of August 27, 1995, together with up to 1% more of the SFFed Common Stock acquired after August 27, 1995 by First Nationwide's Affiliates and Associates (as such terms are defined in the Rights Agreement), (ii) acquired or acquirable pursuant to the grant or exercise of the option granted pursuant to the Stock Option Agreement, dated as of August 27, 1995, between First Nationwide and the Company, (iii) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for third parties and (iv) held in respect of a debt previously contracted. The Amendment was executed to facilitate the consummation of the Merger. It is expected that prior to the consummation of the Merger, the Rights will be redeemed in accordance with the provisions of the Rights Agreement.

  The Rights Agreement between the Company and the Rights Agent specifying the terms of the Rights was attached as an exhibit to the Company's Form 8-A, filed with the Securities and Exchange Commission on February 6, 1989, and is incorporated herein by reference. The Amendment was attached as an exhibit to the Company's Form 8-A/A, filed with the Securities and Exchange Commission on September 13, 1995 and is incorporated herein by reference. The foregoing descriptions of the Rights, the Rights Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to such exhibits.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

  None

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  None

                                    E-3-21

ITEM 5. OTHER INFORMATION

  On August 28, 1995, SFFed Corp. ("SFFed") and First Nationwide Bank ("First Nationwide") entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 27, 1995, providing for, among other things, the merger (the "Merger") of SFFed with and into a wholly owned subsidiary, which is to be incorporated subject to regulatory approval, of First Nationwide, with SFFed surviving the Merger. Pursuant to the Merger Agreement, each share of the common stock, par value $0.01 per share, of SFFed (the "Common Stock") outstanding on the date of the Merger (excluding shares of Common Stock held by SFFed as treasury stock or shares held by First Nationwide or any of its subsidiaries, but including shares of Common Stock
(i) held by dissenting stockholders and (ii) held directly or indirectly by First Nationwide or SFFed or any of their respective subsidiaries in a fiduciary capacity that are beneficially owned by third parties) will be converted into the right to receive $32.00 in cash, without interest from the effective date of the Merger (the "Merger Consideration").

  Consummation of the Merger is subject to certain standard conditions, including but not limited to the approval of the Merger by the requisite vote of SFFed shareholders cast at a meeting of such holders, and the receipt of all required regulatory approvals, which approvals must be obtained without the imposition of any condition that would (i) result in a Material Adverse Effect (as defined in the Merger Agreement) on First Nationwide, or (ii) significantly reduce the benefits of the transactions contemplated by the Merger Agreement to First Nationwide in the reasonable, good faith judgment of First Nationwide.

  As a condition to the execution and delivery of the Merger Agreement, SFFed and First Nationwide have entered into a stock option agreement, dated as of August 27, 1995 (the "Stock Option Agreement"). Pursuant to the Stock Option Agreement, SFFed granted First Nationwide an option (the "Option") to purchase up to 1,574,638 authorized but unissued shares of Common Stock, representing up to 19.9% of the outstanding shares of Common Stock. The Option is exercisable only upon the occurrence of certain events described in the Stock Option Agreement, none of which has occurred as of the date hereof.

  In connection with entering into the Merger Agreement, the SFFed Board of Directors approved an amendment (the "Amendment") to the Rights Agreement, dated January 26, 1989, between SFFed and Chemical Trust Company of California, as successor to Manufacturers Hanover Trust Company, as Rights Agent (the "Rights Agreement'), so that neither the actions to be taken by First Nationwide in order to effectuate the Merger (as contemplated by the Merger Agreement) nor the execution of the Stock Option Agreement will constitute an event which would allow exercise of the rights under the Rights Agreement (see Part II, Item 2, above).

  The Merger Agreement, the Stock Option Agreement and the Amendment were attached as exhibits to the Company's Form 8-K, filed with the Securities and Exchange Commission on September 13, 1995, and are incorporated herein by reference. The foregoing summaries of the Merger Agreement, the Stock Option Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to such exhibits.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  (b) The Company filed a Form 8-K, Current Report, dated September 13, 1995, with the Securities and Exchange Commission. This filing was made in connection with the August 28, 1995 announcement of the planned merger of the Company into First Nationwide Bank for $32 per common share or aggregate price of approximately $264.2 million.

  The Company filed a Form 8-A/A, dated September 13, 1995, with the Securities and Exchange Commission. This filing was made to disclose the amendment to the Rights Agreement to amend the definitions of "Acquiring Person" and "Adverse Person".

                                    E-3-22

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                  SFFED CORP.
-------------------------------------------------------------------------------
                                 (REGISTRANT)

Date: November 9, 1995                               /s/ Paul Weinberg
                                          By: _________________________________
                                              Paul Weinberg Senior Executive
                                             Vice President & Chief Financial
                                                          Officer

Date: November 9, 1995                               /s/ Peter J. Shaw
                                          By: _________________________________
                                               Peter J. Shaw Executive Vice
                                               President & Chief Accounting
                                                          Officer

                                    E-3-23

                                  SFFED CORP.

R       SPECIAL MEETING OF STOCKHOLDERS DECEMBER 29, 1995 AT 10:00 A.M.
E
V         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
O                                      OF
C                                 SFFED CORP.
A

B    The undersigned stockholder of SFFed Corp. hereby appoints J. Kenny Lewis
L and Carolyn Lesko, or any of them, each with full power of substitution and E with all powers the undersigned would possess if personally present, as the lawful proxies of the undersigned, and hereby authorizes them to represent and to vote as designated below all shares of the common stock, par value
P $0.01 per share of SFFed Corp. that the undersigned would be entitled to R vote if personally present at the Special Meeting of SFFed Corp. to be held O on December 29, 1995 and any adjournment or postponement thereof (the
X  "Meeting").
Y
     The matters to be considered at the Meeting are:

     1. The approval of the Agreement and Plan of Merger ("Merger Agreement"), dated as of August 27, 1995, between SFFed Corp. and First Nationwide Bank, A Federal Savings Bank ("First Nationwide"), which provides for the merger ("Merger") of SFFed Corp. with and into a wholly owned subsidiary of First Nationwide, more fully described in the Proxy Statement dated December 8, 1995 for the Meeting;

     2. Such other business as may properly come before the meeting, or any adjournment or postponement thereof.

   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU ARE URGED TO EXECUTE AND
     RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

            (CONTINUED AND TO BE SIGNED, DATED AND VOTED ON REVERSE)

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                                                           Please mark your
                                                            vote as in this
                                                                example

                                                                  [X]

                                                          ------------------
        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 1:

1. Approval of Merger                       2. In their discretion on such other
   Agreement                                   business as may properly come
                                               before the meeting.

   For   Against  Abstain

   [_]     [_]      [_]

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                      IMPORTANT--PLEASE SIGN AND DATE AND
                  RETURN PROMPTLY USING THE ENCLOSED ENVELOPE


                    Signature(s) ________Date ____________________________, 1995
                    NOTE: Please sign your name exactly as it appears hereon.
                    When signing as an attorney, executor, administrator,
                    trustee or guardian, please give full title as such. If a
                    corporation, please sign in the corporate name by President
+                   or other authorized officer. If a partnership, please sign
+                   in partnership name by authorized person. When shares are
++++                held as joint tenants, both should sign.

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